Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261252

PROSPECTUS
Nextdoor Holdings, Inc.
Up to 232,826,486 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 232,826,486 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), consisting of (i) up to 27,000,000 shares of Class A common stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements each entered into on July 6, 2021 (the “PIPE Investment”); (ii) up to 200,286,400 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock, par value $0.0001 per share (the “Class B common stock”)), including shares being registered pursuant to that certain Amended and Restated Registration Rights Agreement, dated November 5, 2021, between us and certain of the Selling Stockholders granting such holders registration rights with respect to such shares; and (iii) up to 5,540,086 shares of our Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock) issued or issuable to certain former stockholders and equity award holders of Nextdoor, Inc. in connection with or as a result of the consummation of the Business Combination (as defined below), consisting of (a) 459,321 shares of Class A common stock and (b) 5,080,765 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units for shares of Class B common stock.
On November 5, 2021 (the “Closing Date”), we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 6, 2021, as amended on September 30, 2021 (the “Merger Agreement”), by and among Khosla Ventures Acquisition Co. II (“KVSB” and, after the consummation of the Business Combination, “Nextdoor Holdings”), Lorelei Merger Sub Inc. (“Merger Sub”) and Nextdoor, Inc. (“Nextdoor”). As contemplated by the Merger Agreement, on the Closing Date, Merger Sub was merged with and into Nextdoor, with Nextdoor surviving the merger (the “Surviving Corporation”) as a wholly-owned subsidiary of KVSB (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, including the PIPE Investment, the “Business Combination” or “Transactions”). In connection with the consummation of the Business Combination, we changed our name to “Nextdoor Holdings, Inc.”
The Selling Stockholders may offer, sell or distribute all or a portion of the Class A common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Class A common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock. See “Plan of Distribution” beginning on page 154 of this prospectus.
Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KIND.” On November 29, 2021, the last reported sales price of our Class A common stock was $11.59 per share.
We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 10 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 1, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell or otherwise distribute the shares of Class A common stock offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the shares of Class A common stock offered by them described in this prospectus.
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of their Class A common stock only in jurisdictions where it is lawful to do so.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this prospectus to references to:
•“KVSB” refer to Khosla Ventures Acquisition Co. II, a Delaware corporation, prior to the Closing (as defined herein);
•“Nextdoor Holdings” or “New Nextdoor” refers to Nextdoor Holdings, Inc., a Delaware corporation (f/k/a Khosla Ventures Acquisition Co. II, a Delaware corporation), and its consolidated subsidiaries following the Closing;
•“Nextdoor” refer to Nextdoor, Inc., a Delaware corporation; and
•“we,” “us,” and “our” or the “Company” refer to Nextdoor Holdings following the Closing and to Nextdoor prior to the Closing.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, reference to:
“Board” or “Board of Directors” means the board of directors of Nextdoor Holdings.
“Bylaws” means the restated bylaws of Nextdoor Holdings.
“Business Combination” or “Transactions” means the transactions contemplated by the Merger Agreement, including the Merger and the PIPE Investment.
“common stock” means the shares of Class A common stock and Class B common stock of Nextdoor Holdings.
“Certificate of Incorporation” means the amended and restated certificate of incorporation of Nextdoor Holdings.
“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Nextdoor Holdings.
“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Nextdoor Holdings.
“Closing” means the closing of the Business Combination.
“Closing Date” means November 5, 2021.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means Nextdoor Holdings following the Closing and to Nextdoor prior to the Closing.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effective Time” means the time at which the Merger became effective.
“Equity Incentive Plan” means the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan.
“ESPP” means the Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means approximately 3.1057.
“Founder Shares” means the 5,000,000 shares of KVSB Class B common stock and 5,000,000 shares of KVSB Class K common stock issued to the Sponsor in a private placement prior to KVSB’s IPO, which were converted into an aggregate of 10,408,603 shares of Class A common stock pursuant to the Business Combination.
“GAAP” means accounting principles generally accepted in the United States of America.
“Initial Stockholders” means the Sponsor together with Enrico Gaglioti, Anita Sands and Dmiti Schlosser.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means KVSB’s initial public offering, consummated on March 26, 2021, of 41,634,412 shares of KVSB Class A common stock at $10.00 per share (including partial exercise of the underwriters’ option to purchase additional shares).
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“KVSB Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of KVSB, which became shares of Class A common stock in connection with the Closing.

“KVSB Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of KVSB, which automatically converted into 7,347,249 shares of Class A common stock in connection with the Closing.
“KVSB Class K common stock” means the shares of Class K common stock, par value $0.0001 per share, of KVSB, which automatically converted into 3,061,354 shares of Class A common stock in connection with the Closing.
“Merger” means the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Nextdoor, with Nextdoor surviving the merger as a wholly-owned subsidiary of the Company on the Closing Date.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 6, 2021, by and among Khosla Ventures Acquisition Co. II, Nextdoor, Inc. and Lorelei Merger Sub Inc., as amended by Amendment No. 1 to Amendment and Plan of Merger, dated as of September 30, 2021.
“Merger Sub” means Lorelei Merger Sub Inc., a Delaware corporation.
“Nextdoor” means Nextdoor, Inc., a Delaware corporation.
“Nextdoor Awards” means Nextdoor Options, Nextdoor RSUs and Nextdoor Restricted Stock Awards.
“Nextdoor common stock” means shares, prior to the Business Combination, of Nextdoor common stock, par value $0.0001 per share.
“Nextdoor equity holder” means certain former stockholders and equity award holders of Nextdoor.
“Nextdoor Holdings” means Nextdoor Holdings, Inc., a Delaware corporation (f/k/a Khosla Ventures Acquisition Co. II, a Delaware corporation), and its consolidated subsidiaries following the Closing.
“Nextdoor Options” means options to purchase shares of Nextdoor common stock.
“Nextdoor PIPE Investor” means a PIPE Investor that holds shares of Nextdoor capital stock or securities exercisable for or convertible into Nextdoor capital stock in its own name as of the date of the Merger Agreement and is not a Sponsor Related PIPE Investor.
“Nextdoor Restricted Stock Awards” means restricted shares of Nextdoor common stock.
“Nextdoor RSUs” means restricted stock units settleable for shares of Nextdoor common stock.
“NYSE” means the New York Stock Exchange.
“PIPE Investment” means the private placement pursuant to which the PIPE Investors collectively subscribed for 27,000,000 shares of our Class A common stock at $10.00 per share, for an aggregate purchase price of $270,000,000, on the Closing.
“PIPE Investors” means certain individuals and institutional investors that invested in the PIPE Investment.
“PIPE Shares” means the 27,000,000 shares of our Class A common stock issued in the PIPE Investment.
“Pixel Labs Merger Agreement” means that certain Agreement and Plan of Reorganization, dated August 22, 2019, entered into by and among Nextdoor, Gutenberg Merger Sub I, Inc., Gutenberg Merger Sub II, LLC, Pixel Labs, Inc. and Fortis Advisors LLC.
“Private Placement Shares” means the 1,132,688 shares of KVSB Class A common stock issued to the Sponsor at a price of $10.00 per share in private placements for an aggregate purchase price of $11,326,880.
“public shares” means the shares of Class A common stock issued in KVSB’s IPO.

“public stockholders” means holders of public shares.
“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated November 5, 2021, by and among Nextdoor Holdings, the Sponsor and certain other former stockholders of Nextdoor.
“Sarbanes-Oxley Act” or “SOX” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Stockholders” means the selling stockholders named in this prospectus.
“Sponsor” means Khosla Ventures SPAC Sponsor II LLC, a Delaware limited liability company.
“Sponsor Related PIPE Investors” means a PIPE Investor that is an affiliate of the Sponsor (together with their permitted transferees).
“Subscription Agreements” means, collectively, those certain subscription agreements, entered into on July 6, 2021, between the Company and the PIPE Investors.
“Third-Party PIPE Investment” means any investment in the PIPE Investment made by a Third-Party PIPE Investor.
“Third-Party PIPE Investor” means any PIPE Investor who is not (i) a Sponsor Related PIPE Investor, (ii) the Sponsor, or (iii) a Nextdoor PIPE Investor.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the trust account of KVSB that held the proceeds from the IPO and a portion of the proceeds from the sale of the Private Placement Shares.
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MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•our anticipated growth, including our ability to scale new neighbor growth, our ability to grow engagement by our existing neighbor base and our ability to increase monetization of our platform;
•our ability to scale our business and monetization efforts;
•our ability to expand our business operations abroad by opening new and expanding within existing neighborhoods outside of the United States;
•our ability to respond to general economic conditions;
•our ability to manage growth effectively;
•our ability to achieve and maintain profitability in the future;
•our ability to access sources of capital to finance operations and growth;
•the success of strategic relationships with third parties;
•our ability to maintain the listing of our Class A common stock on the NYSE;
•the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and other factors;
•costs related to the Business Combination;
•changes in applicable laws or regulations, both within and outside of the United States;
•the impact of the regulatory environment and complexities with compliance related to such environment;
•the inability to develop and maintain effective internal controls;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•our financial performance;
•the effect of COVID-19 on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A common stock. You should carefully consider, among other things, our financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Overview
Nextdoor is the neighborhood network
At Nextdoor, our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Every day we come to work to leverage technology to connect millions of neighbors online and in real life to build stronger, more vibrant, and resilient neighborhoods.
The simple human truth is that we are all social creatures. We crave connection to the people and places around us. Countless studies show that well-being is higher among people who have regular contact with their neighbors. According to a Nextdoor global loneliness study, knowing as few as six neighbors reduces the likelihood of feeling lonely and is linked to lower depression, social anxiety, and financial concerns.
It has been inspiring to see kindness thriving in neighborhoods around the globe, and we are confident that using technology to enable real-world connections is possible and makes a difference.
Global flywheel of growth
Today, Nextdoor is in more than 285,000 neighborhoods around the world. In the United States, nearly 1 in 3 households turn to Nextdoor to access trusted information, give and get help, and build real-world connections with people and organizations nearby — including neighbors, small and mid-sized businesses, large brands, public agencies, and nonprofits. Nextdoor is the neighborhood network that brings all of these stakeholders together to get things done locally and build thriving communities.
Nextdoor began in the United States, and as of September 30, 2021, our platform was available in 11 countries. Beyond the United States, Nextdoor supports neighborhoods in the United Kingdom, Canada, Australia, Netherlands, France, Spain, Italy, Germany, Sweden, and Denmark.
Our business strengthens as we scale, benefiting from strong network effects. Our sole focus on neighborhoods has allowed us to optimize our product and strategy to drive neighbor growth and engagement on our platform. As neighborhood adoption of Nextdoor increases, activity among neighbors also increases, adding more relevant local content. This prompts more engagement from other neighbors, leading to further growth through word of mouth and an enhanced overall experience that strengthens neighbor retention. Once a neighbor joins and experiences the value of Nextdoor, they are very likely to stay and continue to engage on our platform.
In addition, other major stakeholders in the neighborhood such as businesses and public agencies, also contribute to this flywheel of growth. We see businesses asking neighbors to join and recommend their business. We see public agencies actively recruiting neighbors so that they can be assured that urgent alerts and other messages are getting widespread distribution. These viral growth loops will continue to drive growth and engagement on Nextdoor.
Neighborhoods matter more than ever
Everyone around the world is a neighbor whether they reside in a city, suburb, small town, or a rural area — we are all part of a neighborhood. We all want to feel connected and to belong. According to a recent study from Open Mind Strategy, 73% of U.S. adults say neighbors are one of the most important communities in their lives.

We also know local consumption has taken on greater importance. Consumer behavior has structurally changed post pandemic, with an increasing interest and involvement in day-to-day local activities. According to Brightpearl, 75% of neighbors plan to shop more locally and according to Owl Labs, 80% expect to work from home at least three times per week.
Furthermore, once neighbors are on our platform, they stay and use it frequently due to the utility that it affords them. Weekly active users engage with Nextdoor nearly four times a week in 2020, making Nextdoor one of the most frequently used consumer products, according to data from App Annie.
Just as people turn to digital networks to enhance their work (e.g., LinkedIn) and play (e.g., Instagram and TikTok), they are looking for a way to do the same in their neighborhood. As the neighborhood network, Nextdoor is an authentic, purpose driven brand that connects neighbors online and offline.
Strong competitive moat with viral growth loops built in
Nextdoor offers neighbors around the world the unique ability to connect to their neighborhood, feel welcome, and belong. We leverage technology to enable online and real-world connections between neighbors, businesses, and public agencies — all of which are a valuable part of the neighborhood ecosystem.
Our mission is to be the neighborhood hub for trusted connections and the exchange of helpful information, goods, and services. To that end, we have built Nextdoor one neighbor, one street, one neighborhood at a time, based on our powerful points of difference.
Our strengths helped us create a new category and give us a competitive advantage:
•Real people: We ensure neighbors are connected to real people by requiring everyone to sign up with their real names and addresses.
•Hyperlocal proximity: We connect people to their neighborhood ecosystem based on physical proximity. We also connect them to the broader set of neighborhoods that matter to them, such as where they work, where their parents or children live, where they own a business, and where they might be interested in moving.
•Trusted information: From day one, Nextdoor has been built on trusted information. This includes connecting neighbors to credible hyperlocal information from relevant authorities. Government entities and organizations — from Mayor Khan in London to the Ministry of Health in France or the Red Cross in Houston — use Nextdoor to be the go-to source for sharing real time information with the neighborhood.
•Local perspective: Whether a neighbor wants to give or get help, they can get a truly insider perspective from their neighbors on Nextdoor. Want to find out who to use for a babysitter, how to get involved in the community clean up, or if the bakery still has fresh donuts? Neighbors are a firsthand source for highly relevant hyperlocal information and recommendations.
•Instant distribution: We automatically connect neighbors to everyone nearby so they can build real-world connections. From day-to-day activities to moments of crisis, neighbors need these local and timely connections — for example to join a walk, gather for a BBQ, find a plumber when a pipe bursts, or help during a hurricane or wildfire. We also instantly connect businesses to customers nearby. Given that most commerce is local, providing hyperlocal reach at scale without needing to build followership is a key differentiator for Nextdoor.
These strengths lead to viral growth loops in the product across our three distinct audiences — neighbors, businesses, and public agencies. For example, neighbors often flag to local businesses that other neighbors are looking for their services. Businesses often invite neighbors to Nextdoor in order to leave a recommendation. And public agencies often actively recruit neighbors to Nextdoor as we become their de facto communication platform.

Three distinct audiences
Connecting neighbors to the neighborhood
Neighbors come to Nextdoor to connect to the neighborhoods that matter to them. They turn to Nextdoor daily to access trusted information, give and get help, and build real-world connections with neighbors, businesses, and public agencies.
How neighbors discover what's happening nearby
•Newsfeed. The Newsfeed is where neighbors find constantly updated posts, discussions, photos, and links.
•Notifications. In-app Notifications inform neighbors about news, items, and activities they are interested in.
•Search. Search gives neighbors the ability to find specific content and businesses related to their neighborhood.
How neighbors find local resources
•Businesses. Neighbors visit the Businesses section to discover spots most loved by locals, find exclusive deals and promotions, and interact with business owners’ updates.
•Finds. Finds is our truly local marketplace where neighbors buy, sell, or give away items, and even offer services such as babysitting and dog walking.
•Recommendations. Neighbors can reach out to those who know best for recommendations nearby.
How neighbors connect with other neighbors
•Posts, Comments and Reactions. Posts, Comments and Reactions enable neighbors to express themselves through a variety of content types and reach out to the neighborhood to get and give information that is locally relevant, trusted, and in real time.
•Groups. Neighbors create Groups to connect with those nearby with a common interest.
•Messaging. Neighbors can contact other neighbors and organizations through direct messaging.
Connecting businesses to their customers
How large brands reach their customers
•Sponsored Post in Newsfeed. Large brands use Sponsored Posts in the Newsfeed to build awareness. Ads are featured prominently where neighbors first look for what is happening on Nextdoor.
•Sponsored Post Email and In-App Digest. Large brands can also use Sponsored Posts in the Email and In-App Digests to create awareness among neighbors who turn to their summary of top posts.
•Sponsored Post in Finds. Large brands can leverage Sponsored Posts in Finds to drive action such as shop now. Our local marketplace is where neighbors with high intent to buy will go.
How small businesses reach their customers
•Neighborhood Sponsorships. Small businesses leverage Neighborhood Sponsorships to drive awareness, build a positive reputation, and keep their business top of mind.
•Local Deals. Small businesses and neighbors offering services use Local Deals to target specific neighborhoods and drive sales.

Connecting public agencies to their constituents
Public agencies come to Nextdoor to deliver critical information to neighbors with hyperlocal distribution. They also leverage Nextdoor to find out what is important to their constituents and communicate with them directly.
How public agencies keep constituents informed
•Emergency alerts. Public agencies use our platform to post real-time, geo-targeted alerts to inform neighbors in need.
•Respond to questions. Agency employees are able to manage content and respond to questions from the neighbors in their area.
•Education. Agencies can keep the neighbors in the areas they serve, up to date on information and education relevant to them.
Strong business model with a unique selling proposition
Organizations including large brands, small and mid-sized businesses, public agencies, and nonprofits are a valuable part of the neighborhood ecosystem and neighbors want to engage and be connected to them. Neighbors come to Nextdoor with a local mindset where they are ready to find or share recommendations, and take action.
Our solutions set help businesses reach their goals, from awareness to action:
•Access to untapped audiences. According to second quarter 2021 data from GWI, 75% of neighbors who visit Nextdoor at least once a month do not visit Snap, 54% do not visit Pinterest, and 16% do not visit Facebook.
•High relevance. Neighbor content is highly relevant to the locality in which it is placed and provides a unique environment for our customers to place their message — with the ability to reach across varying demographics and geographies.
•Neighborhood level data provides actionable insights. We have a unique ability to track consumer behavior and trends from a national to a neighborhood level. In March 2020, we launched our proprietary Nextdoor Insights Series, showcasing U.S. neighborhood trends. Our trove of data can provide valuable insights to our customers to help them better serve their customers.
•Hyperlocal targeting and customization. Businesses can reach neighbors near them at scale with personalized messaging.
•Timely reach with high intent audiences. Neighbors often come to Nextdoor looking for a real-time solution nearby. This creates an attractive environment for our customers.
Large and growing total addressable market
On Nextdoor, large brands, small and mid-sized businesses, and public agencies benefit from our hyperlocal targeting to provide relevant information to people in their neighborhoods. Our customers enjoy instant access to our large base of engaged neighbors that can be harder to find on other platforms. Many of our neighbors come to Nextdoor to access local information and get things done in their neighborhoods, and brands on Nextdoor are able to provide applicable information at the time that they are ready to act.
The total global digital advertising market for consumers was estimated at $355 billion in 2020, growing by 71% to $607 billion in 2024. This estimate is based on data from eMarketer and excludes 6% of digital advertising spend which is, by our estimation, business-to-business spend and which Nextdoor does not address.
Over time, we believe we can also build new revenue streams in addition to advertising.

Growth strategies with powerful network effects
Our neighborhood ecosystem has unique network effects online and offline that strengthens as we scale. The more neighbors join our neighborhood networks, the more content they create, the more valuable the experience becomes, encouraging more neighbors to join. These powerful network effects make Nextdoor more and more valuable as we grow.
We are focused on the following growth strategies:
•Increase neighbors on our network. As of September 30, 2021, we had more than 48 million claimed households (defined as a household with at least one Verified Neighbor) worldwide. Reaching total penetration in-line with our top quartile U.S. neighborhoods would increase our reach to over 200 million households. To date, we have primarily grown organically, with neighbors inviting other neighbors to connect through word of mouth, email invitations, and mailed invites. To continue our momentum and expand our network, we are focused on product-driven growth and global growth.
Our product-driven growth centers around enabling an active valued community, making it easy to discover our platform, invite others to join Nextdoor, and share content. We believe that allowing neighbors to access and discover neighborhood content through online search will drive fast understanding and adoption of our platform. Our global growth builds on the successes we have seen in markets outside of the United States.
•Increase engagement on our platform. We know once a neighbor joins and experiences the utility and delight of Nextdoor, they are likely to stay.
We will continue to invest in making it easier to engage, share interests, and create meaningful connections.
•Increase monetization on our platform. We are still in the early stages of monetization on our platform and believe there are many vectors for sustained revenue growth.
Scaling our advertising business involves further improving advertising products and tools, organizing and growing our salesforce, and investing in media agency relationships. We are continuing to invest in our self-serve advertising platform which will improve ad relevance and decisioning.
Corporate Information
KVSB was incorporated on January 29, 2021 as a special purpose acquisition company and a Delaware corporation under the name Khosla Ventures Acquisition Co. II. On March 26, 2021, KVSB completed its IPO. On November 5, 2021, KVSB consummated the Business Combination with Nextdoor pursuant to the Merger Agreement. In connection with the Business Combination, KVSB changed its name to Nextdoor Holdings, Inc.
Our address is 420 Taylor Street, San Francisco, California 94012. Our telephone number is (415) 344-0333. Our website address is https://www.nextdoor.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Summary of Risk Factors
In evaluating an investment in our securities, investors should carefully read the risks described below, this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:
•We have a limited operating history at the current scale of our business and are still scaling up our monetization efforts, which makes it difficult to evaluate our current business and future prospects, and there is no assurance we will be able to scale our business for future growth.

•We currently generate substantially all of our revenue from advertising. If advertisers reduce or eliminate their spending with us, our business, operating results, and financial condition would be adversely impacted.
•Our ability to attract and retain advertisers depends on our ability to collect and use data and develop products to enable us to effectively deliver and accurately measure advertisements on the Nextdoor platform.
•Our business is highly competitive. Competition presents an ongoing threat to the success of our business.
•Our business is dependent on our ability to maintain and scale our product offerings and technical infrastructure, and any significant disruption in the availability of our platform could damage our reputation, result in a potential loss of neighbors and engagement, and adversely affect our business, operating results, and financial condition.
•If our efforts to build strong brand identity and reputation are not successful, we may not be able to attract or retain neighbors, and our business, operating results, and financial condition will be adversely affected.
•Health epidemics, including the COVID-19 pandemic have had or could have an adverse impact on our business, operations and the markets and communities in which we, our partners and our customers operate. In addition, during the COVD-19 pandemic, we experienced an increase in neighbor growth and engagement and there is no guarantee that we will be able to maintain our neighbor growth and engagement as the COVID-19 pandemic subsides.
•We plan to continue expanding our international operations where we have limited operating experience and may be subject to increased business, regulatory and economic risks that could seriously harm our business, operating results, and financial condition.
•We plan to continue to make acquisitions, which could harm our financial condition or results of operations and may adversely affect the price of our Class A common stock.
•Our business depends largely on our ability to attract and retain talented employees, including senior management. If we lose the services of Sarah Friar, our Chief Executive Officer, President and Chairperson of our Board, or other members of our senior management team, we may not be able to execute on our business strategy.
•We are dependent on third-party software and service providers, including the Google Ad Manager (“GAM”) platform, for management and delivery of advertisements on the Nextdoor platform. Any failure or interruption experienced by such third-parties, including as a result of the COVID-19 pandemic, could result in the inability of certain businesses to advertise on our platform, and adversely impact our business, operating results, and financial condition.
•We rely on third-party software and service providers, including Amazon Web Services (“AWS”), to provide systems, storage and services for our platform. Any failure or interruption experienced by such third parties, including as a result of the COVID-19 pandemic, could result in the inability of neighbors and advertisers to access or utilize our platform, and adversely impact our business, operating results, and financial condition.
•Technologies have been developed that can block the display of advertisements on the Nextdoor platform, which could adversely impact our business, operating results, and financial condition.
•Distribution and marketing of, and access to, our platform depends, in significant part, on a variety of third-party publishers and platforms (including mobile app stores, third-party payment providers, computer systems, and other communication systems and service providers). If these third parties limit, prohibit or otherwise interfere with or change the terms of the distribution, use or marketing of our platform in any material way, it could materially adversely affect our business, operating results, and financial condition.

•Our ability to use our U.S. federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.
•Taxing authorities in the U.S. and in foreign jurisdictions may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value-added or similar taxes, and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, operating results, and financial condition.
•Our use of “open source” software could subject us to possible litigation or could prevent us from offering products that include open source software or require us to obtain licenses on unfavorable terms.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following the fifth anniversary of the closing of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our shares of common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

The Offering

Issuer	Nextdoor Holdings, Inc.

Shares of Class A common stock offered by the Selling Stockholders
Up to 232,826,486 shares, consisting of:
•up to 27,000,000 PIPE Shares;
•up to 200,286,400 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock), including certain shares being registered pursuant to the Registration Rights Agreement; and
•up to 5,540,086 shares of Class A common stock (including shares of Class A common stock issuable on conversion of Class B common stock) issued or issuable to certain former stockholders and equity award holders of Nextdoor in connection with or as a result of the consummation of the Business Combination, consisting of (a) 5,080,765 shares of Class A common stock and (b) 459,321 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units for shares of Class B common stock.

Shares of Class A common stock outstanding as of November 5, 2021	78,953,663 shares

Shares of Class B common stock outstanding as of November 5, 2021	304,003,976 shares

Terms of the offering	The Selling Stockholders will determine when and how they will dispose of the shares of Class A common stock registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Stockholders.

Lock-up restrictions
Subject to customary exceptions, certain of our stockholders are subject to transfer restrictions covering our securities (excluding the 27,000,000 PIPE Shares and shares of our Class A common stock purchased in the public market) as follows: (a) from the Closing Date through May 4, 2022 (180 days following the Closing Date), an aggregate of 366,312,451 shares of our Class B common stock (including 62,308,475 shares of our Class B common stock subject to outstanding equity awards) and the same number of shares of Class A common stock underlying such Class B common stock held by Nextdoor equity holders, are subject to transfer restrictions set forth in our Bylaws; and (b) from the Closing Date through November 5, 2022 (the one year anniversary of the Closing Date), an aggregate of 11,541,291 shares of our Class A common stock and an aggregate of 8,580 shares of our Class B common stock held by the Sponsor and certain affiliated individuals, are subject to transfer restrictions set forth in lock-up agreements entered into at the Closing.

NYSE trading symbol	Our Class A common stock is listed on the NYSE under the symbol “KIND.”

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our Class A common stock involves risks. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase shares of our Class A common stock. You should also carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the above section entitled “Cautionary Note Regarding Forward-Looking Statements.” Our business, operating results, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, operating results, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, operating results, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business and Industry
We have a limited operating history at the current scale of our business and are still scaling up our monetization efforts, which makes it difficult to evaluate our current business and future prospects, and there is no assurance we will be able to scale our business for future growth.
We commenced operating the Nextdoor platform in 2011 and began supporting the platform with advertising in 2016. Our limited operating history at the current scale of our business may make it difficult to evaluate our current business and future prospects. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly evolving industries, including challenges in accurate financial planning and forecasting, increasing competition and expenses as we continue to grow our business, and our ability to achieve market acceptance of our platform and attract, engage and retain users, who we call “neighbors” (which includes individuals) and organizations (which includes businesses and public agencies, including paying customers such as advertisers). You should consider our business and prospects in light of the risks and difficulties that we may encounter as a business with a limited operating history. We cannot ensure that we will be successful in addressing these and other challenges we may face in the future, and our business, operating results, and financial condition may be adversely affected if we do not manage these risks successfully. We may not be able to maintain our current rate of growth, which is a risk characteristic often shared by companies with limited operating histories participating in rapidly evolving industries.
Additionally, we are still in the early stages of monetizing our platform. Our growth strategy depends on, among other things, increasing neighbors on the network, increasing engagement, developing new and improving existing products for neighbors and organizations, attracting more advertisers (including expanding our sales efforts to reach advertisers in additional international markets), scaling our business with existing advertisers, and delivering targeted advertisements based on neighbors’ personal taste and interests. There can be no assurance that we will successfully increase monetization on our platform or that we will sustain or increase the current growth rate of our revenue.
We currently generate substantially all of our revenue from advertising. If advertisers reduce or eliminate their spending with us, our business, operating results, and financial condition would be adversely impacted.
Substantially all of our revenue is currently generated from the sales of advertising on our platform in the form of online display advertisements, which include sponsored posts, local deals, and neighborhood sponsorships. Our advertisers typically do not have long-term advertising spend commitments with us. Many of our advertisers spend only a relatively small portion of their overall advertising budget with us. In addition, advertisers may view some of the features on our platform as experimental and unproven. Advertisers will not continue to do business with us, or they will reduce the prices they are willing to pay to advertise with us, if we do not deliver advertisements in an effective manner, or if advertisers do not believe that their investment in advertising with us will generate a competitive return relative to alternatives. Our ability to attract and retain advertisers, and ultimately generate revenue, may be adversely affected by a number of factors, including but not limited to:
•decreases in neighbor and advertiser engagement on the platform;
•slower than anticipated growth in, or lack of growth or decreases in, the number of neighbors on the platform;
•platform changes (such as the migration to our proprietary ad server) or inventory management decisions that change the size, format, frequency, or relative prominence of advertisements displayed on the platform;
•competitors offering more attractive pricing for advertisements that we are unable or unwilling to match;
•a decrease in the quantity or quality of advertisements shown to neighbors;
•changes to third-party policies or applications that limit our ability to deliver, target, or measure the effectiveness of advertising, including changes by mobile operating system and browser providers such as Apple and Google;
•changes to demographics of our neighbors that make us less attractive to advertisers;
•neighbors that upload content or take other actions that are deemed to be hostile, inappropriate, illicit, objectionable, illegal, or otherwise not consistent with the brand of our advertisers;
•adverse government actions or legislative, regulatory, or other legal developments;
•neighbor behavior or changes to the platform that may affect, among other things, the safety and security of other neighbors or the cultivation of a positive and inclusive online community;
•adverse media reports or other negative publicity involving us;
•implementing or enforcing policies, such as advertising policies, community guidelines, and other terms or service that are perceived negatively by advertisers;
•our ability to develop and improve our products for advertisers;
•limitations in, or reductions to, the availability, accuracy, utility, and security of analytics and measurement solutions offered by us or third parties that are intended to demonstrate the value of our advertisements to advertisers;
•changes to our data privacy practices that affect the type or manner of advertising that we are able to provide, including as a result of changes to laws, regulations or regulatory actions, such as the European General Data Protection Regulation (“GDPR”), European ePrivacy Directive, UK General Data Protection Regulation (“UK GDPR”), UK Data Protection Act 2018, California Consumer Privacy Act (“CCPA”), the California Privacy Rights Act (“CPRA”), and other newly enacted U.S. state privacy laws, or changes to third-party policies; and
•the impact of macroeconomic conditions, whether in the advertising industry in general, among specific types of advertisers or within particular geographies.
From time to time, certain of these factors have adversely affected our revenue to varying degrees. For example, during the second quarter of 2020, advertisers reduced their advertising spend with us as a result of the impact of the COVID-19 pandemic on global macroeconomic conditions and on the advertising industry in general. The occurrence of any of these or other factors in the future could result in a reduction in demand for our advertisements, which may reduce the prices we receive for our advertisements, or cause advertisers to stop or reduce their spend with us, either of which would negatively affect our business, operating results, and financial condition. Similar occurrences in the future may impair our ability to maintain or increase the quantity or quality of advertisements shown to neighbors and adversely affect our business, operating results, and financial condition.

Our ability to attract and retain advertisers depends on our ability to collect and use data and develop products to enable us to effectively deliver and accurately measure advertisements on the Nextdoor platform.
Most advertisers rely on tools that measure the effectiveness of their advertising campaigns in order to allocate their advertising spend among various formats and platforms. If we are unable to accurately measure the effectiveness of advertising on our platform, if at all, or if we are unable to convince advertisers that our platform should be part of a larger advertising budget, our ability to increase the demand and pricing of our advertising tools and maintain or scale our revenue may be limited or decline. Our ability to develop and offer products that accurately measure the effectiveness of a campaign on our platform is critical to our ability to attract new advertisers and retain, and increase spend from, our existing advertisers.
We are continually developing and improving our products for advertisers and such efforts have and are likely to continue to require significant time and resources and additional investment, and in some cases we have relied on, and may in the future rely on, third parties to provide data and technology needed to provide certain measurement data to our advertisers. If we cannot continue to develop and improve our products for advertisers in a timely fashion, those products are not reliable, or the measurement results are inconsistent with advertiser’s expectations or goals, our revenue could be adversely affected.
In addition, web and mobile browser developers, such as Apple, Microsoft or Google, have implemented and may continue to implement changes, including requiring additional user permissions, in their browser or device operating system that impair our ability to measure and improve the effectiveness of advertising on our platform. Such changes include limiting the use of first-party and third-party cookies and related tracking technologies, such as mobile advertising identifiers, and other changes that limit our ability to collect information that allows us to attribute neighbors’ actions on advertisers’ websites to the effectiveness of advertising campaigns run on our platform. For example, Apple launched its Intelligent Tracking Prevention (“ITP”) feature in its Safari browser. ITP blocks some or all third-party cookies by default on mobile and desktop and ITP has become increasingly restrictive over time. Apple’s related Privacy-Preserving Ad Click attribution, intended to preserve some of the functionality lost with ITP, would limit cross-site and cross-device attribution, prevent measurement outside a narrowly-defined attribution window, and prevent advertisement re-targeting and optimization. Further, Apple introduced an App Tracking Transparency framework that limits the ability of mobile applications to request an iOS device’s advertising identifier and may also affect our ability to track neighbors’ actions off our platform and connect their interactions with on-platform advertising. Similarly, Google recently announced that it plans to stop supporting third-party cookies in its Google Chrome browser. These web and mobile browser developers have also implemented and may continue to implement changes and restrictions in browser or device functionality that limit our ability to communicate with or understand the identity of our neighbors.
These restrictions and changes make it more difficult for us to provide the most relevant advertisements to our neighbors, as well as decrease our ability to measure the effectiveness of, re-target or optimize advertising on our platform. Developers may release additional technology that further inhibits our ability to collect data that allows us to measure the effectiveness of advertising on our platform. Any other restriction, whether by law, regulation, policy (including third-party policies) or otherwise, on our ability to collect and share data which our advertisers find useful or that further reduce our ability to measure the effectiveness of advertising on our platform, would impede our ability to attract, grow and retain advertisers. Advertisers and other third parties who provide data that helps us deliver personalized, relevant advertising may restrict or stop sharing this data and it therefore may not be possible for us to collect this data within the platform or from another source.
We rely heavily on our ability to collect and share data and metrics for our advertisers to help new and existing advertisers understand the performance of advertising campaigns. If advertisers do not perceive our metrics to be accurate representations of our neighbors and neighbor engagement, or there are inaccuracies in our metrics, advertisers may decrease or eliminate allocations of their budgets or resources to our platform, which could harm our business, operating results, and financial condition.

If we fail to add new neighbors or retain current neighbors, or if current neighbors engage less with the Nextdoor platform, our business, operating results, and financial condition would be adversely impacted.
The number of neighbors that use the Nextdoor platform and their level of engagement on the platform are critical to our success. We must continue to engage and retain existing neighbors on our platform as well as attract, engage and retain new neighbors. The number of neighbors on the Nextdoor platform may not continue to grow at the current growth rate, if at all, and it may even decline. In order to attract new neighbors, we must engage with neighbors in existing neighborhoods on our platform and add new neighborhoods to the Nextdoor platform, both domestically and internationally. If our neighbor growth rate slows or reverses, our financial performance will be adversely impacted unless we can increase our engagement with our existing neighbors and our monetization efforts to offset any such reduction or decrease in neighborhood growth rate. Moreover, we are unable to predict the continued impact of the COVID-19 pandemic on neighbor growth and engagement with any certainty, and we expect these trends to continue to be subject to volatility.
If current and potential neighbors do not perceive their experience with the Nextdoor platform to be useful, the content generated on the platform to be valuable or relevant or the social connections with fellow neighbors to be worthwhile, we may not be able to attract new neighbors, retain existing neighbors or maintain or increase the frequency and duration of their engagement on our platform. In addition, if our existing neighbors decrease the frequency or duration of their engagement or the growth rate of our neighbor base slows or reverses, we may be required to incur significantly higher marketing expenses than we currently anticipate in order to acquire new neighbors or retain current neighbors.
There are many factors that could negatively impact our ability to grow, retain and engage current and prospective neighbors, including but not limited to:
•neighbors increasing their engagement with competitor’s platforms, products or services instead of, or more frequently than, our platform;
•changes in the amount of time neighbors spend across all applications and platforms, including our platform;
•failing to introduce platform enhancements that neighbors find engaging or if we introduce new features, terms, policies or procedures, or make changes to our platform, that are not favorably received by current or prospective neighbors;
•technical or other problems frustrating the neighbor experience, such as problems that prevent us from delivering our service in a fast and reliable manner;
•neighbors having difficulty installing, updating or otherwise accessing the Nextdoor platform on mobile devices through the app or web browsers;
•neighbor behavior on the Nextdoor platform changing, including a decrease in the quality and frequency of content shares on the platform;
•decreases in neighbor or advertiser sentiment due to questions about the quality or usefulness of our platform, concerns about the nature of content made available on the platform, concerns related to privacy, safety, security, well-being or other factors;
•changes mandated by legislation, government and regulatory authorities, or litigation that adversely impact our platform or neighbors;
•third parties preventing their content from being displayed on the Nextdoor platform;
•changes we may make to how we promote different features on our platform;
•initiatives designed to attract and retain neighbors and engagement are unsuccessful or discontinued, whether as a result of actions by us, third parties, or otherwise;

•we, or other partners and companies in the industry are the subject of adverse media reports or other negative publicity;
•we are unable to combat spam, harassment, cyberbullying or other hostile, inappropriate, abusive or offensive content or usage on our platform; or
•we cannot preserve and enhance our brand and reputation as a trusted neighborhood networking community.
Any decrease in neighbor growth, retention or engagement could render our service less attractive to neighbors or advertisers, and could harm our business, operating results, and financial condition. In addition, neighbor verification is a critical feature of our platform because it demonstrates that neighbors are real people and businesses in the neighborhood they desire to join. If we were to change our verification methods, that may adversely impact our ability to add new neighbors or retain existing neighbors.
Our business is highly competitive. Competition presents an ongoing threat to the success of our business.
We compete in almost every aspect of our business with companies that provide a variety of internet products, services, content, and online advertising, including from Facebook, Google, Pinterest, Snap, and Twitter. In addition, aspects of our platform compete with other products and services, including real estate, classifieds, and recommendation and search engines. We compete with these companies to attract, engage, and retain users and to attract and retain advertisers. If we introduce or acquire new products and services or evolve our platform in a way that subjects us to additional competition or as existing competitors introduce new products and services or evolve their platforms, we may fail to engage or retain neighbors or attract new neighbors, which could harm our business, operating results, and financial condition.
Some of our current and potential competitors have substantially broader product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising spend. They have large distributed sales forces and an increasing amount of control over mobile distribution channels. Many of these competitors’ economies of scale allow them to have access to larger volumes of data and platforms that are used on a more frequent basis than the Nextdoor platform, which may enable them to better understand their member base and develop and deliver more targeted advertising. Such competitors may not need to rely on third-party data, including data provided by advertisers, to effectively target the campaigns of advertisers, which could make their advertising products more attractive to advertisers than our platform if such third-party data ceases to be available to us, whether because of regulatory changes, privacy or cybersecurity concerns or other reasons. If our advertisers do not believe that our value proposition is as compelling as those of our competitors, we may not be able to attract new advertisers or retain existing ones, and our business, operating results, and financial condition could be adversely impacted.
Our competitors may develop products, features, or services that are similar to our platform or that achieve greater acceptance, may undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Some competitors may gain a competitive advantage relative to us in areas where we operate, including by more effectively responding to changes to third-party products and policies or by integrating competing platforms, applications, or features into products they control such as mobile device operating systems, search engines, browsers, or e-commerce platforms. For example, Apple has introduced changes to iOS 14.5 that limits our ability, and the ability of others in the digital advertising industry, to target and measure advertisements effectively. As a result, our competitors may, and in some cases will, acquire and engage neighbors or generate advertising or other revenue at the expense of our efforts, which would negatively affect our business, operating results, and financial condition. In addition, from time to time, we may take actions in response to competitive threats, but we cannot assure you that these actions will be successful or that they will not negatively affect our business, operating results, and financial condition.

We believe that our ability to compete depends upon many factors both within and beyond our control, including:
•the popularity, usefulness, ease of use, performance, and reliability of our platform compared to our competitors’ products;
•the size and composition of our neighbor base;
•the engagement of neighbors with our platform and competing products;
•first- and third-party data available to us relative to our competitors;
•our ability to attract and retain advertisers who use our free or paid advertisements services;
•the timing and market acceptance of developments and enhancements to our platform or our competitors’ products;
•our safety and security efforts and our ability to protect neighbor data and to provide neighbors with control over their data;
•our ability to distribute our platform to new and existing neighbors;
•our ability to effectively monetize our platform;
•the successful implementation of platform changes, such as the migration to our proprietary ad server;
•the frequency, size, format, quality, and relative prominence of the advertisements displayed by us or our competitors;
•customer service and support efforts;
•marketing and selling efforts, including our ability to measure the effectiveness of our advertisements and to provide advertisers with a compelling return on their investments;
•our ability to establish and maintain publisher interest in integrating their content with our platform;
•changes mandated by legislation, regulatory authorities, or litigation, some of which may have a disproportionate effect on us;
•acquisitions or consolidation within our industry, which may result in more formidable competitors;
•our ability to attract, retain, and motivate talented employees, particularly software engineers, designers, and managers;
•our ability to cost-effectively manage and grow our operations; and
•our reputation and brand strength relative to those of our competitors.
If we are not able to compete effectively, our neighbor base and level of neighbor engagement may decrease, we may become less attractive to advertisers and our business, operating results, and financial condition may be adversely affected.
Our business is dependent on our ability to maintain and scale our product offerings and technical infrastructure, and any significant disruption in the availability of our platform could damage our reputation, result in a potential loss of neighbors and engagement, and adversely affect our business, operating results, and financial condition.
Our reputation and ability to attract, retain, and serve our neighbors and to scale our product offerings is dependent upon the reliable performance of our platform and our underlying technical infrastructure. We have in the past experienced, and may in the future experience, interruptions in the availability or performance of our platform from time to time. Our systems may not be adequately designed or may not operate with the reliability and redundancy necessary to avoid performance delays or outages that could be harmful to our business. If our platform is unavailable when neighbors attempt to access it, or if it does not load as quickly as expected, neighbors may not use our platform as often in the future, or at all, and our ability to serve advertisements may be disrupted, any of which could adversely affect our business, operating results, and financial condition. As the amount and types of information shared on our platform continues to grow and evolve, as the usage patterns of our communities continues to evolve, and as our internal operational demands continue to grow, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our needs. If we fail to continue to effectively scale and grow our technical infrastructure to accommodate these increased demands, neighbor engagement and revenue growth may be adversely impacted. Moreover, as we scale our platform and product offerings, including video and other platform features, that may place strain on our technical infrastructure and we may also be unsuccessful in scaling our technical infrastructure to accommodate new product offerings and increased platform usage cost-effectively. In addition, our business may be subject to interruptions, delays, or failures resulting from earthquakes, fires, floods, adverse weather conditions, other natural disasters, power loss, terrorism, pandemics, geopolitical conflict, other physical security threats, cyber-attacks, or other catastrophic events. If such an event were to occur, neighbors may be subject to service disruptions or outages and we may not be able to recover our technical infrastructure and neighbor data in a timely manner to restart or provide our services, which may adversely affect our financial results. In addition, the substantial majority of our employees are based in our headquarters located in San Francisco, California. If there is a catastrophic failure involving our systems or major disruptive event affecting our headquarters or the San Francisco area in general, we may be unable to operate our platform.
A substantial portion of our network infrastructure is provided by third parties, including Amazon Web Services. Any disruption or failure in the services we receive from these providers could impact the availability of our platform and could adversely impact our business, operating results and financial condition. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our reliance on and vulnerability to problems with the services they provide.
Any of these developments may result in interruptions in the availability or performance of our platform, result in neighbors ceasing to use our platform, require unfavorable changes to our platform, delay the introduction of future products, or otherwise adversely affect our reputation, business, operating results, and financial condition.
We have experienced rapid growth and expect to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, our business, operating results, and financial condition would be adversely affected.
We have experienced rapid growth in recent periods and expect to continue to invest broadly across our organization to support our growth. Our revenue has grown from $82.6 million for the year ended December 31, 2019 to $123.3 million for the year ended December 31, 2020 and from $83.2 million for the nine months ended September 30, 2020 to $132.9 million for the nine months ended September 30, 2021. Weekly Active Users on our platform have grown from 15.5 million as of March 31, 2019 to 32.8 million as of September 30, 2021. Moreover, the number of our full-time employees has grown from 240 as of January 1, 2019 to 583 as of September 30, 2021. Although we have experienced rapid growth historically, we may not sustain our current growth rates, nor can we assure you that our investments to support our growth will be successful. The growth and expansion of our business will require us to invest significant financial and operational resources and the continuous dedication of our management team.
We plan to continue to expand our international operations into more countries in the future, which will place additional demands on our resources and operations. The growth and expansion of our business has placed, and continues to place, a significant strain on our management, operations, and financial and technical infrastructure. In the event of further growth of our business or in the number of our third-party relationships, our information technology systems or our internal controls and procedures may not be adequate to support our operations.

To manage any future growth effectively, we must continue to improve and expand our information technology and financial infrastructure, our operating and administrative systems and controls, and our ability to manage headcount, capital, and processes in an efficient manner. Failure to manage growth effectively could result in increases in costs, difficulties in introducing new products and services or enhancing the platform, loss of neighbors and advertisers, or other operational difficulties, any of which could adversely affect our business, operating results, and financial condition. For example, as we expand our product offerings, including video, we may not be able to do so cost-effectively. Effectively managing our growth may also be more difficult to accomplish the longer that our employees, our advertisers, neighbors and the overall economy is impacted due to the COVID-19 pandemic.
We may not be able to successfully implement or scale improvements to our systems, processes, and controls in an efficient or timely manner. In addition, our existing systems, processes, and controls may not prevent or detect all errors, omissions, or fraud. We may also experience difficulties in managing improvements to our systems, processes, and controls or in connection with third-party software licensed to help us with such improvements. Any future growth will continue to add complexity to our organization and require effective coordination throughout our organization. Failure to manage any future growth effectively could result in increased costs, cause difficulty or delays in attracting new neighbors or retaining or increasing the engagement of existing neighbors, cause difficulties in introducing new features, impact our ability to attract and retain talent or cause other operational difficulties, and any of these difficulties would adversely impact our business, operating results, and financial condition.
If we do not successfully anticipate market needs and develop products and services and platform enhancements that meet those needs, or if those products, services and platform enhancements do not gain market acceptance, our business, operating results, and financial condition will be adversely impacted.
We may not be able to anticipate future market needs or be able to improve our platform or to develop new products and services or platform enhancements to meet such needs on a timely basis, if at all. In addition, our inability to diversify beyond our current offerings could adversely affect our business. Any new products or services or platform enhancements that we introduce, including by way of acquisitions, may not achieve any significant degree of market acceptance from current or potential neighbors, which would adversely affect our business, operating results, and financial condition. In addition, the introduction of new products or services or platform enhancements may decrease neighbor engagement with our platform, thereby offsetting the benefit of even a successful product or service introduction, any of which could adversely impact our business, operating results, and financial condition.
If our efforts to build strong brand identity and reputation are not successful, we may not be able to attract or retain neighbors, and our business, operating results, and financial condition will be adversely affected.
We believe that maintaining and enhancing the “Nextdoor” brand and reputation is critical to retaining and growing neighbors and advertisers on our platform. We anticipate that maintaining and enhancing our brand and reputation will depend largely on our continued ability to provide high-quality, relevant, reliable, trustworthy and innovative features on our platform, which may require substantial investment and may not be successful. We may need to introduce new products, services and features or updates to our platform and features that require neighbors to agree to new terms of service that our neighbors do not like, which may negatively affect our brand and reputation.
Additionally, advertisements or actions of our advertisers may affect our brand and reputation if neighbors do not think the advertisements help them accomplish their objectives, view the advertisements as intrusive or misleading or have poor experiences with our advertisers.
Our brand and reputation may also be negatively affected by the content or actions of neighbors that are deemed to be hostile or inappropriate to other neighbors, by the actions of neighbors acting under false or inauthentic identities, by the use of our platform to disseminate misleading or false information, the use of our platform for fraudulent schemes and scams, or by the use of our service for illicit, illegal or objectionable ends. We also may fail to respond expeditiously to the sharing of illegal, illicit or objectionable content on our service or objectionable practices by advertisers, or to otherwise address our neighbors’ concerns, which could erode confidence in our brand and damage our reputation. We expect that our ability to identify and respond to this content in a timely manner may decrease as the number of neighbors grows, as the amount of content on the platform increases or as we expand our product and service offerings on our platform. Any governmental or regulatory inquiry, investigation or action, including based on the appearance of illegal, illicit or objectionable content on our platform or the failure to comply with laws and regulations, could damage our brand and reputation, regardless of the outcome.
We have experienced, and expect to continue to experience, media, legislative, governmental and regulatory scrutiny of our decisions. Any scrutiny regarding us, including regarding our data privacy, content moderation or other practices, platform changes, platform quality, litigation or regulatory action, or regarding the actions of our employees, neighbors, or advertisers or other issues, may harm our brand and reputation. In addition, scrutiny of other companies in our industry, including such companies’ data privacy, content moderation or other practices, could also have a negative impact on our brand and reputation. These concerns, whether actual or unfounded, may also deter neighbors or advertisers from using our platform. In addition, we may fail to adequately address the needs of neighbors and advertisers which could erode confidence in our brand and damage our reputation. If we fail to promote and maintain the “Nextdoor” brand or preserve our reputation, or if we incur excessive expenses in this effort, our business, operating results, and financial condition could be adversely impacted.
Unfavorable media coverage negatively affects our business from time to time.
Unfavorable publicity regarding us, for example regarding our privacy or cybersecurity practices, terms of service, advertising policies, platform changes, platform quality, litigation or regulatory activity, the actions of our advertisers, the use of our platform for illicit or objectionable ends, the substance or enforcement of our community standards, the actions of our neighbors, the quality and integrity of content shared our platform, or the actions of other companies that provide similar services to us, has in the past, and could in the future, adversely affect our reputation. For example, we have been, and may in the future be, subject to negative publicity in connection with our handling of misinformation and other illicit or objectionable use of our platform. Any such negative publicity could have an adverse effect on the size, engagement, and loyalty of our neighbor base and advertiser demand for advertising on our platform, which could result in decreased revenue and adversely affect our business, operating results, and financial condition, and we have experienced such adverse effects to varying degrees from time to time.
Health epidemics, including the COVID-19 pandemic have had or could have an adverse impact on our business, operations and the markets and communities in which we, our partners and our customers operate. In addition, during the COVD-19 pandemic, we experienced an increase in neighbor growth and engagement and there is no guarantee that we will be able to maintain our neighbor growth and engagement as the COVID-19 pandemic subsides.
The global COVID-19 pandemic outbreak and the various attempts to contain it have created significant volatility, uncertainty and economic disruption. It has adversely affected the broader economies, financial markets, and overall demand for advertising.
As a result of the COVID-19 pandemic, we temporarily closed all our offices (including our corporate headquarters) globally, incurred additional lease expenses for leases that could not be terminated and implemented certain travel restrictions, all of which have disrupted and could continue to disrupt how we operate our business, including limiting certain of our sales and marketing plans and requiring us to manage a significant majority of our workforce remotely. Moreover, as a result of the COVID-19 pandemic, the ability and willingness of advertisers to spend on the Nextdoor platform has fluctuated. For example, during the second quarter of 2020, advertisers reduced their advertising spend with us as a result of the impact of the COVID-19 pandemic on global macroeconomic conditions and on the advertising industry in general. We do not know how evolving events related to the COVID-19 pandemic will continue to affect neighbor and advertiser behavior in the future. We may not be able to recognize revenue, collect payment or generate future revenue from advertisers, including from those that have been or may be forced to close their businesses or are otherwise impacted by an economic downturn as a result of the COVID-19 pandemic. The pandemic has, and could in the future, adversely affect our business, revenue growth rate, financial performance and stock price.
Further, during the COVID-19 pandemic and the related shelter-in-place order, we saw an increase in neighbor growth and engagement on our platform. The post-pandemic period may present challenges such as neighbor growth and engagement declining or neighbor behavior changing unexpectedly and in ways that are difficult for us to anticipate or measure, resulting in a decrease in engagement with or reduced or different usage of our platform. Our neighbor and revenue growth rates may continue to be volatile in the near term as a result of the COVID-19 pandemic, although we are unable to predict the duration or degree of such volatility with any certainty. As a result, our financial and operating measures may not be indicative of results for future periods.
We are currently unable to accurately predict the full impact that the COVID-19 pandemic will have on our business, operating results, and financial condition due to numerous uncertainties, including the severity and transmission rate of the virus, duration of the pandemic, including any resurgences, the extent and effectiveness of containment actions and other public health measures, the development, distribution and public acceptance of vaccines and treatments, and the impact of these and other factors on our employees, neighbors, advertisers. The COVID-19 pandemic, as well as any subsequent recovery period, may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
We plan to continue expanding our international operations where we have limited operating experience and may be subject to increased business, regulatory and economic risks that could seriously harm our business, operating results, and financial condition.
We plan to continue expanding our business operations abroad by opening new and expanding within existing neighborhoods outside of the United States. As of September 30, 2021, the Nextdoor platform was accessible in 11 countries (including the United States) and had over 285,000 neighborhoods. We plan to enter new international markets where we have limited or no experience in marketing, selling, advertising and deploying our platform and related advertising. Any of our limited experience and infrastructure in such markets, individuals’ lack of familiarity with us or our platform, the existence of alternative platforms in such jurisdictions that offer similar products and services or the lack of a critical mass of potential neighbors in such markets may make it more difficult for us to effectively monetize any increase in neighbors in those markets, and may increase our costs without a corresponding increase in revenues. If we fail to deploy or manage our operations in international markets successfully, comply with international regulations or effectively monetize our platform in international markets to the same degree as we are able to monetize our efforts within the United States, our business, operating results and financial conditions will be adversely affected. In the future, if our international operations increase, or more of our expenses are denominated in currencies other than the U.S. dollar, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, as our international operations and sales to advertisers continue to grow, we will be subject to a variety of risks inherent in doing business internationally, including:
•political, social and economic instability;
•risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy and data protection, and unexpected changes in laws, regulatory requirements, and enforcement;
•potential damage to our brand and reputation due to compliance with local laws, including potential censorship and requirements to provide neighbor information to local authorities;
•enhanced difficulty in reviewing content on the Nextdoor platform and enforcing community standards across different languages and countries;
•fluctuations in currency exchange rates;
•foreign exchange controls and tax and other regulations and orders that might prevent us from repatriating cash earned in countries outside the United States or otherwise limit our ability to move cash freely, and impede our ability to invest such cash efficiently;
•compliance with multiple U.S. and international tax jurisdictions and management of tax impact of global operations;
•potentially higher levels of credit risk and payment fraud;

•difficulties integrating any foreign acquisitions;
•burdens of complying with a variety of foreign laws, including laws related to taxation, content removal, data localization, payments, and regulatory oversight;
•reduced protection for intellectual property rights in some countries;
•different regulations and practices with respect to employee/employer relationships, existence of workers’ councils and labor unions, increase in labor costs due to high wage inflation in certain international jurisdictions, and other challenges caused by distance, language and cultural differences, making it harder to do business in certain international jurisdictions; and
•difficulties in staffing and managing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations.
In addition, we must manage the potential conflicts between locally accepted business practices in any given jurisdiction and our obligations to comply with laws and regulations, including anti-money laundering laws, anti-corruption laws or regulations applicable to us, such as the U.S. Foreign Corrupt Practices Act (“FCPA”), and the U.K. Bribery Act 2010 (“Bribery Act”). We also must manage our obligations to comply with laws and regulations related to export controls, sanctions, and embargoes, including regulations established by the U.S. Office of Foreign Assets Control. Government agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against companies for violations of anti-corruption laws or regulations, export controls, and other laws, rules, sanctions, embargoes, and regulations. Any failure by us to comply with local business practices or the laws and regulations applicable to us in the markets it operates may adversely affect our business, operating results, and financial condition. Additionally, if we are unable to expand internationally and manage the complexity of our global operations successfully, our business, operating results, and financial condition could be adversely affected.
If we need additional capital in the future, it may not be available on favorable terms, if at all.
We have historically relied on outside financing to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to support our growth, fund our operations or to respond to competitive pressures or strategic opportunities. We may not be able to secure timely additional financing on favorable terms, if at all. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders, including you, could suffer significant dilution in their percentage ownership of Nextdoor Holdings, and any new securities that we issue could have rights, preferences and privileges senior to those of holders of our Class A common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms that are satisfactory to us, if and when we require financing, our ability to grow or support our business and to respond to business challenges that we may face could be significantly limited.
We plan to continue to make acquisitions, which could harm our financial condition or results of operations and may adversely affect the price of our Class A common stock.
As part of our business strategy, we have made, and intend to make acquisitions to add specialized employees and complementary companies, products or technologies, and enter new geographic regions. Our previous and future acquisitions may not achieve our goals, and we may not realize benefits from acquisitions we make in the future. If we fail to successfully integrate acquisitions, or the personnel or technologies associated with those acquisitions, our business, operating results, and financial condition could be harmed. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. Our acquisition strategy may change over time and any future acquisitions we complete could be viewed negatively by neighbors, advertisers, investors or other parties with whom we do business. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our securities. In the future, we may not be able to find other suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all. Our acquisition strategy could require significant management attention, disrupt our business and harm our business, operating results, and financial condition.
Our business depends largely on our ability to attract and retain talented employees, including senior management. If we lose the services of Sarah Friar, our Chief Executive Officer and President, or other members of our senior management team, we may not be able to execute on our business strategy.
Our future success depends on our continuing ability to attract, train, assimilate, and retain highly skilled personnel, including software engineers and sales personnel. We face intense competition for qualified individuals from numerous software and other technology companies. In addition, competition for qualified personnel, particularly software engineers, is particularly intense in the San Francisco Bay Area, where our headquarters are located. We may not be able to retain our current key employees or attract, train, assimilate, or retain other highly skilled personnel in the future. We may incur significant costs to attract and retain highly skilled personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. As we move into new geographies, we will need to attract and recruit skilled personnel in those areas. If we are unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational, and managerial requirements, on a timely basis or at all, our business, operating results, and financial condition may be adversely affected.
Our future success also depends in large part on the continued services of senior management and other key personnel. In particular, we are dependent on the services of Sarah Friar, our Chief Executive Officer and President, who is critical to the future vision and strategic direction of our business. We rely on our leadership team and key employees in the areas of engineering, sales and product development, design, marketing, operations, strategy, security, and general and administrative functions. Our senior management and other key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason, and without notice. We do not currently maintain key-person life insurance policies on any of our officers or employees. If we lose the services of senior management or other key personnel, or if we are unable to attract, train, assimilate, and retain the highly skilled personnel that we need, our business, operating results, and financial condition could be adversely affected.
Volatility or lack of appreciation in our stock price may also affect our ability to attract and retain our key employees. Our employees may be more likely to leave if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase price of the shares or the exercise price of the options, or conversely, if the exercise price of the options that they hold are significantly above the market price of our Class A common stock. If we are unable to retain our employees, or if we need to increase our compensation expenses to retain our employees, our business, operating results, and financial condition could be adversely affected.
Our core values may conflict with the short-term interests of our business.
We consider our core values as a guide to the decisions we make, which we believe is essential to our success in increasing our neighbor growth rate and engagement and in serving the best, long-term interests of Nextdoor Holdings and our stockholders. In the past, we have forgone, and may in the future forgo, certain expansion or revenue opportunities that we do not believe are aligned with our core values, even if our decision may negatively impact our operating results in the short term. Our decisions may not result in the long-term benefits that we expect, in which case our neighbor engagement, business, operating results, and financial condition could be harmed.

Risks Related to Security and Technology
We are dependent on third-party software and service providers, including the Google Ad Manager (“GAM”) platform, for management and delivery of advertisements on the Nextdoor platform. Any failure or interruption experienced by such third-parties, including as a result of the COVID-19 pandemic, could result in the inability of certain businesses to advertise on our platform, and adversely impact our business, operating results, and financial condition.
Currently, we are dependent on third-party software and service providers, including the GAM platform, for management and delivery of advertisements on the Nextdoor platform. As such, the continued use of third-party software and service providers, including GAM, is critical to our continued success and any service disruptions, adverse changes to the terms of use, pricing or related terms and conditions for such third-party providers’ products, or difficulties with such products, including our data usage, meeting our requirements or standards could result in the inability of certain businesses to advertise on our platform, and adversely impact our business, operating results, and financial condition.
We rely on third-party software and service providers, including Amazon Web Services (“AWS”), to provide systems, storage and services for our platform. Any failure or interruption experienced by such third parties, including as a result of the COVID-19 pandemic, could result in the inability of neighbors and advertisers to access or utilize our platform, and adversely impact our business, operating results, and financial condition.
We rely on third-party software and service providers, including AWS, to provide systems, storage and services, including neighbor login authentication, for our website. Any technical problem with, cyber-attack on or loss of access to such third parties’ systems, servers, or technologies could result in the inability of neighbors to access the Nextdoor platform or result in the theft of neighbors’ personal information.
Any significant disruption, limitation or loss of our access to or other interference with our use of AWS, including as a result of termination by AWS of its agreement with us, would negatively impact our business, operating results, and financial condition. In addition, any transition of the cloud services currently provided by AWS to another cloud services provider would be difficult to implement and would cause us to incur significant time and expense and could disrupt or degrade our ability to deliver our products and services. The level of service provided by AWS could affect the availability or speed of our services. If neighbors or advertisers are not able to access our platform or encounter difficulties in doing so, we may lose neighbors or advertisers, which could harm our reputation, business, operating results, and financial condition.
We utilize data center hosting facilities operated by AWS, located in various facilities. We are unable to serve network traffic from back-up data center services. An unexpected disruption of services provided by these data centers could hamper our ability to handle existing or increased traffic, result in the loss of data or cause our platform to become unavailable, which may harm our reputation, business, operating results, and financial condition.
We rely on third parties, including email providers, mobile data networks, geolocation providers and the United States Postal Service (“USPS”) to verify our neighbors’ addresses. Any failure or interruption experienced by such third parties, including the USPS, could result in the inability of neighbors to join our platform, resulting in harm to our reputation and an adverse impact to our business, operating results, and financial condition.
We rely on third parties to verify our neighbors’ addresses through several methods, including but not limited to email, SMS text message, phone calls, geolocation and mailed invitations. For example, we utilize email providers, mobile data networks, geolocation providers and the USPS to verify neighbors’ addresses. Address verification is a critical feature of our platform because it demonstrates that neighbors actually live in the neighborhood they desire to join. Any failure, interruption, or loss of access to such third parties or their software or the USPS could result in the inability of neighbors to join our platform. Our reliance on third parties makes us vulnerable to any service interruptions, whether as a result of a cyber-attack, security breach, weather or other events, or delays in their operations. Additionally, alternative email providers, mobile data networks, geolocation providers or postal providers may be more costly to use than our current providers, including the USPS. Any disruption in the third parties, including the USPS, could harm our neighbor growth, which in turn could make us a less attractive advertising platform and harm our reputation, and could harm our business, operating results, and financial condition.
Technologies have been developed that can block the display of advertisements on the Nextdoor platform, which could adversely impact our business, operating results, and financial condition.
Technologies have been developed, and will likely continue to be developed, that can block the display of advertisements on the Nextdoor platform. We generate substantially all of our revenue from advertising, and ad-blocking technologies may prevent the display of certain advertisements appearing on our platform, which could harm our business, operating results, and financial condition. Existing ad-blocking technologies that have not been effective on our platform may become effective as we make certain platform changes, and new ad-blocking technologies are developed in the future. More neighbors may choose to use such ad-blocking products to block or obscure the display of advertisements on our platform if we are unable to successfully balance the amount of our organic content and paid advertisements, or if neighbors’ attitudes toward advertisements become more negative. Further, regardless of their effectiveness, ad-blockers may generate concern regarding the health of the digital advertising industry, which could reduce the value of digital advertising and harm our business, operating results, and financial condition.
Security breaches, including improper access to or disclosure of our data or our neighbors’ data, or other hacking and phishing attacks on our or third-party systems, could harm our reputation and adversely affect our business.
We collect, store and otherwise process personal data relating to a number of individuals such as our neighbors, employees and partners, including, but not limited to, neighbor contact details, network details, and location data. The evolution of technology systems introduces unknown and complex security risks that can be unpredictable and difficult to defend against. Cyber-attacks continue to evolve in sophistication and volume, and inherently may be difficult to detect for long periods of time. In particular, social media companies, like Nextdoor Holdings, are prone to cyber-attacks by third parties seeking unauthorized access to company or user data or to disrupt their ability to provide access to their products and services.
We take a variety of technical and organizational security measures and other measures to protect our data. Although we have implemented systems and processes that are designed to protect our data and our neighbors’ data, prevent data loss, disable undesirable accounts and activities on our platform and prevent or detect security breaches, and maintain an information security policy, such measures cannot provide absolute security, and despite measures that we have or will in the future put in place, we may be unable to anticipate or prevent unauthorized access to such data. For example, computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent in the industry, have occurred on our systems in the past, and are likely to occur on our systems in the future. In addition, we regularly encounter attempts to create false or undesirable accounts or take other actions on our platform for purposes such as spamming, spreading misinformation, or other objectionable ends. Our efforts to protect our company data or the information that we receive may also be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance; government surveillance; or other threats that evolve.
Some third parties, including advertisers and vendors, may store information that we share with them on their networks. If these third parties fail to implement adequate data-security practices or fail to comply with their contractual obligations and/or, where applicable, our terms and policies, neighbor data may be improperly accessed, used or disclosed. Even if these third parties take all the necessary precautions and comply with their applicable obligations, their networks may still suffer a breach, which could compromise neighbor data.
Security breaches may cause interruptions to our platform, degrade the neighbor experience, cause neighbors or advertisers to lose confidence and trust in our platform, impair our internal systems, or result in financial harm to our company.
In addition, affected neighbors, government authorities or other third parties could initiate legal or regulatory actions against us in connection with any actual or perceived security breaches or improper disclosure of data, which could cause us to incur significant expense and liability that may not be fully covered by insurance, if at all, or result in orders or consent decrees forcing us to modify our business practices. Such incidents or our efforts to remediate such incidents may also result in a decline in our active neighbor base or engagement levels and trust. In addition, such incidents could also result in the loss or misuse of such data, which could harm our business and reputation and diminish our competitive position. In addition, any of these events could have a material and adverse effect on our business, operating results, financial condition, market acceptance of our products or revenues and may also divert development resources and increase service and support costs.
Distribution and marketing of, and access to, our platform depends, in significant part, on a variety of third-party publishers and platforms (including mobile app stores, third-party payment providers, computer systems, and other communication systems and service providers). If these third parties limit, prohibit or otherwise interfere with or change the terms of the distribution, use or marketing of our platform in any material way, it could materially adversely affect our business, operating results, and financial condition.
We market and distribute our platform (including related mobile applications) through a variety of third-party publishers and distribution channels. Our ability to market our brands on any given property or channel is subject to the policies of the relevant third party. There is no guarantee that mobile platforms will continue to feature our platform, or that neighbors using mobile devices will continue to use our platform rather than competing products. We are dependent on the interoperability of our platform with mobile operating systems, networks, technologies, products, and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs, or technical issues in such systems, or changes in our relationships with mobile operating system partners, handset manufacturers, or mobile carriers, or in their terms of service or policies that degrade the functionality of our platform, reduce or eliminate our ability to update or distribute our platform, give preferential treatment to competitive products, limit our ability to deliver, target, or measure the effectiveness of advertisements, or charge fees related to the distribution of our platform or our delivery of advertisements could materially adversely affect the usage of our platform on mobile devices. For example, the release of iOS 14.5 brought with it a number of new changes, including the need for neighbors using the app to opt in before their identifier for advertisers (“IDFA”) can be accessed by an app (which came into effect in April 2021). Apple’s IDFA is a string of numbers and letters assigned to Apple devices which advertisers use to identify app users to deliver personalized and targeted advertising. As a consequence, the ability of advertisers to accurately target and measure their advertising campaigns at the neighbor level will depend on the opt-in rate to grant IDFA access and if the opt-in rate is low, advertisers’ ability to target and measure advertising campaigns on the Nextdoor platform may become significantly limited. We did not observe any negative impact on our business, operating results or financial condition, including our revenue, revenue growth rates, and operating income (loss), related to the introduction of IDFA during the three months ended September 30, 2021, though we may be impacted by such changes, or other changes to third-party policies or applications in the future, and as a result, our business, operating results and financial condition, including our revenue, revenue growth rates, and operating income (loss), could, in the future, be adversely impacted by any such changes. Further, Apple recently introduced changes for the Apple mail client available on its operating systems, including iOS 15, iPadOS 15, and macOS 12, which have impacted, and are expected to continue to impact our ability to measure the effectiveness of our advertisements. As a result, advertisers may find our products less appealing and may seek alternative platforms on which to run their advertising campaigns.
Further, certain publishers and channels have, from time to time, limited or prohibited advertisements for a variety of reasons. There is no assurance that we will not be limited or prohibited from using certain current or prospective marketing channels in the future. If this were to happen in the case of a significant marketing channel and/or for a significant period of time, our business, operating results, and financial condition could be materially adversely affected.
Our platform and internal systems rely on software and hardware that is highly technical, and any errors, bugs, or vulnerabilities in these systems, or failures to address or mitigate technical limitations in our systems, could adversely affect our business.
Our platform and internal systems rely on software and hardware, including software and hardware developed or maintained internally and/or by third parties, that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software and hardware to store, retrieve, process, and manage immense amounts of data. The software and hardware on which we rely has contained, and will in the future contain, errors, bugs, or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects, or technical limitations within the software and hardware on which we rely have in the past led to, and may in the future lead to, outcomes including a negative experience for neighbors and advertisers who use our platform, compromised ability of our platform to perform in a manner consistent with our terms, contracts, or policies, delayed product introductions or enhancements, targeting, measurement, or billing errors, compromised ability to protect the data of neighbors and/or our intellectual property or other data, or reductions in our ability to provide some or all of our services. For example, we make commitments to our neighbors as to how their data will be used within and across our platform, and our systems are subject to errors, bugs and technical limitations that may prevent us from fulfilling these commitments reliably. In addition, any errors, bugs, vulnerabilities, or defects in our systems or the software and hardware on which we rely, failures to properly address or mitigate the technical limitations in our systems, or associated degradations or interruptions of service or failures to fulfill our commitments to our neighbors, have in the past led to, and may in the future lead to, outcomes including damage to our reputation, loss of neighbors, loss of advertisers, loss of revenue, regulatory inquiries, litigation, or liability for fines, damages, or other remedies, any of which could adversely affect our business, operating results, and financial condition.
Risks Related to Financial and Accounting Matters
Our operating results may fluctuate significantly, which makes our future results difficult to predict.
Our quarterly and annual operating results have fluctuated in the past and may fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast our future results and subjects us to a number of uncertainties, including our ability to plan for and anticipate future growth. As a result, you should not rely upon our past quarterly and annual operating results as indicators of future performance. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving markets, such as the risks and uncertainties described herein. Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including, but not limited to:
•our ability to generate revenues from our platform;
•our ability to acquire, retain, and grow our neighbors and neighbor engagement on our platform;
•ability to attract and retain advertisers;
•ability to recognize revenue or collect payments from advertisers in a particular period;
•fluctuations in spending by our advertisers due to seasonality, episodic regional or global events, including the COVID-19 pandemic, or other factors;
•fluctuations in internet usage generally;
•the number, prominence, size, format, quality and relevancy of advertisements shown to neighbors;
•the success of technologies designed to block the display of advertisements;
•changes to third-party policies or applications that limit our ability to deliver, target, or measure the effectiveness of advertising, including changes by mobile operating system and browser providers such as Apple and Google;
•the pricing of our advertisements;
•the timing, cost of and mix of new and existing sales and marketing and promotional efforts;
•the availability of our platform and app on mobile devices and other third-party platforms;

•changes to our platform or the development and introduction of new products or services by our competitors;
•changes in advertising industry association rules and standards that limit our ability to deliver, target or measure the effectiveness of advertising, such as the Network Advertising Initiative, and Interactive Advertising Bureau;
•neighbor behavior or platform changes that may reduce traffic to features of the platform that we monetize;
•system failures, disruptions, breaches of security or privacy, whether on our platform or on those of third parties, and the costs associated with any such breaches and remediation;
•negative publicity associated with our platform, including as a result of content on our platform, security breaches and neighbor privacy concerns that may result in advertisers reducing or eliminating their spend with us;
•health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses;
•the timing of incurring additional expenses, such as increases in sales and marketing or research and development, including as a result of the COVID-19 pandemic;
•adverse litigation judgments, settlements, or other litigation-related costs;
•changes in the legislative or regulatory environment, including with respect to privacy and cybersecurity, or actions by governments or regulators, including fines, orders, or consent decrees;
•changes in U.S. generally accepted accounting principles; and
•changes in domestic and global business and macroeconomic conditions, including as a result of the COVID-19 pandemic.
The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If our quarterly and annual operating results fall below the expectations of investors or securities analysts, the price of our Class A common stock could decline substantially. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our Class A common stock could fall substantially, and we could face costly lawsuits, including securities class action suits. Furthermore, any quarterly or annual fluctuations in our operating results may, in turn, cause the price of our Class A common stock to fluctuate substantially.
In addition, we believe that our rapid growth may understate the potential seasonality of our business. As our revenue growth rate slows, we expect that the seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate. For example, advertising spending is traditionally seasonally strong in the fourth quarter of each year and we believe that this seasonality affects our quarterly results, which generally reflect higher sequential revenue growth from the third to fourth quarter compared to sequential revenue growth from the fourth quarter to the subsequent first quarter. In addition, global economic concerns continue to create uncertainty and unpredictability and add risk to our future outlook. An economic downturn in any particular region in which we do business or globally could result in reductions in revenue, as our advertisers reduce their advertising budgets, and other adverse effects that could harm our business, operating results, and financial condition.

Certain of our market opportunity estimates, growth forecasts and key metrics could prove to be inaccurate, which may increase the risk of us becoming subject to legal proceedings, and any real or perceived inaccuracies may harm our reputation and negatively affect our business.
Market opportunity estimates and growth forecasts discussed herein, including those we have generated, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The key assumptions underlying our growth forecasts and projections include our ability to scale new neighbor growth, our ability to grow engagement by our existing neighbor base and our ability to increase monetization of our platform. These assumptions involve risks and uncertainties, including, but not limited to, those described in this “Risk Factors” section, which could cause actual results to differ materially from our growth forecasts and projections. Unfavorable changes in any of these or other assumptions, most of which are beyond our control, could materially and adversely affect our business, operating results, and financial condition and result in the growth forecasts and projections being materially different than actual results. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. In particular, our estimates regarding our market penetration in new and existing markets are difficult to predict. In addition, this prospectus contains third-party estimates with respect to the addressable market for the global and U.S. digital advertising markets and the anticipated growth of such markets. We cannot predict with precision our ability to address these markets. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all. Accordingly, our forecasts of market growth should not be taken as indicative of our future growth. In addition, members of the staff of the SEC have recently questioned whether the Private Securities Litigation Reform Act of 1995 safe harbor for forward-looking statements is applicable to SPAC transactions and the U.S. House Committee on Financial Services released draft legislation amending the Securities Act and the Exchange Act to specifically exclude SPACs from the safe harbor for forward-looking statements. If the safe harbor did not apply to such statements, we may have increased risk of being subject to legal proceedings if the forward-looking statements were materially different than actual results.
We regularly review key business and other metrics, including Weekly Average Users (“WAUs”), Verified Users and Average Revenue per Weekly Active User (“ARPU”) and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data derived from our analytics platform and have not been validated by an independent third party and there are inherent challenges in such measurements. For example, Apple recently introduced changes for the Apple mail client available on its operating systems, including iOS 15, iPadOS 15, and macOS 12, which have limited, and are expected to continue to limit our ability to measure user engagement with our emails containing monetizable content for users that use the Apple email client. We expect these changes to affect our ability to calculate WAUs, a key business metric. Following the introduction of these changes, we will be required to rely on estimates based on past user behavior and behavior of users engaging with our monetizable content on email clients other than the Apple email client in order to determine the portion of our WAU figure relating to users that engage solely with emails with monetizable content, which may impact the effectiveness of our analytics platform, as well as the accuracy of our WAU calculations. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. We regularly deactivate accounts that violate our terms of service, and exclude these accounts from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our platform. If our metrics are incorrect or provide incomplete information about neighbors and their behavior, we may make inaccurate conclusions about our business.
We regularly review and may adjust our processes for calculating our market opportunity estimates, growth forecasts, and key metrics to improve their accuracy. Our market opportunity estimates, growth forecasts, and key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. If investors or analysts do not perceive our market opportunity estimates, growth forecasts, and key metrics to be accurate representations of our business, or if we discover material inaccuracies in our market opportunity estimates, growth forecasts and key metrics, our reputation, business, operating results, and financial condition would be adversely affected.
We have a history of net losses and may experience net losses in the future and we cannot assure you that we will achieve or sustain profitability. If we cannot achieve and sustain profitability, our business, financial condition, and operating results will be adversely affected.
We have experienced significant net losses each year since we began operations in 2007, including net losses of approximately $(73.3) million, $(75.2) million, and $(66.0) million for the years ended December 31, 2019 and 2020 and for the nine months ended September 30, 2021, respectively. We have an accumulated deficit of $451.0 million as of September 30, 2021. We anticipate that our operating expenses and capital expenditures will increase substantially in the foreseeable future as we continue to invest in acquiring additional neighbors, increasing engagement on our platform, increasing monetization on our platform, expanding our platform and operations internationally, hiring additional team members, developing and enhancing our platform, marketing and sales, and enhancing our infrastructure. Our expansion efforts may prove more expensive than we anticipate, and we may not succeed in increasing our revenues sufficiently to offset these higher expenses. Given the significant operating and capital expenditures associated with our business plan, we expect to continue to incur net losses for the foreseeable future and cannot assure you that we will be able to achieve profitability. If we do achieve profitability, it cannot be certain that we will be able to sustain or increase such profitability.
Our ability to use our U.S. federal and state net operating losses to offset future taxable income may be subject to certain limitations which could subject our business to higher tax liability.
As of December 31, 2020, we had gross U.S. federal net operating loss (“NOL”) carryforwards of approximately $331.9 million and gross state NOL carryforwards of approximately $185.0 million, which if not utilized, will begin to expire for federal and state income tax purposes beginning in 2028. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any. Under the 2017 Tax Cuts and Jobs Act (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), unused U.S. federal NOLs generated in tax years beginning after December 31, 2017, will not expire and may be carried forward indefinitely, but the deductibility of such federal NOLs in taxable years beginning after December 31, 2020, is limited to 80% of current year taxable income.
Under Section 382 of the Code, and corresponding provisions of state law, if a corporation that undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to utilize its pre-change NOL carryforwards to offset its post-change income or taxes may be limited. We recently completed a Section 382 study that supports that our use of NOLs will not be subject to limitation.
We may experience ownership change(s) in the future as a result of subsequent shifts in our stock ownership, some of which may be outside our control. Therefore, it is possible that such an ownership change could limit the amount of NOLs we can use to offset future taxable income. Our current NOL carryforwards, and any NOL carryforwards of companies we have acquired, may be subject to limitations, thereby increasing our overall tax liability. Our NOL carryforwards may also be impaired under similar provisions of state law. We have recorded a full valuation allowance related to our U.S. federal and state NOL carryforwards and other net deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets. Our NOL carryforwards may expire unutilized or underutilized, which could prevent us from offsetting future taxable income. Any future changes in U.S. tax laws in respect of the utilization of NOL carryforwards may further affect the limitation in future years. In addition, there may be periods during which the use of NOL carryforwards is suspended or otherwise limited at the state level, which could also impact our ability to utilize NOL carryforwards. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs, which could adversely affect our business, operating results, financial condition, and cash flows.

Our financial results may be adversely affected by changes in accounting principles generally accepted in the United States and our financial estimates may be different from our financial results.
GAAP is subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could harm our revenue and financial results, and could affect the reporting of transactions completed before the announcement of a change.
If currency exchange rates fluctuate substantially in the future, our operating results, which are reported in U.S. dollars, could be adversely affected.
As we continue to expand our international operations, we will become more exposed to the effects of fluctuations in currency exchange rates. A substantial majority of our revenues to date have been denominated in U.S. dollars and, therefore, we have not historically been subject to foreign currency risk. In addition, as we continue to expand internationally, we expect to incur increased expenses for employee compensation and other operating expenses at non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our operating results. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.
Our global operations subject us to potentially adverse tax consequences.
We operate in a number of tax jurisdictions globally, including in the U.S. at the federal, state and local levels, and in many foreign countries, and plan to continue to expand the scale of our operations in the future. We are subject to review and potential audit by a number of U.S. and non-U.S. tax authorities. A change in law or in our global operations could result in higher effective tax rates, reduced cash flows and lower overall profitability. In particular, our intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. Tax authorities may disagree with and may challenge our tax positions. If our tax positions were not sustained, we could be required to pay additional taxes, interest, penalties or other costs, or have other material consequences, which could result in higher effective tax rates, reduced cash flows, and lower overall profitability.
Taxing authorities in the U.S. and in foreign jurisdictions may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value-added or similar taxes, and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, operating results, and financial condition.
The application of indirect taxes, such as sales, use, value-added, and goods and services taxes, to businesses like ours is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.
In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. For example, in November 2020, San Francisco voters approved Proposition F, which gradually increases the gross receipts tax rates (effective January 1, 2021) for companies doing business in San Francisco. Additionally, the State of Maryland enacted a digital advertising tax which could apply to us effective January 1, 2022. Such taxes could adversely affect our business, operating results, and financial condition.
We are subject to various indirect non-income taxes, such as payroll, sales, use, value-added and goods and services taxes in the United States and various foreign jurisdictions, and we may face indirect tax audits in various U.S. and foreign jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may question, challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage neighbors from utilizing our platform or could otherwise harm our business, operating results, and financial condition.
We could be subject to changes in tax rates, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities.
Due to shifting economic and political conditions in both the United States and internationally, tax policies, laws, or rates in various jurisdictions may be subject to significant changes in ways that impair our financial results. Various jurisdictions around the world have enacted or are considering digital services taxes, which could lead to inconsistent and potentially overlapping international tax regimes. The Organization for Economic Cooperation and Development (“OECD”) recently released proposals relating to its initiative for modernizing international tax rules, with the goal of having different countries implement a modernized and aligned international tax framework, but there can be no guarantee that this will occur.
Risks Related to Legal and Regulatory Matters
We may be liable as a result of content or information that is published or made available on our platform.
We are subject to many U.S. federal and state and foreign laws and regulations that involve matters central to our business, including laws and regulations that involve data privacy and protection, intellectual property (including copyright and patent laws), content regulation, rights of publicity, advertising, marketing, health and safety, competition, protection of minors, consumer protection, taxation, anti-bribery, anti-money laundering and corruption, economic or other trade prohibitions or sanctions or securities law compliance. Although content on our platform is typically generated by third parties, and not by us, we may be sued or face regulatory liability for claims relating to content or information that is made available on our service, including claims of defamation, disparagement, intellectual property infringement, or other alleged damages could be asserted against us. Our systems, tools and personnel that help us to proactively detect potentially policy-violating or otherwise inappropriate content cannot identify all such content on our service, and in many cases this content will appear on the Nextdoor platform. This risk may increase as we develop and increase the use of certain features, such as video, for which identifying such content is challenging. Additionally, some controversial content may not be banned on the Nextdoor platform and, even if it is not featured in advertisements to neighbors, it may still appear in the newsfeed or elsewhere. This risk is enhanced in certain jurisdictions outside of the United States where our protection from liability for content published on our platform by third parties may be unclear and where we may be less protected under local laws than we are in the United States. Further, if policy-violating content is found on the Nextdoor platform, we may be in violation of the terms of certain of our key agreements, which may result in termination of the agreement and potentially payment of damages in some cases. We could incur significant costs in investigating and defending such claims and, if we are found liable, damages. If any of these events occur, our business, operating results, and financial condition could be harmed.
While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the Digital Millennium Copyright Act, the Communications Decency Act (“CDA”), the fair-use doctrine in the United States and the Electronic Commerce Directive in the European Union, differences between statutes, limitations on immunity, requirements to maintain immunity, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by neighbors and advertisers or otherwise contributed by third-parties to our platform.

Actions by governments that restrict access to the Nextdoor platform in their countries, or that otherwise impair our ability to sell advertising in their countries, could substantially harm our business, operating results, and financial condition.
Governments may seek to censor content available on the Nextdoor platform or restrict access to the platform from their country entirely, or impose other restrictions that may affect the accessibility of the platform in their country for an extended period of time or indefinitely. In addition, government authorities in other countries may seek to restrict neighbors’ access to the platform if they consider us to be in violation of their laws or a threat to public safety or for other reasons. It is possible that government authorities could take action that impairs our ability to sell advertising, including in countries where access to our consumer-facing platform may be blocked or restricted. In the event that content shown on the Nextdoor platform is subject to censorship, access to the platform is restricted, in whole or in part, in one or more countries, or other restrictions are imposed on the platform, or our competitors are able to successfully penetrate new geographic markets or capture a greater share of existing geographic markets that we cannot access or where we face other restrictions, our ability to retain or increase our neighbor base, neighbor engagement, or the level of advertising by advertisers may be adversely affected, we may not be able to maintain or grow our revenue as anticipated, and our financial results could be adversely affected.
Our business is subject to complex and evolving U.S. and foreign laws, regulations and industry standards, many of which are subject to change and uncertain interpretation, which uncertainty could harm our business, operating results, and financial condition.
We are subject to many U.S. federal and state and foreign laws, regulations and industry standards that involve matters central to our business, including laws and regulations that involve data privacy, cybersecurity, intellectual property (including copyright and patent laws), content, rights of publicity, advertising, marketing, competition, protection of minors, consumer protection, taxation, and telecommunications. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. In addition, the introduction of new products, expansion of our activities in certain jurisdictions, or other actions that we may take may subject the company to additional laws, regulations, or other government scrutiny.
We rely on a variety of statutory and common-law frameworks and defenses relevant to the content available on the Nextdoor platform, including the Digital Millennium Copyright Act, the CDA and the fair-use doctrine in the United States, and the Electronic Commerce Directive in the European Union. However, each of these statutes is subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal and state legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages.
The European Union is also reviewing the regulation of digital services, and has introduced the Digital Services Act (“DSA”), a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided by the E-Commerce Directive. Some European jurisdictions and the United Kingdom have also proposed or intend to pass legislation that imposes new obligations and liabilities on platforms with respect to certain types of harmful content. While the scope and timing of these proposals are currently uncertain, if the rules, doctrines or currently available defenses change, if international jurisdictions refuse to apply similar protections that are currently available in the United States or the European Union or if a court were to disagree with our application of those rules to our service, we could be required to expend significant resources to try to comply with the new rules or incur liability, and our business, operating results, and financial condition could be harmed.
We collect, store, use, share and otherwise process data, some of which contains personal information about individuals including, but not limited to, our neighbors, employees and partners including, contact details, network details, and location data. We are therefore subject to U.S. (federal, state, local) and foreign laws and regulations regarding data privacy and security and the processing of personal information and other data from neighbors, employees or business partners. The regulatory framework for privacy, information security, data protection and processing worldwide and interpretations of existing laws and regulations is likely to continue to be uncertain and current or future legislation or regulations in the United States and other jurisdictions, or new interpretations of existing laws and regulations, could significantly restrict or impose conditions on our ability to process data and increase notice or consent requirements before we can utilize advertising technologies.
In the United States, we are subject to numerous federal, state and local data privacy and security laws and regulations governing the processing of information about individuals. For example, the CCPA, which took effect in January 2020, establishes certain transparency obligations and creates new data privacy rights for users, including rights to access and delete their personal information as well as opt-out of certain sales or transfers of their personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes statutory damages for certain violations of the law as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. Additionally, California voters approved a new privacy law, the CPRA, which becomes effective January 1, 2023 (with a look back to January 2022). The CPRA will significantly modify the CCPA, including by expanding consumers’ rights and establishing a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. For example, the CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. Virginia and Colorado have enacted the Consumer Data Protection Act (“VCDPA”) and the Colorado Data privacy Act (“CDPA”), respectively, which may impose obligations similar to or more stringent than those we may face under other data protection laws. Compliance with the CPRA, the CCPA, the VCDPA, the CDPA and any newly enacted privacy and data security laws or regulations may be challenging and cost- and time-intensive, and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation.
In the EEA, we are subject to the GDPR and in the United Kingdom, we are subject to the United Kingdom data protection regime consisting primarily of the UK GDPR and the UK Data Protection Act 2018, in each case in relation to our collection, control, processing, sharing, disclosure and other use of data relating to an identifiable living individual (personal data). The GDPR, and national implementing legislation in EEA member states and the United Kingdom, imposes a strict data protection compliance regime, grants new rights for data subjects in regard to their personal data (including the right to be “forgotten” and the right to data portability) and enhances current rights (e.g., data subject access requests).
We are also subject to European Union rules with respect to cross-border transfers of personal data out of the EEA and the United Kingdom. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and the United Kingdom to the United States. On July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-U.S. Privacy Shield Framework, or Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the EU Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. To safeguard data transfers from the EEA to other jurisdictions, including the USA, we currently utilize standard contractual contracts approved by the EU Commission.
This CJEU decision may result in different EEA data protection regulators applying differing standards for the transfer of personal data from the EEA to the United States, and even require ad hoc verification of measures taken with respect to data flows. Therefore, as a result of this CJEU decision, we may be required to review, amend and take additional steps to legitimize impacted personal data transfers. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer increased costs to ensure compliance as well as additional complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our business, financial condition and results of operations. The EU Commission has also published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. Where we continue to rely on standard contractual clauses, we will need to implement the revised standard contractual clauses, in relation to relevant existing contracts and vendor/customer arrangements, within the relevant time frames. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR.
The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how U.K. data protection laws and regulations, including those regarding data transfers to and from the United Kingdom, will develop in the medium to longer term. For example, while the EU Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards, the decision will automatically expire in June 2025 unless the EU Commission re-assesses and renews/extends it. These developments and this uncertainty will lead to additional costs and increase our overall risk exposure.
We are also subject to evolving E.U. and U.K. privacy laws on cookies and e-marketing. In the E.U. and the U.K., regulators are increasingly focusing on compliance with current national laws that implement the European Directive 2002/58/EC (the “ePrivacy Directive”). The ePrivacy Directive is highly likely to be replaced by an EU regulation known as the ePrivacy Regulation that will significantly increase fines for non-compliance. In the E.U. and the U.K., informed consent is required for the placement of certain cookies or similar technologies on a user’s device and for direct electronic marketing and (under the UK GDPR and the GDPR) valid consent is tightly defined, including, a prohibition on pre-checked consents and, in the context of cookies, a requirement to obtain separate consents for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target users, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users.
While we have put in efforts to comply with these regulations, the uncertainty surrounding enforcement and changing privacy landscapes could change our compliance status. Similarly, there are a number of legislative proposals in the European Union, the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business.
The costs of complying with these laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are high and likely to increase in the future, particularly as the degree of regulation increases, our business grows and our geographic scope expands. The impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the technology sector that have greater resources. Even though we communicate with lawmakers and regulators in countries and regions in which we conduct business, and despite having a dedicated policy team to monitor legal and regulatory developments, any failure or perceived failure of compliance on our part to comply with the laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results. Furthermore, it is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely.
We could be involved in legal disputes that are expensive and time consuming, and, if resolved adversely, could harm our business, operating results, and financial condition.
We are currently involved in, and may in the future be involved in, actual and threatened legal proceedings, claims, investigations and government inquiries arising in the ordinary course of our business, including intellectual property, data privacy, cybersecurity, privacy and other torts, illegal or objectionable content, consumer protection, securities, stockholder derivative claims, employment, governance, workplace culture, contractual rights, civil rights infringement, false or misleading advertising, or other legal claims relating to content or information that is provided to us or published or made available on our platform. Any proceedings, claims or inquiries involving us, whether successful or not, may be time consuming, result in costly litigation, unfavorable outcomes, increased costs of business, may require us to change our business practices or platform, require significant amount of management’s time, may harm our reputation or otherwise harm our business, operating results, and financial condition.
We are currently involved in and have been subject to actual and threatened litigation with respect to third-party patents, trademarks, copyrights and other intellectual property, and may continue to be subject to intellectual property litigation and threats thereof. Companies in the internet, technology and media industries own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, grow our business and platform offerings, and become increasingly high profile, the possibility of receiving a larger number of intellectual property claims against the company grows. In addition, various “non-practicing entities” that own patents and other intellectual property rights have asserted, and may in the future attempt to assert, intellectual property claims against us to extract value through licensing or other settlements.
From time to time, we receive letters from patent holders alleging that the Nextdoor platform infringes on their patent rights and from trademark holders alleging infringement of their trademark rights. We also receive letters from holders of copyrighted content alleging infringement of their intellectual property rights. Our technologies and content, including the content that neighbors upload to the platform, may not be able to withstand such third-party claims.
With respect to any intellectual property claims, we may have to seek a license to continue using technologies or engaging in practices found to be in violation of a third-party’s rights, which may not be available on reasonable terms and may significantly increase our operating expenses. A license to continue such technologies or practices may not be available to us at all and we may be required to discontinue use of such technologies or practices or to develop alternative non-infringing technologies or practices. The development of alternative non-infringing technologies or practices could require significant effort and expense or may not be achievable at all. Our business, operating results, and financial condition could be harmed as a result.
Exposure to United Kingdom political developments, including the effect of its withdrawal from the European Union, could be costly and difficult to comply with and could adversely impact our business, operations results, and financial condition.
In June 2016, a referendum was passed in the United Kingdom to leave the European Union, commonly referred to as “Brexit.” This decision created an uncertain political and economic environment in the United Kingdom and other European Union countries, and the formal process for leaving the European Union has taken years to complete. Although the United Kingdom and the European Union have recently entered into a trade and cooperation agreement, the long-term nature of the United Kingdom’s relationship with the European Union remains unclear and there is considerable uncertainty as to their future political and economic relations. The political and economic instability created by Brexit has caused and may continue to cause significant volatility in global financial markets and uncertainty regarding the regulation of cybersecurity in the United Kingdom. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. For example, as discussed above, although the European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards, uncertainty remains regarding how data transfers to and from the United Kingdom will be regulated in the long term. Brexit could also have the effect of disrupting the free movement of goods, services, capital, and people between the United Kingdom, the European Union, and elsewhere. The full effect of Brexit is uncertain and depends on any current and future agreements the United Kingdom makes with the European Union and others. Consequently, no assurance can be given about the impact of these developments, and our operational, tax, and other policies may require reassessment and our business, operating results, and financial condition may be seriously harmed.
The obligations associated with operating as a public company following the Business Combination will require significant resources and management attention and will cause us to incur additional expenses, which will adversely affect our profitability.
Following the Business Combination, our expenses will increase as a result of the additional accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations. As a non-public company, we were not previously required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Business Combination, we are required to comply with certain requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results with the SEC. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a public company, we will, among other things:
•prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws;
•create or expand the roles and duties of our Board of Directors and committees of the Board;
•institute more comprehensive financial reporting and disclosure compliance functions; and
•establish new and enhance existing internal policies, including those relating to disclosure controls and procedures.
These changes, and the additional involvement of accountants and legal advisors, will require a significant commitment of additional resources. We might not be successful in complying with these obligations and the significant commitment of resources required for complying with them could have a material adverse effect on our business, financial condition, results of operations and cash flows. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. Moreover, in connection with this Business Combination, we increased our directors’ and officers’ insurance coverage, which increased our insurance cost. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors would also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit and risk committee and compensation and people development committee, and qualified executive officers.
Failure to maintain effective systems of internal control and disclosure controls could have a material adverse effect on our business, operating results, and financial condition.
Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. As a public company, we are required by the Sarbanes-Oxley Act to design and maintain a system of internal control over financial reporting and disclosure controls and procedures. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.

Our current controls and any new controls we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, may result in a restatement of our financial statements for prior periods, cause us to fail to meet our reporting obligations, and could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in the periodic reports we will file with the SEC. Following the Business Combination, we remain an “emerging growth company,” and as such are not required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our Class A common stock. Prior to the Business Combination, we were not required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and were therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose.
We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition.
Prior to the Business Combination, KVSB identified material weaknesses in its internal control over financial reporting as of June 30, 2021. If our remediation measures are ineffective, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in our company and materially and adversely affect our business and operating results, and as a result, the value of our Class A common stock.
Prior to the Business Combination, on August 31, 2021, KVSB’s management, together with its audit committee, determined that its previously issued financial statements and other financial data as of and for the period from January 29, 2021 (inception) through March 31, 2021 should be restated (the “Restatement”). Due solely to the events that led to the Restatement of KVSB’s financial statements, its management identified material weaknesses in internal controls over financial reporting related to that inaccurate accounting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary to provide reliable financial reports and prevent fraud. KVSB devoted and we plan to continue to devote, significant effort and resources to the remediation and improvement of its internal controls over financial reporting. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
Risks Related to Intellectual Property
If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business, operating results, and financial condition may be adversely affected.
We rely and expect to continue to rely on a combination of confidentiality, assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect our proprietary rights. In the United States and internationally, we have filed various applications for protection of certain aspects of our intellectual property, and we currently hold issued patents and copyrights in the United States, issued copyrights in the United States, and multiple trademark registrations in the United States and other foreign countries. Third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved.
Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Patent applications in the U.S. are typically not published until at least 18 months after filing, or, in some cases, not at all. We cannot be certain that we were the first to make the inventions claimed in our pending patent applications or that we were the first to file for patent protection. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Recent changes to the patent laws in the U.S. may also bring into question the validity of certain software patents and may make it more difficult and costly to prosecute patent applications. Such changes may lead to uncertainties or increased costs and risks surrounding the prosecution, validity, ownership, enforcement, and defense of our issued patents and patent applications and other intellectual property, the outcome of third-party claims of infringement, misappropriation, or other violation of intellectual property brought against us and the actual or enhanced damages (including treble damages) that may be awarded in connection with any such current or future claims, and could have a material adverse effect on our business.
We rely on our trademarks, trade names, and brand names to distinguish our platform from the products of our competitors. However, third parties may have already registered identical or similar marks for products or solutions that also address the software market. Efforts by third parties to limit use of our brand names or trademarks and barriers to the registration of brand names and trademarks may restrict our ability to promote and maintain a cohesive brand throughout our key markets. There can also be no assurance that pending or future U.S. or foreign trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our platform, which would result in loss of brand recognition and would require us to devote resources to advertising and marketing new brands.
In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have generally taken measures to protect our proprietary rights, there can be no assurance that others will not offer products or concepts that are substantially similar to ours and compete with our business. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to more effectively mimic the Nextdoor platform and methods of operations.
To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management’s attention, and we cannot assure that we will be successful in such action. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights (or to contest claims of infringement) than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from knowingly or unknowingly infringing upon, misappropriating or circumventing our intellectual property rights. If we are unable to protect our proprietary rights (including aspects of our software and platform protected other than by patent rights), we will find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create our platform. Moreover, we may need to expend additional resources to defend our intellectual property rights in foreign countries, and our inability to do so could impair our business, results of operations and financial condition or adversely affect our business, operating results, and financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and proprietary information.
We have devoted substantial resources to the development of our intellectual property and proprietary rights. To protect our intellectual property and proprietary rights, we rely in part on confidentiality agreements with our employees, vendors, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Effective trade secret protection may also not be available in every country in which the Nextdoor platform is available or where we have employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with the Nextdoor platform by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. In addition, others may independently discover trade secrets and proprietary information and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Third parties may claim that our platform infringes their intellectual property rights and this may create liability for us or otherwise adversely affect our business, operating results and financial condition.
Third parties may claim that the Nextdoor platform infringes their intellectual property rights, and such claims may result in legal claims against us and our technology partners and customers. These claims may damage our brand and reputation and create liability for us. We expect the number of such claims to increase as the functionality of our platform overlaps with that of other products and services, and as the volume of issued software patents and patent applications continues to increase.
Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, patent holding companies, non-practicing entities, and other adverse patent owners that are not deterred by our existing intellectual property protections may seek to assert patent claims against us. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we may face a higher risk of being the subject of intellectual property infringement claims.
We may also face exposure to third party intellectual property infringement, misappropriation, or violation actions if we engage software engineers or other personnel who were previously engaged by competitors or other third parties and those personnel inadvertently or deliberately incorporate proprietary technology of third parties into our products. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could severely harm our business. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in us having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. Alternatively, we could be required to develop alternative non-infringing technology, which could require significant time, effort, and expense, and may affect the performance or features of our platform. If we cannot license or develop alternative non-infringing substitutes for any infringing technology used in any aspect of our business, we would be forced to limit use of our platform. Any of these results would adversely affect our business, operating results and financial condition.

Our use of “open source” software could subject us to possible litigation or could prevent us from offering products that include open source software or require us to obtain licenses on unfavorable terms.
A portion of the technologies we use incorporates “open source” software, and we may incorporate open source software in the future. Open source software is generally licensed by its authors or other third parties under open source licenses. These licenses may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative work we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use third-party open source software have also faced claims challenging the use of such open source software and their compliance with the terms of the applicable open source license. We may be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming non-compliance with the applicable open source licensing terms.
In addition to using open source software, we also license to others some of our software through open source projects. Open sourcing our own software requires the company to make the source code publicly available, and therefore can affect our ability to protect our intellectual property rights with respect to that software. Additionally, if a third-party software provider has incorporated open source software into software that we license from such provider, we could be required to disclose any of our source code that incorporates or is a modification or derivative work of such licensed software. If an author or other third party that distributes open source software that we use or license were to allege that we had not complied with the conditions of the applicable license, we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from offering our products that contained the open source software, required to release proprietary source code, required to obtain licenses from third parties or otherwise required to comply with the unfavorable conditions unless and until we can re-engineer the product so that it complies with the open source license or does not incorporate the open source software.
The terms of many open source licenses have not been interpreted by U.S. or foreign courts, and accordingly there is a risk that those licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our platform. In that event, we could be required to seek licenses from third parties in order to continue offering our platform, to re-develop our platform, or to release our proprietary source code under the terms of an open source license, any of which could harm our business. Enforcement activity for open source licenses can also be unpredictable. Were it determined that our use was not in compliance with a particular license, we may be required to release our proprietary source code, defend claims, pay damages for breach of contract or copyright infringement, grant licenses to our patents, re-engineer our platform, or take other remedial action that may divert resources away from our product development efforts, any of which could negatively impact our business. Open source compliance problems can also result in damage to reputation and challenges in recruitment or retention of engineering personnel. Further, given the nature of open source software, it may be more likely that third parties might assert copyright and other intellectual property infringement claims against us based on our use of these open source software programs. Litigation could be costly for us to defend, have a material adverse effect on our business, results of operations and financial condition, or require us to devote additional development resources to change our platform.
We license technology from third parties, and our inability to maintain those licenses could harm our business.
We currently incorporate, and will in the future continue to incorporate, technology that we license from third parties, including software, into our platform. Licensing technologies from third parties exposes us to increased risk of being the subject of intellectual property infringement due to, among other things, our lower level of visibility into the development process with respect to such technology and the care taken to safeguard against infringement risks. We cannot be certain that our licensors do not or will not infringe on the intellectual property rights of third parties or that our licensors have or will have sufficient rights to the licensed intellectual property in all jurisdictions in which we operate. Some of our agreements with our licensors may be terminated by them for convenience, or otherwise provide for a limited term. If we are unable to continue to license technology because of intellectual property infringement claims brought by third parties against our licensors or against us, or if we are unable to continue our license agreements or enter into new licenses on commercially reasonable terms, our ability to develop our platform that is dependent on that technology would be limited, and our business could be harmed. Additionally, if we are unable to license technology from third parties, we may be forced to acquire or develop alternative technology, which we may be unable to do in a commercially feasible manner or at all, and may require us to use alternative technology of lower quality or performance standards. As a result, our business, operating results and financial condition would be adversely affected.
Risks Related to Ownership of Our Class A Common Stock
The price of our Class A common stock may be volatile.
The price of our Class A common stock, may fluctuate due to a variety of factors, including:
•actual or anticipated fluctuations in our user growth, retention, engagement, revenue, or other operating results;
•developments involving our competitors;
•variations between our actual operating results and the expectations of securities analysts, investors, and the financial community;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•any forward-looking financial or operating information we may provide to the public or securities analysts, any changes in this information, or our failure to meet expectations based on this information;
•publication of research reports by securities analysts about us, our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•additional shares of our Class A common stock being sold into the market by us or our existing stockholders, or the anticipation of such sales, or if existing stockholders subject to a lock-up sell shares into the market when applicable “lock-up” periods end;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation involving us;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our Class A common stock available for public sale;
•announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•announcements by us or estimates by third parties of actual or anticipated changes in the size of our user base or the level of user engagement;
•changes in operating performance and stock market valuations of technology companies in our industry, including our partners and competitors;
•price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies; and
•other events or factors, including those resulting from effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and seriously harm our business.
Our historical financial results and the unaudited pro forma financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The historical financial results included in this prospectus do not reflect the financial condition, results of operations or cash flows we would have achieved as a combined company during the periods presented or those that we will achieve in the future. This is primarily the result of the following factors: (i) we will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) our capital structure will be different from that reflected in our historical financial statements. Our financial condition and future results of operations could be materially different from amounts reflected in our historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.
Similarly, the unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this prospectus. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.
S&P Dow Jones and FTSE Russell limit their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.
The dual class structure of our common stock will have the effect of concentrating voting power with our management and other existing stockholders, which will limit your ability to influence the outcome of important transactions, including a change in control.
Our Class B common stock has 10 votes per share and our Class A common stock has one vote per share. Stockholders who hold shares of our Class B common stock, including certain of our executive officers, employees, and directors and their affiliates and other existing stockholders, including the Sponsor, together hold a substantial majority of the voting power of our outstanding capital stock. Because of the 10-to-1 voting ratio between our Class B common stock and Class A common stock, the holders of our Class B common stock collectively control a majority of the combined voting power of common stock and therefore are able to control all matters submitted to our stockholders for approval so long as the shares of Class B common stock represent at least 9.1% of all outstanding shares of our Class A common stock and Class B common stock. This concentrated control will limit or preclude your ability to influence the outcome of important corporate matters, including a change in control, for the foreseeable future.
Transfers by holders of our Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board of Directors deems relevant. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our Class A common stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover our company downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, the price of our Class A common stock would likely decline. If few analysts cover our company, demand for our Class A common stock could decrease and our Class A common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our Class A common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future resales of our Class A common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Following the Business Combination, subject to certain exceptions, the Sponsor and certain affiliated individuals and certain Nextdoor equity holders are contractually restricted from selling or transferring any of their shares of Class A common stock (not including the shares of our Class A common stock issued in the PIPE Financing pursuant to the terms of the Subscription Agreements or purchased in the public market) (the “Lock-up Shares”) for certain periods of time. Under our Bylaws, and subject to certain customary exceptions, such lockup restrictions applicable to all the Nextdoor Stockholders’ Lock-up Shares begin on the Closing Date and end on May 4, 2022, the date that is 180 days following the Closing Date. An aggregate of 366,312,451 shares of our Class B common stock (including 62,308,475 shares of our Class B common stock subject to outstanding equity awards) and the same number of shares of our Class A common stock underlying such Class B common stock are subject to lock-up restrictions set forth in our Bylaws. As a result, a significant number of our shares of Class A common stock will be available for sale on May 5, 2022. Pursuant to the Sponsor lock-up agreement, and subject to certain customary exceptions, such lockup restrictions applicable to the Sponsor Lock-up Shares begin on the Closing Date and end on November 5, 2022, the one year anniversary of the Closing Date. An aggregate of 11,541,291 shares of our Class A common stock and an aggregate of 8,580 shares of our Class B common stock are subject to lock-up restrictions under the Sponsor lock-up agreement.

Following the expiration of each lockup, the applicable stockholders will not be restricted from selling shares of our Class A common stock held by them, other than by applicable securities laws. Additionally, the Third-Party PIPE Investors will not be restricted from selling any of their shares of our Class A common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock.
As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our shares of Class A common stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares of common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our shares of common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Provisions in our charter documents and under Delaware law, including anti-takeover provisions, could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may limit attempts by our stockholders to replace or remove our current management.
Provisions in our Certificate of Incorporation and our Bylaws, including anti-takeover provisions, may have the effect of delaying or preventing a merger, acquisition or other change of control of the company that our stockholders may consider favorable. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Among other things, our Certificate of Incorporation and Bylaws include provisions that:
•provide that our Board of Directors is classified into three classes of directors with staggered three-year terms;
•permit our Board of Directors to establish the number of directors and fill any vacancies and newly created directorships;
•require super-majority voting to amend some provisions in our Certificate of Incorporation and Bylaws;
•authorize the issuance of “blank check” preferred stock that our Board of Directors could use to implement a stockholder rights plan;
•provide that only our chairperson of the Board of Directors, our chief executive officer, the lead independent director or a majority of our Board of Directors will be authorized to call a special meeting of stockholders;
•eliminate the ability of our stockholders to call special meetings of stockholders;
•do not provide for cumulative voting;
•provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;
•provide for a dual class common stock structure in which holders of our Class B common stock may have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our common stock, including the election of directors and other significant corporate transactions, such as a merger or other sale of our company or its assets;
•prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•provide that our Board of Directors is expressly authorized to make, alter, or repeal our bylaws; and
•establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock.

Our Certificate of Incorporation contains exclusive forum provisions for certain claims, which may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation, our Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine.
Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our Certificate of Incorporation provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholders’ ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or employees, which may discourage lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation and Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results.

USE OF PROCEEDS
All of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the shares of Class A common stock covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Class A common stock is currently listed on the NYSE under the symbol “KIND.” Prior to the Closing, the KVSB Class A common stock was listed on the Nasdaq Capital Market under the symbol “KVSB.” On November 29, 2021, the closing sale price of our Class A common stock was $11.59 per share. As of November 5, 2021, following the completion of the Business Combination, there were 29 holders of record of our Class A common stock and 771 holders of record of our Class B common stock. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our Board of Directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meanings as terms defined and included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information of Nextdoor Holdings (“New Nextdoor”) has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”) and presents the combination of the historical financial information of KVSB and Nextdoor adjusted to give effect to the Merger pursuant to the Merger Agreement, the PIPE Investment pursuant to the Subscription Agreements and the other related events contemplated by the Merger Agreement (collectively, the “Transactions”).
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical unaudited condensed balance sheet of KVSB as of September 30, 2021 with the historical unaudited condensed consolidated balance sheet of Nextdoor as of September 30, 2021 on a pro forma basis as if the Transactions and the other related events, summarized below, had been consummated on September 30, 2021.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the historical unaudited condensed statement of operations of KVSB for the period from January 29, 2021 (date of inception) to September 30, 2021 and the historical unaudited condensed consolidated statement of operations of Nextdoor for the nine months ended September 30, 2021 on a pro forma basis as if the Transactions and the other related events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The date of inception for KVSB was January 29, 2021, therefore the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents only the historical audited consolidated statement of operations of Nextdoor for the year ended December 31, 2020 on a pro forma basis as if the Transactions and the other related events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•the historical unaudited condensed financial statements of KVSB as of September 30, 2021 and for the period from January 29, 2021 (date of inception) to September 30, 2021, included elsewhere in this prospectus;
•the historical unaudited condensed consolidated financial statements of Nextdoor as of and for the nine months ended September 30, 2021 and the historical audited consolidated financial statements of Nextdoor as of and for the year ended December 31, 2020; and
•other information relating to KVSB and Nextdoor included in this prospectus.
The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.
Description of the Transactions
Pursuant to the Merger Agreement, Merger Sub merged with and into Nextdoor, with Nextdoor surviving the Transactions. Nextdoor became a wholly owned subsidiary of KVSB and KVSB was immediately renamed Nextdoor Holdings, Inc. Upon the consummation of the Transactions, all holders of 97,886,321 issued and outstanding shares of Nextdoor common stock (after giving effect to the conversion of all Nextdoor preferred stock) received shares of New Nextdoor Class B common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio resulting in 304,003,976 shares of New Nextdoor Class B common stock immediately issued and outstanding as of the Closing, all holders of issued and outstanding Nextdoor Equity Awards received New

Nextdoor Awards covering 62,308,475 shares of New Nextdoor Class B common stock after giving effect to the Exchange Ratio, and holders of each entitlement to receive Nextdoor common stock pursuant to the Pixel Labs Merger Agreement were automatically converted into the right to receive 180,549 shares of New Nextdoor Class B common stock after giving effect to the Exchange Ratio, based on the following events contemplated by the Merger Agreement and based on Nextdoor’s capitalization as of November 5, 2021:
•the conversion of all 61,331,815 issued and outstanding shares of Nextdoor preferred stock into 61,331,815 shares of Nextdoor common stock at the conversion rate as calculated pursuant to Nextdoor’s certificate of incorporation;
•the conversion of all 97,886,321 issued and outstanding shares of Nextdoor common stock (including Nextdoor common stock resulting from the conversion of the Nextdoor preferred stock) into 304,003,976 shares of New Nextdoor Class B common stock as adjusted by the Exchange Ratio;
•the conversion of all 19,196,313 granted and outstanding unexercised Nextdoor Options into 59,616,898 New Nextdoor Options exercisable for shares of New Nextdoor Class B common stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio;
•the conversion of all 866,687 granted and outstanding unvested Nextdoor RSUs into 2,691,577 New Nextdoor RSUs for shares of New Nextdoor Class B common stock with the same terms and vesting conditions except for the number of shares, which was adjusted by the Exchange Ratio; and
•the conversion of the entitlement to receive 58,135 shares of Nextdoor common stock pursuant to the Pixel Labs Merger Agreement into the right to receive 180,549 shares of New Nextdoor Class B common stock, which was adjusted by the Exchange Ratio.
The determination of the 304,003,976 shares of New Nextdoor Class B common stock issued and outstanding as of the Closing and the New Nextdoor Awards covering 62,308,475 shares reserved for the potential future issuance of New Nextdoor Class B common stock is summarized below:

	Nextdoor Stock Outstanding as of September 30, 2021	Additional Nextdoor Stock Issued After September 30, 2021(1)	Conversion of Nextdoor Preferred Stock into Common Stock	Nextdoor Stock Outstanding Prior to Closing	New Nextdoor Stock Held by Nextdoor Stockholders Post Closing(2)
COMMON STOCK
Common Stock	36,361,781	192,725	61,331,815	97,886,321	304,003,976
PREFERRED STOCK
Series A Preferred Stock	10,100,000	—	(10,100,000)	—	—
Series B Preferred Stock	11,476,446	—	(11,476,446)	—	—
Series C Preferred Stock	7,274,066	—	(7,274,066)	—	—
Series D Preferred Stock	6,795,019	—	(6,795,019)	—	—
Series E Preferred Stock	6,784,477	—	(6,784,477)	—	—
Series F Preferred Stock	7,604,539	—	(7,604,539)	—	—
Series G Preferred Stock	2,958,006	—	(2,958,006)	—	—
Series H Preferred Stock	8,339,262	—	(8,339,262)	—	—
Total Common and Preferred Stock	97,693,596	192,725	—	97,886,321	304,003,976
Nextdoor Options	19,510,612	(314,299)	—	19,196,313	59,616,898
Nextdoor RSUs	209,130	657,557	—	866,687	2,691,577
Total Nextdoor Awards	19,719,742	343,258	—	20,063,000	62,308,475
Total Nextdoor Stock and Awards(3)	117,413,338	535,983	—	117,949,321	366,312,451

__________________
(1)Reflects the capitalization activity of Nextdoor subsequent to the latest balance sheet date through November 5, 2021.
(2)Per the terms of the Merger Agreement, no fractional shares of New Nextdoor Class B common stock were issued. Each holder of Nextdoor stock entitled to a fraction of a share of New Nextdoor Class B common stock had its fractional share rounded down to the nearest whole share. Each holder of a Nextdoor Award entitled to a New Nextdoor Award underlying a fraction of a share of New Nextdoor Class B common stock had its fractional award rounded down to the nearest whole share.
(3)Excludes the conversion of the entitlement to receive 58,135 shares of Nextdoor common stock pursuant to the Pixel Labs Merger Agreement into the right to receive 180,549 shares of New Nextdoor Class B common stock, which was adjusted by the Exchange Ratio.
The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Other Related Events in Connection with the Transactions
Other related events that occurred in connection with the Transactions are summarized below:
•the filing and effectiveness of our Certificate of Incorporation and the effectiveness of our Bylaws, each of which occurred immediately prior to the Effective Time and the closing of the PIPE Investment;
•the sale and issuance of 27,000,000 shares of New Nextdoor Class A common stock to PIPE Investors, which includes 750,000 shares of New Nextdoor Class A common stock to the Sponsor Related PIPE Investors and 4,500,000 shares of New Nextdoor Class A common stock to the Nextdoor PIPE Investors, including 500,000 shares of New Nextdoor Class A common stock to Nextdoor’s Chief Executive Officer and President, at a purchase price of $10.00 per share pursuant to the PIPE Investment; and
•the satisfaction of the performance-based vesting condition upon the Closing of the Transactions for a stock option to purchase 743,184 shares of Nextdoor common stock granted to Nextdoor's Chief Executive Officer and President in March 2021, which resulted in stock-based compensation expense of $8.5 million. The option vested in a single installment upon the Closing subject to her continuous employment through such date.
Expected Accounting Treatment of the Transactions
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KVSB is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Transactions are expected to be reflected as the equivalent of Nextdoor issuing stock for the net assets of KVSB, accompanied by a recapitalization. The net assets of KVSB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Nextdoor.
Nextdoor has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:
•Nextdoor stockholders have a relative majority of the voting power of New Nextdoor;
•The Board of Directors of New Nextdoor has ten members, and Nextdoor stockholders have the ability to nominate a majority of the members of the Board of Directors;
•Nextdoor’s senior management comprise the senior management roles of New Nextdoor and are responsible for the day-to-day operations;
•New Nextdoor assumed the Nextdoor Holdings, Inc. name and corporate headquarters; and
•The intended strategy and operations of New Nextdoor continues Nextdoor’s current strategy and operations to leverage technology to connect millions of neighbors online and in real life to build stronger, more vibrant, and resilient neighborhoods.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of New Nextdoor upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings, or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New Nextdoor following the completion of the Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. KVSB and Nextdoor have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein reflects KVSB stockholders’ approval of the Transactions on November 2, 2021 and the redemption of 1,222,040 public shares of KVSB’s Class A common stock at approximately $10.00 per share based on the pro rata portion of the funds in the trust account, for an aggregate payment of $12.2 million.
The following summarizes the New Nextdoor common stock issued and outstanding immediately after the Closing of the Transactions on November 5, 2021:

	Share Ownership in New Nextdoor
	Pro Forma Combined(4)
	Class A	Class B(2)
	Number of Shares	Number of Shares	% Ownership	% Voting
Nextdoor stockholders(1)	—	304,003,976	79.3%	97.4%
KVSB Sponsor and related parties(5)	11,541,291	—	3.0%	0.4%
KVSB public stockholders	40,412,372	—	10.6%	1.3%
PIPE Investors(3)	27,000,000	—	7.1%	0.9%
Total	78,953,663	304,003,976	100.0%	100.0%
__________________
(1)Excludes 62,308,475 shares of New Nextdoor Class B common stock (or 48,287,115 shares of New Nextdoor Class B common stock assuming that all Nextdoor Awards are net settled at a deemed value of $10.00 per share and a weighted-average exercise price for the New Nextdoor Options of $2.35 per share after giving effect to the Exchange Ratio) reserved for potential future issuance upon the exercise or settlement of New Nextdoor Options, New Nextdoor Restricted Stock Awards, and New Nextdoor RSUs and excludes 180,549 shares of New Nextdoor Class B common stock related to certain entitlements pursuant to the Pixel Labs Merger Agreement. Also excludes the PIPE Investment made by the Nextdoor PIPE Investors.
(2)Nextdoor stockholders convert into New Nextdoor Class B common stock with 10:1 voting rights.
(3)Reflects the sale and issuance of 27,000,000 shares of New Nextdoor Class A common stock to PIPE Investors, which includes 750,000 shares of New Nextdoor Class A common stock to the Sponsor Related PIPE Investors and 4,500,000 shares of New Nextdoor Class A common stock to the Nextdoor PIPE Investors, including 500,000 shares of New Nextdoor Class A common stock to Nextdoor's Chief Executive Officer and President, at a purchase price of $10.00 per share pursuant to the PIPE Investment.
(4)Reflects redemptions of 1,222,040 public shares of KVSB's Class A common stock in connection with the Transactions at a redemption price of approximately $10.00 per share based on funds held in the trust account as of November 3, 2021, two business days prior to the Closing.

(5)Excludes the PIPE Investment made by the Sponsor Related PIPE Investors and includes shares held by members of the board of directors of KVSB. Reflects the conversion of the holdings of KVSB Sponsor and its related parties to New Nextdoor Class A common stock in connection with the Closing.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

	Historical KVSB	Historical Nextdoor	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$572	$66,320	$416,355	A	$692,511
			270,000	B
			(48,515)	C
			(12,221)	D
Marketable securities	—	40,239			40,239
Accounts receivable, net	—	26,784			26,784
Prepaid expenses and other current assets	654	11,746			12,400
Total current assets	1,226	145,089	625,619		771,934
Property and equipment, net	—	12,294			12,294
Operating lease right-of-use assets	—	61,090			61,090
Intangible assets, net	—	5,298			5,298
Goodwill	—	1,211			1,211
Marketable securities held in trust account	416,355	—	(416,355)	A	—
Other assets	311	4,961	(4,591)	C	681
TOTAL ASSETS	$417,892	$229,943	$204,673		$852,508

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$113	$4,360	$(785)	C	$3,688
Operating lease liabilities, current	—	6,978			6,978
Liability for unvested restricted stock	—	6,194			6,194
Accrued expenses and other current liabilities	1,582	20,960	(832)	C	21,710
Franchise tax payable	150	—			150
Advances from related party	0	—	0	C	—
Total current liabilities	1,845	38,492	(1,617)		38,720
Operating lease liabilities, non-current	—	63,448			63,448
Deferred underwriting fees payable	14,572	—	(14,572)	C	—
Class K founder shares derivative liabilities	10,300	—	(10,300)	G	—
Total liabilities	26,717	101,940	(26,489)		102,168

Nextdoor redeemable convertible preferred stock	—	447,166	(447,166)	E	—
KVSB Class A common stock subject to possible redemption	416,355	—	(12,221)	D	—

	Historical KVSB	Historical Nextdoor	Pro Forma Adjustments	Notes	Pro Forma Combined
			(404,134)	H
STOCKHOLDERS’ EQUITY (DEFICIT):
KVSB preferred stock	—	—			—
Nextdoor common stock	—	3	6	E	—
			(9)	F
KVSB Class A common stock	0	—	0	H	—
			0	I
KVSB Class B common stock	1	—	(1)	J	—
New Nextdoor Class A common stock	—	—	3	B	8
			4	H
			0	I
			1	J
			0	G
New Nextdoor Class B common stock	—	—	30	F	30
Additional paid-in capital	—	132,371	269,997	B	1,210,352
			(36,917)	C
			447,160	E
			(21)	F
			10,300	G
			404,130	H
			0	I
			0	J
			(25,181)	K
			8,513	L
Accumulated other comprehensive loss	—	(521)			(521)
Accumulated deficit	(25,181)	(451,016)	25,181	K	(459,529)
			(8,513)	L
Total stockholders’ equity (deficit)	(25,180)	(319,163)	1,094,683		750,340
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY (DEFICIT)	$417,892	$229,943	$204,673		$852,508

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except per share data)

	For the period from January 29, 2021 (inception) through September 30, 2021	Nine Months Ended September 30, 2021
	Historical KVSB	Historical Nextdoor	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$132,870	$—		$132,870
Costs and expenses:
Cost of revenue	—	20,308	—		20,308
Research and development	—	69,612	—		69,612
Sales and marketing	—	76,698	—		76,698
General and administrative	2,480	31,793	—		34,273
Formation costs	25	—	—		25
Franchise tax expense	150	—	—		150
Total costs and expenses	2,655	198,411	—		201,066
Loss from operations	(2,655)	(65,541)	—		(68,196)
Interest income	—	86	—		86
Other income (expense), net	—	(451)	—		(451)
Financing expenses on derivative classified instrument	(36,537)	—	—		(36,537)
Gain on marketable securities (net), dividends and interest, held in trust account	10	—	(10)	AA	—
Change in fair value of derivative liabilities	26,250	—	(26,250)	BB	—
Loss before income taxes	(12,932)	(65,906)	(26,260)		(105,098)
Provision for income taxes	—	96	—		96
Net loss	$(12,932)	$(66,002)	$(26,260)		$(105,194)

Net loss per share attributable to common stockholders, basic and diluted		$(2.00)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted		33,003
Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.34)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	32,223
Basic and diluted net loss per share, Class A non-redeemable common stock	$(0.34)
Weighted average shares outstanding of Class A non-redeemable common stock, basic and diluted	877
Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.34)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	5,000
Net loss per share attributable to common stockholders, basic and diluted					$(0.27)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted					382,957

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except per share data)

	Historical KVSB	Historical Nextdoor	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$—	$123,284	$—		$123,284
Costs and expenses:
Cost of revenue	—	21,586	—		21,586
Research and development	—	69,231	—		69,231
Sales and marketing	—	80,325	—		80,325
General and administrative	—	28,793	8,513	CC	37,306
Total costs and expenses	—	199,935	8,513		208,448
Loss from operations	—	(76,651)	(8,513)		(85,164)
Interest income	—	727	—		727
Other income (expense), net	—	817	—		817
Loss before income taxes	—	(75,107)	(8,513)		(83,620)
Provision for income taxes	—	127	—		127
Net loss	$—	$(75,234)	$(8,513)		$(83,747)

Net loss per share attributable to common stockholders, basic and diluted		$(2.59)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted		29,040
Net loss per share attributable to common stockholders, basic and diluted					$(0.22)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted					382,957

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.Basis of Presentation
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KVSB is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Transactions are expected to be reflected as the equivalent of Nextdoor issuing stock for the net assets of KVSB, accompanied by a recapitalization. The net assets of KVSB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Nextdoor.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical unaudited condensed balance sheet of KVSB as of September 30, 2021 with the historical unaudited condensed consolidated balance sheet of Nextdoor as of September 30, 2021 on a pro forma basis as if the Transactions and the other related events, summarized below, had been consummated on September 30, 2021.
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 combines the historical unaudited condensed statement of operations of KVSB for the period from January 29, 2021 (date of inception) to September 30, 2021 and the historical unaudited condensed consolidated statement of operations of Nextdoor for the nine months ended September 30, 2021 on a pro forma basis as if the Transactions and the other related events, summarized above, had been consummated on January 1, 2020, the beginning of the earliest period presented. The date of inception for KVSB was January 29, 2021, therefore the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 presents only the historical audited consolidated statement of operations of Nextdoor for the year ended December 31, 2020 on a pro forma basis as if the Transactions and the other related events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•the historical unaudited condensed financial statements of KVSB as of September 30, 2021 and for the period from January 29, 2021 (date of inception) to September 30, 2021, included elsewhere in this prospectus;
•the historical unaudited condensed consolidated financial statements of Nextdoor as of and for the nine months ended September 30, 2021 and the historical audited consolidated financial statements of Nextdoor as of and for the year ended December 31, 2020; and
•other information relating to KVSB and Nextdoor included in this prospectus.
The unaudited pro forma condensed combined financial information should also be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this Report. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct incremental transaction costs incurred prior to, or concurrent with, the Closing are reflected on the unaudited pro forma condensed combined balance sheet as a direct reduction to New Nextdoor’s additional paid-in capital and are assumed to be cash settled.

2.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included on the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
(A)Reflects the reclassification of $416.4 million of funds held in the trust account to cash and cash equivalents that becomes available for general corporate use by New Nextdoor.
(B)Reflects the gross proceeds of $270.0 million from the sale and issuance of 27,000,000 shares of New Nextdoor Class A common stock to PIPE Investors, which includes 750,000 shares of New Nextdoor Class A common stock to the Sponsor Related PIPE Investors and 4,500,000 shares of New Nextdoor Class A common stock to the Nextdoor PIPE Investors, including 500,000 shares of New Nextdoor Class A common stock to Nextdoor's Chief Executive Officer and President, at a purchase price of $10.00 per share pursuant to the PIPE Investment. Refer to Tickmark (C) for the treatment of the associated direct and incremental transaction costs.
(C)Represents the estimated direct and incremental transaction costs of $52.1 million incurred by KVSB and Nextdoor in connection with the Transactions and the PIPE Investment, of which $3.6 million was paid as of September 30, 2021, including $0.6 million which has been paid by KVSB and $3.0 million paid by Nextdoor. The costs include the deferred underwriting fees of $14.6 million, and includes Nextdoor deferred transaction costs incurred as of September 30, 2021 of $4.6 million, of which $0.8 million and $0.8 million were unpaid and recorded in accounts payable and accrued expenses and other current liabilities, respectively.
(D)Represents the cash disbursed for the redemption of 1,222,040 public shares of KVSB Class A common stock at approximately $10.00 per share based on funds held in the trust account as of November 3, 2021, two business days prior to the Closing, for an aggregate payment of $12.2 million.
(E)Reflects the conversion of Nextdoor preferred stock into Nextdoor common stock on a one-to-one basis pursuant to the conversion rate immediately prior to the Effective Time.
(F)Represents the issuance of 304,003,976 shares of New Nextdoor Class B common stock to holders of Nextdoor common stock at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization.
(G)Reflects the conversion of all 5,000,000 shares of KVSB’s Class K common stock, classified as a derivative liability, into 3,061,354 shares of New Nextdoor Class A common stock in connection with the Closing.
(H)Reflects the reclassification of the remaining 40,412,372 public shares of KVSB's Class A common stock after redemptions to permanent equity and the immediate conversion into shares of New Nextdoor Class A common stock on a one-to-one basis in connection with the Transactions.
(I)Reflects the conversion of 1,132,688 private placement Sponsor shares of KVSB Class A common stock into shares of New Nextdoor Class A common stock on a one-to-one basis in connection with the Transactions.
(J)Reflects the conversion of all 5,000,000 shares of KVSB's Class B common stock into 7,347,249 shares of New Nextdoor Class A common stock in connection with the Closing.
(K)Reflects the elimination of KVSB's historical accumulated deficit with a corresponding adjustment to additional paid-in capital for New Nextdoor in connection with the reverse recapitalization at the Closing.
(L)Reflects stock-based compensation expense of $8.5 million as of September 30, 2021 related to a stock option to purchase 743,184 shares of Nextdoor common stock granted to Nextdoor's Chief Executive

Officer and President, for which the performance-based vesting condition was satisfied upon the Closing of the Transactions, which is reflected as an increase to additional paid-in capital and accumulated deficit, as further described in Note 8 to the Nextdoor unaudited condensed consolidated financial statements included elsewhere in this Report. The option vested in a single installment upon the Closing subject to her continuous employment through such date.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 were as follows:
(AA)Represents the elimination of the gain on marketable securities, dividends, and interest, related to funds held in the KVSB trust account.
(BB)Reflects the elimination of the impact of the change in fair value of the derivative liabilities as these securities were converted into shares of New Nextdoor Class A common stock in connection with the Closing. The financing expenses related to the derivative classified instruments for KVSB’s Class K founder shares incurred at KVSB's inception of $36.5 million have not been eliminated from the unaudited pro forma condensed combined statement of operations as the expenses incurred at inception are not affected by the conversion of the shares of KVSB's Class K common stock into shares of New Nextdoor Class A common stock in connection with the Closing.
(CC)Reflects stock-based compensation expense of $8.5 million related to a stock option to purchase 743,184 shares of Nextdoor common stock granted to Nextdoor's Chief Executive Officer and President, for which the performance-based vesting condition was satisfied upon the Closing of the Transactions, as further described in Note 8 to the Nextdoor unaudited condensed consolidated financial statements included elsewhere in this Report. The option vested in a single installment upon the Closing subject to her continuous employment through such date.
3.Net Loss Per Share
Represents the net loss per share calculated under the two-class method using the pro forma basic and diluted weighted average shares outstanding of New Nextdoor common stock as a result of the pro forma adjustments. The Company used the two-class method to compute net loss per share, because it had issued multiple classes of common stock. The two-class method requires earnings for the period to be allocated between multiple classes of common stock based upon their respective rights to receive distributed and undistributed earnings. As the Transactions are being reflected as if the reverse recapitalization had occurred on January 1, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issued in connection with the Transactions have been outstanding for the entire periods presented. The public shares of KVSB Class A common stock redeemed are eliminated in this calculation as of January 1, 2020.

The unaudited pro forma condensed combined per share data is as follows:

	Nine Months Ended September 30, 2021
(in thousands, except per share data)	New Nextdoor Class A Common Stock	New Nextdoor Class B Common Stock
Numerator:
Pro forma net loss attributable to common stockholders – basic and diluted	$(21,688)	$(83,506)
Denominator:
Nextdoor stockholders	—	304,004
Sponsor and related parties	11,541	—
KVSB public stockholders	40,412	—
PIPE Investors	27,000	—
Pro forma weighted average shares outstanding – basic and diluted	78,953	304,004
Pro forma net loss per share attributable to common stockholders – basic and diluted	$(0.27)	$(0.27)

	Year Ended December 31, 2020
(in thousands, except per share data)	New Nextdoor Class A Common Stock	New Nextdoor Class B Common Stock
Numerator:
Pro forma net loss attributable to common stockholders – basic and diluted	$(17,266)	$(66,481)
Denominator:
Nextdoor stockholders	—	304,004
Sponsor and related parties	11,541	—
KVSB public stockholders	40,412	—
PIPE Investors	27,000	—
Pro forma weighted average shares outstanding – basic and diluted	78,953	304,004
Pro forma net loss per share attributable to common stockholders – basic and diluted	$(0.22)	$(0.22)
Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods presented because including them would have an anti-dilutive effect:

(in thousands)	Nine Months Ended September 30, 2021	Year Ended December 31, 2020
New Nextdoor Options outstanding	59,617	59,617
Unvested New Nextdoor RSUs	2,692	2,692

BUSINESS
Nextdoor is the neighborhood network
At Nextdoor, our purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. Every day we come to work to leverage technology to connect millions of neighbors online and in real life to build stronger, more vibrant, and resilient neighborhoods.
The simple human truth is that we are all social creatures. We crave connection to the people and places around us. According to an article by Dr. Gillian Sandstrom at the University of Essex, a wider range of relationships – such as a local barista, the host of a neighborhood block party, or the members of a local running group – may contribute to greater sense of belonging. People feel a greater sense of belonging, as well as increased positive affect, after simply having a social interaction with the barista at a coffee shop. Daily interactions with weak ties would be associated with greater social and emotional well-being.
Countless studies show that well-being is higher among people who have regular contact with their neighbors. We need no convincing that this is a reality. According to a Nextdoor global loneliness study, knowing as few as six neighbors reduces the likelihood of feeling lonely and is linked to lower depression, social anxiety, and financial concerns.

Knowing as few as 6 neighbors reduces the likelihood of feeling lonely

23%
23%
17%
17%
12%
8%

Actions taken as part of Nextdoor's Global Loneliness Study

- *Have regular contact with a neighbor*
- *Show care and concern for a neighbor*
- *Help a neighbor*
- *Provide advice or information to a neighbor*
- *Contribute to a large neighborhood effort*
- *Other*

By the end of the global loneliness study, participants feeling lonely decreased by

50%

Despite the difficulties we have collectively experienced since the start of the COVID-19 pandemic, we have seen neighbors come together time and time again to give and get help. It’s been inspiring to see kindness thriving in neighborhoods around the globe.

75% of neighbors say they have been a recipient of a random act of kindness

"

My husband was out yesterday morning to get mail at the post office. On his way, he stopped in at Sandy's for a coffee. When he went to pay, Sandy said the woman in front of him bought his coffee. He came home with a big smile.

"

I had a flat tire. A neighbor helped with changing the tire, and bought the new tire and put it on for me. Thank you, there are angels among us.

"

Just today in the local supermarket, I let someone go ahead of me in line. After I loaded my groceries into the belt, the cashier told me that the same young woman bought me two supermarket bags. I needed that lift.

"

Thank you very much to the people who bought our drinks at the restaurant in Grimes yesterday!

Nextdoor poll, 2021

We are confident that using technology to enable real-world connections is possible and makes a difference. Our purpose is what connects all of us at Nextdoor. Our core values are how we bring our purpose to life.

Global flywheel of growth
Today, Nextdoor is in more than 285,000 neighborhoods around the world. In the United States, nearly 1 in 3 households turn to Nextdoor to access trusted information, give and get help, and build real-world connections with people and organizations nearby — including neighbors, small and mid-sized businesses, large brands, public agencies, and nonprofits. Nextdoor is the neighborhood network that brings all of these stakeholders together to get things done locally and build thriving communities.
Nextdoor began in the United States, and as of September 30, 2021, our platform was available in 11 countries. Beyond the United States, Nextdoor supports neighborhoods in the United Kingdom, Canada, Australia, Netherlands, France, Spain, Italy, Germany, Sweden, and Denmark. We intend to continue to expand household penetration globally and to increasingly become a weekly and daily use case for our neighbors. During the third quarter of 2021, we reached 66 million Verified Neighbors, who are individuals who join Nextdoor and have their address verified by us. As of September 30, 2021, in our top neighborhoods across the world, more than 60% of total Verified Neighbors engage with Nextdoor every day.
Our business strengthens as we scale, benefiting from strong network effects. Our sole focus on neighborhoods has allowed us to optimize our product and strategy to drive neighbor growth and engagement on our platform. As neighborhood adoption of Nextdoor increases, activity among neighbors also increases, adding more relevant local content. This prompts more engagement from other neighbors, leading to further growth through word of mouth and an enhanced overall experience that strengthens neighbor retention. Once a neighbor joins and experiences the value of Nextdoor, they are very likely to stay and continue to engage on our platform.
In addition, other major stakeholders in the neighborhood such as businesses and public agencies also contribute to this flywheel of growth. We see businesses asking neighbors to join and recommend their business. We see public agencies actively recruiting neighbors so that they can be assured that urgent alerts and other messages are getting widespread distribution. These viral growth loops will continue to drive growth and engagement on Nextdoor.

nextdoor
Neighbors
Help me plug in
Local Businesses
Civic Engagement
Local Recommendations
Local Groups
Local Marketplace
Businesses
Hyperlocal at scale
Word-of-Mouth Recommendations
Data/ Targeting
Two-way Channel
Public Agencies
Verified people & info
Instant Distribution
Instant Messaging
Publishing Tools
Analytics

Neighborhoods matter more than ever
Everyone around the world is a neighbor whether they reside in a city, suburb, small town, or a rural area — we are all part of a neighborhood. We all want to feel connected and to belong. According to a recent study from Open Mind Strategy, 73% of U.S. adults say neighbors are one of the most important communities in their lives.
We also know local consumption has taken on greater importance. Consumer behavior has structurally changed post pandemic, with an increasing interest and involvement in day-to-day local activities. According to Brightpearl, 75% of neighbors plan to shop more locally and according to Owl Labs, 80% expect to work from home at least three times per week. At the same time the sharing economy, an inherently local opportunity, is expected to grow two times as fast according to Statista.
Furthermore, once neighbors are on our platform, they stay and use it frequently due to the utility that it affords them. Weekly active users engage with Nextdoor nearly four times a week in 2020, making Nextdoor one of the most frequently used consumer products, according to data from App Annie.
Just as people turn to digital networks to enhance their work (e.g., LinkedIn) and play (e.g., Instagram and TikTok), they are looking for a way to do the same in their neighborhood. We believe this is a massive untapped opportunity, and a global phenomenon. As the neighborhood network, Nextdoor is an authentic, purpose driven brand that connects neighbors online and offline.
Strong competitive moat with viral growth loops built in
Nextdoor offers neighbors around the world the unique ability to connect to their neighborhood, feel welcome, and belong. We leverage technology to enable online and real-world connections between neighbors, businesses, and public agencies — all of which are a valuable part of the neighborhood ecosystem.
Our mission is to be the neighborhood hub for trusted connections and the exchange of helpful information, goods, and services. To that end, we have built Nextdoor one neighbor, one street, one neighborhood at a time, based on our powerful points of difference.
Our strengths helped us create a new category and give us a competitive advantage:
•Real people: We ensure neighbors are connected to real people by requiring everyone to sign up with their real names and addresses.
•Hyperlocal proximity: We connect people to their neighborhood ecosystem based on physical proximity. We also connect them to the broader set of neighborhoods that matter to them, such as where they work, where their parents or children live, where they own a business, and where they might be interested in moving.
•Trusted information: From day one, Nextdoor has been built on trusted information. This includes connecting neighbors to credible hyperlocal information from relevant authorities. Government entities and organizations — from Mayor Khan in London to the Ministry of Health in France or the Red Cross in Houston — use Nextdoor to be the go-to source for sharing real time information with the neighborhood.
•Local perspective: Whether a neighbor wants to give or get help, they can get a truly insider perspective from their neighbors on Nextdoor. Want to find out who to use for a babysitter, how to get involved in the community clean up, or if the bakery still has fresh donuts? Neighbors are a first hand source for highly relevant hyperlocal information and recommendations.
•Instant distribution: We automatically connect neighbors to everyone nearby so they can build real-world connections. From day-to-day activities to moments of crisis, neighbors need these local and timely connections — for example to join a walk, gather for a BBQ, find a plumber when a pipe bursts, or help during a hurricane or wildfire. We also instantly connect businesses to customers nearby. Given that most commerce is local, providing hyperlocal reach at scale without needing to build followership is a key differentiator for Nextdoor.

These strengths lead to viral growth loops in the product across our three distinct audiences — neighbors, businesses, and public agencies. For example, neighbors often flag to local businesses that other neighbors are looking for their services. Businesses often invite neighbors to Nextdoor in order to leave a recommendation. And public agencies often actively recruit neighbors to Nextdoor as we become their de facto communication platform.
Three distinct audiences
Connecting neighbors to the neighborhood
Neighbors come to Nextdoor to connect to the neighborhoods that matter to them. They turn to Nextdoor daily to access trusted information, give and get help, and build real-world connections with those nearby — neighbors, businesses, and public agencies.
Connections can include everything from solving an everyday need (e.g., finding a plumber, selling a kid’s bike, or finding the best local hike) to being the first line of defense in a crisis (e.g., wildfires, hurricanes, or when an elderly parent with Alzheimer’s wanders off).

Welcome	Profiles	Map

When neighbors join Nextdoor, they are prompted to introduce themselves to the neighborhood.	Neighbor profiles help people know the real people they are connecting with and what their interests are.	Neighbors can explore their neighborhood using Maps — to find businesses, events and each other.

How neighbors discover what's happening nearby

Newsfeed	Notifications	Search

The Newsfeed is where neighbors find constantly updated posts, discussions, photos, and links from other neighbors and organizations. Neighbors can respond by commenting or adding a reaction (e.g., like, thank, and agree), and can set their feed preferences (e.g., rank by top posts, recent activity, recent posts, or popular everywhere).	In-app Notifications inform neighbors about news, items, and activities they are interested in. Notifications include everything from trending posts to direct messages about items for sale to alerts by local public agencies. Notifications keep neighbors updated in real-time and drive increased engagement on Nextdoor.	Search gives neighbors the ability to find specific content and businesses related to their neighborhood. Nextdoor’s search combines an understanding of search terms with filtering capabilities to get neighbors the results they are looking for.

How neighbors find local resources

Businesses	Finds	Recommendations

Neighbors visit the Businesses section to discover spots most-loved by locals, find exclusive deals and promotions, and interact with business owners’ updates. As of September 30, 2021, neighbors had left more than 54 million business recommendations on Nextdoor.
	Finds is our truly local marketplace where neighbors buy, sell, or give away items, and even offer services such as babysitting and dog walking. The number of listings on Finds increased 47% in 2020 versus 2019, and the total value of goods listed in 2020 reached nearly $20 billion.	Neighbors can reach out to those who know best for recommendations nearby. Neighbors can find the best spice shop, hair salon, or landscaping business from a truly local perspective. They can give and get help for anything they need in the neighborhood.

How neighbors connect with other neighbors

Groups	Messaging	Posts/Comments

Neighbors create Groups to connect with those nearby with a common interest. Examples include San Antonio Backyard Gardeners, Opossums R Our Friends in Kansas City, and We ❤ Black Business in London. We see a significant incremental lift in engagement after a neighbor engages with a group.	Neighbors can contact other neighbors and organizations through direct messaging (e.g., neighbors messaging businesses, coordinating a time to pick up a desk, to borrow a printer, or get more information about a tutor).	Through Posts and Comments neighbors can reach out to the neighborhood to get and give information that is locally relevant, trusted, and in real time. Whether it is for a local plumber or a family friendly pizza restaurant, neighbors know best.
Connecting businesses to their customers
Businesses of all sizes come to Nextdoor to reach their customers in meaningful ways. Large brands use our platform to deliver hyperlocal targeting and personalization of advertising at scale. Small businesses rely on Nextdoor to reach customers with information that encourages action.

How large brands reach their customers

Sponsored Post in Newsfeed	Sponsored Post In-App Digest	Sponsored Post in Finds

Large brands use Sponsored Posts in the Newsfeed to build awareness. Ads are featured prominently where neighbors first look for what is happening on Nextdoor. Ads can also be customized with neighborhood name and store location to make them even more relevant.	Large brands can also use Sponsored Posts in the In-App Digest to create awareness among neighbors who turn to their summary of top posts. Ads are highly visible, and neighborhood names and store locations can be customized by neighborhood.	Large brands can leverage Sponsored Posts in Finds to drive action such as shop now. Our local marketplace is where neighbors with high intent to buy will go. Ads are given a top spot in this contextually relevant space with the opportunity to customize by neighborhood.

How small businesses reach their customers

Neighborhood Sponsorships	Local Deals

Small businesses leverage Neighborhood Sponsorships to drive awareness, build a positive reputation, and keep their business top of mind. With these sponsorships they create and distribute automated ad placements that regularly post to the newsfeed in targeted ZIP codes.	Small businesses and neighbors offering services use Local Deals to target specific neighborhoods and drive sales. Designing specific timely discounts and promotions for specific neighborhoods engages and motivates their best customers, those nearby.
Connecting public agencies to their constituents
Public agencies come to Nextdoor to deliver critical information to neighbors with hyperlocal distribution. They also leverage Nextdoor to find out what is important to their constituents and communicate with them directly. This includes keeping neighbors apprised about everything from local events such as webinars and street fairs, to timely safety updates and urgent alerts and tips to staying safe and protected, for example messaging on power outages, storms, or wildfires.

How public agencies keep constituents informed

Emergency Alerts	Respond to Questions	Education

Public agencies use our platform to post real-time, geo-targeted alerts to inform neighbors in need.	Agency employees are able to manage content and respond to questions from the neighbors in their area.	Agencies can keep the neighbors in the areas they serve, up to date on information and education relevant to them.
Strong business model with a unique selling proposition
Organizations including large brands, small and mid-sized businesses, public agencies, and nonprofits are a valuable part of the neighborhood ecosystem and neighbors want to engage and be connected to them. Neighbors come to Nextdoor with a local mindset where they are ready to find or share recommendations, and take action. Everything in our Newsfeed has contextual relevance based on neighborhood boundaries. From building awareness to driving sales, we offer organizations of all sizes distinct and differentiated products that allow them to reach the right neighbor, at the right time, with the right message. Today we focus primarily on customers in home services, financial services, telco, retail, consumer packaged goods, healthcare, auto, and entertainment. However, over time, we believe we can expand to an even broader set of verticals as our product and go-to-market capabilities improve.
Each social link on Nextdoor is highly valuable because most commerce is local. For our customers, Nextdoor neighbors also tend to be in an advertiser-friendly demographic: as of December 2020, 61% were women, 93% were over 25 years old, 79% were homeowners, and they had a median annual income of $90,000. Furthermore, as noted above, according to Brightpearl, 75% of neighbors plan to shop more locally — in their neighborhoods.

Our solutions set help businesses reach their goals.

Full funnel approach helping neighbors from awareness to action

Awareness & Discovery

Local context means Nextdoor content is relevant

Intent & Influence

First-party data creates efficient targeting

Action

Opportunities to purchase and act with ease

Sponsored Posts
Maps
Sponsored by Party City
Sponsorships
Dynamic Local Ads
Local Deals
Finds
Do What Matters! Stay Off Your Ladders
Poll: Spring is here! Which home projects are you tackling?
Don't miss this offer at your local McDonald's!
Ace Handyman Services Chicagoland
$30 off 2 hours or more of Handyman Service

•Access to untapped audiences. According to second quarter 2021 data from GWI, 75% of neighbors who visit Nextdoor at least once a month do not visit Snap, 54% do not visit Pinterest, and 16% do not visit Facebook.
•High relevance. Neighbors on Nextdoor share something in common — a connection to their neighborhood. Because of this, neighbor content is highly relevant to the locality in which it is placed and provides a unique environment for our customers to place their message — with the ability to reach across varying demographics and geographies.
•Neighborhood level data provides actionable insights. We have a unique ability to understand consumer behavior and trends from a national to a neighborhood level. In March 2020, we launched our proprietary Nextdoor Insights Series, showcasing U.S. neighborhood trends. For example, our first quarter 2021 report showed neighbors over-indexed on interest in Do-It-Yourself/home improvement in 2020, and were more likely to purchase furniture in the past six months. First quarter 2021 queries also showed three of the top five neighbor queries are plumber, handyman, electrician — suggesting the interest remains. And a 2020 report showed top home service searches by state: lawn services in Iowa and Missouri and snow removal services in North Dakota and Maine. Our trove of data can provide valuable insights to our customers to help them better serve their customers.
•Hyperlocal targeting and customization. Businesses can reach neighbors both locally and with local customization at scale. We are able to dynamically update ad creatives to run nationally with local updates, such as neighborhood names or store locations, to create meaningful connections between our customers and neighbors.
•Timely reach with high intent audiences. Neighbors often come to Nextdoor looking for a real-time solution nearby. This creates an attractive environment for our customers. For example, during Halloween 2020, Hershey used Nextdoor to tap into the impulse behavior of neighbors. Simply sharing popular candies and chocolate, Hershey was able to significantly increase add-to-cart and sales, surpassing their benchmark by 140%.

Nextdoor Insights Series: national neighbor trends
Nextdoor Insights Series: neighbor trends by state

Seasons change, the focus on home maintenance remains

Top home services searches per state

Snow removal service
Sprinkler installation and repair service
Plumber
House painter
Tree service
House cleaning service
Landscape contractor
Lawn service

Party City

Case study: Driving foot traffic

"Nextdoor was the perfect partnership for Halloween because while a universal celebration, it is also very local in nature. This was different than many sponsorships because it was more than simply applying your brand, it added content, and in a pandemic, helped communities and our customers know where it was safe to play and where You Could Boo You"

Julie Roehm
CMO, Party City

9:41
Search Nextdoor
Party City
Party City
Sponsored
Shop Party City for scary great Halloween costumes
Party City for Halloween! Trillions of costumes. Mix it. Match it. Make it Unforgettable.
You Boo You
Party City
Same Day Delivery. Curbside Pickup.
Shop

52K+

Incremental store visits

Connected on Nextdoor

Creating local engagement & driving store visits

Party City helped neighbors bring a safe and fun Halloween to neighborhoods with Nextdoor's Treat Map and saw 52K+ incremental store visits

Case study: Engaging the community

"The first year of our partnership with Nextdoor was the perfect way to launch the platform and it was incredible to see 10 projects come to life after we received nominations from every corner of the country."

Angela David
Vice President Corporate Communications, H&R Block

9:41
Search Nextdoor
H&R Block
Sponsored
Have a project that would help your community? Help bring it to life!
Nextdoor and H&R Block are working together to improve the quality of life in communities across the country, block by block. Nominate your neighborhood for a project now!
Nominate your neighborhood project!
Start here

1,500+
submissions from all 50 states

Connected on Nextdoor

Bringing corporate social responsibility to life

H&R Block spoke directly to neighbors asking them to nominate their neighborhoods for projects that would improve their communities leading to 1,500+ submissions across all 50 states. Based on the campaign focus, related Sponsored Posts click through rate performed 126% above Nextdoor benchmark

BGE

An Exelon Company

Case study: Improving ROI

"The results from Nextdoor really stood out: Click through rate levels 42% higher than the campaign average. BGE is thrilled with the results."

Casey Schmiegel
Digital Strategist
Baltimore Gas & Electric

9:41
Search Nextdoor
Baltimore G&E, Sponsored
Receive BGE summer bill credits and a new Wi-Fi thermostat
Don't miss out on BGE bill credits this summer. Sign up for the PeakRewards Smart Thermostat program and get up to $200 in bill credits, plus a new Wi-Fi thermostat professionally installed at no additional cost (a $269 value).
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+42%

Click through rate vs. campaign average

Connected on Nextdoor

Driving efficiency

BGE leveraged zip code level targeting to efficiently reach neighbors eligible for summer credits and a Wi-Fi thermostat, leading to sign ups at a 22% lower cost per conversion as compared to the campaign average

Case study: Driving sales

"Nextdoor was the first platform we used to get the word out. Michael posted from his personal account that he wanted to help me grow the business. The likes and comments that came from that first post was a turning point for our family business. From there, we created a Business Page and started posting about our services. As we improved our operations to help us take on new clients, we tested Local Deals and saw great results and many leads from people wanting a free estimate."

Rey Canseco
Canseco's Gardening Services

9:41
Canseco's Gardening Services
Ending May 31st
Free Landscape Estimate
18 neighbors saved this deal
In-person only
Email
Save
Share
DESCRIPTION
Get your free consultation for your landscape clean-up,

40%
Sales growth in six months

Connected on Nextdoor

Growing our small business

Canseco's Gardening Services, a family-run business, created a digital presence on Nextdoor and saw 40% growth in just six months, allowing this father-son duo to help even more of their local community

A kind platform
Nextdoor is a leading innovator in creating a kind platform that facilitates healthy neighborhood connections and conversations. We set clear guidelines, and use a combination of people and technology to encourage the behaviors that support our purpose of cultivating a kinder world where everyone has a neighborhood they can rely on.
From day one, we’ve ensured that Nextdoor neighborhoods are made up of real people, nearby. We require all new neighbors to accept our Good Neighbor Pledge upon joining, in order to introduce our community guidelines and provide personal accountability for interactions on the platform. If these guidelines are violated, neighbors are able to report the inappropriate behavior.
We rely on a combination of technology and human review to effectively moderate the platform. We’ve always believed it’s important to incorporate local context into moderation decisions, which is why we’ve built our community volunteer programs to empower thoughtful neighborhood moderation. Review of potentially harmful content (i.e. misinformation, discrimination) and inappropriate neighbor behavior is always handled by Nextdoor staff to ensure consistency.
Volunteer moderators are supported in their efforts with specialized tools, and access to resources and training — including an online course designed to help recognize and address bias in online discourse. We recently expanded our volunteer tool set to better foster a welcoming and inclusive community. Our Welcome team volunteers are alerted when a new neighbor joins, so they can reach out with a message of connection and belonging to establish rapport. Building community is at the core of Nextdoor which is why we continue to add volunteer programs that reinforce vibrant, active communities that are safe, civil, and nurture a place where everyone feels like they belong.
A great deal of social science has developed over the last century on the topic of connection and belonging. As such, we work regularly with leading experts on our Neighborhood Vitality Advisory Board to refine our community guidelines, iterate on our features and tools, and develop teams that further our innovative stance on creating a kind platform.

Neighbor Pledge	Kindness Reminder	Moderation Tools

All neighbors must agree to the Good Neighbor Pledge upon joining. We also make our community guidelines transparent, understandable, and easy to find. These guidelines define the community values and explicitly forbid racism, discrimination, misinformation, and other harmful types of content.
Our Kindness Reminder detects language that may potentially violate our community guidelines, and encourages the author to edit their content before they publish. This prompt, developed in conjunction with social scientist and Biased author Dr. Jennifer Eberhardt, resulted in a 30% reduction in uncivil content over a three month period in 2019.
Our moderation system relies on people and technology. The product enables neighbors to report harmful content, and neighborhood volunteers use in-product tools to vote whether the reports violate community guidelines. Harmful content, e.g. misinformation of discrimination, is escalated to our trained Neighborhood Operations staff for appropriate action.
Large and growing total addressable market
On Nextdoor, large brands, small and mid-sized businesses, and public agencies benefit from our hyperlocal targeting to provide relevant information to people in their neighborhoods. Our customers enjoy instant access to our large base of engaged neighbors, positioning us to benefit from growth in the digital advertising market.
The total global digital advertising market for consumers was estimated at $355 billion in 2020, growing by 71% to $607 billion in 2024. This estimate is based on data from eMarketer and excludes 6% of digital advertising spend which is, by our estimation, business-to-business spend and which Nextdoor does not address.
The total digital advertising market for consumers in the United States was estimated at $144 billion in 2020, growing by 92% to $276 billion in 2024.
Given the structural changes in consumer behavior post pandemic (e.g hybrid work from home / from office models or completely working from home, a stronger affinity for supporting local businesses) we believe that more of the digital advertising market will have a local orientation. This combined with our ability to increase the return on investment for customers on our platform makes our value proposition even stronger.
We are investing in highly engaging ad formats such as video and maps, self-serve advertising capabilities, measurement tools, and our sales force, media agency partnerships, and channel partners to capture a greater share of digital advertising spend.
Over time, we believe we can build new revenue streams in addition to advertising. This includes potential monetization opportunities from our Finds marketplace. Furthermore, because many neighbors on our platform come to Nextdoor to get things done locally, including purchasing goods and services available nearby, we believe we have a large opportunity to provide a venue for local commerce on our platform. Other potential areas that may increase our total addressable market include home services, real estate, and local events.
Growth strategies with powerful network effects
Our neighborhood ecosystem has unique network effects online and offline that strengthens as we scale. The more neighbors join our neighborhood networks, the more content they create, the more valuable the experience becomes, encouraging more neighbors to join. This transfers into the real world, making these connections even more lasting. As more neighbors learn about and join Nextdoor, more brands, businesses and public agencies join to reach them, further enhancing the overall experience. These powerful network effects make Nextdoor more and more valuable as we grow.
We are focused on the following growth strategies:
•Increase neighbors on our network. As of September 30, 2021, we had more than 48 million claimed households (defined as a household with at least one Verified Neighbor) worldwide. Reaching total penetration in-line with our top quartile U.S. neighborhoods would increase our reach to over 200 million households. To date, we have primarily grown organically, with neighbors inviting other neighbors to connect through word of mouth, email invitations, and mailed invites. Our share of organic traffic has increased as our platform has grown. In 2020, 68% of our new registered neighbors were acquired through organic and unpaid channels, up from 46% in 2019. To continue our momentum and expand our network, we are focused on product-driven growth and global growth.
Our product-driven growth centers around enabling an active valued community, making it easy to discover our platform, invite others to join Nextdoor, and share content. We believe that allowing neighbors to access and discover neighborhood content through online search will drive fast understanding and adoption of our platform. We are adding features such as contact sync which will make it easier for neighbors to invite their friends and family onto Nextdoor. And, making content sharing a more expansive and seamless experience for content creators will encourage new neighbors to join Nextdoor.
Our global growth builds on the successes we have seen in markets outside of the United States. We are still in the early stages of global expansion and will continue to focus on growth in our current international markets, as we evaluate expansion opportunities in additional geographies.
•Increase engagement on our platform. We know once a neighbor joins and experiences the utility and delight of Nextdoor, they are likely to stay. To reinforce an active, valued community, our product-driven growth will focus on inspiring neighbors already on the platform to be fully engaged participants.
We will continue to invest in making it easier to engage, share interests, and create meaningful connections. Creating simple and seamless ways to share conversations, videos, and polls will increase content creation and contribution. Artificial Intelligence (“AI”) tools will provide automatic responses to the right messages at the right time to encourage more engagement. And, improved search and find capabilities will allow greater access to topics with real time interest. At the same time, allowing neighbors to follow multiple neighborhoods will multiply the reasons to engage on Nextdoor.
•Increase monetization on our platform. We are still in the early stages of monetization on our platform and believe there are many vectors for sustained revenue growth. In particular, we are focused on two areas — scaling our advertising business and developing new revenue streams.
Scaling our advertising business involves further improving advertising products and tools, organizing and growing our salesforce, and investing in media agency and channel partner relationships. We are continuing to invest in our self-serve advertising platform which will improve ad relevance and decisioning. Customers will have greater control and transparency, as well as improved measurement. Our self-serve platform will also allow for programmatic advertising. We intend to gain efficiencies in scaling, and be able to focus our salesforce on attracting and retaining larger brands, with opportunities to upsell and partner with them in more meaningful ways. And, with a focus on building media agency relationships, we believe we will gain access to more customers.
Ongoing product investments will allow us to enable and capture potential new revenue in local commerce for goods and services.
Philanthropy
As a purpose driven company, we have formed the Nextdoor Kind Foundation and are in the process of obtaining tax exempt status. The goal of this 501(c)(3) nonprofit foundation is to enable neighbors who want to improve their neighborhoods and lack the funding for their project — whether it is planting a community garden, setting up a sharing tool shed or hosting a neighborhood gathering. Given that Nextdoor brings neighbors together, helps them build relationships so they can get things done, access to capital is yet another step in Nextdoor enabling our purpose.
To that end, Nextdoor CEO Sarah Friar, Co-Founders Nirav Tolia, Sarah Leary and Prakash Janakiraman, and founding investor J. William Gurley will each contribute a portion of their personal ownership in Nextdoor to form and sustainably fund the Nextdoor Kind Foundation, a nonprofit foundation dedicated to helping neighbors rejuvenate their neighborhoods through targeted grants.
Technology
Our investments in technology are focused on the following areas: Core Product Development, Business Solutions, and Cloud Infrastructure.
•Core product development. Our product organization focuses on creating and improving products for all our neighbors in the countries in which we operate around the world. Our platform powers hundreds of thousands of neighborhood networks and all the entities that form these neighborhoods across neighbors, businesses, and public agencies. Using machine-learning and proprietary technology, we enable locally relevant conversations, keeping neighbors informed and connected while nurturing civil and kind discussions with solutions like the Neighbor Pledge and the Kindness Reminder.
•Business solutions. Our proprietary Nextdoor Ad Manager (“NAM”) is at the heart of our business solutions, powering our advertising products, advertising technology stack and reporting capabilities. Built with flexibility and modularity at its core, NAM consists of shared targeting, auction, and delivery engines. These capabilities serve all of our customers, ranging from large brands to small business owners. NAM also uses first-party data captured from the billions of daily actions on Nextdoor combined with proprietary neighborhood mapping data from our platform to create differentiated and hyperlocal audience data.
•Cloud infrastructure. We continually invest in the underlying technology platform that powers all of our products and services. From its inception, our infrastructure was built to be cloud-native, applying well-tested design patterns with distributed systems that are linearly scalable and highly flexible. We partner with Amazon Web Services (“AWS”) as our preferred cloud services provider to support our growing platform needs. We enable our engineering resources to focus on improving the products for our neighbors on Nextdoor.
•Development principles. Execution velocity and autonomy are critical pillars of our engineering culture. We employ agile development processes and techniques combined with continuous integration (“CI”) and continuous deployment (“CD”) to empower our teams to rapidly improve our products and the platforms that power them.
Leveraging data generated by usage of our products is a first principle in how we develop, test, and iterate to continually improve the user experience and inform our future product roadmap.
In addition, we build our products to be global-ready and mobile first, with the majority of our neighbors using our iOS and Android mobile apps to interact with our products.
Intellectual property
Our intellectual property and core technological innovations are integral components of our business. To establish and protect our intellectual property, proprietary rights and brand, we rely on a combination of federal, state, and common-law rights in the United States and the rights under the laws of other countries, patents, trademarks, copyrights, domain name, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure, and invention assignment agreements, and other contractual rights.
We own a trademark portfolio, including registered trademarks and applications in the United States and other countries, for the marks NEXTDOOR, , and . We have registered domain names that we use in or relate to our business, such as the <nextdoor.com> domain name and country code top level domain name equivalents. As of September 30, 2021, we had eight issued patents and four filed patent applications in the United States and certain other foreign countries. We cannot assure you that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. Additionally, our current and future patents, trademarks, and other intellectual property or other proprietary rights may be contested, circumvented or found unenforceable or invalid. We may not be able to obtain or maintain sufficient protection for or successfully enforce our intellectual property. We license content, technology, and other intellectual property from our partners, and rely on our license agreements with those partners to use the intellectual property. Third parties may assert claims related to intellectual property rights against our partners or us.
For additional information, please see the section entitled “Risk Factors — Risks Related to Intellectual Property.”
Employees
Community is at the heart of Nextdoor and our growing community of employees is our lifeblood. They are a group of diverse, talented, empathetic people who we are honored to call teammates. The wide ranging experiences and perspectives they draw from fuels our efforts to build a global platform that helps cultivate a kinder world where everyone has a neighborhood they can rely on.
As of September 30, 2021, we had 583 full-time employees located in cities around the world.
Competition
We compete in almost every aspect of our business with companies that provide a variety of internet products, services, content, and online advertising, including Facebook, Google, Pinterest, Snap, and Twitter. In addition, aspects of our platform compete with other products and services, including real estate, classifieds, and recommendation and search engines. We compete with these companies to attract, engage, and retain users and to attract and retain advertisers. As we introduce new products, as our platform evolves, or as other companies introduce new products and services, we may become subject to additional competition in other countries.

While our industry is evolving rapidly and is becoming increasingly competitive, we believe that we compete effectively due to our singular focus on creating and strengthening our neighborhood networks, the size and engagement of our user base, our ability to provide neighbors with trusted information from a uniquely local perspective, our value proposition to advertisers including businesses and public agencies, and our powerful network effects.
At its core, Nextdoor is the local graph. Our strengths are real people, hyperlocal proximity, trusted information, local perspective and instant distribution, each of which reinforce each other to create a strong competitive moat.
For additional information, see the section entitled “Risk Factors — Our business is highly competitive. Competition presents an ongoing threat to the success of our business.”
Government regulation
We are subject to many U.S. federal and state and foreign laws and regulations that involve matters central to our business, including laws and regulations that involve data privacy and data protection, intellectual property (including copyright and patent laws), content, rights of publicity, advertising, marketing, competition, protection of minors, consumer protection, taxation, and telecommunications. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business.
We rely on a variety of statutory and common-law frameworks and defenses relevant to the content available on our service, including the Digital Millennium Copyright Act, the CDA and the fair-use doctrine in the United States, and the Electronic Commerce Directive in the European Union. However, each of these statutes is subject to uncertain or evolving judicial interpretation and regulatory and legislative amendments. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal and state legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages.
The European Union is also reviewing the regulation of digital services, and has introduced the DSA a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided by the E-Commerce Directive. Some European jurisdictions and the United Kingdom have also proposed or intend to pass legislation that imposes new obligations and liabilities on platforms with respect to certain types of harmful content. While the scope and timing of these proposals are currently uncertain, if the rules, doctrines or currently available defenses change, if international jurisdictions refuse to apply similar protections that are currently available in the United States or the European Union or if a court were to disagree with our application of those rules to our service, we could be required to expend significant resources to try to comply with the new rules or incur liability, and our business, revenue, and financial results could be harmed.
We receive, process, store, use, and share data, some of which contains personal information. We are therefore subject to U.S. federal, state, local, and foreign laws and regulations regarding data privacy and the collection, storage, sharing, use, processing, disclosure and protection of personal information and other data from users, employees or business partners, and we currently, and from time to time, may not be in technical compliance with all such laws. Current or future legislation or regulations in the United States and other jurisdictions, or new interpretations of existing laws and regulations, could significantly restrict or impose conditions on our ability to collect, store, augment, analyze, use, and share data or increase consumer notice or consent requirements before a company can utilize advertising technologies. For example, in Europe, the General Data Protection Regulation (“GDPR”), and in the United Kingdom, the UK General Data Protection Regulation and UK Data Protection Act 2018, apply to our collection, control, processing, sharing, disclosure and use of personal data. The GDPR and UK GDPR impose strict data protection compliance regimes and include significant penalties for non-compliance. In the United States, the California Consumer Privacy Act (“CCPA”) which took effect in January 2020, also establishes certain transparency rules and creates new data privacy rights for users, including rights to access and delete their personal information and new ways to opt-out of certain sales or transfers of their personal information, and provides users with additional causes of action. Additionally, California recently voters approved a new privacy law, the California Privacy Rights Act (“CPRA”). Effective starting on January 1, 2023 (with a look back to January 2022), the CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. Similarly, there are a number of legislative proposals in the European Union, the United States, at both the federal and state level, as well as other jurisdictions that could impose new obligations or limitations in areas affecting our business. In addition, Virginia and Colorado enacted the Virginia Consumer Data Protection Act and the Colorado Data Protection Act, respectively, which have similar requirements and obligations to the CCPA.
The costs of complying with these laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are high and likely to increase in the future, particularly as the degree of regulation increases, our business grows and our geographic scope expands. Further, the impact of these laws and regulations may disproportionately affect our business in comparison to our peers in the technology sector that have greater resources. Any failure on our part to comply with these laws and regulations may subject us to significant liabilities or penalties, or otherwise adversely affect our business, financial condition or operating results. Further, it is possible that certain governments may seek to block or limit our products or otherwise impose other restrictions that may affect the accessibility or usability of any or all our products for an extended period of time or indefinitely.
We communicate with lawmakers and regulators in the countries and regions in which we do business. We have a dedicated policy team that monitors legal and regulatory developments and works with policymakers and regulators around the world to help ensure that our perspective is heard in matters of importance to us.
For additional information, see the section entitled “Risk Factors — Risks Related to Legal and Regulatory Matters.”
Facilities
We are headquartered in San Francisco, California and maintain offices in various domestic and international locations. All of our facilities are leased. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe that our current facilities are adequate to meet our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Legal proceedings
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business or financial results. We have received, and may in the future continue to receive, claims from third parties relating to information or content that is published or made available on our platform, among other types of claims. Our platform relies upon content that is created and posted by neighbors or other third parties. Although content on our platform is typically generated by third parties, and not by us, claims of defamation, disparagement, intellectual property infringement, or other alleged damages could be asserted against us, in addition to our neighbors and customers. Future litigation may be necessary to defend ourselves, our partners, and our customers by determining the scope, enforceability, and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
For additional information, see the section entitled “Risk Factors — Risks Related to Legal and Regulatory Matters.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with Nextdoor’s historical consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020, and the related notes that are included elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.
Overview
Since our founding, we have had a singular focus on developing our neighborhood network. As of September 30, 2021, Nextdoor was in more than 285,000 neighborhoods around the world. In the United States, nearly 1 in 3 households turn to Nextdoor to receive trusted information, give and get help, and build real-world connections with people and organizations nearby — including neighbors, small and mid-sized businesses, large brands, public agencies, and nonprofits. Nextdoor is the neighborhood network that brings all of these stakeholders together to get things done locally and build thriving communities.
Nextdoor began in the United States, and as of September 30, 2021, our platform was available in 11 countries. Beyond the United States, Nextdoor supports neighborhoods in the United Kingdom, Canada, Australia, Netherlands, France, Spain, Italy, Germany, Sweden, and Denmark. Our sole focus on neighborhoods has allowed us to introduce a range of innovative products and features that drive continuous neighbor acquisition and growth in engagement. As a result, we are increasing neighborhood penetration, and increasingly becoming a weekly and even daily use case. In top neighborhoods across the world we see more than 60% of total neighbors engaging daily on our platform.

10 years of neighborhood-focused innovation

Neighbor Focus
Business Focus
Country Launches
2011 -2015
Newsfeed
Maps
Recommendations
Nearby Neighborhoods
Public Agency Pages
2016
Polls
UK, Netherlands
2017
Neighborhood Favorites
Neighborhood Sponsorships
Sponsored Posts
Germany
2018
Interests
For Sale & Free
Digest
France, Italy, Spain, Australia
2019
Kindness Reminder
Verification Platform
Lead Gen Ads
Sponsored Maps
Local Deals
Sweden, Denmark, Canada
2020
Groups
Help Map
Community Reviewers
Good Neighbor Pledge
Intro Posts
COVID-19 Info Reminder
Posts Beyond Neighborhood
Video and Carousel Ads
Hyperlocal Ads
Business Posts
Sponsorships Expansion
Neighborhood Ad Center
2021
Connections
Finds
Browse Other Neighborhoods
Organization Pages
Ask a Neighbor
Notification Center
Video Tools
Enhanced Profile
Product Listings Ads
Conversion Optimized Ad Targeting Algorithms
Next-gen Proprietary Ad Server
3rd Party Campaign Mgmt Integrations
Enhanced Attribution
Sponsored Search Ads Marketplace
Content API

Nextdoor is a community built on trust and genuine connections. Initially, our priority was to grow our neighborhood network across the United States by adding users that we define as Verified Neighbors, who are individuals who join Nextdoor and have their address verified by us. By requiring neighbors to use their real name and address, we ensure that conversations and interactions on Nextdoor are between real people creating trust and mutual accountability.
To date, we have primarily attracted new neighbors through word-of-mouth, earned media, and through mailed invitations, and kept our content accessible only to Verified Neighbors. While we believe this approach was critical to develop our trusted platform, it also constrained our user growth relative to the total market opportunity. More recently, we have begun investing in new features to inspire neighbors to increase engagement, such as the ability to follow multiple neighborhoods, join interest groups, and make moments more engaging and shareable with enhanced video capabilities.
We took a similarly deliberate approach to our monetization efforts. We serve customers who consist of large brands and small and mid-sized businesses seeking to provide hyperlocal, engaging advertising content to our large and engaged base of neighbors. In 2016, we started to build a sales force to target large brands. We have since developed a range of advertising products that allow our customers to reach neighbors at every stage of the advertising funnel, starting with discovery, onto consideration, and ending with purchase. In 2017, we started to offer Neighborhood Sponsorships to allow businesses to build a reputation, drive awareness, and keep their business top of mind by advertising in the Nextdoor Newsfeed. Our first customers for this product were real estate agents who created automated ad placements to post to the Nextdoor Newsfeed in targeted postal codes. We have since introduced Neighborhood Sponsorships across a range of verticals and have further expanded our offering to include Local Deals and Local Search. In 2020, we launched a self-serve advertising platform to allow all businesses to procure advertisements in the same manner and continued to invest in building new advertising products and measurement capabilities that allow us to further deliver value to our customers. More recently, as we have focused on growing revenue and driving increased yield from advertisement sales, regardless of customer type, we are in the process of further unifying our neighborhood sponsorships and local deals self-serve platform and our self-serve advertising platform so that all customers (including large brands, small and mid-sized businesses, and public agencies) will have access to the same inventory. While we have historically not tracked the amount of revenue by customer category, we were historically able to estimate what portion of our revenue came from large brands versus small and mid-sized businesses based on the way that a customer procured an advertisement, as it has been our experience that large brands had generally procured advertisements through our sales force and small and mid-sized businesses had generally procured advertisements through our neighborhood sponsorships and local deals self-serve platform. However, as a result of our move towards unifying our neighborhood sponsorships and local deals self-serve platform and our self-serve advertising platform, our ability to accurately estimate revenue by customer category has diminished and will continue to diminish. As a result, we are not able to accurately estimate and report revenue by customer category of large brands, small and mid-sized businesses, and public agencies.
Our advertising customers that procured ads through our sales force have historically made up our largest share of revenue and have spanned a wide variety of industry verticals. For the nine months ended September 30, 2021, Cable, Technology, and Communications, Financial Services, Home Improvement, Home Security, and Home Services represented our five largest verticals of customers that procured ads through our sales force and, in the aggregate, represented approximately 33% of our revenue, with the remainder of our revenue during the period coming from a wide range of other verticals. For the nine months ended September 30, 2021, no such vertical of customers that procured ads through our sales force contributed more than 10% of our revenue.
For the nine months ended September 30, 2020, Cable, Technology, and Communications, Financial Services, Home Security, Home Services, and Retail represented our five largest verticals of customers that procured ads through our sales force and, in the aggregate, represented approximately 46% of our revenue, with the remainder of our revenue during the period coming from a wide range of other verticals. For the nine months ended September 30, 2020, revenue from the Home Security, Retail, and Home Services verticals of customers that procured ads through our sales force contributed approximately 12%, 12%, and 11%, respectively, of our revenue. No other vertical of customers that procured ads through our sales force contributed more than 10% of our revenue during such period.
For the twelve months ended December 31, 2020, Cable, Technology, and Communications, Financial Services, Home Security, Home Services, and Retail represented our five largest verticals of customers that procured ads through our sales force and, in the aggregate, represented approximately 46% of our revenue, with the remainder of our revenue during the period coming from a wide range of other verticals. For the twelve months ended December 31, 2020, revenue from the Retail, Home Security, and Home Services verticals of customers that procured ads through our sales force contributed approximately 13%, 11%, and 10%, respectively, of our revenue. No other vertical of customers that procured ads through our sales force contributed more than 10% of our revenue during such period.
We have historically not tracked the industry verticals of our customers that procure ads through our self-serve platforms and, as a result, the industry vertical information presented is only with respect to customers that have procured ads through our sales force.
As our base of neighbors and customers has grown, we have benefited from powerful network effects. As neighborhood penetration increases, engagement also increases through additional relevant local content that is generated by neighbors on Nextdoor, prompting more engagement from other neighbors, which then leads to higher retention and increasing value for all who are in our network. Once a neighbor joins and experiences the value of Nextdoor, they are very likely to stay and engage with our platform. We believe that our strong user retention is due to the utility and community connections that our platform offers neighbors who come to our platform to access trusted information, build real-world connections with those nearby, and get things done locally. Additionally, increases in neighbor reach and engagement enhance the value we offer to customers, leading to improved retention and additional revenue opportunities for us.
We have grown rapidly since our inception. For the three months ended September 30, 2021 and September 30, 2020, we generated revenue of $52.7 million and $31.8 million, respectively, representing year-over-year growth of 66%. For the nine months ended September 30, 2021 and September 30, 2020, we generated revenue of $132.9 million and $83.2 million, respectively, representing year-over-year growth of 60%. For the years ended December 31, 2020 and 2019, we generated revenue of $123.3 million and $82.6 million, respectively, representing year-over-year growth of 49%. We have made significant investments in our platform. Accordingly, we have a history of generating net losses. For the three months ended September 30, 2021, we generated a net loss of $(19.4) million and Adjusted EBITDA of $(7.7) million, as compared to a net loss of $(19.2) million and Adjusted EBITDA of

$(12.2) million, respectively, for the three months ended September 30, 2020. For the nine months ended September 30, 2021, we generated a net loss of $(66.0) million and Adjusted EBITDA of $(35.8) million, as compared to a net loss of $(60.3) million and Adjusted EBITDA of $(42.6) million, respectively, for the nine months ended September 30, 2020. For the year ended December 31, 2020, we generated a net loss of $(75.2) million and Adjusted EBITDA of $(50.2) million, as compared to a net loss of $(73.3) million and Adjusted EBITDA of $(58.8) million, respectively, for the year ended December 31, 2019. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” below for more information and for a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), to Adjusted EBITDA.
Recent Developments
Closing of Transactions
On July 6, 2021, Nextdoor entered into the Merger Agreement with Merger Sub and KVSB. Pursuant to the Merger Agreement, Merger Sub merged with Nextdoor, with Nextdoor surviving the merger. Nextdoor became a wholly-owned subsidiary of KVSB and KVSB was immediately renamed Nextdoor Holdings, Inc. upon completion of the Merger on November 5, 2021. Each share of Nextdoor common stock that was issued and outstanding immediately prior to Closing, after giving effect to the conversion of all issued and outstanding shares of Nextdoor preferred stock to Nextdoor common stock, was canceled and converted into the right to receive a number of shares of Class B common stock equal to the Exchange Ratio multiplied by the number of shares of Nextdoor common stock.
The Transactions will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, KVSB is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Transactions will be reflected as the equivalent of Nextdoor issuing common stock for the net assets of KVSB, accompanied by a recapitalization. The net assets of KVSB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Nextdoor in future reports of Nextdoor Holdings.
Key Business Metrics and Non-GAAP Financial Measure
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to evaluate our business, measure our performance, develop financial forecasts, and make strategic decisions.
Key Business Metrics
Weekly Active Users (WAUs)
We define a Weekly Active User, or WAU, as a Nextdoor user who opens our application, logs on to our website, or engages with an email with monetizable content at least once during a defined 7-day period.1 We calculate average WAUs for a particular period by calculating the count of unique users, on a rolling basis for the past seven days, for each day of that period, and dividing that sum by the number of days in that period. We assess the health of our business by measuring WAUs because we believe that weekly usage best captures the cadence at which we expect a healthy user base to engage with, and derive the most utility from our platform, and by extension their neighborhood. We also present WAUs by geography because we are more advanced in engagement and monetization in the United States than internationally.
1 Emails with monetizable content are emails with a primary purpose to regularly inform users about topics that are relevant to them, and are therefore appropriate for delivering ads to users. These emails comprise almost all of the emails that we send our users and include, but are not limited to, new, trending and top posts, weekly and anytime digests, welcome emails and urgent and emergency alerts. We earn revenue from delivery of ad impressions in emails with monetizable content on either a CPM or CPC basis or, with respect to local sponsorships and local deals, on a fixed-fee basis. While we have the ability to serve ads in all emails with monetizable content, we currently only do so on a portion of the total.

In September 2021, Apple released changes to the Apple email client available on its operating systems, including iOS 15 and iPadOS 15, which limit our ability to measure user engagement with emails containing monetizable content for users that use the Apple email client. The introduction of these changes impacts our ability to accurately calculate a portion of WAUs for periods following the adoption of the updated operating systems. Following this introduction, we use estimates for these user engagement numbers based on historical data sets, as well as data from users who engage with Nextdoor’s monetizable content on email clients other than Apple email.
Our WAU for the years ended December 31, 2020 and 2019 was 26.7 million and 19.5 million, respectively. We saw a significant increase in WAUs in the second quarter of 2020, partly due to individuals turning to Nextdoor as a trusted source of information as well as to offer help to other neighbors during the COVID-19 pandemic. In 2021, engagement as measured by WAUs has grown steadily as users have returned to our platform for the utility that it offers them. As illustrated below, our international WAUs have grown at a faster rate than our U.S. WAUs, and we expect this international growth to continue to outpace U.S. growth in the near term.
Quarterly Average Weekly Active Users
(in millions)

A portion of our WAUs visit Nextdoor on a daily basis. We define a daily active user (“DAU”) as a Nextdoor user who opens our application, logs on to our website, or engages with an email with monetizable content at least once during a defined 24 hour period. The proportion of DAUs to WAUs has generally increased over time as our users have increased their engagement with our platform. In fiscal 2020, the proportion of global DAUs to WAUs was 52%, up from 47% in 2019. For the three and nine months ended September 30, 2021, the proportion of global DAUs to WAUs was 51% and 52%, respectively, consistent with the three and nine months ended September 30, 2020.
While included herein, the proportion of DAUs to WAUs is not a key metric utilized by our management in order to manage the business and, further, the ratio of DAUs to WAUs has not historically been a focus of our management. Rather, our management uses WAUs because, while the frequency of user engagement with our platform varies, a weekly cadence represents what management believes to be a representative use case on a neighborhood platform such as Nextdoor and helps to inform our management on the number of impressions that we are able to provide our advertisers. The proportion of DAUs to WAUs, as discussed above, is intended to provide further context on the historical trend of increasing engagement over time. Nextdoor does not currently intend to regularly disclose the proportion of DAUs to WAUs in future periodic filings for Nextdoor Holdings.
Average Revenue per Weekly Active User (ARPU)
We generate revenue primarily from advertising. We measure monetization of our platform through our average revenue per weekly active user, or ARPU, metric. We define ARPU as our total revenue in that geography during a period divided by the average of the number of WAUs in that geography during the same period. We present ARPU on a U.S. and international basis because we are more advanced in our monetization in the United States than internationally.
U.S. ARPU is higher primarily due to our decision to focus our earliest monetization efforts there, the size and maturity of our audience in the United States, as well the size of the U.S. advertising market. For purposes of calculating ARPU, revenue by user geography is apportioned to each region based on a determination of the location of the account where the revenue-generating activities occur. Our ARPU for the nine months ended September 30, 2021 and 2020 was $4.44 and $3.12, respectively. Our ARPU for the years ended December 31, 2020 and 2019 was $4.62 and $4.23, respectively. Our ARPU reflects the seasonality of our advertising revenue, with the fourth quarter typically being the strongest quarter of each year.

Quarterly Average Revenue per User
Non-GAAP Financial Measure
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that represents our net loss adjusted for depreciation and amortization, stock-based compensation, net interest income, provision for income taxes, and acquisition-related costs.
We use Adjusted EBITDA in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our Board of Directors concerning our financial performance. We believe Adjusted EBITDA is also helpful to investors, analysts, and other interested parties because it can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Adjusted EBITDA has limitations as an analytical tool, however, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Adjusted EBITDA is not presented in accordance with GAAP and the use of this term varies from others in our industry.
The following is a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020	2020	2019
Net loss	$(19,363)	$(19,166)	$(66,002)	$(60,298)	$(75,234)	$(73,281)
Depreciation and amortization	1,047	830	3,202	2,084	3,058	2,092
Stock-based compensation	10,592	6,163	26,971	16,210	22,608	14,081
Interest income	(21)	(61)	(86)	(682)	(727)	(2,452)
Provision for income taxes	27	34	96	122	127	156
Acquisition-related costs	—	—	—	—	—	624
Adjusted EBITDA	$(7,718)	$(12,200)	$(35,819)	$(42,564)	$(50,168)	$(58,780)
Factors Affecting Our Performance
Growth in and Engagement of Users. We measure growth in, and engagement of, users by tracking WAUs and Verified Users (which we also refer to as Verified Neighbors). As the size and engagement of our user base grows, we believe the potential to increase our revenue grows.
We attract users through several channels including word-of-mouth, mailed invitations, email and text invitations, and our contact sync feature. During fiscal 2020, 68% of our new Verified Users were acquired through organic and unpaid channels. We complement our organic growth with paid marketing, which primarily focuses on newer neighborhoods where we have lower levels of penetration and are focused on growing our user base. This includes neighborhoods in international countries where we are in earlier stages of growth.
We may face challenges increasing the size and engagement of our user base due to a number of factors including competition, challenges in acquiring and engaging users, or changes in regulations.
Growth in Monetization. Monetization trends, which are reflected in our ARPU, are a key factor that affects our revenue and financial results. We are in the early stages of our monetization efforts. To increase monetization, we are focused on serving more national brands by building out our salesforce, and enhancing our self-serve tools for our customers. We are also focused on increasing our user base and engagement in the United States and internationally, which will increase the opportunities for businesses to advertise on Nextdoor.
There are many variables that impact ARPU, including the number of ad impressions shown on our platform and the price per ad, which depends on a number of factors including the engagement of our user base, the number and diversity of our customers, seasonality of advertising spend, our customers’ advertising objectives, advertising performance, the effectiveness of our advertising products, our ability to measure that effectiveness for our customer, and the effect of geographic differences on each of these factors.
Due to our decision to focus our earliest monetization efforts in the United States, we have less experience monetizing international markets and therefore may experience challenges scaling and monetizing these markets. The international advertising market is also less mature than the U.S. digital advertising market.
Investment for Growth. We intend to continue to invest in technology that we believe will enhance user and customer experiences. We also intend to continue to invest heavily in our advertising products, including our self-

serve advertising platform and first-party and third-party ad measurement tools, as well as our sales team. Our ability to grow our user base, attract new advertisers, increase our revenue, and expand our total addressable market will depend, in part, on our ability to continue innovating.
International Expansion. Our early proof points from launches in 10 countries outside of the United States show user engagement across international markets on par with the U.S. market. We believe that increased international monetization presents an important opportunity for growth, and we are working on localizing our product and expanding our operations to better serve our international user and customer base. We are still in the early stages of global expansion and will continue to evaluate expansion opportunities in our current international markets, and also in additional geographies. Over time, we believe that international WAUs can grow rapidly. We also believe that we can increase the monetization of users in international markets and that we can increase long-term ARPU for international WAUs from current levels. While we expect to grow ARPU for international WAUs, we still expect this to be lower than ARPU for U.S. WAUs. We expect that our international expansion will require significant investment. Although our investments in international expansion may adversely affect our operating results in the near term, we believe that they will contribute to our long-term growth. If our near-term investments do not lead to increased international WAUs and ARPU and expected revenue growth over time, we may not achieve or, if achieved, maintain profitability and our growth rates may slow or decline.
Seasonality. Industry advertising spend tends to be strongest in the fourth quarter, and we observe a similar pattern in our historical revenue. Our significant growth has partially masked these trends in historical periods, and we expect seasonality to become more pronounced in the future.
Components of Results of Operations
Revenue
We generate substantially all of our revenue from the delivery of advertisements on our platform which includes the delivery of advertising impressions sold on a cost per thousand, or CPM, basis and cost per click, or CPC, basis, as well as local sponsorships and local deals which are sold on a fixed-fee basis. The majority of our revenue is generated in the United States.
Cost of Revenue
Cost of revenue consists primarily of expenses associated with the delivery of our revenue generating activities, including the third-party cost of hosting our platform and allocated personnel-related costs, which include salaries, benefits, and stock-based compensation for employees engaged in development of our revenue generating products. Cost of revenue also includes third-party costs associated with delivering and supporting our advertising products and credit card transaction fees related to processing customer transactions.
We expect cost of revenue will increase on an absolute dollar basis as neighbor activity on our platform increases. While we expect to realize scale benefits over time, our cost of revenue as a percentage of revenue may vary from period-to-period and is expected to increase modestly over the near and medium term as we invest in new products and features to further increase platform engagement.
Operating Expenses
Research and Development
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for our employees engaged in research and development, as well as costs for consultants, contractors and third-party software. In addition, allocated overhead costs, such as facilities, information technology, and depreciation are included in research and development expenses.
We expect research and development expenses will increase on an absolute dollar basis due to investments that we are making in our platform. We expect that research and development expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.

Sales and Marketing
Sales and marketing expenses consist of personnel-related and other costs which include salaries, commissions, benefits, and stock-based compensation for employees engaged in sales and marketing activities as well as other costs including third-party consulting, public relations, allocated overhead costs, and amortization of acquired intangible assets. Sales and marketing expenses also include brand and performance marketing for both user and small and mid-sized customer acquisition, and neighbor services, which includes personnel-related costs for our neighbor support team, our outsourced neighbor support function, and verification costs.
Performance marketing costs related to user acquisition largely consist of the distribution of mailed invitations and, to a lesser extent, digital advertising. Performance marketing costs related to small and mid-sized customer acquisition largely consists of digital advertising and, to a lesser extent, direct mail campaigns. Fluctuations in our performance marketing expenses are driven by a variety of factors, including but not limited to: our target geographies, whether we are acquiring users or businesses, assessment of return on investment of marketing spend, strategic priorities, and seasonal factors.
We expect sales and marketing expenses will increase on an absolute dollar basis due to continued investment in sales activities, increased investment in marketing to acquire users, small and mid-sized customers, and further investment in international expansion. We expect sales and marketing expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.
General and Administrative
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation for certain executives, finance, legal, information technology, human resources, and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services, including consulting, third-party legal and accounting services, and allocated overhead costs.
We expect general and administrative expenses will increase on an absolute dollar basis for the foreseeable future to support our growth as well as due to additional costs associated with legal, accounting, compliance, investor relations, and other costs as we become a public company. We expect general and administrative expenses as a percentage of revenue will vary from period-to-period over the short term and decrease over the long term.
Interest Income
Interest income consists of interest earned on our cash, cash equivalents, and marketable securities.
Other Income (Expense), Net
Other income (expense), net consists primarily of unrealized gains and losses from the re-measurement of monetary assets and liabilities denominated in non-functional currencies, and foreign currency transaction gains and losses.
Provision for Income Taxes
The provision for income taxes consists primarily of income taxes related to foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance on our U.S. federal and state deferred tax assets as we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations
The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus. The following table sets forth our consolidated results of operations for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020	2020	2019
Revenue	$52,705	$31,826	$132,870	$83,167	$123,284	$82,552
Costs and expenses(1):
Cost of revenue	7,371	5,346	20,308	15,177	21,586	13,740
Research and development	25,461	18,759	69,612	50,570	69,231	42,649
Sales and marketing	27,448	20,111	76,698	58,136	80,325	80,995
General and administrative	11,505	7,087	31,793	20,539	28,793	20,653
Total costs and expenses	71,785	51,303	198,411	144,422	199,935	158,037
Loss from operations	(19,080)	(19,477)	(65,541)	(61,255)	(76,651)	(75,485)
Interest income	21	61	86	682	727	2,452
Other income (expense), net	(277)	284	(451)	397	817	(92)
Loss before income taxes	(19,336)	(19,132)	(65,906)	(60,176)	(75,107)	(73,125)
Provision for income taxes	27	34	96	122	127	156
Net loss	$(19,363)	$(19,166)	$(66,002)	$(60,298)	$(75,234)	$(73,281)
__________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020	2020	2019
Cost of revenue	$383	$247	$981	$680	$905	$482
Research and development	5,680	2,839	13,954	7,373	10,235	4,615
Sales and marketing	1,711	1,072	4,461	2,190	3,403	2,160
General and administrative	2,818	2,005	7,575	5,967	8,065	6,824
Total	$10,592	$6,163	$26,971	$16,210	$22,608	$14,081

The following table sets forth the components of our consolidated statements of operations as a percentage of revenue for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
(as a percentage of total revenue)	2021	2020	2021	2020	2020	2019
Revenue	100%	100%	100%	100%	100%	100%
Costs and expenses:
Cost of revenue	14	17	15	18	18	17
Research and development	48	59	52	61	56	52
Sales and marketing	52	63	58	70	65	98
General and administrative	22	22	24	25	23	25
Total costs and expenses	136	161	149	174	162	191
Loss from operations	(36)	(61)	(49)	(74)	(62)	(91)
Interest income	—	—	—	1	1	3
Other income (expense), net	(1)	1	—	—	1	—
Loss before income taxes	(37)	(60)	(50)	(72)	(61)	(89)
Provision for income taxes	—	—	—	—	—	—
Net loss	(37)%	(60)%	(50)%	(73)%	(61)%	(89)%
Note: Certain figures may not sum due to rounding.
Comparison of the Three and Nine Months Ended September 30, 2021 and 2020
Revenue

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Revenue	$52,705	$31,826	$20,879	66%	$132,870	$83,167	$49,703	60%
Revenue increased by $20.9 million, or 66%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, primarily due to increased advertiser demand across our product offerings, our growing sales team, and increased user engagement as measured by a 21% increase in WAUs. ARPU increased 38% primarily due to a 20% increase in the number of impressions delivered and a 22% increase in the price per delivered impression.
Revenue increased by $49.7 million, or 60%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, primarily due to increased advertiser demand across our product offerings, our growing sales team, and increased user engagement as measured by a 12% increase in WAUs. ARPU increased 42% primarily due to a 26% increase in the number of impressions delivered and a 15% increase in the price per delivered impression, both of which outpaced WAU growth during the period.
Cost of revenue

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Cost of revenue	$7,371	$5,346	$2,025	38%	$20,308	$15,177	$5,131	34%
Cost of revenue increased by $2.0 million, or 38%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to $1.2 million higher third-party hosting costs due to increased user growth and engagement and a $0.4 million increase in credit card transaction fees related to processing customer transactions.

Cost of revenue increased by $5.1 million, or 34%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to $3.1 million higher third-party hosting costs due to increased user growth and engagement, a $1.0 million increase in credit card transaction fees related to processing customer transactions and a $0.5 million increase in costs associated with delivering advertisements on our platform.
Research and development

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Research and development	$25,461	$18,759	$6,702	36%	$69,612	$50,570	$19,042	38%
Research and development expenses increased by $6.7 million, or 36%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to a $5.7 million increase in personnel-related costs and a $0.6 million increase in third-party software costs.
Research and development expenses increased by $19.0 million, or 38%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to a $14.8 million increase in personnel-related costs and a $2.0 million increase in third-party software costs.
Sales and marketing

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Personnel-related and other	$14,709	$13,054	$1,655	13%	$41,571	$33,271	$8,300	25%
Brand and performance marketing	9,831	4,071	5,760	141%	26,281	16,626	9,655	58%
Neighbor services	2,908	2,986	(78)	(3)%	8,846	8,239	607	7%
Total sales and marketing	$27,448	$20,111	$7,337	36%	$76,698	$58,136	$18,562	32%
Sales and marketing expenses increased by $7.3 million, or 36%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to a $2.9 million increase in performance marketing costs to acquire small and mid-sized customers, a $2.9 million increase in performance marketing costs for user acquisition, and a $1.7 million increase in personnel-related and other costs which was primarily driven by growth in sales activities.
Sales and marketing expenses increased by $18.6 million, or 32%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to a $8.3 million increase in personnel-related and other costs which was primarily driven by growth in sales activities, a $8.1 million increase in performance marketing costs to acquire small and mid-sized customers, and a $1.5 million increase in performance marketing costs for user acquisition.
General and administrative

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
General and administrative	$11,505	$7,087	$4,418	62%	$31,793	$20,539	$11,254	55%
General and administrative expenses increased by $4.4 million, or 62%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, primarily due to a $1.9 million increase in personnel-related costs and a $2.1 million increase in professional fees.

General and administrative expenses increased by $11.3 million, or 55%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, primarily due to a $4.8 million increase in professional fees, and a $4.7 million increase in personnel-related costs.
Interest income

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages)	2021	2020	$	%	2021	2020	$	%
Interest income	$21	$61	$(40)	(66)%	$86	$682	$(596)	(87)%
Interest income decreased by $0.1 million, or 66%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 and decreased by $0.6 million, or 87%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 primarily due to a decline in effective market yields on our marketable securities.
Other income (expense), net

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages) (NM = Not Meaningful)	2021	2020	$	%	2021	2020	$	%
Other income (expense), net	$(277)	$284	$(561)	NM	$(451)	$397	$(848)	NM
Other income (expense), net decreased by $0.6 million for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 and decreased by $0.8 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease was primarily due to the periodic re-measurement of monetary assets and liabilities denominated in non-functional currencies.
Provision for income taxes

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(in thousands, except percentages) (NM = Not Meaningful)	2021	2020	$	%	2021	2020	$	%
Provision for income taxes	$27	$34	$(7)	NM	$96	$122	$(26)	NM
Provision for income taxes decreased by $0.1 million for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The decrease was primarily due to taxes related to our foreign subsidiaries.
Provision for income taxes decreased by $0.1 million for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease was primarily due to taxes related to our foreign subsidiaries.
Comparison of the Years Ended December 31, 2020 and 2019
Revenue

	Years Ended December 31,		Change
(in thousands, except percentages)	2020	2019	$	%
Revenue	$123,284	$82,552	$40,732	49%
Revenue increased by $40.7 million, or 49%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to increased advertiser demand across our product offerings, our growing sales team, and increased user engagement as measured by a 37% increase in WAUs. ARPU increased

9% primarily due to an approximate 99% increase in the number of impressions delivered, which outpaced WAU growth during the period, offset in part by a 31% decrease in the price per delivered impression.
Cost of revenue

	Years Ended December 31,		Change
(in thousands, except percentages)	2020	2019	$	%
Cost of revenue	$21,586	$13,740	$7,846	57%
Cost of revenue increased by $7.8 million, or 57%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $4.9 million higher third-party hosting costs due to increased user growth and engagement, a $1.8 million increase in allocated personnel-related costs, and a $1.3 million increase in costs associated with delivering advertisements on our platform.
Research and development

	Years Ended December 31,		Change
(in thousands, except percentages)	2020	2019	$	%
Research and development	$69,231	$42,649	$26,582	62%
Research and development expenses increased by $26.6 million, or 62%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to a $21.9 million increase in personnel-related costs, a $2.7 million increase in third-party software costs, and a $1.7 million increase in allocated overhead costs primarily due to the commencement of the lease for our new headquarters.
Sales and marketing

	Years Ended December 31,		Change
(in thousands, except percentages)	2020	2019	$	%
Personnel-related and other	$45,622	$32,890	$12,732	39%
Brand and performance marketing	23,666	38,901	(15,235)	(39)%
Neighbor services	11,037	9,204	1,833	20%
Total sales and marketing	$80,325	$80,995	$(670)	(1)%
Sales and marketing expenses decreased by $0.7 million, or 1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to $17.7 million of lower performance marketing costs for user acquisition, partially offset by a $2.5 million increase in performance marketing costs to acquire small and mid-sized customers, a $12.7 million increase in personnel-related and other costs, which was primarily driven by growth in our marketing team and a $3.0 million increase in consulting fees related to our brand redesign and brand campaign management. In addition, neighbor services expenses increased $1.8 million due to the growth of our user base and the corresponding neighbor support and verification costs.
General and administrative

	Years Ended December 31,		Change
(in thousands, except percentages)	2020	2019	$	%
General and administrative	$28,793	$20,653	$8,140	39%
General and administrative expenses increased by $8.1 million, or 39%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to a $6.8 million increase in personnel-related costs and a $1.2 million increase in third-party software costs.

Interest income

	Years Ended December 31,		Change
(in thousands, except percentages)	2020	2019	$	%
Interest income	$727	$2,452	$(1,725)	(70)%
Interest income decreased by $1.7 million, or 70%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to a steady decline in interest rates on our marketable securities beginning in the second half of 2019 and throughout 2020.
Other income (expense), net

	Years Ended December 31,		Change
(in thousands, except percentages) (NM = Not Meaningful)	2020	2019	$	%
Other income (expense), net	$817	$(92)	$909	NM
Other income (expense), net increased by $0.9 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to periodic re-measurement of monetary assets and liabilities denominated in non-functional currencies.
Provision for income taxes

	Years Ended December 31,		Change
(in thousands) (NM = Not Meaningful)	2020	2019	$	%
Provision for income taxes	$127	$156	$(29)	NM
Provision for income taxes decreased by $0.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to a reduction in foreign income tax expenses.
Unaudited Quarterly Results of Operations Data
The following table sets forth our unaudited quarterly consolidated results of operations for each of the ten quarters in the period ended September 30, 2021. The unaudited quarterly results of operations have been prepared on the same basis as our audited consolidated financial statements, and in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data. This data should be read in conjunction with our audited consolidated financial statements included elsewhere in this proxy statement. Our historical results are not necessarily indicative of the results to be expected in the future, and the results for any quarter are not necessarily indicative of the results to be expected for a full year or any other period.

	Three Months Ended
(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Revenue	$52,705	$45,778	$34,387	$40,117	$31,826	$27,594	$23,747	$25,612	$20,248	$20,237
Costs and expenses:
Cost of revenue	7,371	6,600	6,337	6,409	5,346	5,106	4,725	4,690	3,527	2,987
Research and development	25,461	23,331	20,820	18,661	18,759	16,777	15,034	14,447	11,321	9,203
Sales and marketing	27,448	26,356	22,894	22,189	20,111	17,955	20,070	20,330	23,064	19,158
General and administrative	11,505	10,959	9,329	8,254	7,087	6,961	6,491	6,162	5,466	4,757
Total costs and expenses	71,785	67,246	59,380	55,513	51,303	46,799	46,320	45,629	43,378	36,105
Loss from operations	(19,080)	(21,468)	(24,993)	(15,396)	(19,477)	(19,205)	(22,573)	(20,017)	(23,130)	(15,868)
Interest income	21	25	40	45	61	116	505	693	903	579
Other income (expense), net	(277)	(26)	(148)	420	284	100	13	9	(88)	10
Loss before income taxes	(19,336)	(21,469)	(25,101)	(14,931)	(19,132)	(18,989)	(22,055)	(19,315)	(22,315)	(15,279)
Provision for (benefit from) income taxes	27	30	39	5	34	94	(6)	62	47	31
Net loss	$(19,363)	$(21,499)	$(25,140)	$(14,936)	$(19,166)	$(19,083)	$(22,049)	$(19,377)	$(22,362)	$(15,310)
__________________
(1)Stock-based compensation expense included in above line items:

	Three Months Ended
(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Cost of revenue	$383	$334	$264	$225	$247	$231	$202	$218	$125	$81
Research and development	5,680	4,880	3,394	2,862	2,839	2,321	2,213	2,041	1,361	746
Sales and marketing	1,711	1,473	1,277	1,213	1,072	656	462	598	507	620
General and administrative	2,818	2,480	2,277	2,098	2,005	2,108	1,854	1,784	1,701	1,937
Total	$10,592	$9,167	$7,212	$6,398	$6,163	$5,316	$4,731	$4,641	$3,694	$3,384

The following table sets forth the components of our consolidated statements of operations as a percentage of revenue for each of the periods presented:

	Three Months Ended
(as a percentage of total revenue)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Costs and Expenses:
Cost of revenue	14	14	18	16	17	19	20	18	17	15
Research and development	48	51	61	47	59	61	63	56	56	45
Sales and marketing	52	58	67	55	63	65	85	79	114	95
General and administrative	22	24	27	21	22	25	27	24	27	24
Total costs and expenses	136	147	173	138	161	170	195	178	214	178
Loss from operations	(36)	(47)	(73)	(38)	(61)	(70)	(95)	(78)	(114)	(78)
Interest income	—	—	—	—	—	—	2	3	4	3
Other income (expense), net	(1)	—	—	1	1	—	—	—	—	—
Loss before income taxes	(37)	(47)	(73)	(37)	(60)	(69)	(93)	(75)	(110)	(76)
Provision for (benefit from) income taxes	—	—	—	—	—	—	—	—	—	—
Net loss	(37)%	(47)%	(73)%	(37)%	(60)%	(69)%	(93)%	(76)%	(110)%	(76)%
Note: Certain figures may not sum due to rounding.
Quarterly Trends
Revenue
Advertising spending is traditionally seasonally strong in the fourth quarter of each year and weakest in the first quarter of each year. This seasonality in advertising spending affects our quarterly results. For the periods presented, we experienced growth in quarterly revenue for each quarter of the year, and then a decline from the fourth quarter of the year to the following first quarter. For instance, our revenue in the fourth quarter of both 2019 and 2020 increased 26% as compared to the third quarter of both 2019 and 2020, while revenue in the first quarter of 2020 decreased 7% as compared to the fourth quarter of 2019 and advertising revenue for the first quarter of 2021 decreased 14% compared to the fourth quarter of 2020. The growth in our business may have partially masked these seasonal trends to date and the seasonal impacts may be more pronounced in the future.
Cost of revenue
Cost of revenue generally increased sequentially in each of the quarters presented primarily as a result of higher third-party hosting costs driven by user growth and engagement.
Research and development
Research and development expenses generally increased sequentially in each of the quarters presented primarily as a result of increased personnel-related costs as we continued to invest in innovation of our platform.
Sales and marketing
Sales and marketing expenses increased sequentially in each of the quarters presented, with the exception of the fourth quarter in 2019 and the second quarter of 2020. These increases were primarily as a result of increased personnel-related costs and higher brand and performance marketing spend. In the fourth quarter of 2019 and the second quarter of 2020, we reduced performance marketing spend for user acquisition. Further reduction in performance marketing spend for user acquisition in the third quarter of 2020 was offset by increased spend for small and mid-sized customer acquisition and sales personnel costs.
General and administrative
General and administrative expenses increased sequentially in each of the quarters presented primarily as a result of an increase in personnel-related costs as we continued to invest in general and administrative functions.
Provision for income taxes
On a quarterly basis, our provision for income taxes has fluctuated primarily due to foreign taxes.
Non-GAAP Financial Measure
Adjusted EBITDA
The following table presents a reconciliation of net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA.

	Three Months Ended
(in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net Loss	$(19,363)	$(21,499)	$(25,140)	$(14,936)	$(19,166)	$(19,083)	$(22,049)	$(19,377)	$(22,362)	$(15,310)
Add (deduct):
Depreciation and amortization	1,047	1,072	1,083	974	830	726	528	1,102	337	332
Stock-based compensation	10,592	9,167	7,212	6,398	6,163	5,316	4,731	4,641	3,694	3,384
Interest income	(21)	(25)	(40)	(45)	(61)	(116)	(505)	(693)	(903)	(579)
Provision for (benefit from) income taxes	27	30	39	5	34	94	(6)	62	47	31
Acquisition-related costs	—	—	—	—	—	—	—	26	598	—
Adjusted EBITDA	$(7,718)	$(11,255)	$(16,846)	$(7,604)	$(12,200)	$(13,063)	$(17,301)	$(14,239)	$(18,589)	$(12,142)
Liquidity and Capital Resources
Since inception, we have generated negative cash flows from operations and have primarily financed our operations from net proceeds received from the sale of equity securities and payments received from our customers. As of September 30, 2021, we had raised an aggregate of $470.9 million, net of issuance costs, through the sales of redeemable convertible preferred stock and issuance of restricted stock. We currently have no debt outstanding. On November 5, 2021, we consummated the Merger, which resulted in $674.1 million in total gross proceeds, including $270.0 million from the PIPE Investment.
We have generated losses from our operations, as reflected in our accumulated deficit of $451.0 million as of September 30, 2021. We incurred operating losses and cash outflows from operations by supporting the growth of our business. We expect these losses and operating cash outflows to continue for the foreseeable future. We also expect to incur significant research and development, sales and marketing, and general and administrative expenses over the next several years in connection with the continued development and expansion of our business.
As of September 30, 2021, we had $106.6 million in cash, cash equivalents, and marketable securities. We believe that our existing cash, cash equivalents, and marketable securities will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months.
Our future capital requirements will depend on many factors, including the rate of our revenue growth, the timing and extent of spending on research and development efforts and other business initiatives, the expansion of sales and marketing activities, the introduction of new and enhanced product offerings and features, and the continuing market adoption of our platform. We may in the future enter into arrangements to acquire or invest in complementary companies, products or technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to secure timely additional financing on favorable terms, if at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, it could reduce our ability to compete successfully and harm our business, results of operations, and financial condition.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(33,280)	$(35,279)	$(41,604)	$(63,962)
Net cash provided by (used in) investing activities	$4,716	$44,359	$36,792	$(73,809)
Net cash provided by financing activities	$9,863	$3,207	$6,367	$174,571
Operating activities
Cash used in operating activities during the nine months ended September 30, 2021 was $33.3 million which resulted from a net loss of $(66.0) million, adjusted for non-cash charges of $30.5 million and net cash inflows of $2.2 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $27.0 million of stock-based compensation expense and $3.2 million of depreciation and amortization expense. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $5.5 million increase in accrued expenses and other current liabilities, a $4.9 million decrease in operating lease right-of-use assets due to normal amortization, and a $0.2 million increase in accounts payable. These amounts were partially offset by a $5.0 million increase in accounts receivable, net and a $4.1 million decrease in operating lease liabilities due to lease payments.
Cash used in operating activities during the nine months ended September 30, 2020 was $35.3 million, which resulted from a net loss of $(60.3) million, adjusted for non-cash charges of $18.5 million and net cash inflows of $6.5 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $16.2 million of stock-based compensation expense and $2.1 million of depreciation and amortization expense. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $4.8 million increase in accrued expenses and other current liabilities, a $3.3 million decrease in operating lease right-of-use assets due to normal amortization, a $1.2 million increase in accounts payable, and a $1.1 million decrease in prepaid expenses and other current assets. These amounts were partially offset by a $3.0 million decrease in operating lease liabilities due to lease payments.
Cash used in operating activities during the year ended December 31, 2020 was $41.6 million which resulted from a net loss of $(75.2) million, adjusted for non-cash charges of $26.2 million and net cash inflows of $7.4 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $22.6 million of stock-based compensation expense and $3.1 million of depreciation and amortization expense. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $7.7 million increase in accrued expenses and other current liabilities, a $5.2 million decrease in operating lease right-of-use assets due to normal amortization, and a $2.5 million decrease in prepaid expenses and other current assets. These amounts were partially offset by a $4.5 million decrease in operating lease liabilities due to lease payments and a $3.2 million increase in accounts receivable.
Cash used in operating activities during the year ended December 31, 2019 was $64.0 million which resulted from a net loss of $(73.3) million, adjusted for non-cash charges of $16.1 million and net cash outflows of $6.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $14.1 million of stock-based compensation expense and $2.1 million of depreciation and amortization expense. The net cash outflow from changes in operating assets and liabilities was primarily the result of a $5.2 million increase in accounts receivable, a $4.6 million increase in prepaid expenses and other current assets, and $2.4 million decrease in operating lease liabilities, partially offset by a $3.1 million decrease in operating lease right-of-use assets and a $1.8 million increase in accounts payable.

Investing activities
Cash provided by investing activities for the nine months ended September 30, 2021 was $4.7 million, which consisted of proceeds from maturities of marketable securities of $50.6 million and proceeds from sales of marketable securities of $2.4 million. This was offset by the purchases of marketable securities of $40.3 million, and the purchase of property and equipment of $8.1 million.
Cash provided by investing activities for the nine months ended September 30, 2020 was $44.4 million, which consisted of maturities of marketable securities of $81.4 million and proceeds from sales of marketable securities of $21.8 million, partially offset by the purchases of marketable securities of $55.7 million and the purchase of property and equipment of $3.2 million.
Cash provided by investing activities for the year ended December 31, 2020 was $36.8 million which consisted of proceeds from sales of marketable securities of $21.8 million and maturities of marketable securities of $97.6 million. This was offset by the purchase of marketable securities of $77.6 million and the purchase of property and equipment of $5.0 million related to our new San Francisco headquarters.
Cash used in investing activities for the year ended December 31, 2019 was $73.8 million which consisted primarily of the purchase of marketable securities of $90.6 million and cash paid for an acquisition, net of cash acquired of $5.2 million. This was offset by proceeds from sales of marketable securities of $0.2 million and maturities of marketable securities of $22.3 million.
Financing activities
Cash provided by financing activities for the nine months ended September 30, 2021 was $9.9 million, which reflect $12.8 million of proceeds from the exercise of stock options, net of repurchases. This was offset by the payment of deferred transaction costs of $3.0 million.
Cash provided by financing activities for the nine months ended September 30, 2020 was $3.2 million, which reflect proceeds from the exercise of stock options, net of repurchases.
Cash provided by financing activities for the year ended December 31, 2020 was $6.4 million, which reflect proceeds from the exercise of stock options, net of repurchases.
Cash provided by financing activities for the year ended December 31, 2019 was $174.6 million which consisted of proceeds from the issuance of Series H redeemable convertible preferred stock of $169.8 million, net of issuance costs, and proceeds from the exercise of stock options of $4.8 million, net of repurchases.
Contractual Obligations and Commitments
The following table summarizes our contractual obligations as of September 30, 2021:

	Payments Due By Period
(in thousands)	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating lease commitments(1)	$83,503	$2,474	$20,392	$21,634	$39,003
Non-cancellable purchase commitments(2)	55,491	3,568	41,506	10,417	—
Total contractual obligations and commitments	$138,994	$6,042	$61,898	$32,051	$39,003
__________________
(1)The contractual commitment amounts under operating leases in the table above are primarily related to corporate office facility leases.
(2)As of September 30, 2021, our non-cancellable purchase commitments primarily related to third-party hosting costs. These purchase commitments were not recorded as liabilities on the condensed consolidated balance sheet as of September 30, 2021, as we had not yet received the related services.
Contractual obligations as of December 31, 2020 totaled $53.9 million primarily related to corporate office facility leases. The increase in contractual obligations as of September 30, 2021 compared to December 31, 2020 relates to a $57.0 million commitment for third-party hosting costs entered into in May 2021 as well as the second and final portion of our San Francisco headquarters lease, which commenced in January 2021.

Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements and did not have any such arrangements during the periods presented.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial condition due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.
Interest Rate Risk
As of September 30, 2021, we had cash and cash equivalents of $66.3 million and marketable securities of $40.2 million. Our cash and cash equivalents consist of cash in bank accounts, demand deposits, and money market funds. The primary objectives of our investment activities are to preserve principal and provide liquidity without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the relatively short-term nature of our investment portfolio, a hypothetical 100 basis point change in interest rates would not have a material effect on the fair value of our portfolio for the periods presented.
Foreign Currency Risk
The functional currencies of our foreign subsidiaries are denominated in the respective local currencies as of January 1, 2020. Prior to January 1, 2020 the functional currency of our foreign subsidiaries was U.S. Dollars. Our sales are typically denominated in the local currency of the country in which the sale was made. The majority of our revenue is denominated in U.S. Dollars. As such, our revenue is not currently exposed to significant foreign currency risk. Our operating expenses are generally denominated in the currency of the countries in which the operations are located, and are subject to fluctuations due to changes in foreign currency exchange rates, particularly the British Pound, the Euro, Canadian Dollar, and the Australian Dollar. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. During the nine months ended September 30, 2021 and 2020, and for the years ended December 31, 2020 and 2019, we do not believe a 10% change in the relative value of the U.S. Dollar would have materially affected our consolidated financial statements. To date, we have not had a formal hedging program with respect to foreign currency, but we may do so in the future if our exposure to foreign currency should become more significant.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with GAAP. Preparing consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.
Revenue Recognition
We generate a majority of our revenue from the delivery of advertising services.
We determine revenue recognition through the following steps:
1)Identification of the contract, or contracts, with a customer
2)Identification of the performance obligations in the contract
3)Determination of the transaction price

4)Allocation of the transaction price to the performance obligations in the contract
5)Recognition of revenue when, or as, we satisfy a performance obligation
We recognize advertising revenue after satisfying our contractual performance obligation, which, for the majority of our advertising arrangements, is when an advertising impression is displayed to users. None of our arrangements contain minimum impression guarantees. We typically bill advertisers on a monthly basis and our payment terms vary by customer type and location. We have other advertising arrangements for the sale of local sponsorship and local deals which are typically fixed-fee arrangements and revenue is recognized on a straight-line basis over the non-cancellable contractual term of the agreement, generally beginning on the date our service is made available to the customer.
Deferred Revenue
In certain advertising arrangements we require payment upfront from our customers. We record deferred revenue when we collect cash from customers in advance of revenue recognition.
Leases
At the inception of our contracts we determine if the contract is or contains a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Operating leases consist of real estate leases and are included in operating lease right-of-use assets and operating lease liabilities on our consolidated balance sheets at commencement date based on the present value of remaining fixed lease payments.
When the discount rate implicit in the lease cannot be readily determined, we use the applicable incremental borrowing rate at lease commencement in order to discount lease payments to present value for purposes of performing lease classification tests and measuring the lease liability. The incremental borrowing rate is a hypothetical rate based on the rate of interest we would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment.
Stock-based compensation
Stock-based compensation expense for stock-based awards is measured based on the grant date fair value of the awards and recognized in the consolidated statements of operations on a straight-line basis over the requisite service period of the awards. The grant date fair value of stock options granted is estimated using the Black-Scholes option pricing model. Forfeitures are accounted for as they occur. Historically, our stock option awards and restricted stock permitted early exercise. The unvested portion of shares exercised is recorded as a liability on our consolidated balance sheets and reclassified into stockholders’ deficit as vesting occurs.
The Black-Scholes option-pricing model requires the use of highly subjective assumptions. These assumptions are estimated as follows:
•Fair Value of Common Stock—See “Common Stock Valuations” below;
•Expected Volatility—Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since we do not have sufficient trading history of our common stock, we estimate the expected volatility of our stock options at their grant date by taking the weighted average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options;
•Expected Term—We determine the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior;

•Risk Free Interest Rate—We use the U.S. Treasury yield for our risk-free interest rate that corresponds with the expected term; and
•Dividend Yield—We utilize a dividend yield of zero, as we do not currently issue dividends and do not expect to in the future.
Common Stock Valuations
Prior to the Business Combination, given the absence of a public trading market for our common stock and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our Board of Directors determined the best estimate of the fair value of our common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors included:
•contemporaneous third-party valuations of our common stock;
•the prices at which we or other holders sold our common and redeemable convertible preferred stock to third-party investors in arms-length transactions;
•the rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;
•our financial condition, results of operations, and capital resources;
•our current business conditions and projections;
•the operational and financial performance of comparable publicly traded companies;
•the lack of marketability of our common stock;
•the likelihood of achieving a liquidity event, such as an initial public offering, a merger, or acquisition of our company given prevailing market conditions;
•the history and nature of our business, industry trends, and competitive environment; and
•general economic outlook including economic growth, inflation, unemployment, interest rate environment, and global economic trends.
In determining the fair value of our common stock, we first determine the enterprise value of our business, and then allocate the value among the various classes of our equity securities to derive a per share value of our common stock.
The enterprise value of our business was primarily estimated by reference to the closest round of equity financing preceding the date of the valuation. In a few cases, we also utilized the income and market approaches. The income approach estimates the value of our business based on the future cash flows we expect to generate discounted to their present value using an appropriate discount rate to reflect the risk of achieving the expected cash flows. The market approach estimates the value of our business by applying valuation multiples derived from the observed valuation multiples of comparable public companies to our expected financial results.
In allocating the enterprise value of our business among the various classes of stock prior to March 2021, we used the option pricing method, or OPM, which models each class of stock as a call option with a unique claim on our assets. We used a combination of probability weighted OPM and probability weighted expected return method, or PWERM, to allocate the enterprise value of our business among the various classes of stock since March 31, 2021. PWERM approach involves the estimation of forward-looking analysis of the possible future outcomes of the enterprise. This method is particularly useful when discrete future outcomes can be predicted at a relatively high confidence level with a probability distribution. Discrete future outcomes considered under the PWERM include a SPAC merger and an initial public offering of our common stock. Determining the fair value of the enterprise using the PWERM requires us to develop assumptions and estimates for both the probability and timing of both SPAC and initial public offering liquidity events, as well as the values we expect those outcomes could yield.
After the allocation to the various classes of stock, a discount for lack of marketability, or DLOM, is applied to arrive at a fair value of the common stock. A DLOM accounts for the lack of marketability of a stock that is not traded on public exchanges. In making the final determination of common stock value, consideration is also given to the recent sales of common stock. In addition, we also considered any secondary transactions involving our capital stock and evaluated the nature of these transactions, including the average selling prices.
Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
Following the Merger it is not necessary to determine the fair value of our common stock as the shares are traded in a public market.
Income Taxes
We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our uncertain tax positions. We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in our tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. We make an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
JOBS Act Accounting Election
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. KVSB is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.
Nextdoor Holdings expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Nextdoor Holdings (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare Nextdoor Holdings’ financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of Nextdoor included elsewhere in this prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021.
In addition, Nextdoor Holdings intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Nextdoor Holdings intends to rely on such exemptions, Nextdoor Holdings is not required to, among other things: (a) provide an auditor’s attestation report on Nextdoor Holdings’ system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (c) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
Nextdoor Holdings will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of Nextdoor Holdings’ first fiscal year following the fifth anniversary of KVSB’s initial public offering, (b) the last date of Nextdoor Holdings’ fiscal year in which Nextdoor Holdings has total annual gross revenue of at least $1.1 billion, (c) the date on which Nextdoor Holdings is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Nextdoor Holdings has issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Recently Issued Accounting Pronouncements
Refer to Note 2 to Nextdoor’s consolidated financial statements included elsewhere in this prospectus for more information regarding recently issued accounting pronouncements.

MANAGEMENT
Executive Officers and Directors
The following table lists the names, ages as of November 5, 2021, and positions of our directors and executive officers:

Name	Age	Position
Executive Officers:
Sarah Friar	48	Chief Executive Officer, President and Chairperson of the Board
Michael Doyle	51	Chief Financial Officer and Treasurer
Heidi Andersen	43	Head of Revenue
John Orta	54	Head of Legal and Corporate & Business Development and Secretary
Non-Employee Directors:
John Hope Bryant(1)	55	Director
J. William Gurley(3)	55	Director
Leslie Kilgore(2)	56	Director
Mary Meeker(2)	62	Director
Jason Pressman(3)	47	Director
David Sze(2)	55	Director
Nirav Tolia	50	Director
Chris Varelas(1)(3)	58	Lead Independent Director
Andrea Wishom(2)	52	Director
__________________
(1)Member of the nominating, corporate governance and corporate responsibility committee.
(2)Member of the compensation and people development committee.
(3)Member of the audit and risk committee.
Executive Officers
Sarah Friar has served as our Chief Executive Officer and President and as Chairperson of the Board of Directors since November 2021. Prior to the Business Combination, Ms. Friar served as Nextdoor’s Chief Executive Officer and President and as a member of Nextdoor’s board of directors from December 2018 until November 2021. Prior to joining Nextdoor, Ms. Friar served as the Chief Financial Officer at Square, Inc., a financial technology company, from July 2012 to December 2018, Senior Vice President of Finance & Strategy at salesforce.com, inc., a customer relationship management technology company, from April 2011 to July 2012 and Lead Software Analyst and Business Unit Leader at Goldman Sachs, a multinational investment bank, from 2000 to April 2011. She currently serves on the board of directors for Slack Technologies, Inc., Walmart Inc., Dragoneer Growth Opportunities Corp., Dragoneer Growth Opportunities Corp. II, and Dragoneer Growth Opportunities Corp. III. Ms. Friar previously served on the board of directors to New Relic, Inc. Ms. Friar holds a M.Eng. from the University of Oxford and an M.B.A. from Stanford University Graduate School of Business. We believe that Ms. Friar is qualified to serve on the Board based on the perspective she brings as our Chief Executive Officer and her industry experience.
Michael Doyle has served as our Chief Financial Officer and Treasurer since November 2021. Prior to the Business Combination, Mr. Doyle served as Nextdoor’s Chief Financial Officer from August 2018 until November 2021. Before joining Nextdoor, Mr. Doyle served as Chief Financial Officer at Despegar.com, Corp., a Latin American travel agency, from June 2013 to August 2018. He was also Chief Financial Officer at eLong, Inc., a Chinese online travel agency, the Asia Pacific region of Expedia Group, Inc., an online travel agency, and Teledesic, LLC, a commercial broadband satellite internet company. Mr. Doyle earned a B.B.A. in Finance and Real Estate from Southern Methodist University and an M.B.A. from Harvard Business School.

Heidi Andersen has served as our Head of Revenue since November 2021. Prior to the Business Combination, Ms. Andersen served as Nextdoor’s Head of Revenue from July 2020 until November 2021. Prior to joining Nextdoor, Ms. Andersen served in several roles at LinkedIn, Inc., a business and employment-oriented social media company which was acquired by Microsoft Corporation in December 2016, including as a Vice President of Global Sales from January 2018 to July 2020; Senior Director, Global Sales, LinkedIn Marketing Solutions from December 2015 to July 2020; Senior Director, NA Sales, LinkedIn Marketing Solutions from December 2014 to December 2015; Director, Emerging and Core Marketing Solutions from December 2013 to December 2014; and Director, Mid-Market Marketing Solutions from August 2011 to December 2013. Ms. Andersen received her B.A. in Marketing and M.A. in International Business from the University of Southern Denmark.
John Orta has served as Head of Legal and Corporate & Business Development and Secretary since November 2021. Prior to the Business Combination, Mr. Orta served as Nextdoor’s Head of Legal and Corporate & Business Development from August 2018 until November 2021. Before joining Nextdoor, Mr. Orta was General Counsel at Metromile, Inc., a technology-based insurance company, from January 2016 to August 2018, and Senior Vice President & General Counsel at OpenTable, Inc., an online restaurant reservation company, from December 2006 to October 2015. Mr. Orta earned a B.A. in Business, Economics from University of California, Santa Barbara, an M.B.A. from University of California, Berkeley, Haas School of Business, and a J.D. from University of San Francisco School of Law.
Non-Employee directors
John Hope Bryant has served on our Board of Directors since November 2021. Mr. Bryant has served as the Founder, Chairman, and Chief Executive Officer of Operation HOPE Inc, a nonprofit financial services network for the underserved, since May 1992. Mr. Bryant has also served as the Chairman and Chief Executive Officer of Bryant Group Ventures, a private holding group, since 1991, and the Founder and Principal of the Promise Homes Company, a single-family residential rental property management company, since June 2017. He previously served on the board of directors for Ares Commercial Real Estate Corporation. Mr. Bryant was a participant at the Global Public Policy & Leadership Program at the Harvard University John F. Kennedy School of Government and attended Hollywood Professional School. We believe that Mr. Bryant is qualified to serve on the Board because of his experience as an entrepreneur and his valuable combination of leadership and practical knowledge.
J. William Gurley has served on our Board of Directors since November 2021. Mr. Gurley serves as a general partner of Benchmark Capital, a venture capital firm, which he joined in 1999. Previously, he served as a partner of Hummer Windblad Venture Partners, a venture capital firm, a research analyst for Credit Suisse First Boston, an investment bank, and a design engineer at Compaq Computer Corporation, a manufacturer of computers and related components. Mr. Gurley currently serves on the board of directors of Stitch Fix, Inc. Mr. Gurley previously served on the board of directors of Zillow Group, Inc., GrubHub, Inc., OpenTable, Inc., and Ubiquiti Networks, Inc. Mr. Gurley holds a B.S. in Computer Science from the University of Florida and an M.B.A. from the University of Texas. We believe Mr. Gurley is qualified to serve as a member of the Board due to his extensive experience with technology companies, including his experience as a member of the board of directors of public technology companies and as a venture capitalist investing in technology companies.
Leslie Kilgore has served on our Board of Directors since November 2021. Ms. Kilgore served as the Chief Marketing Officer for Netflix, Inc., an online streaming service, from 2000 to 2012, and previously served as Director of Marketing for Amazon, a technology company, from 1999 to 2000. Ms. Kilgore currently serves on the board of directors of Netflix, Inc., Pinterest, Inc., and Medallia, Inc. She previously served on the board of directors of LinkedIn. Ms. Kilgore holds a B.S. in Economics from The Wharton School at the University of Pennsylvania and a M.B.A. from Stanford University Graduate School of Business. We believe that Ms. Kilgore is qualified to serve on the Board because of her experience as a marketing executive with internet retailers and her strategic and operational expertise.
Mary Meeker has served on our Board of Directors since November 2021. Ms. Meeker has been a general partner at BOND, a global technology investment firm, since January 2019. Prior to co-founding BOND, she was a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, from December 2010 to December 2018. From 1991 to 2010, Ms. Meeker worked as a managing director at Morgan Stanley, an investment bank. Ms. Meeker serves on the board of directors of Square, Inc. She previously served on the boards of directors of Lending Club Corporation and DocuSign, Inc. Ms. Meeker earned a B.A. in psychology from DePauw University and an M.B.A. from the Johnson Graduate School of Management at Cornell University. We believe that Ms. Meeker is qualified to serve on the Board because of her extensive experience as an investor in technology companies and also as a research analyst covering technology companies.
Jason Pressman has served on our Board of Directors since November 2021. Mr. Pressman has been a managing director at Shasta Ventures, a venture capital firm, since 2005. Previously, Mr. Pressman was Vice President of Strategy and Operations at Walmart.com, an e-commerce company and subsidiary of Walmart Inc., from 2000 to 2004. Mr. Pressman currently serves on the board of directors for Zuora, Inc. He also serves on the boards of directors of a number of private companies. He holds a B.S. in Finance from the University of Maryland, College Park and a M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Pressman is qualified to serve on the Board because of his operations and strategy experience gained from the retail industry and his corporate finance expertise gained in the venture capital industry serving on the boards of directors of various technology companies.
David Sze has served on our Board of Directors since November 2021. Mr. Sze has served as a general partner at Greylock Partners, a venture capital firm, which he joined in 2000. Previously, he was the Senior Vice President of Product Strategy at Excite and Excite@Home, a web portal for content. He previously served on the board of directors for LinkedIn and Pandora Media, Inc. Additionally, he is a member of the Board of Trustees at Yale University and Rockefeller University. Mr. Sze also serves on the boards of directors for several private companies. He holds a B.A. in Economics and Political Science from Yale University and an M.B.A. from Stanford University Graduate School of Business. We believe that Mr. Sze is qualified to serve on the Board because of his extensive background investing and advising internet and technology companies.
Nirav Tolia has served on our Board of Directors since November 2021. Mr. Tolia is a co-founder of Nextdoor and previously served as its Chief Executive Officer from September 2010 to December 2018. Before Nextdoor, Mr. Tolia was an Entrepreneur in Residence at Benchmark Capital, Chief Operating Officer of Shopping.com, an online shopping website, and Chief Executive Officer and co-founder of Epinions.com Corporation, a consumer review website company. Mr. Tolia currently is an advisor and investor to early stage internet companies. He holds a B.A. in English from Stanford University. We believe that Mr. Tolia is qualified to serve on the Board based on the historical knowledge and experience he brings as Nextdoor’s co-founder and former Chief Executive Officer along with his extensive experience creating and leading consumer internet companies.
Christopher Varelas has served on our Board of Directors since November 2021. Mr. Varelas has served as co-founder and managing partner of Riverwood Capital, a private equity firm, since January 2008. Prior to founding Riverwood Capital, he was a managing director at Citigroup Global Markets, Inc., an investment bank. Mr. Varelas serves on the boards of directors of FIGS, Inc. and a number of private companies. Mr. Varelas earned a B.A. in Economics and Philosophy from Occidental College and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. Varelas is qualified to serve on the Board because of his extensive business and financial experience in the technology sector.
Andrea Wishom has served on our Board of Directors since November 2021. Ms. Wishom serves as the President of Skywalker Holdings, LLC, a holding company providing consumer products, and before that as Chief Operations Officer since 2015. Before joining Skywalker, Ms. Wishom spent over 20 years at Harpo Productions, an American multimedia production company. At Harpo Productions she held various production, programming, development and executive roles for The Oprah Winfrey Show, Harpo Studios and OWN: The Oprah Winfrey Network and most recently as the Executive Vice President. Ms. Wishom currently serves on the board of directors of Pinterest. She earned a B.A. in English from the University of California, Berkeley. We believe that Ms. Wishom is qualified to serve on the Board because of her management experience and extensive experience in the online media and retail industries.
Election of Executive Officers
Our executive officers are appointed by, and serve at the discretion of, the Board.

Family Relationships
There are no family relationships among any of our executive officers or directors.
Board Composition
Our business and affairs are organized under the direction of the Board. The Board currently consists of ten members. Sarah Friar serves as Chairperson of the Board. Christopher Varelas serves as lead independent director. The primary responsibility of the Board is to provide oversight, strategic guidance, counseling and direction to management. The Board meets on a regular basis and additionally as required.
Classified Board of Directors
In accordance with the terms of the Certificate of Incorporation, the Board is divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board is divided among the three classes as follows:
•the Class I directors are J. William Gurley, Jason Pressman and Nirav Tolia, and their terms will expire at the first annual meeting of stockholders to be held in 2022;
•the Class II directors are Sarah Friar, Leslie Kilgore and David Sze, and their terms will expire at the second annual meeting of stockholders to be held in 2023; and
•the Class III directors are John Hope Bryant, Mary Meeker, Chris Varelas and Andrea Wishom, and their terms will expire at the third annual meeting of stockholders to be held in 2024.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board. In addition, the number of directors constituting the Board may be set only by resolution adopted by a majority vote of the entire Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in control of our company.
Director Independence
The Board has determined that each of the directors except for Ms. Friar and Mr. Tolia qualifies as independent directors under the rules of the NYSE, and SEC rules and regulations. Ms. Friar was determined to not be independent because she serves as our Chief Executive Officer and President and Mr. Tolia was determined not be independent because he served as Nextdoor’s Chief Executive Officer in the last three years and received compensation in connection with such service. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, corporate governance and corporate responsibility committees be independent. Under the rules of Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”
Audit and risk committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. We satisfy the audit committee independence requirements of Rule 10A-3. Additionally, compensation and people development committee members must not have a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation and people development committee member.
Committees of the Board
The Board has three standing committees — an audit and risk committee, a compensation and people development committee, and a nominating, corporate governance, and corporate responsibility committee. Copies of the charters for each committee are available on our website. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this filing.
Audit and Risk Committee
Our audit and risk committee (“audit and risk committee”) consists of J. William Gurley, Jason Pressman and Chris Varelas, with J. William Gurley serving as the chair.
The Board has determined that each of the members of the audit and risk committee meets the independence requirements under Exchange and SEC rules and is financially literate, and J. William Gurley qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, the Board considered J. William Gurley’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit and risk committee.
The functions of this committee include, among other things:
•selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm, reviewing the qualifications and performance of the independent registered public accounting firm, and overseeing the rotation of the independent registered public accounting firm’s audit partners;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;
•considering the adequacy of internal controls and the design, implementation, and performance of the internal audit function;
•reviewing related party transactions that are material or otherwise implicate disclosure requirements;
•pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and
•reviewing legal, financial, technology, and enterprise risk exposures and the steps management has taken to monitor and control such exposures.
The composition and function of the audit and risk committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.

Compensation and People Development Committee
Our compensation and people development committee consists of Leslie Kilgore, Mary Meeker, David Sze and Andrea Wishom, with Leslie Kilgore serving as the chair.
The functions of the compensation and people development committee include:
•evaluating, recommending to the Board, approving and reviewing its executive officer and director compensation arrangements, plans, policies, and programs;
•reviewing and recommending to the Board the form and amount of its compensation of its non-employee directors;
•reviewing, at least annually, the goals and objectives to be considered in determining the compensation of our Chief Executive Officer and other executive officers;
•reviewing with management its organization and people activities;
•administering and interpreting our cash and equity incentive compensation plans;
•reviewing and approving, or making recommendations to the Board with respect to, cash and equity incentive compensation; and
•establishing our overall compensation philosophy.
The composition and function of the compensation and people development committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Nominating, Corporate Governance and Corporate Responsibility Committee
Our nominating, corporate governance and corporate responsibility committee consists of John Hope Bryant and Chris Varelas, with Chris Varelas serving as the chair. The Board has determined that each of the members of our nominating, corporate governance and corporate responsibility committee meet the independence requirements under Exchange and SEC rules.
The functions of the nominating, corporate governance and corporate responsibility committee include:
•identifying, considering, and recommending candidates for membership on the Board, and recommending to the Board the desired qualifications, expertise, and characteristics of members of the Board;
•developing and recommending corporate governance guidelines and policies;
•periodically consider and make recommendations to the Board regarding the size, structure and composition of the Board and its committees;
•reviewing and recommending to the Board any changes to the corporate governance guidelines;
•reviewing any corporate governance related matters required by the federal securities laws;
•reviewing proposed waivers of the code of conduct for directors and executive officers;
•assisting the Board in overseeing its programs related to corporate responsibility and sustainability;
•overseeing the process of evaluating the performance of the Board and its committees; and
•advising the Board on corporate governance matters.

The composition and function of the nominating, corporate governance and corporate responsibility committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation and People Development Committee Interlocks and Insider Participation
None of the members of our compensation and people development committee is currently, or has been at any time, one of our officers or employees. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or compensation and people development committee during 2020.
On May 8, 2019, Nextdoor sold an aggregate of 2,240,159 share of its Series H Preferred Stock to Bond Capital Fund, L.P., as nominee for a total purchase price of $45,666,761.30. Mary Meeker, who is a member of our Board of Directors and compensation and people development committee, is affiliated with Bond Capital Fund, L.P.
Code of Business Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics is posted on the investor relations page of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on that website into this prospectus. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.
Non-Employee Director Compensation
Unless the context otherwise requires, this section presents the non-employee director compensation of Nextdoor prior to the consummation of the Business Combination, including presenting equity awards on a pre-Business Combination basis. None of KVSB’s directors received any cash compensation for services rendered to KVSB.
The following table sets forth information concerning the compensation paid to certain of our non-employee directors for the year ended December 31, 2020. All compensation that we paid to Ms. Friar, our only employee director, is set forth in the table below in “Executive compensation prior to the Business Combination—2020 summary compensation table.” Other than as set forth in the table and described more fully below, during the year ended December 31, 2020, Nextdoor did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of its board of directors.

Name	Option Awards ($)(1)(2)	Total ($)
John Hope Bryant	552,040	552,040
J. William Gurley	—	—
Leslie Kilgore	—	—
Mary Meeker	—	—
Jason Pressman	—	—
David Sze	—	—
Nirav Tolia	—	—
Chris Varelas	—	—
Andrea Wishom	552,040	552,040
__________________
(1)The amounts reported represent the grant date fair value of the stock awards granted to our non-employee directors during 2020 as computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock awards reported in the Option Awards column are set forth in note 9 to our consolidated financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock awards and do not correspond to the actual economic value that may be received by our non-employee directors from the stock awards.
(2)The following table sets forth information on stock options granted to non-employee directors during fiscal 2020, the aggregate number of shares underlying outstanding stock options held by our non-employee directors as of December 31, 2020, and the aggregate number of shares underlying outstanding unvested stock options held by our non-employee directors as of December 31, 2020:

Name	Number of Shares Underlying Stock Options Granted in Fiscal 2020	Number of Shares Underlying Stock Options Outstanding at Fiscal Year End	Number of Shares Underlying Unvested Stock Options Outstanding at Fiscal Year End
John Hope Bryant	74,000(1)	74,000(1)	69,375
J. William Gurley	—	—	—
Leslie Kilgore(2)	—	—	—
Mary Meeker	—	—	—
Jason Pressman	—	—	—
David Sze	—	—	—
Nirav Tolia	—	—	—
Chris Varelas	—	—	—
Andrea Wishom	74,000(1)	74,000(1)	69,375
_____________
(1)This stock option vests at a rate of 1/48th of the shares underlying the stock option each month following the vesting commencement date of September 29, 2020, subject to continued service. The stock option is early exercisable.
(2)Ms. Kilgore early exercised a stock option with respect to 74,000 shares of Nextdoor common stock on August 21, 2019. As of December 31, 2020, 26,208 of the restricted shares were vested. The remaining unvested restricted shares of Nextdoor common stock issued upon such exercise vest at a rate of 1/48th of the total shares subject to the exercised option each month following the vesting commencement date of July 22, 2019, subject to continued service.
Before the Business Combination, Nextdoor did not have a formal policy to provide any cash or equity compensation to its non-employee directors for their service on the board of directors or committees of the board of directors. The Board expects to approve a non-employee director compensation policy, which will be designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of the company. The terms of such non-employee director compensation policy have not yet been determined.

EXECUTIVE COMPENSATION
Unless the context otherwise requires, this section presents the executive compensation of Nextdoor prior to the consummation of the Business Combination, including presenting equity awards on a pre-Business Combination basis. None of KVSB’s executive officer received any cash compensation for services rendered to KVSB.
This section discusses the material components of the executive compensation program for Nextdoor executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” of Nextdoor Holdings held positions with Nextdoor as follows:
•Sarah Friar, Chief Executive Officer, President and Chairperson;
•Michael Doyle, Chief Financial Officer;
•Heidi Andersen, Head of Revenue; and
•John Orta, Head of Legal and Corporate & Business Development and Secretary.
2020 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2020. Other than as set forth in the table and described more fully below, during the year ended December 31, 2020, Nextdoor did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan ($)	Total ($)
Sarah Friar, Chief Executive Officer, President and Chairperson	350,000	—	—	350,000
Michael Doyle, Chief Financial Officer	350,000	—	—	350,000
Heidi Andersen, Head of Revenue	160,417	3,503,360	156,511(2)	3,820,288
John Orta, Head of Legal and Corporate & Business Development	350,000	—	—	350,000
__________________
(1)Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in note 9 of the notes to Nextdoor’s financial statements included in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by the named executive officers from the stock options.
(2)The amount reported represents the actual amount of commissions paid in 2020 under the Nextdoor 2019 Incentive Compensation Plan based on achievement of designated performance metrics.
2020 Awards
In July 2020, the Nextdoor board of directors, with participation by every independent member of the Nextdoor board of directors, granted Ms. Andersen stock options to purchase an aggregate of 476,000 shares of Nextdoor common stock that vests with respect to 1/4th of the shares underlying the stock option on the one-year anniversary of the vesting commencement date of July 13, 2020 and the remaining 3/4ths of the shares underlying the stock option vest in equal monthly installments over three years, subject to continued service following the vesting commencement date, subject to Ms. Andersen’s continued employment through the applicable vesting date.
2021 Awards
In March 2021, the Nextdoor board of directors, with participation by every independent member of the Nextdoor board of directors, granted Ms. Friar stock options to purchase an aggregate of 1,724,565 shares of Nextdoor common stock consisting of: (a) a stock option to purchase 841,184 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2023; (b) a stock option to purchase 140,197 shares of Nextdoor common stock that vests at a rate of one-half of the shares underlying the stock option each month following the vesting commencement date of November 1, 2022; and (c) a stock option to purchase 743,184 shares of Nextdoor common stock, which vested upon the closing of the Business Combination, in each case subject to Ms. Friar’s continued employment through the applicable vesting date.
In March 2021, the Nextdoor board of directors, with participation by every independent member of the Nextdoor board of directors, granted Mr. Doyle stock options to purchase an aggregate of 182,586 shares of Nextdoor common stock consisting of: (a) a stock option to purchase 119,800 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2023; and (b) a stock option to purchase 62,786 shares of Nextdoor common stock that vests at a rate of 1/4th of the shares underlying the stock option each month following the vesting commencement date of September 1, 2022, in each case, subject to Mr. Doyle’s continued employment through the applicable vesting date.
In March 2021, the Nextdoor board of directors, with participation by every independent member of the Nextdoor board of directors, granted Mr. Orta stock options to purchase an aggregate of 113,345 shares of Nextdoor common stock consisting of: (a) a stock option to purchase 26,160 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2022; (b) a stock option to purchase 78,479 shares of Nextdoor common stock that vests at a rate of 1/12th of the shares underlying the stock option each month following the vesting commencement date of January 1, 2023; and (c) a stock option to purchase 8,706 shares of Nextdoor common stock that vests at a rate of 1/8th of the shares underlying the stock option each month following the vesting commencement date of May 1, 2023, in each case, subject to Mr. Orta’s continued employment through the applicable vesting date.
Equity Compensation
Nextdoor previously granted, and the Company intends to, from time to time, grant equity awards to its named executive officers, which are generally subject to vesting based on each named executive officer’s continued service. Each of our named executive officers currently holds outstanding options to purchase shares of Nextdoor common stock that were granted under our 2018 Plan, as set forth in the table below entitled “— 2020 Outstanding Equity Awards at Fiscal Year-End.”
For calendar year 2020, Ms. Andersen was eligible to receive incentive compensation from Nextdoor with a target amount of $350,000 in total ($87,500 per quarter). Because Ms. Andersen started during our third quarter in calendar year 2020, no incentive compensation payments were made to Ms. Andersen with respect to our first two quarters in calendar year 2020. Pursuant to an agreement between Ms. Andersen and Nextdoor, Ms. Andersen’s incentive compensation payments for the final two quarters of calendar year 2020 were guaranteed in an amount equal to a pro-rated amount of her incentive compensation for our third quarter and the full amount of her incentive compensation for our fourth quarter. The actual amount of commissions paid to Ms. Anderson for calendar year 2020 was $156,510.87.

2020 Outstanding Equity Awards at Fiscal Year-End
The following table presents, for each of our named executive officers, information regarding outstanding stock options and restricted stock as of December 31, 2020.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Exercise Price ($)	Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested(2)
Name	Grant Date(1)	Vesting Commencement Date	Exercisable (#)(1)	Unexercisable (#)(1)
Sarah Friar	11/6/2018	10/25/2018	—	—	—	—	2,273,920(3)	$16,963,443
Michael Doyle	8/29/2018(4)	8/27/2018	350,000	250,000	$3.66	8/28/2028	—	—
Heidi Andersen	7/13/2020(4)	7/13/2020	—	476,000	$7.36	7/12/2030	—	—
John Orta	8/29/2018(4)	8/6/2018	68,856	104,167	$3.66	8/28/2028	—	—
	6/17/2019(5)	4/1/2019	4,166	29,167	$6.80	6/16/2029	—	—
__________________
(1)All of the outstanding equity awards were granted under our 2018 Plan.
(2)The market value for the Nextdoor common stock is based upon the fair market value of Nextdoor’s common stock of $7.46 per share as of December 31, 2020.
(3)Vests monthly at the rate of 1/48th of the share following the vesting commencement date of October 26, 2018, subject to continued service.
(4)Vests with respect to 1/4th of the shares underlying the stock option on the one-year anniversary of the vesting commencement date and the remaining 3/4ths of the shares underlying the stock option vest in equal monthly installments over three years, subject to continued service.
(5)Vests monthly at the rate of 1/48th of the shares underlying the stock option following the vesting commencement date, subject to continued service.
Executive Compensation
We are developing an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success. Decisions on the executive compensation program will be made by the compensation and people development committee of the Board.
Executive Offer Letters
Sarah Friar Employment Offer Letter Agreement
Nextdoor is party to an offer letter agreement with Ms. Friar, dated October 9, 2018 (the “Friar Offer Letter”), which provides for “at-will” employment without a set term and entitled Ms. Friar to an initial annual base salary of $250,000. As of December 31, 2020, Ms. Friar’s base salary was $350,000. In addition, pursuant to the Friar Offer Letter and a Restricted Stock Purchase Agreement between us and Ms. Friar, dated November 13, 2018 (the “2018 RSPA”), Ms. Friar purchased 4,961,279 restricted shares of Nextdoor common stock for an amount equal to the fair market value of such shares, all of which are subject to time-based vesting condition and vest as to 1/48th of the restricted shares on each monthly anniversary of the vesting commencement date, subject to Ms. Friar’s continued employment with Nextdoor through the applicable vesting date.
In the event Ms. Friar’s employment with Nextdoor is terminated (i) by Nextdoor without Cause (as defined below) or (ii) by Ms. Friar for Good Reason (as defined below), in each case, upon the closing of a Change of Control (as defined below) or within 12 months after the closing of a Change of Control, then all remaining unvested shares of restricted stock subject to the 2018 RSPA shall immediately become vested shares.
For purposes of the Friar Offer Letter:
•“Cause” for Ms. Friar’s termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by Ms. Friar of any law or regulation applicable to the business of Nextdoor or a parent or subsidiary of Nextdoor, (ii) Ms. Friar’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Ms. Friar of a common law fraud, (iii) Ms. Friar’s commission of an act of personal dishonesty which involves personal profit in connection with Nextdoor or any other entity having a business relationship with Nextdoor, (iv) any material breach by Ms. Friar of any provision of any agreement or understanding between Nextdoor or any parent or subsidiary of Nextdoor and Ms. Friar regarding the terms of Ms. Friar’s service as an employee to Nextdoor or a parent or subsidiary of Nextdoor, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Ms. Friar and Nextdoor, (v) Ms. Friar’s disregard of the policies or regulations of Nextdoor or any parent or subsidiary of Nextdoor so as to cause material loss, damage or injury to the property, reputation or employees of Nextdoor or a parent or subsidiary of Nextdoor, (vi) Ms. Friar’s failure to cooperate in good faith with a governmental or internal investigation of Nextdoor or its director, officers or employees, if Nextdoor has requested Ms. Friar’s cooperation, or (vii) Ms. Friar’s willful and continuing failure to perform assigned duties after receiving written notification of the failure from Nextdoor or its directors.
•“Change of Control” means (i) a sale of all or substantially all of Nextdoor’s assets, or (ii) any merger, consolidation or other business combination transaction of Nextdoor with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Nextdoor outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Nextdoor (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Nextdoor.
•“Good Reason” means any of the following taken without Ms. Friar’s written consent and provided (a) Nextdoor receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Ms. Friar indicating the specific basis for Ms. Friar’s belief that Ms. Friar is entitled to terminate employment for Good Reason, (b) Nextdoor fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Ms. Friar terminates employment within ten (10) days following expiration of such cure period: (i) a material decrease in Ms. Friar’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of Nextdoor; (ii) a requirement by Nextdoor that Ms. Friar regularly work out of an office location that increases Ms. Friar’s one-way commute by more than twenty-five (25) miles based on Ms. Friar’s primary residence at the time the relocation is announced; or (iii) a material diminution in Ms. Friar’s authority, duties, or responsibilities (provided, however, that having a similar position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, reporting structure, duties or responsibilities with respect to Nextdoor’s successor or acquirer, as a whole, shall not alone be considered such a diminution and that a mere change in title, a change in the person or office to which Ms. Friar reports, or a failure to be elected or re-elected to the board of directors shall not constitute “Good Reason”).
Mike Doyle Employment Offer Letter Agreement
Nextdoor is party to an offer letter agreement with Mr. Doyle, dated June 18, 2018 (the “Doyle Offer Letter”), which provides for “at-will” employment without a set term and entitled Mr. Doyle to a signing bonus of $50,000, a relocation bonus of $150,000 and an annual base salary of $350,000. As of December 31, 2020, Mr. Doyle’s base salary was $350,000. In addition, pursuant to the Doyle Offer Letter, Mr. Doyle was entitled to receive an option to purchase 600,000 shares of Nextdoor common stock (the “Doyle 2018 Option”), all of which are subject to time-based vesting conditions, subject to Mr. Doyle’s continued employment with Nextdoor through the applicable vesting date.
In the event Mr. Doyle’s employment with Nextdoor is terminated (i) by Nextdoor without Cause (as defined below) or (ii) by Mr. Doyle for Good Reason (as defined below), in each case, upon the closing of a Change of Control (as defined below) or within 12 months after the closing of a Change of Control, then all remaining unvested shares subject to the Doyle 2018 Option shall immediately become vested and exercisable.

For purposes of the Doyle Offer Letter:
•“Cause” for Mr. Doyle’s termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by Mr. Doyle of any law or regulation applicable to the business of Nextdoor or a parent or subsidiary of Nextdoor, (ii) Mr. Doyle’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Mr. Doyle of a common law fraud, (iii) Mr. Doyle’s commission of an act of personal dishonesty which involves personal profit in connection with Nextdoor or any other entity having a business relationship with Nextdoor, (iv) any material breach by Mr. Doyle of any provision of any agreement or understanding between Nextdoor or any parent or subsidiary of Nextdoor and Mr. Doyle regarding the terms of Mr. Doyle’s service as an employee to Nextdoor or a parent or subsidiary of Nextdoor, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Mr. Doyle and Nextdoor or (v) Mr. Doyle’s disregard of the policies or regulations of Nextdoor or any parent or subsidiary of Nextdoor so as to cause material loss, damage or injury to the property, reputation or employees of Nextdoor or a parent or subsidiary of Nextdoor; provided, however, that Nextdoor must provide Mr. Doyle with notice of any proposed basis for a finding of “Cause” and Mr. Doyle shall have an opportunity to cure such “Cause” if curable within a time period mutually agreed between by Nextdoor and Mr. Doyle.
•“Change of Control” means (i) a sale of all or substantially all of Nextdoor’s assets, or (ii) any merger, consolidation or other business combination transaction of Nextdoor with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Nextdoor outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Nextdoor (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Nextdoor.
•“Good Reason” means any of the following taken without Mr. Doyle’s written consent and provided (a) Nextdoor receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Mr. Doyle indicating the specific basis for Mr. Doyle’s belief that Mr. Doyle is entitled to terminate employment for Good Reason, (b) Nextdoor fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Mr. Doyle terminates employment within fifteen (15) days following expiration of such cure period: (i) a material decrease in Mr. Doyle’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of Nextdoor; (ii) a requirement by Nextdoor that Mr. Doyle regularly work out of an office location that increases Mr. Doyle’s one-way commute by more than fifty (50) miles; or (iii) a material diminution in Mr. Doyle’s authority, duties, title, position, or responsibilities.
Heidi Andersen Employment Offer Letter Agreement
Nextdoor is a party to an offer letter agreement with Ms. Andersen, dated June 29, 2020 (the “Andersen Offer Letter”), which provides for “at-will” employment without a set term and entitled Ms. Andersen to an annual base salary of $350,000. As of December 31, 2020, Ms. Andersen’s base salary was $350,000. Pursuant to the Anderson Offer Letter, Ms. Andersen is entitled to a target annual variable payment equal to $350,000, subject to the terms and conditions of Nextdoor’s 2019 Incentive Compensation Plan. In addition, pursuant to the Andersen Offer Letter, Ms. Andersen was entitled to receive an option to purchase 476,000 shares of Nextdoor common stock (the “Andersen 2020 Option”), subject to time-based vesting conditions, subject to Ms. Andersen’s continued employment with Nextdoor through the applicable vesting date.
In the event Ms. Andersen’s employment with Nextdoor is terminated (i) by Nextdoor without Cause (as defined below) or (ii) by Ms. Andersen for Good Reason (as defined below), subject to Ms. Andersen executing a general release of claims in a form prescribed by Nextdoor, in each case, upon the closing of a Change of Control

(as defined below) or within 12 months after the closing of a Change of Control, then all remaining unvested shares subject to the Andersen 2020 Option shall immediately become vested and exercisable.
In the event Ms. Andersen’s employment is terminated without Cause or by Ms. Andersen for Good Reason and subject to Ms. Andersen executing a general release of claims in a form prescribed by Nextdoor, Ms. Andersen shall be entitled to a lump-sum cash payment equal to three months of Ms. Andersen’s then-current base salary, payable on the 61st date following Ms. Andersen’s termination date.
For purposes of the Andersen Offer Letter:
•“Cause” for Ms. Andersen’s termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by Ms. Andersen of any law or regulation applicable to the business of Nextdoor or a parent or subsidiary of Nextdoor, (ii) Ms. Andersen’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Ms. Andersen of a common law fraud, (iii) Ms. Andersen’s commission of an act of personal dishonesty which involves personal profit in connection with Nextdoor or any other entity having a business relationship with Nextdoor, (iv) any material breach by Ms. Andersen of any provision of any agreement or understanding between Nextdoor or any parent or subsidiary of Nextdoor and Ms. Andersen regarding the terms of Ms. Andersen’s service as an employee to Nextdoor or a parent or subsidiary of Nextdoor, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Ms. Andersen and Nextdoor, (v) Ms. Andersen’s disregard of the policies or regulations of Nextdoor or any parent or subsidiary of Nextdoor so as to cause material loss, damage or injury to the property, reputation or employees of Nextdoor or a parent or subsidiary of Nextdoor, (vi) Ms. Andersen’s failure to cooperate in good faith with a governmental or internal investigation of Nextdoor or its director, officers or employees, if Nextdoor has requested Ms. Andersen’s cooperation, or (vii) Ms. Andersen’s willful and continuing failure to perform assigned duties after receiving written notification of the failure from Nextdoor or its directors or officers.
•“Change of Control” means (i) a sale of all or substantially all of Nextdoor’s assets, or (ii) any merger, consolidation or other business combination transaction of Nextdoor with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Nextdoor outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Nextdoor (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Nextdoor.
•“Good Reason” means any of the following taken without Ms. Andersen’s written consent and provided (a) Nextdoor receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Ms. Andersen indicating the specific basis for Ms. Andersen’s belief that Ms. Andersen is entitled to terminate employment for Good Reason, (b) Nextdoor fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Ms. Andersen terminates employment within ten (10) days following expiration of such cure period: (i) a material decrease in Ms. Andersen’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of Nextdoor; (ii) a requirement by Nextdoor that Ms. Andersen regularly work out of an office location that increases Ms. Andersen’s one-way commute by more than twenty-five (25) miles based on Ms. Andersen’s primary residence at the time the relocation is announced; or (iii) a material diminution in Ms. Andersen’s authority, duties, or responsibilities (provided, however, that having a similar position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, reporting structure, duties or responsibilities with respect to Nextdoor’s successor or acquirer, as a whole, shall not alone be considered such a diminution and that a mere change in title, a change in the person or office to which Ms. Andersen reports shall not constitute “Good Reason”).

John Orta Employment Offer Letter Agreement
Nextdoor is party to an offer letter agreement with Mr. Orta, dated May 31, 2018 (the “Orta Offer Letter”), which provides for “at-will” employment without a set term and entitled Mr. Orta to a signing bonus of $50,000, and an annual base salary of $250,000. As of December 31, 2020, Mr. Orta’s base salary was $350,000. In addition, pursuant to the Orta Offer Letter, Mr. Orta was entitled to receive an option to purchase 250,000 shares of Nextdoor common stock (the “Orta 2018 Option”), subject to time-based vesting condition subject to Mr. Orta’s continued employment with Nextdoor through the applicable vesting date.
In the event Mr. Orta’s employment with Nextdoor is terminated (i) by Nextdoor without Cause (as defined below) or (ii) by Mr. Orta for Good Reason (as defined below), in each case, upon the closing of a Change of Control (as defined below) or within 12 months after the closing of a Change of Control, then all remaining unvested shares subject to the Orta 2018 Option shall immediately become vested and exercisable.
For purposes of the Orta Offer Letter:
•“Cause” for Mr. Orta’s termination will exist at any time after the happening of one or more of the following events: (i) any willful and material violation by Mr. Orta of any law or regulation applicable to the business of Nextdoor or a parent or subsidiary of Nextdoor, (ii) Mr. Orta’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by Mr. Orta of a common law fraud, (iii) Mr. Orta’s commission of an act of personal dishonesty which involves personal profit in connection with Nextdoor or any other entity having a business relationship with Nextdoor, (iv) any material breach by Mr. Orta of any provision of any agreement or understanding between Nextdoor or any parent or subsidiary of Nextdoor and Mr. Orta regarding the terms of Mr. Orta’s service as an employee to Nextdoor or a parent or subsidiary of Nextdoor, or any breach of any applicable invention assignment and confidentiality agreement or similar agreement between Mr. Orta and Nextdoor or (v) Mr. Orta’s disregard of the policies or regulations of Nextdoor or any parent or subsidiary of Nextdoor so as to cause material loss, damage or injury to the property, reputation or employees of Nextdoor or a parent or subsidiary of Nextdoor; provided, however, that Nextdoor must provide Mr. Orta with notice of any proposed basis for a finding of “Cause” and Mr. Orta shall have an opportunity to cure such “Cause” if curable within a time period mutually agreed between by Nextdoor and Mr. Orta.
•“Change of Control” means (i) a sale of all or substantially all of Nextdoor’s assets, or (ii) any merger, consolidation or other business combination transaction of Nextdoor with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Nextdoor outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Nextdoor (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Nextdoor.
•“Good Reason” means any of the following taken without Mr. Orta’s written consent and provided (a) Nextdoor receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iii) below, written notice from Mr. Orta indicating the specific basis for Mr. Orta’s belief that Mr. Orta is entitled to terminate employment for Good Reason, (b) Nextdoor fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Mr. Orta terminates employment within fifteen (15) days following expiration of such cure period: (i) a material decrease in Mr. Orta’s annual base compensation, other than in connection with a general decrease applied to similarly-ranked executives of Nextdoor; (ii) a requirement by Nextdoor that Mr. Orta regularly work out of an office location that increases Mr. Orta’s one-way commute by more than fifty (50) miles; or (iii) a material diminution in Mr. Orta’s authority, duties, title, position, or responsibilities.

Severance Agreements
We have entered into individual Severance Agreements with each of our executive officers. Under each Severance Agreement, if the applicable executive officer is terminated by us without cause or who resigns for good reason outside of a change in control (each such term as defined in each Severance Agreement), he or she will receive, in exchange for a customary release of claims: (i) a severance payment of six months’ base salary in a cash lump sum and (ii) payment of premiums for continued medical benefits for up to six months following termination.
If the applicable executive officer’s employment is terminated by us without cause or by an executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the Severance Agreements provide the following benefits in exchange for a customary release of claims: (i) a severance payment of twelve months’ base salary and then-current target bonus opportunity at 100% achievement of target (in each case, at the rates in effect immediately prior to the actions that resulted in the termination) paid in a cash lump sum, (ii) full acceleration of time-vesting equity awards and accelerated vesting of performance vesting equity awards at the greater of (x) actual achievement through the date of termination or (y) target level (unless an individual equity award agreement provides otherwise), and (iii) payment of premiums for continued medical benefits for up to twelve months following termination.
Each Severance Agreement will remain in effect until the earlier of the third anniversary of the effective date of such Severance Agreement or the date the applicable executive officer’s employment with us terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination (each as defined in the Severance Agreements); provided however, if a definitive agreement relating to a change in control has been signed by us on or before the expiration date, then the Severance Agreement shall remain in effect until (i) the termination of the executive officer’s employment other than in a situation described above and (ii) the date that we have met all our obligations under the Severance Agreement following the termination of the executive officer’s employment due to a situation described above (each capitalized term as defined in each Severance Agreement).
The benefits under the Severance Agreements will supersede all other cash severance and vesting acceleration arrangements under any agreement governing equity awards, severance and salary continuation arrangements, programs and plans which were previously offered by us to the applicable executive officers, including under any employment agreement or offer letter.
Equity Incentive Plans
The following summarizes the material terms of (i) the 2021 Plan, which we adopted in connection with the Business Combination as the long-term incentive compensation plan in which our named executive officers and other employees and service providers are currently eligible to participate, (ii) the 2008 Equity Incentive Plan (the “2008 Plan”), under which Nextdoor granted equity awards to our named executive officers and other employees and service providers prior to the Business Combination, (iii) the 2018 Equity Incentive Plan (the “2018 Plan”), under which Nextdoor granted equity awards to our named executive officers and other employees and service providers prior to the Business Combination, and (iv) the ESPP, which we adopted in connection with the Business Combination, to provide our employees an opportunity to purchase shares of our Class A common stock at a discount to fair market value.
2021 Plan
The following is a description of the material terms of the Nextdoor Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).
On November 1, 2021 our Board of Directors adopted and on November 2, 2021 our stockholders approved the 2021 Plan that became effective on the closing date of the Business Combination (the “Effective Date”).
Shares reserved under the 2021 Plan.  We have initially reserved (a) (i) 48,505,310 shares of Class A common stock, less (ii) the number of shares subject to awards granted under the 2018 Plan between the date on which the Merger Agreement was executed and the Effective Date that are outstanding as of the Effective Date (provided that this clause (ii) shall not include any Promised Equity (as defined in the Merger Agreement) that is included in the definition of Aggregate Fully Diluted Company Common Shares (as defined in the Merger Agreement)) (b) shares that are subject to issuance upon exercise of an option granted under the 2018 Plan prior to the Effective Date but which, after the Effective Date, cease to be subject to the option for any reason other than exercise of the option, (c) shares that are subject to awards granted under the 2018 Plan prior to the Effective Date that, after the Effective Date, are forfeited or are repurchased by us at the original issue price, (d) shares that are subject to awards granted under the 2018 Plan prior to the Effective Date that, after the Effective Date, otherwise terminate without such shares being issued, and (e) shares that, after the Effective Date, are used to pay the exercise price of a stock option issued under the 2018 Plan prior to the Effective Date or are withheld to satisfy the tax withholding obligations related to any award issued under the 2018 Plan prior to the Effective Date. The number of shares available for grant and issuance under the 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of (i) five percent (5%) of the number of shares (rounded down to the nearest whole share) of Class A common stock and Class B common stock issued and outstanding on each December 31 immediately prior to the date of increase, or (ii) such number of shares determined by our Board of Directors. In addition, the following shares of Holdings Class A common stock will be available for grant and issuance under the 2021 Plan:
•shares subject to issuance upon exercise of stock options or SARs granted under the 2021 Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the option or SAR;
•shares subject to awards granted under the 2021 Plan that are subsequently forfeited or repurchased by us at the original issue price;
•shares subject to awards granted under the 2021 Plan that otherwise terminate without shares being issued;
•shares surrendered pursuant to an Exchange Program (as defined in the 2021 Plan);
•shares subject to an award that is paid out in cash or other property, rather than shares;
•shares subject to awards under the 2021 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;
Administration.   The 2021 Plan will be administered by our compensation and people development committee (“Compensation Committee”) or by our Board of Directors acting in place of the Compensation Committee and by our Board of Directors with respect to awards granted to non-employee directors. Subject to the terms and conditions of the 2021 Plan, the Compensation Committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the 2021 Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the 2021 Plan or any award granted thereunder. The 2021 Plan provides that the Board of Directors or Compensation Committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our Board of Directors.
Eligibility.   The 2021 Plan provides for the grant of awards to eligible employees, directors, and consultants. No non-employee director may receive awards under the 2021 Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any calendar year; provided, however, that a non-employee director may receive awards under the 2021 Plan that, when combined with cash compensation received for service as a non-employee director, of up to $1,000,000 in value (measured as of the date of grant) in his or her initial year of service.
Options.   The 2021 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of Nextdoor Holdings Class A common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2021 Plan must be at least equal to the fair market value of Nextdoor Holdings Class A common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of Nextdoor Holdings capital stock must have an exercise price of at least 110% of the fair market value of Nextdoor Holdings Class A common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 97,010,620 shares may be issued pursuant to the exercise of incentive stock options granted under the 2021 Plan.
Options may vest based on service or achievement of performance conditions. The Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. In the event of a participant’s termination of service, an option is generally exercisable, to the extent vested, for a period of three months in the case of termination other than due to “cause” or the participant’s death or “disability” (as such terms are defined in our 2021 Plan), or 12 months in the case of termination due to the participant’s death or disability, or such longer or shorter period as the administrator may provide, but in any event no later than the expiration date of the stock option. Stock options generally terminate upon a participant’s termination of employment for cause. The maximum term of options granted under the 2021 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of Nextdoor Holdings capital stock is five years from the date of grant. Upon exercise of options, the option exercise price must be paid in full either in cash or cash equivalents or in other manners approved by the Compensation Committee, including by surrender of shares of Class A common stock that are beneficially owned by the optionee free of restrictions. Subject to applicable law, the exercise price may also be delivered pursuant to a broker assisted or other form of cashless exercise program implemented by us in connection with the 2021 Plan.
Restricted stock awards.   An award of restricted stock is an offer to sell shares of common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any vested shares of restricted stock. Holders of unvested restricted stock will not be entitled to receive any dividends or stock distributions paid with respect to unvested shares of restricted stock, and any such dividends or stock distributions will be accrued and paid only as and when such shares of restricted stock become vested. If any such dividends or distributions are paid in shares of Class A common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.
Stock appreciation rights (“SARs”).   A SAR provides for a payment, in cash or shares of Nextdoor Holdings common stock (up to a specified maximum of shares, if determined by the Compensation Committee), to the holder equal to the fair market value of Class A common stock on the date of exercise less a pre-determined exercise price per share, multiplied by the number of shares with respect to which the SAR is being exercised. Under the 2021 Plan, the exercise price of a SAR must be at least equal to the fair market value of a share of Nextdoor Holdings common stock on the date of grant. SARs may vest based on service or achievement of performance conditions and may not have a term that is longer than ten years from the date of grant.
Restricted stock units (“RSUs”).   RSUs represent the right to receive shares of common stock at a specified date in the future and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the Compensation Committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Performance awards.   Performance awards granted pursuant to the 2021 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of Class A common stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.
Stock bonus awards.   A stock bonus award provides for payment in the form of cash, shares of Class A common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the Compensation Committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.

Dividend equivalent rights.   Dividend equivalent rights may be granted at the discretion of the Compensation Committee and represent the right to receive the value of dividends, if any, paid with respect of the number of shares of Class A common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and, subject to the discretion of the Compensation Committee, may be paid when dividend payments are made to stockholders or paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares, or other property, or a combination of thereof as determined by the Compensation Committee. No dividend equivalent rights will be granted or paid in respect of options or SARs.
Change of control.   The 2021 Plan provides that, in the event of certain corporate transactions (as set forth in the 2021 Plan), including the consummation of a merger or consolidation of Nextdoor Holdings with another corporation, outstanding awards under the 2021 Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial acceleration of exercisability, vesting, or lapse of forfeiture conditions including any right of Nextdoor Holding to repurchase shares, and accelerated expiration of the award; or (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the 2021 Plan, which may be deferred until the date or dates the award would have become exercisable or vested. Notwithstanding the foregoing, upon a corporate transaction, the vesting of all awards granted to Nextdoor Holdings’ non-employee directors will accelerate and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction at such times and on such conditions as the Compensation Committee determines. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute awards, as provided above, the Compensation Committee will notify each participant that such participant’s award will, if exercisable, be exercisable for a period of time determined by the Compensation Committee in its sole discretion, and such award will terminate upon the expiration of such period.
Adjustment.   In the event of a change in the number or class of outstanding shares of common stock by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in Nextdoor Holdings’ capital structure, without consideration, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the 2021 Plan and the incentive stock option limit; (ii) the exercise prices of outstanding stock options and SARs; and (iii) the number and class of shares subject to outstanding awards.
Clawback; transferability.   All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors, to the extent set forth in such policy or applicable agreement, or as required by law. Except in limited circumstances, awards granted under the 2021 Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and termination.   Our Board of Directors may amend or terminate the 2021 Plan at any time, subject to stockholder approval as may be required. No termination or amendment of the 2021 Plan may materially adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable law.
2008 Plan
The Nextdoor, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) was adopted by the Nextdoor board of directors on January 24, 2008 and approved by Nextdoor stockholders on January 24, 2008. The 2008 Plan was succeeded by the 2018 Plan in March 2018. No awards were granted under the 2008 Plan following the adoption of the 2018 Plan and awards outstanding under the 2008 Plan shall continue to be subject to the terms and conditions of the 2008 Plan and their applicable award agreements until such awards are exercised or until they terminate or expire by their terms.

Outstanding Awards under the 2008 Plan. As of November 5, 2021, options to purchase 2,165,365 shares of Nextdoor common stock remained outstanding, with a weighted-average exercise price of $2.76 per share.
Administration.   The 2008 Plan is administered by our Compensation Committee, or by our Board of Directors acting in place of the Compensation Committee. The administrator has the authority, among other things, to approve persons to receive awards, construe and interpret the 2008 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the 2008 Plan or any award granted thereunder. The 2008 Plan provides that the administrator may delegate the authority to grant awards, to one or more officers, provided such officer or officers are members of our Board of Directors.
Options.   The 2008 Plan provided for the grant of both (i) incentive stock options, intended to qualify for tax treatment under Section 422 of the Code, which may be granted only to employees and (ii) nonqualified stock options, which may be granted to employees, directors and consultants. Pursuant to the 2008 Plan, options must be granted with a per share exercise price at least equal to the fair market value of each underlying share as of the date of grant and the per share exercise price of incentive stock options granted to any individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of Nextdoor capital stock as of the date of grant must be at least 110% the fair market value of each underlying share as of the date of grant.
Options granted under the 2008 Plan generally vest subject to continued service. The administrator may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. In the event of a participant’s termination of service, an option is generally exercisable, to the extent vested, for a period of (i) 3 months in case of termination for any reason other than death, disability or for cause and (ii) 12 months in the case of termination due to the participant’s death or disability, or, in both (i) and (ii), such longer or shorter period as the administrator may provide, but in any event no later than the expiration date of the option. Stock options generally terminate upon a participant’s termination of employment for cause. The maximum permitted term of options granted under the 2008 Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than 10% of the total combined voting power of all classes of Nextdoor capital stock as of the date of grant is five years.
Corporate Transactions.   In the event that we are subject to a reorganization, consolidation, merger, or other similar transaction as described in the 2008 Plan, outstanding awards may be assumed, converted or replaced by the successor or acquiring corporation, which assumption, conversion or replacement will be binding on all participants.
Adjustments.   In the event that the number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure without consideration, then (i) the number of shares reserved for issuance under the 2008 Plan, and (ii) the exercise prices of and number of shares subject to outstanding options or other outstanding awards, will be proportionately adjusted, subject to any required action by the Board of Directors or the stockholders and compliance with applicable laws.
Limited Transferability.   Unless otherwise determined by the administrator, awards under the 2008 Plan will not be transferable or assignable by a participant other than by will, the laws of descent and distribution and, with respect to nonqualified stock options, by instrument to an inter vivos or testamentary trust in which these options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to immediate family and may not be subject to execution, attachment or similar process.
2018 Plan
The Nextdoor, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) was initially adopted by the Nextdoor board of directors on March 8, 2018 and approved by our stockholders on May 16, 2018, as a successor to our 2008 Plan. We ceased granting awards under the 2018 Plan on the Effective Date. Any outstanding awards will continue to be subject to the terms of the 2018 Plan and their applicable award agreements until such awards are exercised or until they terminate or expire by their terms.

Outstanding Awards under the 2018 Plan.   As of November 5, 2021, options to purchase 17,897,635 shares of Nextdoor common stock remained outstanding, with a weighted-average exercise price of $7.87 per share.
Administration.    The 2018 Plan is administered by our Compensation Committee, or by our Board of Directors acting in place of our Compensation Committee. Subject to the terms and conditions of the 2018 Plan, the administrator has the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2018 Plan as well as to determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the 2018 Plan or any award granted thereunder. The 2018 Plan provides that the administrator may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that each such officer is a member of our Board of Directors.
Options.   The 2018 Plan provided for the grant of both (i) incentive stock options, intended to qualify for tax treatment under Section 422 of the Code, which may be granted only to employees and (ii) nonqualified stock options, which may be granted to our employees, directors and consultants. Pursuant to the 2018 Plan, options must be granted with a per share exercise price at least equal to the fair market value of each underlying share as of the date of grant and the per share exercise price of incentive stock options granted to any individual who holds, directly or by attribution, more than 10% of the total combined voting power of all classes of Nextdoor capital stock as of the date of grant must be at least 110% the fair market value of each underlying share as of the date of grant.
Options granted under the 2018 Plan generally vest subject to continued service. The administrator may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. In the event of a participant’s termination of service, an option is generally exercisable, to the extent vested, for a period of (i) 3 months in case of termination for any reason other than death, disability or for cause and (ii) 12 months in the case of termination due to the participant’s death or disability, or, in both (i) and (ii), such longer or shorter period as the administrator may provide, but in any event no later than the expiration date of the stock option. Stock options generally terminate upon a participant’s termination of employment for cause. The maximum permitted term of options granted under our 2018 Plan is 10 years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than 10% of the total combined voting power of all classes of our capital stock as of the date of grant is five years.
RSUs.   The 2018 Plan provided for the grant of RSUs. RSUs represent the right to receive shares of common stock at a specified date in the future and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the Compensation Committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Corporate Transactions.   In the event that we are subject to a merger or consolidation, to a sale of more than 50% of our shares or to the sale of all or substantially all of our assets, outstanding awards under the 2018 Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial exercisability or vesting and accelerated expiration of outstanding awards, (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the 2018 Plan or (vi) the termination in its entirety of any outstanding award, without payment of any consideration, that is not exercised in accordance with its terms upon or prior to consummation of the transactions contemplated by the acquisition or other combinations within a time specified by the Compensation Committee, in its discretion for such exercise.
Adjustments.   In the event that a number of outstanding shares of our common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other change in our capital structure affecting shares without consideration, then, in order to prevent diminution or enlargement of the benefits intended to be made available under the 2018 Plan, (i) the number of shares reserved for issuance under this Plan, (ii) the exercise prices of and number of shares subject to outstanding options and SARs and (iii) the purchase prices of and/or number of shares subject to other outstanding awards will, to the extent appropriate be proportionately adjusted, subject to any required action by our board or our stockholders and compliance with applicable securities laws.
Limited Transferability.   Unless otherwise determined by the administrator, awards granted under our 2018 Plan will not be transferable or assignable by a participant other than by will, the laws of descent and distribution and, with respect to nonqualified stock options, by instrument to an inter vivos or testamentary trust in which these options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “family member” as that term is defined in Rule 701 and may not be subject to execution, attachment or similar process.
Exchange, Repricing and Buyout of Awards.    The administrator may, without prior stockholder approval, (i) reduce the exercise price of outstanding options or SARs without the consent of the participants, provided written notice is given to them and (ii) pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards, subject to the consent of any affected participant to the extent required by the terms of the 2018 Plan.
ESPP
The following is a description of the material terms of the Nextdoor Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).
On November 1, 2021 our board of directors adopted and on November 2, 2021 our stockholders approved the ESPP that became effective on the closing date of the Business Combination.
Share reserve.   We have initially reserved an aggregate of 8,901,159 shares of Class A common stock for sale under the ESPP. The aggregate number of shares reserved for issuance under the ESPP will increase automatically on each January 1 of each of 2022 through 2031 by a number of shares equal to the lesser of (i) one percent (1%) of the total number of outstanding shares of Class A common stock and Class B common stock as of the immediately preceding December 31 and (ii) a number of shares as may be determined by our board of directors. The aggregate number of shares issued over the term of the ESPP, subject to adjustments for stock-splits, recapitalizations or similar events, may not exceed 89,011,590 shares.
Administration.   The Compensation Committee will administer the ESPP subject to the terms and conditions of the ESPP. Among other things, the Compensation Committee will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, designate participating corporations and determine which such corporations will participate in the Section 423 Component or Non-Section 423 Component, and construe, interpret and apply the terms of the ESPP.
Eligibility.   Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by us or by any of its parent, subsidiary or affiliate at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of our capital stock, or the capital stock of one of our qualifying subsidiaries in the future, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The Compensation Committee may impose additional restrictions on eligibility from time to time.
Offering Periods; Enrollment.   Under the ESPP, eligible employees will be offered the option to purchase shares of Class A common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months and each offering period will be determined by the Compensation Committee. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.

Offerings; Contributions.   Under the ESPP, eligible employees will be offered the option to purchase shares of Class A common stock at a discount over a series of offering periods by accumulating funds through payroll deductions, unless the Compensation Committee determines that contributions may be made in another form, of between 1% and 15% of the employee’s compensation. The purchase price for shares of Class A common stock purchased under the ESPP will be 85% of the lesser of the fair market value of Class A common stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than 2,500 shares on any one purchase date. The Compensation Committee, in its discretion, may set a lower maximum amount of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all of our employee stock purchase plans that are also in effect in the same calendar year, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Subject to certain limitations, the number of shares of Class A common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the ESPP, the employee’s option to purchase shares of Class A common stock under the ESPP will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded without interest.
Adjustments upon recapitalization.   If the number or class of outstanding shares of Class A common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the Compensation Committee will proportionately adjust the number and class of Class A common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase under the ESPP, as well as the maximum number of shares which may be issued to any one participant under the ESPP.
Change of control.   If we experience a corporate transaction (as defined in the ESPP), any offering period that commenced prior to the closing of the proposed corporate transaction will be shortened and terminated on a new purchase date. The new purchase date will be on or prior to the closing of the proposed corporate transaction, and the ESPP will then terminate on the closing of the corporate transaction.
Transferability.   No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account or of any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.
Amendment; termination.   The Compensation Committee, in its sole discretion, may amend, suspend, or terminate the ESPP, or any part thereof, at any time and for any reason. Unless otherwise required by applicable law, if the ESPP is terminated, the Compensation Committee, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares on the next purchase date (which may be sooner than originally scheduled, if determined by the Compensation Committee in its discretion), or may elect to permit offering periods to expire in accordance with their terms.
Limitations on Liability and Indemnification Matters
Our Certification of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and certain of our other employees. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
We believe that these provisions in our Certificate of Incorporation and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our common stock immediately following the consummation of the Business Combination by:
•each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;
•each of our named executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The beneficial ownership percentages set forth in the table below are based on 78,953,663 shares of our Class A common stock and 304,003,976 shares of our Class B common stock issued and outstanding as of November 5, 2021.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares	%	Number of Shares	%	% of Combined Voting Power
5% or Greater Stockholders:
Entities affiliated with Khosla Ventures (2)	12,114,957	15.34%	8,580	*	*
Entities affiliated with Benchmark (3)	—	—%	52,649,930	17.32%	16.88%
Shasta Ventures II, L.P. (4)	—	—%	27,360,232	9.00%	8.77%
Entities affiliated with Greylock (5)	—	—%	21,196,977	6.97%	6.80%
Affiliates of Tiger Global (6)	2,500,000	3.17%	16,491,032	5.42%	5.37%
Executive Officers and Directors:
Sarah Friar (7)	500,000	*	15,738,798	5.18%	4.40%
Michael Doyle (8)	—	—	1,552,843	*	*
Heidi Andersen (9)	—	—	523,565	*	*
John Orta (10)	—	—	641,731	*	*
J. William Gurley (11)	—	—	52,649,930	17.32%	16.88%
John Hope Bryant (12)	—	—	229,820	*	*
Leslie Kilgore (13)	—	—	720,335	*	*
Mary Meeker (14)	—	—	6,957,234	2.29%	2.23%
Jason Pressman (15)	—	—	27,360,232	9.00%	8.77%
David Sze (16)	—	—	21,196,977	6.97%	6.80%
Nirav Tolia (17)	—	—	33,074,393	10.88%	9.14%
Christoper Varelas (18)	—	—	—	—	—
Andrea Wishom (19)	—	—	229,820	*	*
All current directors and executive officers as a group (13 persons)	500,000	*	160,875,678	52.92%	48.68%
__________________
*Less than one percent.
(1)Unless otherwise noted, the business address of each of those listed in the table above is c/o Nextdoor Holdings, Inc., 420 Taylor Street San Francisco, California 94102.
(2)Consists of (i) 11,364,957 shares of Class A common stock held by Khosla Ventures SPAC Sponsor II (“Sponsor”), (ii) 750,000 shares of Class A common stock held by Khosla Ventures Opportunity I, L.P. (“KV Opp”), (iii) 8,121 shares of Class B common stock held by Khosla Ventures Seed B, L.P. (“KV Seed B”) and (iv) 459 shares of Class B common stock held by Khosla Ventures Seed B (CF), L.P. (“KV Seed B CF”). Khosla Ventures SPAC Sponsor Services LLC is the owner of Sponsor. VK Services, LLC (“VK Services”) and SK SPAC Services, LLC are the joint owners of Khosla Ventures SPAC Sponsor Services LLC. Khosla Ventures Opportunity Associates I, LLC (“KVA Opp”) is the general partner of KV Opp. Khosla Ventures Seed Associates B, LLC (“KVA Seed B”) is the general partner of KV Seed B and KV Seed B CF. Vinod Khosla is the managing member of VK Services, which is the sole manager of KVA Opp and KVA Seed B. Vinod Khosla and Samir Kaul are the managing members of VK Services and SK SPAC Services, LLC, respectively. As such, each of KVA Seed B, KVA Opp, VK Services, and Mrs. Khosla may be deemed to share beneficial ownership of the shares held directly by Sponsor, KV Opp, KV Seed B and KV Seed B CF, and each of SK SPAC Services, LLC and Mr. Kaul may be deemed to share beneficial ownership of the shares held directly by Sponsor. Each of KVA Opp, KVA Seed B, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul disclaim any beneficial ownership of such shares other than to the extent of their pecuniary interest therein.
(3)Consists of (i) 50,364,713 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”) and (ii) 2,285,217 shares of Class B common stock held by Benchmark Capital Partners VIII, L.P. (“Benchmark VIII”). Benchmark Capital Management Co. VI, L.L.C. (“BCM VI”) is the general partner of Benchmark VI and may be deemed to have sole voting and investment power over shares held by Benchmark VI. Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock are the managing members of BCM VI. Benchmark Capital Management Co. VIII, L.L.C. (“BCM VIII”) is the general partner of Benchmark VIII and may be deemed to have sole voting and investment power over shares held by Benchmark VIII. Matthew R. Cohler, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, An-Yen Hu, Mitchell H. Lasky, Chetan Puttagunta, Steven M. Spurlock, Sarah E. Tavel and Eric Vishria are the managing members of BCM VIII. The principal business address for the Benchmark entities is 2965 Woodside Road, Woodside, California 94062.
(4)Shasta Ventures II GP, LLC (“SVII GP”) is the general partner of Shasta Ventures II, L.P (“Shasta Ventures II”). Voting and dispositive decisions with respect to the shares held by Shasta Ventures II are made collectively by the managing members of SVII GP: Jason Pressman, who is a member of our board of directors, Robert Coneybeer, Tod Francis and Ravi Mohan. The address for the Shasta Ventures II is 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.

(5)Consists of (i) 14,661 shares of Class B common stock held by Greylock Discovery Fund II LLC (“GDFII”), (ii) 8,490 shares of Class B common stock held by Greylock Discovery Fund LLC (“GDF”), (iii) 18,871,388 shares of Class B common stock held by Greylock XIII Limited Partnership (“Greylock XIII”), (iv) 603,453 shares of Class B common stock held by Greylock XIII Principals LLC (“Greylock XIII Principals”), and (v) 1,698,985 shares of Class B common stock held by Greylock XIII-A Limited Partnership (“Greylock XIII-A”). GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP LLC (“Greylock XIII GP”) is the general partner of Greylock XIII and Greylock XIII-A, and may be deemed to beneficially own the shares of stock held directly by GDFII, GDF, Greylock XIII and Greylock XIII-A. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze, who is a member of our board of directors, are the managing members of Greylock XIII GP and Greylock XIII Principals, and each of them may be deemed to hold shared voting and dispositive power over shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A. The address for the Greylock entities is 2550 Sand Hill Road Menlo Park, California 94025.
(6)Consists of (i) 16,491,032 shares of Class B common stock held by Tiger Global Private Investment Partners VII, L.P., Tiger Global PIP VII Holdings, L.P. and other entities or persons affiliated with Tiger Global Management, LLC (the “Tiger Class B Holders”), (ii) 1,700,000 shares of Class A common stock purchased by Tiger Global Investments, L.P. in the PIPE Investment and (iii) 800,000 shares of Class A common stock purchased by Tiger Global Long Opportunities Master Fund, L.P, in the PIPE Investment. The Tiger Class B Holders are restricted from converting their shares of Class B common stock into shares of Class A common stock to the extent such Tiger Class B Holder would beneficially own upon such conversion, a number of shares of Class A common stock which would exceed 4.99% of the outstanding shares of Class A common stock of the Company. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The business address for each of these entities is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.
(7)Consists of (i) 10,785,562 shares of Class B common stock held by Sarah Friar, 3,852,047 of which are subject to repurchase by the Company, (ii) 2,645,139 shares of Class B common stock held by Sarah Friar 2019 NXTDR Grantor Retained Annuity Trust dated November 20, 2019, (iii) 500,000 shares of Class A common stock purchased by Ms. Friar in the PIPE Investment and (iv) 2,308,097 shares underlying options to purchase Class B common stock that are fully vested of November 5, 2021.
(8)Consists of (i) 1,475,200 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 77,643 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021.
(9)Consists of (i) 461,970 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 61,595 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021.
(10)Consists of (i) 459,321 outstanding shares of Class B common stock, (ii) 143,593 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (iii) an additional 38,817 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021.
(11)Consists of shares held by Benchmark VI and Benchmark VIII, respectively, identified in footnote (3) above.
(12)Consists of (i) 62,244 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 167,576 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.
(13)Consists of (i) 106,577 shares of Class B common stock held by JLK Revocable Trust dtd October 13, 2003 and (ii) 613,758 shares of Class B common stock held by The JLK Family Legacy Trust, including 100,546 shares issued pursuant to early exercise of options, which are unvested subject to repurchase as of November 5, 2021.
(14)Consists of 6,957,234 shares of Class B common stock held by Bond Capital Fund L.P., as nominee, for the account of BOND Capital Fund, L.P. and BOND Capital Founders Fund, L.P. (together, the “BOND Funds”). Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood Rowghani, Jay Simons, and Paul Vronsky are managing members of BOND Capital Associates, LLC, the general partner of the BOND Funds, and share voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(15)Consists of shares held by Shasta Ventures II identified in footnote (4) above.
(16)Consists of shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A, respectively, identified in footnote (5) above. GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP is the general partner of each of Greylock XIII and Greylock XIII-A. Mr. Sze is a managing member of Greylock XIII GP and Greylock Principals and shares voting and dispositive power over the shares held by each of GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A.
(17)Consists of (i) 24,185,310 shares of Class B common stock held by Nirav Tolia, (ii) 5,072,124 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 1,263,840 shares of Class B common stock held by Megha Tolia, (iv) 155,284 shares of Class B common stock held by Nalin Tolia, (v) 2,077,897 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Children’s Trust dated March 13, 2014 and (vi) 319,938 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Trust dated June 30, 2008.
(18)Riverwood Capital Partners II L.P. holds 5,433,819 shares of Class B common stock and Riverwood Capital partners II (Parallel-B) L.P. holds 1,421,830 shares of Class B common stock (collectively, the “Riverwood Entities”). The general partner of the Riverwood Entities is Riverwood Capital II L.P. Riverwood Capital GP II Ltd. is the general partner of Riverwood Capital II L.P. Riverwood Capital GP II Ltd. and Riverwood Capital II L.P. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions with respect to the shares held by the Riverwood Entities are made by a majority vote of an investment committee comprised Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, and Christopher Varelas. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP II Ltd.’s eleven shareholders. Christopher Varelas disclaims beneficial ownership with respect to the shares held by the Riverwood Entities except to the extent of his pecuniary interest therein. No single person controls investment or voting decisions with respect to the shares held by the Riverwood Entities.
(19)Consists of (i) 62,244 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) an additional 167,576 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.

SELLING STOCKHOLDERS
The Selling Stockholders may offer and sell, from time to time, any or all of the shares of Class A common stock (including upon conversion of Class B common stock) being offered for resale by this prospectus, which consists of:
•up to 27,000,000 PIPE Shares;
•up to 200,286,400 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock), pursuant to the Registration Rights Agreement; and
•up to 5,540,086 shares of Class A common stock (including shares of Class A common stock issuable on conversion of shares of Class B common stock) issued or issuable to certain former stockholders and equity award holders of Nextdoor in connection with or as a result of the consummation of the Business Combination , consisting of:
◦up to 459,321 shares of Class A common stock; and
◦up to 5,080,765 shares of Class A common stock issuable upon conversion following the exercise or settlement of certain stock options and restricted stock units for shares of Class B common stock.
The term “Selling Stockholders” includes the stockholders listed in the tables below and their permitted transferees, including, but not limited to, pledgees, donees, transferees, assignees, or other successors-in-interest, and others who later come to hold any of the Selling Stockholders’ interest in the shares of Class A common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through public sale.
Certain stockholders are subject to lock-up restrictions pursuant to the Bylaws, which provides that such stockholders will not transfer such shares until the earlier of (i) 180 days after the completion of the Business Combination, and (ii) the date subsequent to the Business Combination on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The Sponsor and Sponsor Holders pursuant to the Sponsor Lock-Up Agreements have also agreed not to transfer any of their shares of our common stock until the earlier of (i) one year after the completion of the Business Combination, and (ii) the date subsequent to the Business Combination on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Stockholders, certain information as of the date hereof regarding the beneficial ownership of our common stock by the Selling Stockholders and the shares of Class A common stock (including upon conversion of Class B common stock) being offered by the Selling Stockholders. Information with respect to shares of common stock owned beneficially after the offering assumes the sale of all of the shares of Class A common stock (including upon conversion of Class B common stock) registered hereby.
The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Class A common stock and Class B common stock of each Selling Stockholder, the number of shares of Class A common stock (including upon conversion of Class B common stock) that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering.
Because each Selling Stockholder may dispose of all, none or some portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the shares of Class A common stock covered by this prospectus will be beneficially owned by the Selling Stockholders and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of common stock during the offering. In addition, the Selling

Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented. The Selling Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus.
We may amend or supplement this prospectus from time to time in the future to update or change this Selling Stockholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these shares.

Name	Shares Beneficially Owned Prior to this Offering		Shares of Class A Common Stock Registered for Sale in this Offering	Shares Beneficially Owned after this Offering
	Class A Common Stock	Class B Common Stock		Class A Common Stock	Class B Common Stock
AHM Investment Holdings LLC - Series Y(1)	1,000,000	—	1,000,000	—	—
Alyeska Master Fund, L.P.(2)	500,000	—	500,000	—	—
Andrea Wishom(3)	—	229,820	229,820	—	—
ARK PIPE Fund I LLC(4)	1,500,000	—	1,500,000	—	—
Bond Capital Fund, L.P.(5)	—	6,957,234	6,957,234	—	—
David Sze(6)	—	21,196,977	21,196,977	—	—
Dragoneer Global Fund II, L.P.(7)	2,000,000	—	2,000,000	—	—
Entities affiliated with Baron(8)	2,700,000	1,433,096	2,700,000	—	1,433,096
Entities affiliated with Benchmark(9)	—	52,649,930	52,649,930	—	—
Entities affiliated with Greylock(10)	—	21,196,977	21,196,977	—	—
Entities affiliated with ION(11)	1,100,000	—	1,000,000	100,000	—
Entities affiliated with Kaiser(12)	750,000	—	750,000	—	—
Entities affiliated with Khosla Ventures(13)	12,114,957	8,580	12,123,537	—	—
Entities affiliated with Luxor(14)	500,000	—	500,000	—	—
Entities affiliated with Riverwood Capital(15)	—	6,855,649	6,855,649	—	—
Affiliates of Tiger Global(16)	2,500,000	—	2,500,000	—	—
Ghisallo Master Fund LP(17)	300,000	—	300,000	—	—
Hedosophia Public Investments Limited(18)	2,500,000	—	2,500,000	—	—
Heidi Andersen(19)		1,478,306	1,478,306	—	—
J. William Gurley(20)	—	52,649,930	52,649,930	—	—
Jason Pressman (21)	—	27,360,232	27,360,232	—	—
John Hope Bryant(22)	—	229,820	229,820	—	—
John Orta(23)	—	1,171,675	11,716,745	—	—
Leslie Kilgore(24)	—	720,332	720,332	—	—
Mary Meeker(25)	—	6,957,234	6,957,234	—	—
Michael Doyle(26)	—	2,430,465	2,430,465	—	—
Nirav Tolia(27)	—	33,074,393	33,074,393	—	—
Prakash Janakiraman(28)	—	10,130,982	10,130,982	—	—
Sarah Friar(29)	500,000	18,786,659	19,286,659	—	—
Sarah Leary(30)	—	11,180,475	11,180,475	—	—

Shasta Ventures II, L.P.(31)	—	27,360,232	27,360,232	—	—
SMALLCAP World Fund, Inc.(32)	4,000,000	4,697,411	4,000,000	—	4,697,411
Soroban Opportunities Master Fund LP(33)	2,000,000	—	2,000,000	—	—
T. Rowe Price(34)	4,000,000	—	4,000,000	—	—
TIMF LP(35)	500,000	—	500,000	—	—
__________________
(1)Shares registered for sale hereby consist of 1,000,000 PIPE Shares. Feroz Dewan has voting and/or investment control over the shares held by the AHM Investment Holdings LLC – Series Y. Feroz Dewan disclaims beneficial ownership of the shares held by the AHM Investment Holdings LLC – Series Y.
(2)Shares registered for sale hereby consist of 500,000 PIPE Shares. Alyeska Investment Group, L.P., the investment manager of Alyeska Selling Stockholder, has voting and investment control of the shares held by the Selling Stockholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Stockholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, Illinois 60601.
(3)Shares registered for sale hereby consist of (i) 62,245 shares of Class A common stock issuable upon the conversion of 62,245 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) 167,575 shares of Class A common stock issuable upon the conversion of 167,575 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.
(4)Shares registered for sale hereby consist of 1,500,000 PIPE Shares. ARK Investment Management, LLC has voting and/or investment control over the shares held by ARK PIPE Fund I LLC.
(5)Shares registered for sale hereby consist of shares of 6,957,234 shares of Class A common stock issuable upon the conversion of 6,957,234 shares of Class B common stock held in the name of BOND Capital Fund, L.P., as nominee, for the account of BOND Capital Fund, L.P. and BOND Capital Founders Fund, L.P. (together, the “BOND Funds”). Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood Rowghani, Jay Simons, and Paul Vronsky are managing members of BOND Capital Associates, LLC, the general partner of the BOND Funds, and share voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(6)Consists of shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A, respectively, identified in footnote (10) below. GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP is the general partner of each of Greylock XIII and Greylock XIII-A. Mr. Sze is a managing member of Greylock XIII GP and Greylock Principals and shares voting and dispositive power over the shares held by each of GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A.
(7)Shares registered for sale hereby consist of 2,000,000 PIPE Shares. The registered investment adviser for Dragoneer Global Fund II, L.P. (the “Selling Stockholder”) is Dragoneer Investment Group, LLC (“Dragoneer Adviser”). Cardinal DIG CC, LLC (“Cardinal” and together with the Selling Stockholder and Dragoneer Adviser, the “Dragoneer Entities”) is the managing member of Dragoneer Adviser. Marc Stad is the sole managing member of Cardinal. By virtue of these relationships, Marc Stad and each of the Dragoneer Entities may be deemed to share voting and dispositive power with respect to the common stock held by the Selling Stockholder. The address for Mr. Stad and each of the Dragoneer Entities is 1 Letterman Drive, Building D M-500, San Francisco, California 94129.
(8)Shares registered for sale hereby consist of (i) 1,431,000 PIPE Shares held by Baron Asset Fund, (ii) 540,000 PIPE Shares held by Baron Opportunity Fund, (iii) 702,000 PIPE Shares held by Baron Discovery Fund, and (iv) 27,000 PIPE shares held by Baron Innovators Fund LP (together, the “Baron Funds”). Mr. Ronald Baron has voting and/or investment control over the shares held by the Baron funds. Mr. Baron disclaims beneficial ownership of the shares held by the Baron Funds. The address of the Baron Funds is 767 Fifth Avenue, 49th Floor, New York, New York, 10153.
(9)Shares registered for sale hereby consist of (i) 50,364,713 shares of Class A common stock issuable upon the conversion of 50,364,713 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”), for itself and as nominee for Benchmark Founders’ Fund VI, L.P. (“BFF VI”), Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”) and related persons, and (ii) 2,285,217 shares of Class A common stock issuable upon the conversion of 2,285,217 shares of Class B common stock held by Benchmark Capital Partners VIII, L.P. (“Benchmark VIII”), for itself and as nominee for Benchmark Founders’ Fund VIII, L.P. (“BFF VIII”) and Benchmark Founders’ Fund VIII-B, L.P. (“BFF VIII-B”). Benchmark Capital Management Co. VI, L.L.C. (“BCM VI”) is the general partner of Benchmark VI, BFF VI and BFF VI-B, and may be deemed to have sole voting and investment power over shares held by Benchmark VI. Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, who is a member of our board of directors, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky and Steven M. Spurlock are the managing members of BCM VI. Benchmark Capital Management Co. VIII, L.L.C. (“BCM VIII”) is the general partner of Benchmark VIII, BFF VIII and BFF VIII-B, and may be deemed to have sole voting and investment power over shares held by Benchmark VIII. Matthew R. Cohler, Peter H. Fenton, J. William Gurley,     An-Yen Hu, Mitchell H. Lasky, Chetan Puttagunta, Steven M. Spurlock, Sarah E. Tavel and Eric Vishria are the managing members of BCM VIII. The principal business address for the Benchmark entities is 2965 Woodside Road, Woodside, California 94062.
(10)Shares registered for sale hereby consist of (i) 14,661 shares of Class A common stock issuable upon the conversion of 14,661 shares of Class B common stock held by Greylock Discovery Fund II LLC (“GDFII”), (ii) 8,490 shares of Class A common stock issuable upon the conversion of 8,490 shares of Class B common stock held by Greylock Discovery Fund LLC (“GDF”), (iii) 18,871,388 shares of Class A common stock issuable upon the conversion of 18,871,388 shares of Class B common stock held by Greylock XIII Limited Partnership (“Greylock XIII”), (iv) 603,453 shares of Class A common stock issuable upon the conversion of 603,453 shares of Class B common stock held by Greylock XIII Principals LLC (“Greylock XIII Principals”), and (v) 1,698,985 shares of Class A common stock issuable upon the conversion of 1,698,985 shares of Class B common stock held by Greylock XIII-A Limited Partnership (“Greylock XIII-A”). GDFII and GDF are owned in full by Greylock XIII. Greylock XIII GP LLC (“Greylock XIII GP”) is the general partner of Greylock XIII and

Greylock XIII-A, and may be deemed to beneficially own the shares of stock held directly by GDFII, GDF, Greylock XIII and Greylock XIII-A. William W. Helman, Aneel Bhusri, Donald A. Sullivan and David Sze, who is a member of our board of directors, are the managing members of Greylock XIII GP and Greylock XIII Principals, and each of them may be deemed to hold shared voting and dispositive power over shares held by GDFII, GDF, Greylock XIII, Greylock XIII Principals and Greylock XIII-A. The address for the Greylock entities is 2550 Sand Hill Road Menlo Park, California 94025.
(11)Shares registered for sale hereby consist of (i) 500,000 PIPE Shares held by ION Israel Fund Ltd. and (ii) 500,000 PIPE Shares held by ION Tech Fund LP. ION Asset Management Ltd is the Investment Manager of ION Israel Fund Ltd. ION Tech Ltd is the Investment Manager of ION Tech Fund LP. Stephen Levey and Jonathan Half are the controlling persons of ION Asset Management Ltd. and ION Tech Ltd. The address for the ION entities is Ugland House Grand Cayman KY1-1104, Cayman Islands.
(12)Shares registered for sale hereby consist of (i) 250,000 PIPE Shares held by Kaiser Foundation Hospitals and (ii) 500,000 PIPE Shares held by Kaiser Permanente Group Trust. The address for Kaiser Foundation Hospitals and Kaiser Permanente Group Trust is One Kaiser Plaza, The Ordway Building, Oakland, California 94612.
(13)Shares registered for sale hereby consist of (i) 11,364,957 shares of Class A common stock held by Khosla Ventures SPAC Sponsor II (“Sponsor”), (ii) 750,000 PIPE Shares held by Khosla Ventures Opportunity I, L.P. (“KV Opp”), (iii) 8,121 shares of Class A common stock issuable upon the conversion of 8,121 shares of Class B common stock held by Khosla Ventures Seed B, L.P. (“KV Seed B”) and (iv) 459 shares of Class A common stock issuable upon the conversion of 459 shares of Class B common stock held by Khosla Ventures Seed B (CF), L.P (“KV Seed B CF”). Khosla Ventures SPAC Sponsor Services LLC is the owner of Sponsor. VK Services, LLC (“VK Services”) and SK SPAC Services, LLC are the joint owners of Khosla Ventures SPAC Sponsor Services LLC. Khosla Ventures Opportunity Associates I, LLC (“KVA Opp”) is the general partner of KV Opp. Khosla Ventures Seed Associated B, LLC (“KVA Seed B”) is the general partner of KV Seed B and KV Seed B CF. Vinod Khosla is the managing member of VK Services, which is the sole manager of KVA Opp and KVA Seed B. Vinod Khosla and Samir Kaul are the managing members of VK Services and SK SPAC Services, LLC, respectively. As such, each of KVA Opp, KVA Seed B, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul may be deemed to share beneficial ownership of the shares held directly by Sponsor, KV Opp, KV Seed B and KV Seed B CF. Each of KVA Opp, KVA Seed B, VK Services, SK SPAC Services, LLC and Messrs. Khosla and Kaul disclaim any beneficial ownership of such shares other than to the extent of their pecuniary interest therein. The business address of each of the entities or individuals named above is c/o Khosla Ventures Acquisition Co. II, 2128 Sand Hill Road, Menlo Park, California 94025.
(14)Shares registered for sale hereby consist of (i) 161,309 PIPE Shares held by Lugard Road Capital Master Fund, LP (“Lugard”), (ii) 1,951 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”), (iii) 5,971 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long Onshore”), (iv) 97,231 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”), (v) 153,712 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”), (vi) 10,832 PIPE Shares held by Luxor Gibraltar, LP – Series I (“Luxor Gibraltar”), and (vii) 68,994 PIPE Shares held by Luxor Wavefront, LP. (“Luxor Wavefront”). Luxor Capital Group, LP, as the investment manager of Lugard, Luxor Long Offshore, Luxor Long Onshore, Luxor Offshore, Luxor Capital, Luxor Gibraltar and Luxor Wavefront has sole dispositive and voting power over the securities held by the Selling Stockholders. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP with respect to Luxor Long Offshore, Luxor Long Onshore, Luxor Offshore, Luxor Capital, Luxor Gibraltar and Luxor Wavefront may be deemed to have voting and investment power with respect to the securities owned by such Selling Stockholders. Mr. Leone disclaims beneficial ownership of the securities owned by such Selling Securityholders. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP with respect to Lugard, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Green disclaims beneficial ownership of the securities owned by Lugard. The principal business address of each of the Selling Stockholders named above is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036.
(15)Shares registered for sale hereby consist of (i) 5,433,819 shares of Class A common stock issuable upon the conversion of 5,433,819 shares of Class B common stock held by Riverwood Capital Partners II L.P. and (ii) 1,421,830 shares of Class A common stock issuable upon the conversion of 1,421,830 shares of Class B common stock held by Riverwood Capital Partners II (Parallel-B) L.P. (collectively, the “Riverwood Entities”), whose general partner is Riverwood Capital II L.P. Riverwood Capital GP II Ltd. is the general partner of Riverwood Capital II L.P. Riverwood Capital GP II Ltd. and Riverwood Capital II L.P. may be deemed to have shared voting and dispositive power over, and be deemed to be indirect beneficial owners of, shares directly held by the Riverwood Entities. All investment decisions with respect to the shares held by the Riverwood Entities are made by a majority vote of an investment committee comprised Francisco Alvarez-Demalde, Jeffrey Parks, Thomas Smach, and Christopher Varelas. All voting decisions over the shares held by the Riverwood Entities are made by a majority vote of Riverwood Capital GP II Ltd.’s eleven shareholders. Christopher Varelas disclaims beneficial ownership with respect to the shares held by the Riverwood Entities except to the extent of his pecuniary interest therein. No single person controls investment or voting decisions with respect to the shares held by the Riverwood Entities. The address for the Riverwood Entitites is 70 Willow Road, Suite 100, Menlo Park, California 94025.
(16)Shares registered for sale hereby consist of (i) 1,700,000 PIPE shares held by Tiger Global Investments, L.P. and (ii) 800,000 PIPE Shares held by Tiger Global Long Opportunities Master Fund LP. Tiger Global Management, LLC is controlled by Chase Coleman and Scott Shleifer. The Tiger Class B Holders are restricted from converting their shares of Class B common stock into shares of Class A common stock to the extent such Tiger Class B Holder would beneficially own upon such conversion, a number of shares of Class A common stock which would exceed 4.99% of the outstanding shares of Class A common stock of the Company. The business address for each of these entities is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, New York 10019.
(17)Shares registered for sale hereby consist of 300,000 PIPE Shares. Ghisallo Capital Management LLC (“Ghisallo Capital”) is the investment manager for the Ghisallo Master Fund LP (“Ghisallo Fund”) and has voting control over its shares. Michael Germino is the managing member of Ghisallo Capital. Ghisallo Fund is located at 190 Elgin Avenue, George Town Grand Cayman, CI KY 1-9008.
(18)Shares registered for sale hereby consist of 2,500,000 PIPE Shares. The board of directors of Hedosophia Public Investments Limited comprises Ian Osborne, Iain Stokes, Rob King and Trina Le Noury and each director has shared voting and dispositive power with respect to the securities held by Hedosophia Public Investments Limited. Each of them disclaims beneficial ownership of the securities held by Hedosophia Public Investments Limited. The address of Hedosophia Public Investments Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3QL.

(19)Shares registered for sale hereby consist of (i) 461,972 shares of Class A common stock issuable upon the conversion of 461,972 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (ii) 61,595 shares of Class A common stock issuable upon the conversion of 61,595 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iii) 1,016,334shares of Class A common stock issuable upon the conversion of 1,016,334 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(20)Shares registered for sale hereby consist of shares held by Benchmark VI and Benchmark VIII, respectively, identified in footnote (9) above.
(21)Shares registered for sale hereby consist of held by Shasta Ventures II, L.P identified in footnote (31) below.
(22)Shares registered for sale hereby consist of (i) 62,245 shares of Class A common stock issuable upon the conversion of 62,245 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021 and (ii) 167,575 shares of Class A common stock issuable upon the conversion of 167,575 shares underlying options to purchase shares of Class B common stock that are early exercisable and subject to repurchase as of November 5, 2021.
(23)Shares registered for sale hereby consist of (i) 459,321 shares of Class A common stock issuable upon the conversion of 459,321 shares of Class B common stock, (ii) 143,597 shares of Class A common stock issuable upon the conversion of 143,597 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 38,817 shares of Class A common stock issuable upon the conversion of 38,817 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iv) 568,757 shares of Class A common stock issuable upon the conversion of 568,757 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(24)Shares registered for sale hereby consist of (i) 106,577 shares of Class A common stock issuable upon the conversion of 106,577 shares of Class B common stock held by JLK Revocable Trust dtd October 13, 2003 and (ii) 613,755 shares of Class A common stock issuable upon the conversion of 613,755 shares of Class B common stock held by The JLK Family Legacy Trust, including 100,544 shares issued pursuant to early exercise of options, which are unvested subject to repurchase as of November 5, 2021.
(25)Shares registered for sale hereby consist of 6,957,234 shares of Class A common stock issuable upon the conversion of 6,957,234 shares of Class B common stock held by Bond Capital Fund L.P., as nominee, for the account of BOND Capital Fund, L.P. and BOND Capital Founders Fund, L.P. (together, the “BOND Funds”). Daegwon Chae, Juliet de Baubigny, Noah Knauf, Mary Meeker, Mood Rowghani, Jay Simons, and Paul Vronsky are managing members of BOND Capital Associates, LLC, the general partner of the BOND Funds, and share voting and dispositive power over the shares held for the account of the BOND Funds. The address of each of these entities is 100 The Embarcadero, San Francisco, California 94105.
(26)Shares registered for sale hereby consist of (i) 1,475,202 shares of Class A common stock issuable upon the conversion of 1,475 202 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (ii) 77,642 shares of Class A common stock issuable upon the conversion of 77,642 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iii) 955,263 shares of Class A common stock issuable upon the conversion of 955,263 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(27)Shares registered for sale hereby consist of (i) 24,185,310 shares of Class A common stock issuable upon the conversion of 24,185,310 shares of Class B common stock held by Nirav Tolia, (ii) 5,072,124 shares of Class A common stock issuable upon the conversion of 5,072,124 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 1,263,840 shares of Class A common stock issuable upon the conversion of 1,263,840 shares of Class B common stock held by Megha Tolia, (iv) 155,284 shares of Class A common stock issuable upon the conversion of 155,284 shares of Class B common stock held by Nalin Tolia, (v) 2,077,897 shares of Class A common stock issuable upon the conversion of 2,077,897 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Children’s Trust dated March 13, 2014 and (vi) 319,938 shares of Class A common stock issuable upon the conversion of 319,938 shares of Class B common stock held by Nalin Tolia, as Trustee of the Tolia Family Trust dated June 30, 2008.
(28)Shares registered for sale hereby consist of 9,445,371 shares of Class A common stock issuable upon the conversion of 9,445,371 shares of Class B common stock, (ii) 391,280 shares of Class A common stock issuable upon the conversion of 391,280 shares underlying options to purchase shares of Class B common stock that are fully vested as of November 5, 2021, (iii) 22,640 shares of Class A common stock issuable upon the conversion of 22,640 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of November 5, 2021 and (iii) 294,331 shares of Class A common stock issuable upon the conversion of 294,331 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(29)Shares registered for sale hereby consist of (i) 10,785,562 shares of Class A common stock issuable upon the conversion of 10,785,562 shares of Class B common stock held by Sarah Friar, 3,852,043 of which are subject to repurchase by the Company, (ii) 2,645,139 shares of Class A common stock issuable upon the conversion of 2,645,139 shares of Class B common stock held by Sarah Friar 2019 NXTDR Grantor Retained Annuity Trust dated November 20, 2019, (iii) 500,000 PIPE Shares held by the David Riley & Sarah Friar Revocable Trust, (iv) 2,308,097 shares of Class A common stock issuable upon the conversion of 2,308,097 shares underlying options to purchase Class B common stock that are fully vested of November 5, 2021 and (v) 3,047,861 shares of Class A common stock issuable upon the conversion of 3,047,861 shares underlying options to purchase shares of Class B common stock that are unvested as of November 5, 2021.
(30)Shares registered for sale hereby consist of 11,180,475 shares of Class A common stock issuable upon the conversion of 11,180,475 shares of Class B common stock.
(31)Shares registered for sale hereby consist of 27,360,232 shares of Class A common stock issuable upon the conversion of 27,360,232 shares of Class B common stock held by Shasta Ventures II, L.P (“Shasta Ventures II”). Shasta Ventures II GP, LLC (“SVII GP”) is the general partner of Shasta Ventures II. Voting and dispositive decisions with respect to the shares held by Shasta Ventures II are made collectively by the managing members of SVII GP: Jason Pressman, who is a member of our board of directors, Robert Coneybeer, Tod Francis and Ravi Mohan. The address for the Shasta Ventures II is 2440 Sand Hill Road, Suite 300, Menlo Park, California 94025.
(32)Shares registered for sale hereby consist of 4,000,000 PIPE Shares. Capital Research and Management Company, or CRMC, is the investment adviser for SMALLCAP World Fund, Inc. CRMC and/or Capital World Investors, or CWI, may be deemed to be the beneficial owner of the securities held by SMALLCAP World Fund, Inc.; however, each of CRMC and CWI expressly disclaims that it is the beneficial owner of such securities. Julian N. Abdey, Michael Beckwith, Peter Eliot, Brady L. Enright, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Jonathan Knowles, Harold H. La, Dimitrije M. Mitrinovic, Aidan O'Connell, Samir Parekh, Andraz Razen, Renaud H.

Samyn, Arun Swaminathan and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by SMALLCAP World Fund, Inc. The address of SMALLCAP World Fund, Inc is 333 S. Hope Street, 55th Floor, Los Angeles, California 90071.
(33)Shares registered for sale hereby consist of 2,000,000 PIPE Shares. Soroban Capital GP LLC may be deemed to beneficially own the shares by virtue of its role as general partner of Soroban Opportunities Master Fund LP. Soroban Capital Partners LP may be deemed to beneficially own the shares by virtue of its role as investment manager of Soroban Opportunities Master Fund LP. Soroban Capital Partners GP LLC may be deemed to beneficially own the shares by virtue of its role as general partner of Soroban Capital Partners LP. Eric W. Mandelblatt may be deemed to beneficially own the Shares by virtue of his role as Managing Partner of Soroban Capital Partners GP LLC. Each of Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt disclaim beneficial ownership of the Shares except to the extent of his or its pecuniary interest. The principal address of the entities listed above is c/o Soroban Capital Parners LP, 55 W 46th Street, 32nd Floor, New York, New York 10036.
(34)Share registered for sale hereby consist of 4,000,000 PIPE Shares beneficially owned by funds and accounts that are advised or subadvised, with power to direct investments and/or sole power to vote the securities, by T. Rowe Price Associates, Inc. (“TRPA”). For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the PIPE Shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.
(35)Share registered for sale hereby consist of 500,000 PIPE Shares. The principal business address of the entity is P.O. Box 309 Ugland House, South Church Street, George Town, Grand Cayman KY-1104 Cayman Islands.
For information regarding certain related party transactions involving certain of the Selling Stockholders, see “Certain Relationships and Related Person Transactions” in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Nextdoor Holdings
Amended and Restated Registration Rights Agreement
In connection with the consummation of the Merger, Nextdoor Holdings, the Sponsor, and certain other holders of our common stock (collectively, the “Registration Rights Agreement Parties”) entered into the Registration Rights Agreement, which became effective upon the consummation of the Business Combination. In accordance with the Registration Rights Agreement, the Registration Rights Agreement Parties and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.
Indemnification Agreements
In connection with the consummation of the Merger, the Company entered into indemnification agreements with its directors, executive officers, and other employees. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.
PIPE Investment
Sarah Friar, our Chief Executive Officer, President and Chairperson of the Board of Directors agreed to subscribe for and purchase 500,000 shares of our Class A common stock at $10.00 per share in the PIPE Investment on the same terms and conditions as the other PIPE Investors, for aggregate proceeds of $5,000,000. In addition, KVSB agreed to subscribe for and purchase 750,000 shares of our Class A common stock at $10.00 per share in the PIPE Investment on the same terms and conditions as the other PIPE Investors for aggregate proceeds of $7,500,000.
Certain Relationships and Related Person Transactions — Nextdoor
Series H Preferred Stock Financing
From May 8, 2019 through September 4, 2019, Nextdoor sold an aggregate of 6,105,650 shares of its Series H preferred stock to related persons at a purchase price of $20.3855 per share. The following table summarizes the purchase of Series H preferred stock from Nextdoor by such related persons:

Name	Shares of Series H Preferred Stock	Total Purchase Price
Riverwood Capital Partners II, L.P, and its affiliates(1)	2,207,450	$44,999,972
Affiliates of Tiger Global(2)	922,224	18,799,997
Bond Capital Partners VIII, L.P., as nominee(3)	2,240,159	45,666,761
Benchmark Capital Partners VIII, L.P.(4)	735,817	14,999,997
Total	6,105,650	$124,466,727
__________________
(1)Chris Varelas is a member of the Nextdoor board of directors and an affiliate of Riverwood Capital Partners II, L.P.
(2)Entities and persons affiliated with Tiger Global Management, LLC currently hold more than 5% of Nextdoor’s common stock (on an as-converted basis).
(3)Mary Meeker is a member of the Nextdoor board of directors and an affiliate of Bond Capital Partners VIII, L.P.
(4)J. William Gurley is a member of the Nextdoor board of directors and an affiliate of Benchmark Capital Partners VIII, L.P. Entities affiliated with Benchmark Capital Partners VIII, L.P. currently hold more than 5% of Nextdoor’s capital stock.

Investors’ Rights Agreement
Nextdoor was party to the Seventh Amended and Restated Investors’ Right Agreement, dated May 8, 2019 (the “Nextdoor IRA”), which granted registration rights and information rights, among other things, to certain holders of its capital stock, including entities that held, or were affiliated with entities that held, more than 5% of Nextdoor’s capital stock and entities affiliated with certain Nextdoor directors. The Nextdoor IRA terminated upon the closing of the Business Combination.
Right of First Refusal and Co-Sale Agreement
Pursuant to Nextdoor’s 2008 Equity Incentive Plan and 2018 Equity Incentive Plan and certain agreements with its stockholders, including the Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, dated May 8, 2019 (the “ROFR Agreement”), which granted rights of first refusal and co-sale rights, among others things, to certain holders of Nextdoor’s capital stock, including entities that held, or were affiliated with entities that held, more than 5% of Nextdoor’s capital stock and entities affiliated with certain Nextdoor directors and/or executive officers of Nextdoor. The ROFR Agreement terminated upon the closing of the Business Combination.
Voting Agreement
Nextdoor was party to the Seventh Amended and Restated Voting Agreement, dated May 8, 2019, as amended (the “Voting Agreement”), pursuant to which certain holders of Nextdoor’s capital stock, including entities that held, or were affiliated with entities that held, more than 5% of Nextdoor’s capital stock and entities affiliated with certain Nextdoor directors and/or executive officers of Nextdoor had agreed to vote their shares of Nextdoor’s capital stock on certain matters, including with respect to the election of directors. The Voting Agreement terminated upon the closing of the Business Combination.
Certain Relationships and Related Person Transactions — Khosla Ventures Acquisition Co. II
Founder Shares
On January 29, 2021, the Sponsor acquired 10,000,000 Founder Shares for an aggregate purchase price of $25,000, consisting of 5,000,000 shares of KVSB Class B common stock (“Class B Founder Shares”), and 5,000,000 shares of KVSB Class K common stock (“Class K Founder Shares”). Prior to the initial investment in KVSB of $25,000 by the sponsor, KVSB had no assets, tangible or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to KVSB by the aggregate number of Founder Shares issued. On March 10, 2021, the Sponsor entered into a security assignment agreement with three of KVSB’s independent directors and assigned 120,000 shares of the KVSB Class B common stock at an aggregate price of $300 to these directors.
KVSB Class B Founder Shares
In connection with the completion of the Business Combination, all KVSB Class B Founder Shares automatically converted into an aggregate of 7,347,249 shares of Class A common stock. Prior to the Business Combination, only holders of shares of KVSB Class B common stock were entitled to vote on the appointment of directors.
KVSB Class K Founder Shares
In connection with the completion of the Business Combination, all KVSB Class K Founder Shares converted into an aggregate of 3,061,354 shares of Class A common stock.
Promissory Note – Related Parties
On February 8, 2021, KVSB issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which KVSB could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the IPO. The outstanding balance under the Promissory Note at September 30, 2021 was $5,300. The outstanding balance under the Promissory Note was repaid upon consummation of the Business Combination.
Related Party Transactions
In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor and certain of its affiliates, and certain of KVSB’s officers and directors, were able to loan KVSB funds as may have been required. No such loans were made.
Private Placement Shares
Concurrently with the closing of the IPO and the partial exercise of the underwriters’ over-allotment option, the Sponsor purchased 1,132,688 Private Placement Shares from KVSB at a price of $10.00 per share in private placements for an aggregate purchase price of $11,326,880.
Forward Purchase Agreement
KVSB entered into a forward purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 1,000,000 forward-purchase shares for $10.00 per share, or an aggregate maximum amount of $10,000,000, in a private placement that would close simultaneously with the closing of the initial business combination. The proceeds from the sale of these forward-purchase shares, together with the amounts available to KVSB from the trust account (after giving effect to any redemptions of public shares) and the PIPE Investment, were intended to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the Company for working capital or other purposes, including the minimum cash closing condition (as defined in the Merger Agreement). No shares were purchased pursuant to the forward purchase agreement as the minimum cash closing condition was satisfied at the Closing.
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, our Board of Directors adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•any person who is, or at any time since the beginning of our last fiscal year was a director or executive officer of our company or a nominee to become a director;
•any person who is known by us to be the beneficial owner of more than 5% of the Company’s voting stock; and
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5% of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5% of our voting stock.
We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit and risk committee charter, the audit and risk committee has the responsibility to review related party transactions.

DESCRIPTION OF CAPITAL STOCK
General
The following summary of certain provisions of our securities does not purport to be complete and is subject to our Certificate of Incorporation, our Bylaws and the provisions of applicable law.
Our authorized common stock consists of 2,500,000,000 shares of Class A common stock, $0.0001 par value per share, 500,000,000 shares of Class B common stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.
As of November 5, 2021, there were outstanding:
•78,953,663 shares of Class A common stock;
•304,003,976 shares of Class B common stock; and
•no shares of preferred stock.
In addition, as of November 5, 2021, there were outstanding stock options to purchase 59,616,898 shares of Class B common stock and RSUs settleable for 2,691,577 shares of Class B common stock.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of our common stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board of Directors may determine.
Voting Rights
Each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of Class B common stock are entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Immediately following the closing of the Business Combination, the holders of our outstanding Class B common stock held approximately 97.4% of the voting power of our outstanding common stock, with our directors, executive officers, and beneficial owners of 5% or greater of our outstanding common stock and their respective affiliates then holding approximately 56.2% of the voting power in the aggregate. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless, otherwise required by Delaware law or the Certificate of Incorporation. Delaware law could require either holders of Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if the Company were to seek to amend the Certificate of Incorporation to increase or decrease the par value of a class of our common stock, then that class would be required to vote separately to approve the proposed amendment; and
•if the Company were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our common stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
The Company has not provided for cumulative voting for the election of directors in the Certificate of Incorporation. Accordingly, holders of a majority of the shares of our common stock are able to elect all of the Company’s directors.

No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Each share of our Class B common stock is convertible into one share of our Class A common stock automatically, without further action by the Company immediately prior to the close of business on the earlier of (i) ten (10) years from the date of the Closing and (ii) the date specified by an affirmative vote of the holders of Class B common stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B common stock, voting separately as a single class.
Lock-up Period
Nextdoor Lock-Up Agreements
As set forth in our Bylaws, the Nextdoor equity holders have agreed not to sell, pledge, transfer or otherwise dispose of, or grant any option or purchase right with respect to, an aggregate of 366,312,451 shares of our Class Class B common stock (including 62,308,475 shares of our Class B common stock subject to outstanding equity awards and excluding any shares purchased in the PIPE Investment) and the same number of shares of Class A common stock underlying such Class B common stock (the “Lock-Up Shares”), or engage in any short sale, hedging transaction or other derivative security transaction involving the Lock-Up Shares, for a lock-up period commencing on the Closing Date of the Business Combination until May 4, 2022, or 180 days following the closing of the Business Combination, subject to customary exceptions.
Sponsor Lock-Up Agreements
In connection with the Merger, the Sponsor and certain affiliated individuals entered into lock-up agreements (the “Sponsor Lock-Up Agreements”) at the Closing. The Sponsor Lock-Up Agreements contain certain restrictions on transfer with respect to 11,541,291 shares of our Class A common stock and 8,580 shares of our Class B common stock shares held by the Sponsor and certain affiliated individuals (the “Sponsor Holders”) immediately following the Closing of the Business Combination (other than shares purchased in the public market or shares purchased in the PIPE Investment) (the “Sponsor Holders Lock-Up Shares”). Such restrictions began at the Closing and end on November 5, 2022, the date that is one year after the Closing Date of the Business Combination, subject to certain customary exceptions, including if, after the Closing, we complete a transaction that results in a change of control, the Sponsor Holders Lock-Up Shares are released from restriction immediately prior to such change of control.
Preferred Stock
Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock, without a separate vote of the holders of the preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in the Company’s control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. We do not currently plan to issue any shares of preferred stock.
Anti-Takeover Provisions
The provisions of the DGCL, our Certificate of Incorporation, and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Company to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, our Board of Directors approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction, which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or
•at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Certificate of Incorporation and Bylaws Provisions
The Certificate of Incorporation and the Bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of the Company’s management team or changes in our Board of Directors or the Company’s governance or policy, including the following:
•Dual Class Common Stock. As described above in the section entitled “— Class A Common Stock and Class B Common Stock — Voting Rights,” the Certificate of Incorporation provides for a dual class common stock structure pursuant to which holders of Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of outstanding Class A common stock and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets. The Company’s investors, executives, and employees will have the ability to exercise significant influence over those matters.
•Board of Directors Vacancies. The Certificate of Incorporation and the Bylaws authorize generally only our Board of Directors to fill vacant directorships resulting from any cause or created by the expansion of the Board of Directors. In addition, the number of directors constituting our Board of Directors may be set only by resolution adopted by a majority vote of the entire Board of Directors. These provisions prevent a stockholder from increasing the size of the Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.
•Classified Board. The Certificate of Incorporation and the Bylaws provide that the Board of Directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of the Board of Directors, and the prospect of that delay might deter a potential offeror. For additional information, see the section entitled “Management — Executive Officers and Directors — Classified Board of Directors.”
•Directors Removed Only for Cause. The Certificate of Incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding common stock.
•Supermajority Requirements for Amendments of the Certificate of Incorporation and Bylaws. The Certificate of Incorporation further provide that the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of capital stock will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the Board of Directors, removal of directors, special meetings, actions by written consent and designation of our preferred stock, provided that if two-thirds of the Board of Directors has approved such amendment only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to amend the Certificate of Incorporation. The affirmative vote of holders of at least two-thirds (2/3) of the voting power of all of the then outstanding shares of common stock will be required to amend or repeal the Bylaws, although the Bylaws may be amended by a simple majority vote of the Board of Directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of the Bylaws that is approved by the Board of Directors and submitted to the stockholders for adoption, if two-thirds of the Board of Directors has approved such adoption, amendment, or repeal of any provisions of the Bylaws, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of common stock shall be required to adopt, amend, or repeal any provision of the Bylaws.
•Stockholder Action; Special Meetings of Stockholders. The Certificate of Incorporation provides that the Company’s stockholders may not take action by written consent, but may only take action at annual or special meetings of the Company’s stockholders. As a result, holders of Nextdoor Holdings common stock would not be able to amend the Bylaws or remove directors without holding a meeting of the Company’s stockholders called in accordance with the Bylaws. The Certificate of Incorporation and the Bylaws provide that special meetings of the Company’s stockholders may be called only by a majority of the Board of Directors, the chairman of the Board of Directors or the Company’s chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to bring business before the Company’s annual meeting of stockholders or to nominate candidates for election as directors at the Company’s annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation and Bylaws will not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. The Board of Directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board of Directors. The existence of authorized but unissued shares of preferred stock enables the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.
•Choice of Forum. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on the Company’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against the Company arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws; any action asserting a claim against the Company that is governed by the internal affairs doctrine; or any to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or Bylaws. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. The Certificate of Incorporation will also provide that the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court which recently found that such provisions are facially valid under Delaware law or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by the Company’s stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, the Federal Forum Provision applies, to the fullest extent permitted by law, to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by the Company’s stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. The Company’s stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in any of the Company’s securities shall be deemed to have notice of and consented to the Company’s exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with the Company or the Company’s directors, officers, or other employees, which may discourage lawsuits against the Company and the Company’s directors, officers, and other employees.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock and Class B common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.
Persons who have beneficially owned our restricted common stock for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of our Class A common stock then outstanding; or
•the average weekly reported trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell their Founder Shares and private placement shares, as applicable, pursuant to Rule 144 without registration one year after the filing of the “Super” Form 8-K, which was filed on November 12, 2021. Absent registration under the Securities Act, our affiliates will not be permitted to sell their control securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.
We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and control securities.

PLAN OF DISTRIBUTION
The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A common stock or interests in our Class A common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A common stock or interests in our Class A common stock on any stock exchange, market or trading facility on which shares of our Class A common stock, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Class A common stock or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of Class A common stock at a stipulated price per share or warrant; and
•through a combination of any of these methods or any other method permitted by applicable law.
The Selling Stockholders may effect the distribution of our Class A common stock from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;
•at prices relating to the prevailing market prices; or

•at negotiated prices.
The Selling Stockholders may, from time to time, transfer, distribute (including distributions in kind by registered stockholders that are investment funds), pledge, assign or grant a security interest in some or all of the shares of our Class A common stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees or secured parties may offer and sell such shares of Class A common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Stockholders to include the transferee, distributee, pledgee, assignee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, assignees or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
A Selling Stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of Class A common stock pursuant to the distribution effected through this registration statement.
We and the Selling Stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our Class A common stock, including liabilities under the Securities Act. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock. Upon our notification by a Selling Stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Class A common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling security holder;
•the number of shares of Class A common stock being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of the Class A common stock;
•any delayed delivery arrangements; and
•other material terms of the offering.
Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Stockholders (or their affiliates) in the ordinary course of business. The Selling Stockholders may also use underwriters or other third parties with whom such Selling Stockholders have a material relationship.
The Selling Stockholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Stockholders will sell, nor are the Selling Stockholders required to sell, any or all of the Class A common stock offered under this prospectus.

In connection with the sale of shares of our Class A common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of shares of our Class A common stock offered by them will be the purchase price of such shares of our Class A common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.
The Selling Stockholders also may in the future resell a portion of our Class A common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Stockholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of shares of our Class A common stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our Class A common stock to be sold, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our Class A common stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A common stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A common stock by bidding for or purchasing shares of Class A common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Stockholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Stockholders may be required to make with respect thereto. In addition, we and the Selling

Stockholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Stockholder that is party to the Registration Rights Agreement, when all such securities held by such Selling Stockholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part with respect to the PIPE shares until the earliest of (i) the second anniversary of the date upon which the registration statement of which this prospectus forms a part is declared effective; (ii) the date on which the PIPE Investor ceases to hold any PIPE Shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold and without the requirement for us to be in compliance with the current public information requirement under Rule 144. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Stockholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering. Selling Stockholders may use this prospectus in connection with resales of shares of our Class A common stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Class A common stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A common stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our Class A common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax or the Medicare contribution tax on net investment income, and does not deal with state or local taxes, U.S. federal gift or estate tax laws (except to the limited extent provided below), or any non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.
Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:
•insurance companies, banks, and other financial institutions, regulated investment companies or real estate investment trusts;
•tax-exempt organizations (including private foundations) and tax-qualified retirement plans;
•persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•non-U.S. governments and international organizations;
•broker-dealers and traders in securities or currencies;
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons that own, or are deemed to own, more than 5% of our Class A common stock;
•“controlled foreign corporations,” (as defined in Section 957 of the Code), “passive foreign investment companies,” (as defined in Section 1297 of the Code), and corporations that accumulate earnings to avoid U.S. federal income tax;
•persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code.
•persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and
•partnerships, or entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).
In addition, if a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and upon the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships, or other entities or arrangements treated as partnerships, that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the ownership and disposition of our Class A common stock.
Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the provisions of the Code, Treasury regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that the IRS will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.
PERSONS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.
For the purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Class A common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. A “U.S. Holder” means a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
If you are an individual non-U.S. citizen, you may be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted.
Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our Class A common stock.
Distributions
We do not anticipate paying any dividends on our capital stock in the foreseeable future. If we do make distributions on our Class A common stock, however, such distributions made to a Non-U.S. Holder of our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Class A common stock as described below under “— Gain on Disposition of Our Class A Common Stock.”
Any distribution on our Class A common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to timely provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, including any required attachments and the Non-U.S. Holder’s taxpayer identification number, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your tax advisors to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, including any required attachments and the Non-U.S. Holder’s taxpayer identification number, stating that the dividends are so connected, is furnished to the applicable withholding agent. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See also the section below titled “— Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.
Gain on Disposition of Our Class A Common Stock
Subject to the discussions below under the sections titled “— Backup Withholding and Information Reporting” and “— Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (1) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a “United States real property holding corporation,” or USRPHC, within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the Class A common stock.
If you are a Non-U.S. Holder, gain described in (1) above will be subject to tax on the net gain derived from the sale at the regular U.S. federal income tax rates applicable to U.S. persons. If you are a corporate Non-U.S. Holder, gain described in (1) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (2) above, you will generally be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable treaty) on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (3) above, in general, we would be a United States real property holding corporation if United States real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than five percent of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our Class A common stock is regularly traded on an established securities market for purposes of the relevant rules. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market for this purpose.

U.S. Federal Estate Tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our Class A common stock.
Backup Withholding and Information Reporting
Generally, we or an applicable withholding agent must report information to the IRS with respect to any dividends we pay on our Class A common stock, including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Distributions on our Class A common stock paid by us (or our paying agents) to a Non-U.S. Holder (regardless of whether such distributions constitute dividends) may also be subject to U.S. information reporting and backup withholding. The backup withholding tax rate is currently 24%. The U.S. backup withholding rules do not apply to payments to corporations, whether domestic or foreign. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes only, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of Class A common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided the required information is furnished to the IRS in a timely manner. If backup withholding is applied to you, you should consult with your tax advisors to determine whether you are able to obtain a tax refund or credit of the overpaid amount.
Foreign Accounts
In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends on our Class A common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph is not generally subject to reduction under income tax treaties with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under previously finalized Treasury Regulations and administrative guidance, withholding under FATCA generally also would apply to payments of gross proceeds from the sale or other disposition of Class A common stock, but proposed Treasury Regulations provide that no withholding will apply with respect to payments of gross proceeds with respect to the disposition of our Class A common stock. The preamble to the proposed regulations specifies that taxpayers are permitted to rely on such proposed Treasury Regulations pending finalization.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX, AND THE POSSIBLE APPLICATION OF TAX TREATIES

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement. As of the date of this prospectus, individuals and entities associated with Fenwick & West LLP beneficially owned an aggregate of 325,126 shares of Class B common stock.

CHANGE IN ACCOUNTANTS
(a)Dismissal of Marcum LLP as the Independent Registered Public Accounting Firm.
On August 8, 2021, the Audit Committee of the board of directors of KVSB approved the dismissal of Marcum LLP (“Marcum”) as KVSB’s independent registered public accounting firm.
The reports of Marcum on KVSB’s financial statements as of February 1, 2021 and for the period from January 29, 2021 through February 1, 2021 and KVSB’s balance sheet as of March 26, 2021 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph relating to KVSB’s ability to continue as a going concern in KVSB’s audited financial statements as of February 1, 2021 and for the period January 29, 2021 through February 1, 2021.
During the period January 29, 2021 through February 1, 2021 and through the date of termination, August 8, 2021, there were no “disagreements” with Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Marcum would have caused Marcum to make reference thereto in its reports on the financial statements for such period. During the period January 29, 2021 through February 1, 2021 and through August 8, 2021, there have been no “reportable events” (as defined in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Registration S-K) (a “Reportable Event”), other than a material weakness in internal controls over financial reporting related to the inaccurate accounting for the value of private placement shares, underwriting discounts and over-allotment public shares issued subsequent to the closing of KVSB’s initial public offering, as discussed further in KVSB’s amended Quarterly Report on Form 10-Q/A filed on July 19, 2021.
The Company provided Marcum with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested Marcum furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not Marcum agrees with the statements related to them made by the Company in the “Super” Form 8-K. A copy of Marcum’s letter dated August 12, 2021 is attached as Exhibit 16.2 to the “Super” Form 8-K filed on November 12, 2021.
(b)Dismissal of BDO USA, LLP as the Independent Registered Public Accounting Firm.
On November 5, 2021, the audit and risk committee approved the dismissal of BDO USA, LLP (“BDO”), KVSB’s independent registered public accounting firm prior to the Business Combination.
The reports of BDO on KVSB’s financial statements as of September 30, 2021 and for the period from January 29, 2021 (KVSB’s inception) through June 30, 2021 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, other than an explanatory paragraph relating to KVSB’s ability to continue as a going concern in KVSB’s audited financial statements as of September 30, 2021.
During the period from August 8, 2021 through September 30, 2021, there were no “disagreements” with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO would have caused BDO to make reference thereto in its reports on the financial statements for such period. During the period from August 8, 2021 through September 30, 2021, there have been no Reportable Events.
The Company provided BDO with a copy of the disclosure it is making herein in response to Item 304(a) of Regulation S-K, and requested BDO furnish the Company with a copy of its letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not BDO agrees with the statements related to them made by the Company in the “Super” Form 8-K. A copy of BDO’s letter is attached as Exhibit 16.2 to the “Super” Form 8-K filed on November 12, 2021.
(c)Newly Engaged Independent Registered Public Accounting Firm.
On November 5, 2021, the audit and risk committee approved the engagement of Ernst & Young, LLP (“EY”) as Nextdoor Holding’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. EY previously served as the independent registered public accounting firm of Nextdoor prior to the Business Combination.
During the period from January 29, 2021 (inception) to the date the audit and risk committee approved the engagement of EY as the Company’s independent registered public accounting firm, KVSB did not consult with EY on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on KVSB’s financial statements or any other matter that was either the subject of a disagreement or Reportable Event.
EXPERTS
The financial statements of Khosla Ventures Acquisition Co. II as of June 30, 2021 and for the period from January 29, 2021 (inception) through June 30, 2021, included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the prospectus, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding KVSB’s ability to continue as a going concern.
The consolidated financial statements of Nextdoor, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement of Nextdoor Holdings, Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.nextdoor.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

KHOSLA VENTURES ACQUISITION CO. II
NEXTDOOR, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Khosla Ventures Acquisition Co. II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Khosla Ventures Acquisition Co. II (the “Company”) as of June 30, 2021, the related statement of operations, changes in common stock subject to possible redemption and stockholders’ deficit and cash flows for the period from January 29, 2021 (inception) through June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for the period from January 29, 2021 (inception) through June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

McLean, Virginia

September 9, 2021

KHOSLA VENTURES ACQUISITION CO. II
BALANCE SHEET
AS OF JUNE 30, 2021
(Audited)

ASSETS
Cash and cash equivalents	$978,280
Prepaid expenses	653,392
Total current assets	1,631,672
Marketable securities held in Trust Account	416,350,445
Other assets	476,172
Total assets	$418,458,289
LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$64,569
Franchise tax payable	100,000
Advances from related party	5,300
Total current liabilities	169,869
Deferred underwriting fees payable	14,572,044
Class K Founder Shares derivative liability	16,550,000
Total liabilities	31,291,913
Commitments and Contingencies (Note 5)
Class A common stock subject to possible redemption, 41,634,412 shares at $10.00 redemption value	416,344,120
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common share, $0.0001 par value, 200,000,000 shares authorized; 1,132,688 shares issued and outstanding (excluding 41,634,412 shares subject to possible redemption)	113
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 5,000,000 shares issued and outstanding	500
Additional paid-in capital	—
Accumulated deficit	(29,178,357)
Total stockholders’ deficit	(29,177,744)
Total Liabilities, Common Stock subject to Possible Redemption and Stockholders’ Deficit	$418,458,289
The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) THROUGH JUNE 30, 2021
(Audited)

Inception-to-Date June 30,
2021
Formation costs	$25,000
General and administrative expenses	283,967
Franchise tax expense	100,000
Loss from operations	(408,967)
Financing expenses on derivative classified instrument	(36,537,500)
Gain on marketable securities (net), dividends and interest, held in Trust Account	6,327
Change in fair value of derivative liabilities	20,000,000
Loss before income tax expense	(16,940,140)
Net loss	$(16,940,140)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	26,526,318
Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.51)
Weighted average shares outstanding of Class A non-redeemable common stock, basic and diluted	721,974
Basic and diluted net loss per share, Class A non-redeemable common stock	$(0.60)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	5,000,000
Basic and diluted net loss per common stock, Class B	$(0.60)
The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO. II
STATEMENT OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) THROUGH JUNE 30, 2021

	Common Stock Subject to Possible Redemption		Common Stock
	Class A		Class A		Class B		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 29, 2021 (inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	—	—	5,000,000	500	12,000	—	12,500
Sale of Public Shares, net of $23,576,984 issuance costs	41,634,412	392,767,136	—	—	—	—	—	—	—
Sale of Private Placement Shares	—	—	1,132,688	113	—	—	11,326,767	—	11,326,880
Accretion of Class A Common Stock to redemption value	—	23,576,984	—	—	—	—	(11,338,767)	(12,238,217)	(23,576,984)
Net loss	—	—	—	—	—	—	—	(13,678,611)	(13,678,611)
Balance as of March 31, 2021 (unaudited)	41,634,412	$416,344,120	1,132,688	$113	5,000,000	$500	$—	$(25,916,828)	$(25,916,215)
Net loss	—	—	—	—	—	—	—	(3,261,529)	(3,261,529)
Balance as of June 30, 2021 (audited)	41,634,412	$416,344,120	1,132,688	$113	5,000,000	$500	$—	$(29,178,357)	$(29,177,744)
The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) THROUGH JUNE 30, 2021
(Audited)

Cash Flows from Operating Activities:
Net loss	$(16,940,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Financing expenses on derivative classified instrument	36,537,500
Gain on marketable securities (net), dividends and interest, held in Trust Account	(6,327)
Change in fair value of derivative liability instrument	(20,000,000)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(1,129,564)
Accounts payable and accrued expenses	164,569
Net cash used in operating activities	(1,373,962)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(416,344,118)
Net cash used in Investing Activities:	(416,344,118)
Cash Flows from Financing Activities:
Sponsor contribution for class B and K common stock	25,000
Advances from related party	5,300
Proceeds from sale of Private Placement Shares	407,339,180
Proceeds from Private Placement shares	11,326,880
Net cash provided by financing activities	418,696,360
Net increase in cash	978,280
Cash - beginning of period	—
Cash - end of period	$978,280
Supplemental disclosure of noncash investing and financing activities:
Accretion of Class A Common Stock to redemption value	$23,576,984
Deferred underwriting fees payable	$14,572,044
The accompanying notes are an integral part of these financial statements.

KHOSLA VENTURES ACQUISITION CO. II
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2021
Note 1 — Description of Organization, Business Operations, Going Concern
Khosla Ventures Acquisition Co. II (the “Company”) is a blank check company incorporated in Delaware on January 29, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
As of June, 30, 2021, the Company had not commenced any operations. All activity for the period from January 29, 2021 (inception) through June 30, 2021 relates to the Company’s formation and Initial Public Offering (the “Initial Public Offering”) and expenses relating to the negotiation and consummation of its proposed initial Business Combination, in each case as described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
On March 26, 2021, the Company consummated its Initial Public Offering of 40,000,000 shares of Class A common stock of the Company, par value $0.0001 per share (each, a “Public Share”), excluding additional Public Shares sold pursuant to the partial exercise of the underwriters’ option to purchase additional Public Shares to cover over-allotments. The Public Shares were sold at a price of $10.00 per Public Share, generating gross proceeds to the Company of $400,000,000, which is described in Note 3. On March 26, 2021, the Company’s underwriters exercised in part their option to purchase additional Public Shares in connection with its Initial Public Offering. The underwriters exercised their option to purchase an additional 1,634,412 Public Shares from the Company at a price of $10.00 per share less the underwriting discount. In total, the Company sold 41,634,412 Public Shares in connection with its Initial Public Offering. The Underwriters designated March 30, 2021 as the settlement date for such additional Public Shares pursuant to the Underwriting Agreement.
Simultaneously with the closing of the Initial Public Offering, we consummated the Private Placement of 1,100,000 Private Placement Shares at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of $11,000,000. In connection with the underwriters’ partial exercise of their over-allotment option, we also consummated the sale of an additional 32,688 Private Placement Shares at $10.00 per Private Placement Share, generating additional proceeds of $326,880. Total gross proceeds from the sale of Private Placement Shares was $11,326,880 as of June 30, 2021.
Following the closing of the Initial Public Offering on March 26, 2021, and the close of underwriters exercise of their overallotment option on March 30, 2021, an amount of 416,334,120 ($10 per Public Share) of the proceeds from the Initial Public Offering, including $14,572,044 of the underwriters’ deferred discount was placed in a U.S.-based Trust Account at Goldman Sachs, maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee. Except with respect to interest earned on the funds in the Trust Account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the Trust Account, the proceeds from the Initial Public Offering and the Private Placements held in the Trust Account will not be released until the earliest of (a) the completion of the Company’s initial business combination, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if the Company does not complete its initial business combination within 24 months from the closing of the Initial Public Offering (March 23, 2023) or 27 months (June 23, 2023), if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination by March 23, 2023 (the “Combination Period”) or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, and (c) the redemption of all of the Company’s public shares if it is unable to complete its business combination within the Combination Period, subject to applicable law.

On July 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nextdoor, Inc., a Delaware corporation (“Nextdoor”), and Lorelei Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of KVSB (“Merger Sub”).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.00 per Public Share sold in the Initial Public Offering, including the proceeds from the sale of the private placement shares and the sale of forward purchase shares, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide its holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated certificate of incorporation, which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity
As of June 30, 2021, the Company had $978,280 in its cash account, $416,350,445 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $1,461,803. As of June 30, 2021, $6,327 of the amount on deposit in the Trust Account represented interest income, which is available for working capital needs.
If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through approximately one year from the date of filing. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Prior to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, and a $300,000 promissory note payable to the Sponsor.
Subsequent to the consummation of the Initial Public Offering, the Company received the net proceeds not held in the Trust Account of approximately $3,000,000. The Company fully repaid the note to the Sponsor in April 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares of the post-transaction company at $10.00 per share at the option of the lender. As of June 30, 2021, the Company has no borrowings under the Working Capital Loans.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
The accompanying unaudited statement of operations and changes in common stock subject to possible redemption and stockholders’ deficit for the three-month period ended June 30, 2021 are presented in U.S. dollars in conformity with GAAP and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management necessary for the fair presentation of the results of operations for the period presented. The interim results for the period ended June 30, 2021, are not necessarily indicative of the results to be expected for the year ending December 31, 2021, or for any future periods.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $978,280 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of June 30, 2021.
Marketable Securities Held in Trust Account
The Company’s portfolio of investments held in the Trust Account are comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held in the Trust Account in the accompanying statement of operations. The fair value for trading securities is determined using quoted market prices in active markets.
Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480.
Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption are classified as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. Accordingly, as of June 30, 2021, 41,634,412 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
The Class A common stock subject to possible redemption are subject to the subsequent measurement guidance in ASC Topic 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the common stock is less than $10.00 per share. In accordance with the guidance, the Company has elected to measure the common stock subject to possible redemption to their redemption amount (i.e., $10.00 per share) immediately as if the end of the first reporting period after the Initial Public Offering, March 26, 2021, was the redemption date. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit. From the period beginning January 29, 2021 (inception) through June 30, 2021, the Company recorded an accretion of $23,576,984, of which $11,338,767 was recorded in additional paid-in capital and $12,238,217 was recorded in accumulated deficit.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of June 30, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet.
Derivative Financial Instruments
The Company accounts for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.
Fair Value Measurements
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820 approximates the carrying amounts represented in the balance sheet.
The fair value hierarchy is categorized into three levels based on the inputs as follows:
•Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
•Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs
Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to temporary equity upon completion of the Initial Public Offering. Offering costs were $23,576,984 for the period from January 29, 2021 (inception) through June 30, 2021.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021, the deferred tax asset is de minimis.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Share of Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock shares subject to forfeiture.
Class K common stock will convert into Class A common stock after the initial Business Combination only to the extent certain triggering events occur prior to the 10th anniversary of the initial Business Combination, including three equal triggering events based on the Company’s stock trading at $20.00, $25.00 and $30.00 per share following the first anniversary of the closing of the initial Business Combination and also upon specified strategic transactions. The Company has not considered the effect of the Class K common stock in the calculation of diluted loss per share since the conversion of Class K common stock into Class A common stock is contingent upon the occurrence of future events.
Class B shares and Private Placement Shares are included in the calculation of non-redeemable earnings per share.
The Company’s statements of operations include a presentation of income (loss) per share for shares of common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. With respect to the accretion of the Class A common stock subject to possible redemption and consistent with ASC Topic 480-10-S99-3A, the Company has treated the accretion in the same manner as a dividend in the calculation of net income/(loss) per common stock. As of June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

A reconciliation of net loss per common stock is as follows for the period from January 29, 2021 (inception) through June 30, 2021:

Net loss	$(16,940,140)
Accretion of temporary equity to redemption value	(2,498,065)
Net loss including accretion of temporary equity to redemption value	$(19,438,205)

	Class A-t	Class A-p	Class B
Basic and diluted net income (loss) per share
Numerator
Allocation of net loss including accretion of temporary equity	(15,989,188)	(435,182)	(3,013,835)
Accretion of temporary equity to redemption value	2,498,065	—	—
Allocation of net income (loss)	(13,491,123)	(435,182)	(3,013,835)
Denominator
Weighted-average shares outstanding	26,526,318	721,974	5,000,000
Basic and diluted net income (loss) per share	$(0.51)	$(0.60)	$(0.60)
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 40,000,000 Public Shares at a purchase price of $10.00 per Public Share, excluding Public Shares sold pursuant to the partial exercise of the underwriters’ option to purchase additional Public Shares to cover over-allotments (See Note 5).
Substantially concurrent with the closing of the Initial Public Offering, the Company completed the private sale of 1,100,000 shares of Class A common stock of the Company, par value $0.0001 per share (the “Private Placement Shares”) at a purchase price of $10.00 per Private Placement Shares, to the Company’s sponsor, Khosla Ventures SPAC Sponsor II LLC, generating aggregate gross proceeds to the Company of $11,000,000. The underwriters exercised their option to purchase an additional 1,634,412 shares of Class A common stock from the Company at a price of $10.00 per share less the underwriting discount. In total, the Company sold 41,634,412 shares of Class A common stock in connection with its Initial Public Offering. Subsequent to the Initial Public Offering, an additional $16,344,118 was placed in the Trust Account, comprised of proceeds from the sale of additional Class A common stock pursuant to the exercise of the underwriters’ over-allotment option, which settled on March 30, 2021.
Note 4 — Related Party Transactions
Promissory Note – Related Parties
On February 8, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note at June 30, 2021 was $5,300.
Founder Shares
On January 29, 2021, the Sponsor acquired 10,000,000 Founder Shares (the “Founder Shares”) for an aggregate purchase price of $25,000, consisting of 5,000,000 Class B Founder Shares (also known as “Class B common stock”) and 5,000,000 Class K Founder Shares (also known as “Class K common stock”). Prior to the initial investment in the Company of $25,000 by the Sponsor, the Company had no assets, tangible or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of Founder Shares issued. On March 10, 2021, the Sponsor entered into a security assignment agreement with three of the Company’s independent directors and assigned 120,000 shares of Class B common stock at an aggregate price of $300.
Class B Common Stock
The Class B common stock will automatically convert into shares of Class A common stock on the first business day following the completion of our initial business combination, at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate on an as-converted basis, 15% of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of this offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B common stock plus (iii) unless waived, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination, (y) any shares of Class A common stock issuable upon conversion of the Class K Founder Shares and (z) any Private Placement Shares. Prior to our initial business combination, only holders of shares of our Class B common stock will be entitled to vote on the appointment of directors.
Class K Founder Shares
The Class K Founder Shares will convert into shares of Class A common stock after the initial business combination only to the extent certain triggering events occur prior to the 10th anniversary of the initial business combination, including three equal triggering events based on our stock trading at $20.00, $25.00 and $30.00 per share following the first anniversary of the closing of our initial business combination and also upon specified strategic transactions, in each case, as described in this prospectus. The Class K Founder Shares will be convertible into shares of Class A common stock at a ratio such that the number of shares of Class A common stock issuable upon conversion of all founder shares (including both Class B common stock and Class K Founder Shares) will equal, in the aggregate on an as-converted basis, 30% of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of this offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B common stock and Class K Founder Shares plus (iii) unless waived, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and (y) any Private Placement Shares. Prior to our initial business combination, only holders of shares of our Class B common stock were entitled to vote on the appointment of directors.
The Company accounts for the Class K Founder Shares as equity linked instruments. Based on the guidance in ASC Topic 815, certain adjustments to the settlement amount of the Class K Founder Shares are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC Topic 815-40. The Class K Founder Shares are recorded as liabilities as these shares are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting.
Working Capital Loan
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 1,100,000 Class A common stock at a price of $10.00 per stock in a private placement for an aggregate purchase price of $11,000,000. In connection with the underwriters’ partial exercise of their over-allotment option that closed on March 30, 2021, the Company also consummated the sale of an additional 32,688 Private Placement Shares at $10.00 per Private Placement Share, generating total proceeds of $326,880. The total proceeds from the sale of Private Placement Shares is $11,326,880. The Private Placement Shares are identical to the shares of Class A common stock sold in this offering, subject to certain limited exceptions. The Private Placement Shares holders do not have the option to redeem their Class A shares and as a result, the proceeds received in connection with the Initial Public Offering are excluded from temporary equity. The par value of these shares and related additional paid in capital are classified as permanent equity in the Company’s financial statements.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial business combination.
Forward Purchase Agreement
The Company has entered into a forward-purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 1,000,000 shares of our Class A common stock (the “forward-purchase shares”) for $10.00 per share, or an aggregate maximum amount of $10,000,000, in a private placement that would close simultaneously with the closing of the initial business combination. The proceeds from the sale of these forward-purchase shares, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of public shares) and any other equity or debt financing obtained by the Company in connection with the business combination, will be used to satisfy the cash requirements of the business combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, the Khosla Entities may purchase less than 1,000,000 forward-purchase shares. The forward-purchase shares would be identical to the public shares being sold in this offering, except the forward-purchase shares would be subject to transfer restrictions and certain registration rights, as described herein. The Company performed an assessment in accordance with ASC Topic 480 and ASC Topic 815, to conclude whether the forward-purchase shares constitute a liability and a derivative such that it will be fair valued separately from the Company’s common stock. The Company concludes that the forward-purchase shares should be equity-classified and its embedded features should not be bifurcated.
Note 5 — Commitments & Contingencies
Registration Rights
The holders of the Founder Shares and Private Placement Shares are entitled to registration rights pursuant to the registration agreement signed prior to the consummation of the Initial Public Offering. The holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statements to become effective until termination of the applicable lock-up period.

Underwriting Agreement
The Company granted the underwriters an option to cover over-allotments and for market stabilization purposes. The over-allotment option entitled the underwriters to purchase on a pro rata basis up to 6,000,000 additional Public Shares at the Initial Public Offering price, less the underwriting discounts and commissions. On March 26, 2021, the Company’s underwriters exercised in part their option to purchase additional Public Shares in connection with its Initial Public Offering. The underwriters exercised their option to purchase an additional 1,634,412 Public Shares from the Company at a price of $10.00 per share less the underwriting discount. In total, the Company sold 41,634,412 Public Shares in connection with its Initial Public Offering. This transaction settled on March 30, 2021.
The underwriters are entitled to a deferred fee of $14,572,044. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Note 6 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 preferred stock, par value $0.0001 per share. As of June 30, 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2021, there were 1,132,688 shares of Class A common stock issued and outstanding, excluding 41,634,412 shares of Class A common stock subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 30,000,000 Class B common stock with a par value of $0.0001 per share. As of June 30, 2021, 5,000,000 Class B common stock were issued and outstanding.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Except as described below, holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.
Note 7 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021, including the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	June 30, 2021
Assets:
Marketable securities held in Trust Account	1	$416,350,445

Liabilities:
Derivative liability – Class K Founder Shares	3	$16,550,000
Class K Founder common stock
Class K common stock was accounted for as a liability in accordance with ASC Topic 815 and presented as derivative liability on the accompanying June 30, 2021, balance sheet. The derivative liability was measured at fair value at inception and on a recurring basis, which changes in fair value presented within change in fair value of derivative liability in the statements of operations. In order to capture the market conditions associated with the Class K common stock liability, the Company applied an approach that incorporated a Monte Carlo simulation, which involved random iterations of future stock-price paths over the contractual life of the Class K common stock. Based on assumptions regarding potential changes in control of the Company, and the probability distribution of outcomes, the payoff to the holder was determined based on the achievement of the various market thresholds within each simulated path. The present value of the payoff in each simulated trial is calculated, and the fair value of the liability is determined by taking the average of all present values.
The key inputs into the Monte-Carlo simulation model for Class K common stock were as follows as of the issuance date and as of June 30, 2021:

Input	January 29, 2021 (Inception)	June 30, 2021
Risk-free interest rate	1.16%	1.48%
Term to business combination	0.9 years	0.5 years
Expected volatility	21.0%	15.0%
Stock Price	$10.00	$9.94
The following table presents a summary of the changes in the fair value of the Class K Founder Shares liability, a Level 3 liability, measured on a recurring basis, as of June 30, 2021:

Class K Founder Shares Derivative Liability
Fair value, January 29, 2021 (inception)	$36,550,000
Change in fair value of Class K Founder Shares liability	(22,950,000)
Fair value, March 31, 2021 (unaudited)	13,600,000
Change in fair value of Class K Founder Shares liability	2,950,000
Fair value, June 30, 2021 (audited)	$16,550,000
There were no transfers to and from Levels 1, 2, and 3 during the three months ended June 30, 2021, and the period from January 29, 2021 (inception) through June 30, 2021.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements other than the following.
On July 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nextdoor, Inc., a Delaware corporation (“Nextdoor”), and Lorelei Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of KVSB (“Merger Sub”).
On July 6, 2021, concurrently with the execution of the Merger Agreement, we entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have independently subscribed for an aggregate of 27 million shares of Class A common stock for an aggregate purchase price equal to $270 million (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the consummation of the transactions contemplated by the Merger Agreement.

KHOSLA VENTURES ACQUISITION CO. II
CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(Unaudited)

ASSETS
Cash and cash equivalents	$572,360
Prepaid expenses	653,393
Total current assets	1,225,753
Marketable securities held in Trust Account	416,354,760
Other assets	311,479
Total assets	$417,891,992
LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$112,528
Franchise tax payable	150,000
Accrued expenses	1,582,370
Advances from related party	300
Total current liabilities	1,845,198
Deferred underwriting fees payable	14,572,044
Class K Founder Shares derivative liabilities	10,300,000
Total liabilities	26,717,242
Commitments and Contingencies (Note 5)
Class A common stock subject to possible redemption, 41,634,412 shares at $10.00 redemption value	416,354,760
Stockholders’ Deficit
Preferred stock, $0.0001 par value; $1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,132,688 issued and outstanding (excluding 41,634,412 shares subject to possible redemption)	113
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 5,000,000 shares issued and outstanding	500
Additional paid-in capital	—
Accumulated deficit	(25,180,623)
Total stockholders’ deficit	(25,180,010)
Total Liabilities, Common Stock subject to Possible Redemption, and Stockholders’ Deficit	$417,891,992
The accompanying notes are an integral part of these unaudited condensed financial statements.

KHOSLA VENTURES ACQUISITION CO. II
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30, 2021	Inception-to- date September 30, 2021
Formation costs	$—	$25,000
General and administrative expenses	2,195,939	2,479,906
Franchise tax expense	50,000	150,000
Loss from operations	(2,245,939)	(2,654,906)
Financing expenses on derivative classified instrument	—	(36,537,500)
Gain on marketable securities (net), dividends and interest, held in Trust Account	4,313	10,640
Change in fair value of derivative liabilities	6,250,000	26,250,000
Income (loss) before income tax expense	4,008,374	(12,931,766)
Net Income (loss)	$4,008,374	$(12,931,766)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	41,634,412	32,222,812
Basic and diluted net income (loss) per share, Class A common stock subject to possible redemption	$0.08	$(0.34)
Weighted average shares outstanding of Class A non-redeemable common stock, basic and diluted	1,132,688	876,833
Basic and diluted net income (loss) per share, Class A non-redeemable common stock	$0.08	$(0.34)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	5,000,000	5,000,000
Basic and diluted net income (loss) per share, Class B non-redeemable common stock	$0.08	$(0.34)
The accompanying notes are an integral part of these unaudited condensed financial statements.

KHOSLA VENTURES ACQUISITION CO. II
CONDENSED STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021

	Common Stock Subject to Possible Redemption		Common Stock
	Class A		Class A		Class B
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance as of January 29, 2021 (inception)	—	$—	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	—	—	5,000,000	500	12,000	—	12,500
Sale of Public Shares, net of $23,576,984 issuance costs	41,634,412	392,767,136	—	—	—	—	—	—	—
Sale of Private Placement Shares	—	—	1,132,688	113	—	—	11,326,767	—	11,326,880
Accretion of Class A Common Stock to redemption value	—	23,576,984	—	—	—	—	(11,338,767)	(12,238,217)	(23,576,984)
Net loss	—	—	—	—		—	—	(13,678,611)	(13,678,611)
Balance as of March 31, 2021 (unaudited)	41,634,412	$416,344,120	$1,132,688	$113	$5,000,000	$500	$—	$(25,916,828)	(25,916,215)
Net loss	—	—	—	—	—	—	—	(3,261,529)	(3,261,529)
Balance as of June 30, 2021 (audited)	41,634,412	$416,344,120	$1,132,688	$113	$5,000,000	$500	$—	$(29,178,357)	(29,177,744)
Accretion of Class A Common Stock to redemption value	—	10,640	—	—	—	—	—	(10,640)	(10,640)
Net income	—	—	—	—	—	—	—	4,008,374	4,008,374
Balance as of September 30, 2021 (unaudited)	41,634,412	$416,354,760	$1,132,688	$113	$5,000,000	$500	$—	$(25,180,623)	(25,180,010)
The accompanying notes are an integral part of these unaudited condensed financial statements.

KHOSLA VENTURES ACQUISITION CO. II
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 29, 2021 (INCEPTION) THROUGH SEPTEMBER 30, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(12,931,766)
Adjustments to reconcile net loss to net cash used in operating activities:
Financing expenses on derivative classified instrument	36,537,500
Gain on marketable securities (net), dividends and interest, held in Trust Account	(10,640)
Change in fair value of derivative liabilities	(26,250,000)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(964,872)
Accounts payable and accrued expenses	1,844,898
Net cash used in operating activities	(1,774,880)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(416,344,120)
Net cash used in investing activities	(416,344,120)
Cash Flows from Financing Activities:
Sponsor contribution for class B and K common stock	25,000
Advances from related party	300
Proceeds from sale of Public Shares, net of transaction costs paid	407,339,180
Proceeds from sale of Private Placement Shares	11,326,880
Net cash provided by financing activities	418,691,360
Net increase in cash	572,360
Cash - beginning of period	—
Cash - end of period	$572,360
Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting fees payable	$14,572,044
The accompanying notes are an integral part of these unaudited condensed financial statements.

KHOSLA VENTURES ACQUISITION CO. II
NOTES TO THE FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
Note 1 — Description of Organization, Business Operations, Going Concern
Khosla Ventures Acquisition Co. II (the “Company”) is a blank check company incorporated in Delaware on January 29, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from January 29, 2021 (inception) through September 30, 2021 relates to the Company’s formation and Initial Public Offering (the “Initial Public Offering”) and expenses relating to the negotiation and consummation of its proposed initial Business Combination, in each case as described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Khosla Ventures SPAC Sponsor II LLC (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources. On March 26, 2021, the Company consummated its Initial Public Offering of 40,000,000 shares of Class A common stock of the Company, par value $0.0001 per share (each, a “Public Share”), excluding additional Public Shares sold pursuant to the partial exercise of the underwriters’ option to purchase additional Public Shares to cover over-allotments. The Public Shares were sold at a price of $10.00 per Public Share, generating gross proceeds to the Company of $400,000,000. On March 26, 2021, the Company’s underwriters exercised in part their option to purchase additional Public Shares in connection with its Initial Public Offering. The underwriters exercised their option to purchase an additional 1,634,412 Public Shares from the Company at a price of $10.00 per share less the underwriting discount. In total, the Company sold 41,634,412 Public Shares in connection with its Initial Public Offering. The Underwriters designated March 30, 2021 as the settlement date for such additional Public Shares pursuant to the Underwriting Agreement.
Simultaneously with the closing of the Initial Public Offering, we consummated the Private Placement of 1,100,000 Private Placement Shares at a price of $10.00 per Private Placement Share to the Sponsor, generating proceeds of $11,000,000. In connection with the underwriters’ partial exercise of their over-allotment option, we also consummated the sale of an additional 32,688 Private Placement Shares at $10.00 per Private Placement Share, generating additional proceeds of $326,880. Total gross proceeds from the sale of Private Placement Shares was $11,326,880 as of March 31, 2021.
Following the closing of the Initial Public Offering on March 26, 2021 and the close of underwriters exercise of their overallotment option on March 30, 2021, an amount of $416,334,120 ($10 per Public Share) of the proceeds from the Initial Public Offering, including $14,572,044 of the underwriters’ deferred discount was placed in a U.S.-based Trust Account at Goldman Sachs, maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee. Except with respect to interest earned on the funds in the Trust Account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the Trust Account, the proceeds from the Initial Public Offering and the Private Placements held in the Trust Account will not be released until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of its obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering (March 23, 2023) or 27 months (June 23, 2023), if we have executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination by March 23, 2023 (the “Combination Period”) or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of all of the Company’s public shares if it is unable to complete its Business Combination within the Combination Period, subject to applicable law.

On July 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nextdoor, Inc., a Delaware corporation (“Nextdoor”), and Lorelei Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of KVSB (“Merger Sub”).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post- transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management has agreed that an amount equal to at least $10.00 per Public Share sold in the Initial Public Offering, including the proceeds from the sale of the private placement shares and the sale of forward purchase shares, will be held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company will provide its holders of the Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated certificate of incorporation, which was adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Liquidity
As of September 30, 2021, the Company had $572,360 in its cash account, $416,354,760 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and a working capital deficiency of $619,445. As of September 30, 2021, $10,640of the amount on deposit in the Trust Account represented interest income, which is available for payment of franchise taxes and expenses in connection with the liquidation of the Trust Account.
If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through approximately one year from the date of filing. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Prior to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, and a $300,000 promissory note payable to the Sponsor.
Subsequent to the consummation of the Initial Public Offering, the Company received the net proceeds not held in the Trust Account of approximately $3,000,000. The Company fully repaid the note to the Sponsor in April 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares of the post-transaction company at $10.00 per share at the option of the lender. As of September 30, 2021, the Company has no borrowings under the Working Capital Loans.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial statements, operating results and cash flows for the period presented.
The interim results for the period ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $572,360 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of September 30, 2021.
Marketable Securities Held in Trust Account
As of September 30, 2021 the Company’s portfolio of investments held in the Trust Account are comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities, dividends and interest held in the Trust Account in the accompanying statement of operations. The fair value for trading securities is determined using quoted market prices in active markets.
Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480.
Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Accordingly, Class A common stock subject to possible redemption are classified as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. Accordingly, as of September 30, 2021, 41,634,412 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
The Class A common stock subject to possible redemption are subject to the subsequent measurement guidance in ASC Topic 480-10-S99. Under such guidance, the Company must subsequently measure the shares to their redemption amount because, as a result of the allocation of net proceeds to transaction costs, the initial carrying amount of the common stock is less than $10.00 per share. In accordance with the guidance, the Company has elected to measure the common stock subject to possible redemption to their redemption amount (i.e., $10.00 per share) immediately as if the end of the first reporting period after the Initial Public Offering, March 26, 2021, was the redemption date. Such changes are reflected in additional paid-in capital, or in the absence of additional paid-in capital, in accumulated deficit. From the period beginning January 29, 2021 (inception) through September 30, 2021, the Company recorded an accretion of $23,587,624, of which $11,338,767 was recorded in additional paid-in capital and $12,248,857 was recorded in accumulated deficit.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of September 30, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet.
Derivative Financial Instruments
The Company accounts for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value upon issuance and remeasured at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative financial instruments is evaluated at the end of each reporting period.
Fair Value Measurements
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820 approximates the carrying amounts represented in the balance sheet.
The fair value hierarchy is categorized into three levels based on the inputs as follows:
•Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
•Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
•Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Offering Costs
Offering costs consist of legal, accounting, and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering and were charged to temporary equity upon completion of the Initial Public Offering. Offering costs were $23,576,984 for the period from January 29, 2021 (inception) through September 30, 2021.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021, the deferred tax asset is de minimis.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the United States is the Company’s only major tax jurisdiction.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Share of Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of common stock outstanding during the period, excluding common stock shares subject to forfeiture.
Class K common stock will convert into Class A common stock after the initial Business Combination only to the extent certain triggering events occur prior to the 10th anniversary of the initial Business Combination, including three equal triggering events based on the Company’s stock trading at $20.00, $25.00 and $30.00 per share following the first anniversary of the closing of the initial Business Combination and also upon specified strategic transactions. The Company has not considered the effect of the Class K common stock in the calculation of diluted loss per share since the conversion of Class K common stock into Class A common stock is contingent upon the occurrence of future events.
Class B shares and Private Placement Shares are included in the calculation of non-redeemable earnings per share.

The Company’s statements of operations include a presentation of income (loss) per share for shares of common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. With respect to the accretion of the Class A common stock subject to possible redemption and consistent with ASC Topic 480-10-S99-3A, the Company has treated the accretion in the same manner as a dividend, to the extent the redemption value exceeds the fair value, in the calculation of the net income/(loss) per common stock. As of September 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted income (loss) per share is the same as basic loss per share for the period presented.
A reconciliation of net loss per common stock is as follows:

	For the three months ended September 30, 2021 (Unaudited)	Inception to date September 30, 2021 (Unaudited)
Net Income (loss)	$4,008,374	$(12,931,766)
Accretion of temporary equity to redemption value	—	—
Net loss including accretion of temporary equity to redemption value	$4,008,374	$(12,931,766)

	For the three months ended September 30, 2021			Inception to date September 30, 2021
	(Unaudited)			(Unaudited)
	Class A-t	Class A-p	Class B	Class A-t	Class A-p	Class B
Basic and diluted net income (loss) per share
Numerator
Allocation of net loss Including accretion of temporary equity	$3,493,750	$95,049	$419,575	$(10,937,054)	$(297,614)	$(1,697,098)
Accretion of temporary equity to redemption value	—	—	—	—	—	—
Allocation of net income (loss)	$3,493,750	$95,049	$419,575	$(10,937,054)	$(297,614)	$(1,697,098)
Denominator
Weighted average shares outstanding, basic and diluted	41,634,412	1,132,688	5,000,000	32,222,812	876,833	5,000,000
Basic and diluted net income (loss) per share	$0.08	$0.08	$0.08	$(0.34)	$(0.34)	$(0.34)
The June 30, 2021 Form 10-Q statement of operations and Note 2, Summary of Significant Accounting Policies, Net Loss per Share Common Stock, included an immaterial misstatement related to the numerator in the earnings (loss) per share calculation for the three months ended June 30, 2021 and for the period from January 29, 2021 (inception) through June 30, 2021 for all three classes of common stock. The numerator incorrectly included accretion of temporary equity to redemption value of $2,498,065 instead of $0 for each of these periods.
Basic and diluted net loss per share for the Class A common stock subject to possible redemption for the three months ended June 30, 2021 should have been ($0.07) per share compared to ($0.06) per share disclosed; basic and diluted net loss per share for the Class A non-redeemable common stock should have been ($0.07) per share compared to ($0.12) per share disclosed; and basic and diluted net loss per share for the Class B common stock should have been ($0.07) per share compared to ($0.12) per share disclosed.
Basic and diluted net loss per share for the Class A common stock subject to possible redemption for the period from January 29, 2021 (inception) through June 30, 2021 should have been ($0.53) per share compared to ($0.51) per share disclosed; basic and diluted net loss per share for the Class A non-redeemable common stock should have been ($0.53) per share compared to ($0.60) per share disclosed; and basic and diluted net loss per share for the Class B common stock should have been ($0.53) per share compared to ($0.60) per share disclosed.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 40,000,000 Public Shares at a purchase price of $10.00 per Public Share, excluding
Public Shares sold pursuant to the partial exercise of the underwriters’ option to purchase additional Public Shares to cover over-allotments.
Substantially concurrent with the closing of the Initial Public Offering, the Company completed the private sale of 1,100,000 shares of Class A common stock of the Company, par value $0.0001 per share (the “Private Placement Shares”) at a purchase price of $10.00 per Private Placement Shares, to the Company’s sponsor, Khosla Ventures SPAC Sponsor II LLC, generating aggregate gross proceeds to the Company of $11,000,000. The underwriters exercised their option to purchase an additional 1,634,412 shares of Class A common stock from the Company at a price of $10.00 per share less the underwriting discount. In total, the Company sold 41,634,412 shares of Class A common stock in connection with its Initial Public Offering. Subsequent to the Initial Public Offering, an additional $16,344,120 was placed in the Trust Account, comprised of proceeds from the sale of 1,634,412 additional Class A common stock at $10.00 per share pursuant to the exercise of the underwriters’ over-allotment option, which settled on March 30, 2021.
Note 4 — Related Party Transactions
Promissory Note – Related Parties
On February 8, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor and an affiliate of the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note at September 30, 2021 was $300.
Founder Shares
On January 29, 2021, the Sponsor acquired 10,000,000 Founder Shares (the “Founder Shares”) for an aggregate purchase price of $25,000, consisting of 5,000,000 Class B Founder Shares (also known as “Class B common stock”) and 5,000,000 Class K Founder Shares (also known as “Class K common stock”). Prior to the initial investment in the Company of $25,000 by the Sponsor, the Company had no assets, tangible or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of Founder Shares issued. On March 10, 2021, the Sponsor entered into a security assignment agreement with three of the Company’s independent directors and assigned 120,000 shares of Class B common stock at an aggregate price of $300.
Class B Common Stock
The Class B common stock will automatically convert into shares of Class A common stock on the first business day following the completion of our initial Business Combination, at a ratio such that the number of shares of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate on an as-converted basis, 15% of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of this offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B common stock plus (iii) unless waived, the total number of shares of Class

A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination, (y) any shares of Class A common stock issuable upon conversion of the Class K Founder Shares and (z) any Private Placement Shares. Prior to our initial Business Combination, only holders of shares of our Class B common stock will be entitled to vote on the appointment of directors.
Class K Founder Shares
The Class K Founder Shares will convert into shares of Class A common stock after the initial Business Combination only to the extent certain triggering events occur prior to the 10th anniversary of the initial Business Combination, including three equal triggering events based on our stock trading at $20.00, $25.00 and $30.00 per share following the first anniversary of the closing of our initial Business Combination and also upon specified strategic transactions, in each case, as described in this prospectus. The Class K Founder Shares will be convertible into shares of Class A common stock at a ratio such that the number of shares of Class A common stock issuable upon conversion of all founder shares (including both Class B common stock and Class K Founder Shares) will equal, in the aggregate on an as-converted basis, 30% of the sum of (i) the total number of all shares of Class A common stock issued and outstanding upon completion of this offering (including any over-allotment shares if the underwriters exercise their overallotment option), plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion of the Class B common stock and Class K Founder Shares plus (iii) unless waived, the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial Business Combination and (y) any Private Placement Shares. Prior to our initial Business Combination, only holders of shares of our Class B common stock were entitled to vote on the appointment of directors.
The Company accounts for the Class K Founder Shares as equity linked instruments. Based on the guidance in ASC Topic 815, certain adjustments to the settlement amount of the Class K Founder Shares are based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC Topic 815-40. The Class K Founder Shares are recorded as liabilities as these shares are not considered indexed to the Company’s own stock and not eligible for an exception from derivative accounting.
Working Capital Loan
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Private Placement Shares
Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 1,100,000 Class A common stock at a price of $10.00 per stock in a private placement for an aggregate purchase price of $11,000,000. In connection with the underwriters’ partial exercise of their over-allotment option that closed on March 30, 2021, the Company also consummated the sale of an additional 32,688 Private Placement Shares at $10.00 per Private Placement Share, generating total proceeds of $326,880. The total proceeds from the sale of Private Placement

Shares is $11,326,880. The Private Placement Shares are identical to the shares of Class A common stock sold in this offering, subject to certain limited exceptions. The Private Placement Shares holders do not have the option to redeem their Class A shares and as a result, the proceeds received in connection with the Initial Public Offering are excluded from temporary equity. The par value of these shares and related additional paid in capital are classified as permanent equity in the Company’s financial statements.
The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.
Forward Purchase Agreement
The Company has entered into a forward-purchase agreement pursuant to which the Sponsor agreed to purchase an aggregate of up to 1,000,000 shares of our Class A common stock (the “forward-purchase shares”) for $10.00 per share, or an aggregate maximum amount of $10,000,000, in a private placement that would close simultaneously with the closing of the initial Business Combination. The proceeds from the sale of these forward-purchase shares, together with the amounts available to the Company from the Trust Account (after giving effect to any redemptions of public shares) and any other equity or debt financing obtained by the Company in connection with the Business Combination, will be used to satisfy the cash requirements of the Business Combination, including funding the purchase price and paying expenses and retaining specified amounts to be used by the post-business combination company for working capital or other purposes. To the extent that the amounts available from the Trust Account and other financing are sufficient for such cash requirements, the Khosla Entities may purchase less than 1,000,000 forward-purchase shares. The forward-purchase shares would be identical to the public shares being sold in this offering, except the forward-purchase shares would be subject to transfer restrictions and certain registration rights, as described herein. The Company performed an assessment in accordance with ASC Topic 480 and ASC Topic 815, to conclude whether the forward-purchase shares constitute a liability and a derivative such that it will be fair valued separately from the Company’s common stock. The Company concludes that the forward-purchase shares should be equity-classified and its embedded features should not be bifurcated.
Note 5 — Commitments & Contingencies
Registration Rights
The holders of the Founder Shares and Private Placement Shares are entitled to registration rights pursuant to the registration agreement signed prior to the consummation of the Initial Public Offering. The holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statements to become effective until termination of the applicable lock-up period.
Underwriting Agreement
The Company granted the underwriters an option to cover over-allotments and for market stabilization purposes. The over-allotment option entitled the underwriters to purchase on a pro rata basis up to 6,000,000 additional Public Shares at the Initial Public Offering price, less the underwriting discounts and commissions. On March 26, 2021, the Company’s underwriters exercised in part their option to purchase additional Public Shares in connection with its Initial Public Offering. The underwriters exercised their option to purchase an additional 1,634,412 Public Shares from the Company at a price of $10.00 per share less the underwriting discount. In total, the Company sold 41,634,412 Public Shares in connection with its Initial Public Offering. This transaction settled on March 30, 2021.
The underwriters are entitled to a deferred fee of $14,572,044. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 preferred stock, par value $0.0001 per share. As of September 30, 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2021, there were 1,132,688 shares of Class A common stock issued and outstanding, excluding 41,634,412 shares of Class A common stock subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 30,000,000 Class B common stock with a par value of $0.0001 per share. As of September 30, 2021, 5,000,000 Class B common stock were issued and outstanding.
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Except as described below, holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.
Note 7 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021, including the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	September 30, 2021
Assets:
Marketable securities held in Trust Account	1	$416,354,760
Liabilities:
Derivative liability – Class K Founder Shares	3	$10,300,000
Class K Founder Shares Derivative Liabilities
Class K Founder Shares is accounted for as a liability in accordance with ASC Topic 815 and presented as derivative liability on the accompanying September 30, 2021, balance sheet. The derivative liability was measured at fair value at inception and on a recurring basis, which changes in fair value presented within change in fair value of derivative liability in the statements of operations. In order to capture the market conditions associated with the Class K Founder Shares derivative liabilities, the Company applied an approach that incorporated a Monte Carlo simulation, which involved random iterations of future stock-price paths over the contractual life of the Class K Founder Shares. Based on assumptions regarding potential changes in control of the Company, and the probability distribution of outcomes, the payoff to the holder was determined based on the achievement of the various market thresholds within each simulated path. The present value of the payoff in each simulated trial is calculated, and the fair value of the liability is determined by taking the average of all present values.
The key inputs into the Monte-Carlo simulation model for Class K Founder Shares derivative liabilities were as follows as of the issuance date and as of September 30, 2021:

Input	January 29, 2021 (Inception)	September 30, 2021
Risk-free interest rate	1.16%	1.53%
Term to business combination	0.9 years	0.3 years
Expected volatility	21.00%	12.50%
Stock price	$10.00	$10.18
Dividend yield	0.00%	0.00%

The following table presents a summary of the changes in the fair value of the Class K Founder Shares derivative liabilities, a Level 3 liability, measured on a recurring basis, as of September 30, 2021:

Class K Founder Shares Derivative Liabilities
Initial measurement on January 29, 2021	$36,550,000
Change in fair value of Class K Founder Shares Derivative Liabilities	(22,950,000)
Fair Value, March 31, 2021 (unaudited)	$13,600,000
Change in fair value of Class K Founder Shares Derivative Liabilities	2,950,000
Fair Value, June 30, 2021 (audited)	$16,550,000
Change in fair value of Class K Founder Shares Derivative Liabilities	(6,250,000)
Fair Value, September 30, 2021 (unaudited)	$10,300,000
There were no transfers to and from Levels 1, 2, and 3 during the three months ended September 30, 2021, and the period from January 29, 2021 (inception) through September 30, 2021.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On October 1, 2021, Khosla Ventures Acquisition Co. II (“KVSB”) entered into an amendment (the “Amendment”) to the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 6, 2021, among KVSB, Nextdoor, Inc., a Delaware corporation (“Nextdoor”) and Lorelei Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of KVSB. Pursuant to the Amendment, in addition to KVSB stockholder approval of the amendment and restatement of the certificate of incorporation of KVSB (the “Proposed Charter”) pursuant to the governing documents of KVSB and applicable law, the parties agreed to a mutual closing condition that the Proposed Charter will have been approved at the Acquiror Stockholders’ Meeting by the affirmative vote of the holders of a majority of the shares of KVSB’s Class A common stock, par value $0.0001 per share (“KVSB Class A Common Stock”), then outstanding and entitled to vote thereon at the Acquiror Stockholders’ Meeting, voting separately as a single series. The Amendment provides that such condition may not be waived by the parties. The form of Proposed Charter is attached as Annex C to the registration statement on Form S-4 that KVSB filed with the SEC on July 20, 2021. The transaction is expected to close on November 5, 2021.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Nextdoor, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Nextdoor, Inc., (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Redwood City, California
July 2, 2021

Nextdoor, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$83,642	$77,015
Marketable securities	53,341	95,445
Accounts receivable, net of allowance of $313 and $283 as of December 31, 2020 and 2019, respectively	21,818	18,936
Prepaid expenses and other current assets	5,453	6,799
Restricted cash, current	1,101	1,092
Total current assets	165,355	199,287
Restricted cash, non-current	—	5,877
Property and equipment, net	5,718	1,659
Operating lease right-of-use assets	37,776	3,297
Intangible assets, net	6,987	9,064
Goodwill	1,211	1,211
Other assets	700	478
Total assets	$217,747	$220,873
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,354	$3,339
Operating lease liabilities, current	3,348	3,130
Liability for unvested restricted stock	10,483	16,201
Accrued expenses and other current liabilities	14,998	8,122
Total current liabilities	32,183	30,792
Operating lease liabilities, non-current	36,254	211
Total liabilities	68,437	31,003
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.0001 par value; 61,332 shares authorized, issued, and outstanding as of December 31, 2020 and 2019; aggregate liquidation preference of $447,890 as of December 31, 2020 and 2019	447,166	447,166
Stockholders’ deficit:
Common stock, $0.0001 par value; 121,000 shares authorized as of December 31, 2020 and 2019; 33,415 and 31,483 shares issued and outstanding as of December 31, 2020 and 2019, respectively	3	3
Additional paid-in capital	87,952	52,446
Accumulated other comprehensive income (loss)	(797)	35
Accumulated deficit	(385,014)	(309,780)
Total stockholders’ deficit	(297,856)	(257,296)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$217,747	$220,873
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2020	2019
Revenue	$123,284	$82,552
Costs and expenses:
Cost of revenue	21,586	13,740
Research and development	69,231	42,649
Sales and marketing	80,325	80,995
General and administrative	28,793	20,653
Total costs and expenses	199,935	158,037
Loss from operations	(76,651)	(75,485)
Interest income	727	2,452
Other income (expense), net	817	(92)
Loss before income taxes	(75,107)	(73,125)
Provision for income taxes	127	156
Net loss	$(75,234)	$(73,281)
Net loss per share attributable to common stockholders, basic and diluted	$(2.59)	$(2.83)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	29,040	25,916
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2020	2019
Net loss	$(75,234)	$(73,281)
Other comprehensive loss:
Foreign currency translation adjustments	(796)	—
Change in unrealized gain (loss) on available-for-sale marketable securities	(36)	141
Total other comprehensive income (loss)	$(832)	$141
Comprehensive loss	$(76,066)	$(73,140)
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor, Inc.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of January 1, 2019	52,993	$277,362	29,571	$2	$27,863	$(106)	$(236,499)	$(208,740)
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $196	8,339	169,804	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	1,486	1	3,208	—	—	3,209
Issuance of common stock, restricted stock, and unvested common stock in connection with acquisition	—	—	426	—	1,463	—	—	1,463
Vesting of early exercised stock options	—	—	—	—	113	—	—	113
Vesting of restricted stock	—	—	—	—	5,718	—	—	5,718
Stock-based compensation	—	—	—	—	14,081	—	—	14,081
Other comprehensive income	—	—	—	—	—	141	—	141
Net loss	—	—	—	—	—	—	(73,281)	(73,281)
Balances as of December 31, 2019	61,332	$447,166	31,483	$3	$52,446	$35	$(309,780)	$(257,296)
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	2,190	—	6,367	—	—	6,367
Cancellation of restricted stock and unvested common stock issued in connection with acquisition, net of common stock issued	—	—	(258)	—	—	—	—	—
Release of holdback stock in connection with acquisition	—	—	—	—	291	—	—	291
Vesting of early exercised stock options	—	—	—	—	522	—	—	522
Vesting of restricted stock	—	—	—	—	5,718	—	—	5,718
Stock-based compensation	—	—	—	—	22,608	—	—	22,608
Other comprehensive loss	—	—	—	—	—	(832)	—	(832)
Net loss	—	—	—	—	—	—	(75,234)	(75,234)
Balances as of December 31, 2020	61,332	$447,166	33,415	$3	$87,952	$(797)	$(385,014)	$(297,856)
The accompanying notes are an integral part of these consolidated financial statements.

Nextdoor, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(75,234)	$(73,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,058	2,092
Stock-based compensation	22,608	14,081
Bad debt expense	291	80
Other	239	(120)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,173)	(5,156)
Prepaid expenses and other current assets	2,472	(4,630)
Operating lease right-of-use assets	5,181	3,076
Other assets	(221)	611
Accounts payable	15	1,827
Operating lease liabilities	(4,529)	(2,423)
Accrued expenses and other current liabilities	7,689	(119)
Net cash used in operating activities	(41,604)	(63,962)
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	(5,185)
Purchases of property and equipment	(5,023)	(517)
Purchases of marketable securities	(77,600)	(90,636)
Sales of marketable securities	21,826	22,329
Maturities of marketable securities	97,589	200
Net cash provided by (used in) investing activities	36,792	(73,809)
Cash flows from financing activities:
Proceeds from issuance of Series H redeemable convertible preferred stock, net of issuance costs	—	169,804
Proceeds from exercise of vested and unvested stock options, net of repurchases	6,367	4,767
Net cash provided by financing activities	6,367	174,571
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(796)	—
Net increase in cash, cash equivalents, and restricted cash	759	36,800
Cash, cash equivalents, and restricted cash at beginning of period	83,984	47,184
Cash, cash equivalents, and restricted cash at end of period	$84,743	$83,984
Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$83,642	$77,015
Restricted cash	1,101	6,969
Total cash, cash equivalents, and restricted cash	$84,743	$83,984
Supplemental cash flow disclosures:
Cash paid for taxes	$30	$165
Non-cash investing and financing activities:
Common stock issued for an acquisition	$—	$1,756
Vesting of restricted stock and early exercised stock options	$6,240	$5,831
Lease liabilities arising from obtaining right-of-use assets	$40,790	$984
The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements
Note 1. Description of Business
Nextdoor, Inc. (“Nextdoor” or the “Company”), was incorporated in Delaware in 2007 and is headquartered in San Francisco, California. Nextdoor’s purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. That purpose enables the Company’s mission to be the neighborhood hub for trusted connections and the exchange of helpful information, goods, and services. The Company changed its name in March 2019 to Nextdoor, Inc. from Nextdoor.com, Inc.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on December 31.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates include, but are not limited to, valuation of financial instruments, valuation of common stock and stock-based awards, revenue recognition, collectability of accounts receivable, valuation of acquired intangible assets and goodwill, useful lives of intangible assets, useful lives of property and equipment, the incremental borrowing rate applied in lease accounting, income taxes and deferred income tax assets and associated valuation allowances. The Company bases these estimates and assumptions on historical experience and various other assumptions that it considers reasonable. The actual results could differ materially from these estimates.
Foreign Currency
On January 1, 2020 the Company concluded that the functional currency of its foreign subsidiaries had changed from the U.S. dollar to the local currency of the economic environment in which it primarily operates. This change occurred due to changes in the Company’s operating structure and global operating model. The Company accounted for the change in functional currency prospectively. The financial statements of these subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and average rates of exchange for revenue and expenses. For the year ended December 31, 2020, translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ deficit and unrealized foreign exchange gains and losses due to re-measurement of monetary assets and liabilities denominated in non-functional currencies as well as realized foreign exchange gains and losses on foreign exchange transactions are recorded in other income (expense), net in the consolidated statements of operations. For the year ended December 31, 2019, foreign currency gains or losses were recorded in the consolidated statements of operations.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the time of purchase. Cash and cash equivalents include demand deposits and money market accounts. Interest is accrued as earned. Cash and cash equivalents are recorded at cost, which approximates fair value.
Marketable Securities
The Company’s marketable securities are comprised of certificates of deposit (“CDs”), commercial paper, corporate securities, U.S. Treasury securities, and asset-backed securities. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. The Company has classified and accounted for its investments as available-for-sale securities as the Company may sell these securities at any time for use in its current operations or for other purposes, even prior to maturity. As a result, the Company classifies its investments, including securities with stated maturities beyond 12 months, within current assets on the consolidated balance sheets.
Available-for-sale securities are recorded at fair value each reporting period. Unrealized gains and losses on these investments are reported as a separate component of accumulated other comprehensive income (loss) on the consolidated balance sheets until realized. Interest income is reported within interest income in the consolidated statements of operations. The Company periodically evaluates its marketable securities to assess whether those with unrealized loss positions are other-than-temporarily impaired. The Company considers various factors in determining whether to recognize an impairment charge, including the length of time the investment has been in a loss position, the extent to which the fair value is less than the Company’s cost basis, the financial condition and near-term prospects of the investee. Realized gains and losses are determined based on the specific identification method and are reported in other income (expense), net in the consolidated statements of operations. If the Company determines that the decline in an investment’s fair value is other than temporary, the difference is recognized as an impairment loss in the consolidated statements of operations. The Company did not consider any of its investments to be other-than-temporarily impaired for the years ended December 31, 2020 and 2019.
Fair Value Measurements
The Company accounts for certain assets and liabilities at fair value, which is the expected exchange price that would be received for an asset or an exit price paid to transfer a liability in an orderly transaction between market participants on the measurement date. Assets and liabilities measured at fair value are classified into the following categories based on the degree to which the inputs the Company uses to measure the fair values are observable in active markets. The Company uses the most observable inputs available when measuring fair value.
•Level 1: Observable inputs such as unadjusted quoted prices for identical assets or liabilities in active markets;
•Level 2: Observable inputs such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical assets or liabilities in inactive markets, or inputs that are derived principally from or corroborated by observable market data or other means; and
•Level 3: Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.
Accounts Receivable and Allowance for Doubtful Accounts
The Company records accounts receivable at the original invoiced amount. The Company maintains an allowance for doubtful accounts for any receivables it may be unable to collect and reduces the allowance when it determines that it will be unable to collect specific receivables. The Company determines the allowance based on its receivables’ age, the customers’ credit quality, and current economic conditions, among other factors that may affect the customers’ ability to pay.
Restricted Cash
The Company’s restricted cash balance is primarily invested in a savings account and pledged as collateral for standby letters of credit as security deposits for the Company’s office leases. As of December 31, 2020 and 2019, the Company had restricted cash balances of $1.1 million and $7.0 million, respectively.

Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the estimated useful life of 5 years or the lease term
Maintenance and repair costs are expensed as incurred.
Capitalized Internal-use Software
The Company capitalizes internal-use software costs when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed, and the software will be used as intended. Costs related to preliminary project activities and post-implementation activities are expensed as incurred and costs related to the application development stage are capitalized. Capitalized costs are recorded as part of property and equipment, net. The capitalized costs related to internal-use software are amortized on a straight-line basis over an estimated useful life of two to three years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The Company capitalized $0.2 million and $0.1 million of internal-use software costs for the years ended December 31, 2020 and 2019, respectively.
Business Combinations
The Company includes the results of operations of the businesses that it acquires from the date of acquisition. The Company accounts for its acquisitions using the acquisition method of accounting. The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired, based on their estimated fair values. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain identifiable assets include, but are not limited to, expected long-term market growth, future expected operating expenses, appropriate discount rates, and useful lives. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Acquisition costs, such as legal and consulting fees, are expensed as incurred. During the measurement period, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, which is not to exceed one year from the acquisition date, any subsequent adjustments are recorded in the consolidated statements of operations. See Note 3 - Acquisitions for additional information regarding the Company’s acquisition.
Goodwill and Other Acquired Intangible Assets
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in connection with business combinations accounted for using the acquisition method of accounting. Goodwill is not amortized, but is tested for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. For all periods presented the Company had one reporting unit. The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If the Company determines, based on the qualitative factors, that the fair value of the reporting unit is more likely than not to be less than the carrying amount, then a quantitative goodwill impairment test is required. There was no impairment of goodwill recorded for the years ended December 31, 2020 and 2019.

Intangible assets consist of identifiable intangible assets, including customer relationships and developed technology, resulting from the Company’s acquisitions. Acquired intangible assets are recorded at cost, net of accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization costs are recorded in sales and marketing in the consolidated statements of operations.
Impairment of Long-Lived Assets
Property and equipment and other long-lived assets, such as finite-lived intangible assets, subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If impairment is indicated, an impairment loss is recognized as the amount by which the carrying amount exceeds the fair value. No impairment was required for long-lived assets for the years ended December 31, 2020 and 2019.
Leases
Results and disclosure requirements for all periods presented are presented under ASU 2016-02, Leases (“Topic 842”).
The Company has various lease agreements related to real estate that are all classified as operating leases. At the inception of the Company’s contracts it determines if the contract is or contains a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. For leases that have greater than a 12-month lease term, right-of-use (“ROU”) assets and operating lease liabilities are recognized on the consolidated balance sheets at commencement date based on the present value of remaining fixed lease payments.
Certain of the Company’s leases include options to extend the lease, with renewal terms that can extend the lease term from one month to five years. If the Company is reasonably certain to exercise an option to extend a lease, the extension period is included as part of the ROU asset and the operating lease liability.
When the discount rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate at lease commencement in order to discount lease payments to present value for purposes of performing lease classification tests and measuring the lease liability. The Company’s incremental borrowing rate represents the rate of interest the Company would have to pay to borrow, on a collateralized basis, over a similar term an amount equal to the lease payments in a similar economic environment.
The operating lease ROU asset also includes accrued lease expense resulting from the straight-line accounting under prior accounting methods, which is now being amortized over the remaining life of the lease.
The Company’s lease payments are largely fixed. Variable lease payments exist in circumstances such as payments for property tax, insurance, and common area maintenance. Variable lease payments are recognized in operating expense in the period in which the obligation for those payments are incurred. Certain of the Company’s leases include an option to early terminate the lease. The Company’s leases may contain early termination options which may result in an early termination fee. The Company early terminated one of its leases in October 2020 and incurred an early termination fee of $0.1 million. The Company has a significant lease for its new headquarters in San Francisco, California, which does not include an option to early terminate. The first portion of the lease commenced in June 2020 and the second, and final portion of the lease, commenced in January 2021.
For the Company’s leases, it has elected to not apply the recognition requirements to leases of twelve months or less. These leases are expensed on a straight-line basis and no operating lease liability will be recorded.
Concentration of Credit and Customer Risks
Financial instruments that are exposed to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and accounts receivable. The Company maintains cash and cash equivalents and marketable securities with domestic and foreign financial institutions and at times may exceed federally insured limits. The Company performs periodic evaluations of the relative credit standing of these institutions. The

Company maintains investments in U.S. government debt and agency securities, corporate debt securities, certificates of deposit, and commercial paper that carry high credit ratings and accordingly, minimal credit risk exists with respect to these balances.
No customer represented 10% or more of accounts receivable or revenue as of and for the year ended December 31, 2020. Two customers represented 10% and 13%, respectively, of accounts receivable as of December 31, 2019. These same two customers each represented 12% of revenue for the year ended December 31, 2019.
Revenue Recognition
The Company generates a majority of its revenue from the delivery of advertising services.
The Company determines revenue recognition through the following steps:
(1)Identification of the contract, or contracts, with a customer
(2)Identification of the performance obligations in the contract
(3)Determination of the transaction price
(4)Allocation of the transaction price to the performance obligations in the contract
(5)Recognition of revenue when, or as, the Company satisfies a performance obligation
The Company recognizes advertising revenue after satisfying its contractual performance obligation, which, for the majority of its advertising arrangements, is when an advertising impression is displayed to users. None of the Company’s arrangements contain minimum impression guarantees. The Company typically bills advertisers on a monthly basis and the payment terms vary by customer type and location. The Company has other advertising arrangements for the sale of local sponsorship and local deals which are typically fixed-fee arrangements and revenue is recognized on a straight-line basis over the non-cancellable contractual term of the agreement, generally beginning on the date its service is made available to the customer.
Deferred Revenue
In certain advertising arrangements the Company requires payment upfront from its customers. The Company records deferred revenue when it collects cash from customers in advance of revenue recognition. As of December 31, 2020 and 2019, deferred revenue was $2.6 million and $0.7 million, respectively, and included within accrued expenses and other current liabilities on the consolidated balance sheets.
For the years ended December 31, 2020 and 2019, revenue recognized from deferred revenue at the beginning of each year was $0.7 million and $0.2 million, respectively.
Practical Expedients and Exemptions
The Company expenses sales commissions as incurred because the expected period of benefit is less than one year. These costs are recorded within sales and marketing expenses in the consolidated statements of operations.
The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which it recognizes revenue at the amount to which it has the right to invoice for services performed.
Cost of Revenue
Cost of revenue consists primarily of expenses associated with the delivery of the Company’s revenue generating activities, including third-party costs of hosting its platform and allocated personnel-related costs, including salaries, benefits and stock-based compensation for employees engaged in development of its revenue generating products. Cost of revenue also includes third-party costs associated with delivering and supporting its advertising products and credit card transaction fees related to processing customer transactions.

Research and Development
Research and development expenses consist primarily of personnel-related costs, including salaries, benefits and stock-based compensation for its employees engaged in research and development, as well as costs for consultants, contractors and third-party software. In addition, allocated overhead costs, such as facilities, information technology, and depreciation are included in research and development expenses.
Sales and Marketing
Sales and marketing expenses consist primarily of personnel-related costs and other costs which include salaries, commissions, benefits, and stock-based compensation for employees engaged in sales and marketing activities as well as other costs including third-party consulting, public relations, allocated overhead costs, and amortization of acquired intangible assets. Sales and marketing expenses also include brand and performance marketing for both user and small and mid-sized customer acquisition, and neighbor services, which includes personnel-related costs for the Company's neighbor support team, its outsourced neighbor support function, and verification costs.
General and Administrative
General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, and stock-based compensation, for certain executives, finance, legal, information technology, human resources, and other administrative employees. In addition, general and administrative expenses include fees and costs for professional services, including consulting, third-party legal and accounting services, and allocated overhead costs.
Advertising Costs
Advertising costs which consist primarily of brand and performance marketing are expensed as incurred and are included in sales and marketing expense in the consolidated statements of operations. Total advertising costs incurred were $23.7 million and $38.9 million for the years ended December 31, 2020 and 2019, respectively.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. Management makes an assessment of the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s historical operating performance and the recorded cumulative net losses in prior fiscal periods, the U.S. net deferred tax assets have been fully offset by a valuation allowance.
The Company operates in various tax jurisdictions which are subject to audit by various tax authorities. The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to unrecognized tax benefits in the income tax provision in the consolidated statements of operations.
Net Loss Per Share Attributable to Common Stockholders
The Company presents net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. Under the two-class method, net loss is attributed to common stockholders and participating securities based on their participation rights. The Company considers its redeemable convertible preferred stock, early exercised stock options, and unvested restricted stock to be participating securities and contractually entitles the holders of such shares to participate in dividends but does not contractually obligate the holders of such shares to participate in the Company’s losses. As such, net losses for the periods presented were not allocated to these securities.
The Company computes basic net loss per share attributable to common stockholders by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period, adjusted for outstanding shares that are subject to repurchase. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities outstanding for the period. For periods in which the Company reports net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, because all potentially dilutive securities are anti-dilutive.
Stock-Based Compensation
Stock-based compensation expense for stock-based awards granted to employees and non-employees is measured based on the grant date fair value of the awards and recognized in the consolidated statements of operations on a straight-line basis over the period during which services are provided in exchange for the award, generally, the vesting period of the award. The grant date fair value of stock options granted is estimated using the Black-Scholes option pricing model. Forfeitures are accounted for as they occur.
Segments
The Company has one reportable and operating segment. The Company’s chief operating decision maker is its Chief Executive Officer ("CEO"), who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources. See Note 14 - Geographical Information for more details on the Company’s revenue and long-lived assets by jurisdiction.
Recently Adopted Accounting Pronouncements
In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 amends certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. The Company adopted this standard as of January 1, 2019, and the adoption did not have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“Topic 842”), which generally requires companies to recognize operating and financing lease liabilities and corresponding ROU assets on the consolidated balance sheets. On January 1, 2019, the Company adopted Topic 842 using the modified retrospective transition approach by applying the new standard to all leases existing at the date of initial application.
Upon adoption of the new standard on January 1, 2019, the Company did not elect the package of practical expedients provided under the guidance, and therefore reassessed whether existing or expired contracts are or contain a lease, the lease classification, and any initial direct costs for any existing leases.
The Company has elected to not separate the lease and non-lease components within the contract. Therefore, all fixed payments associated with the lease are included in the ROU asset and the lease liability. These costs often relate to the payments for a proportionate share of real estate taxes, insurance, common area maintenance, and other operating costs in addition to a base rent. Any variable payments related to the lease will be recorded as lease expense when and as incurred. The Company has elected this practical expedient for its real estate asset class. As an accounting policy election, the Company has also included both lease and non-lease components within the lease expense. The Company did not elect the hindsight practical expedient.
Adoption of the new standard resulted in operating lease ROU assets of $5.4 million and operating lease liabilities of $5.4 million, of which $2.8 million was recorded in operating lease liabilities, current and $2.6 million in operating lease liabilities, non-current on the consolidated balance sheets as of January 1, 2019. The adoption of the new standard did not have a material impact on the consolidated statements of operations or on the consolidated statements of cash flows.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The Company adopted this standard as of January 1, 2019, and the adoption did not have a material impact on the Company’s consolidated financial statements.
In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows companies to reclassify stranded tax effects resulting from the 2017 Tax Cuts and Jobs Act (“Tax Act”), from accumulated other comprehensive income to retained earnings. The Company adopted this standard as of January 1, 2019, and the adoption did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 changes the disclosure requirements for fair value measurement. The Company adopted this standard as of January 1, 2020, and the adoption did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and has since issued various amendments including ASU 2018-19, ASU 2019-04, and ASU 2019-05. The guidance and related amendments modify the accounting for credit losses for most financial assets and require the use of an expected loss model, replacing the currently used incurred loss method. Under this model, entities will be required to estimate the lifetime expected credit loss on such instruments and record an allowance to offset the amortized cost basis of the financial asset, resulting in a net presentation of the amount expected to be collected on the financial asset. The new guidance will be effective for the Company beginning January 1, 2023, though early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes – Topic 740 – Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principals in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The ASU is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.
Note 3. Acquisitions
Pixel Labs, Inc. Business Combination
On August 22, 2019 the Company executed a merger agreement to acquire the assets and liabilities of Pixel Labs, Inc. (“Pixel Labs”). The acquisition closed on August 27, 2019. Pixel Labs is a media technology company. The Company acquired Pixel Labs primarily for its ability to power hyperlocal content creation using machine learning and data science. The acquisition date fair value of the aggregate purchase consideration was $7.6 million, of which $5.2 million was paid in cash, $1.5 million was comprised of 165,152 shares of common stock, and a time-based cash and share holdback of $0.7 million and $0.2 million, respectively, to be paid at a future date. The cash and share holdback of $0.9 million was included within accrued expenses and other current liabilities as of December 31, 2019. In November 2020 final settlement of the holdback was completed.
At closing, certain Pixel Labs stockholders had not completed administrative forms that were required for the Company’s common stock to be legally issued. There were 501,631 shares legally issuable related to the acquisition of which the Company issued 426,316 shares during the year ended December 31, 2019 related to the acquisition. Of the total 426,316 shares issued, 304,992 shares were related to Founder Shares (granted to the founder of Pixel Labs), which were not included within the purchase consideration as they were considered payment for a post-combination expense and were accounted for as post-combination compensation cost. The Company included the total fair value of the consideration for the 165,152 shares legally issued and legally issuable within additional-paid-

in capital and common stock as of December 31, 2019. During the year ended December 31, 2020 an additional 9,552 shares were issued as a result of the administrative forms being completed. In April 2020 the founder of Pixel Labs departed, and therefore the unvested Founder Shares were cancelled as Founder Shares were contingent upon continued employment.
The acquisition was accounted for as a business combination, and the total purchase price was allocated to the net tangible and intangible assets and liabilities acquired based on their respective fair values on the acquisition date and the excess was recorded as goodwill. Pixel Labs’ historical financial results did not have a material impact on the Company’s consolidated financial statements and therefore pro forma disclosures have not been presented.
The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

Cash and cash equivalents	$20
Accounts receivable	64
Prepaid expenses and other current assets	87
Capitalized internal-use software costs (recorded in property and equipment)	897
Goodwill	1,211
Intangible assets, net	5,630
Accrued expenses and other current liabilities	(286)
Total purchase consideration	$7,623
Intangible assets acquired included developed technology with an estimated useful life of 5 years and customer relationships and trade names with estimated useful lives of 2 years. The fair value assigned to the developed technology was determined primarily using the replacement cost approach, which estimates the cost to reproduce the asset. The Company will amortize the fair value of these intangible assets on a straight-line basis over their respective estimated useful lives. Goodwill represents the future economic benefits arising from other assets that could not be individually identified and separately recognized, such as the acquired assembled workforce of Pixel Labs. In addition, goodwill represents the future benefits as a result of the acquisition that will enhance the Company’s product available to both new and existing customers and increase the Company’s competitive position. The goodwill is not deductible for tax purposes.
The Company incurred acquisition-related expenses of $0.6 million which were recorded in general and administrative expenses in the consolidated statements of operations.
Note 4. Cash Equivalents and Marketable Securities
The amortized costs, unrealized gains and losses, and estimated fair values of the Company’s cash equivalents and marketable securities were as follows (in thousands):

	As of December 31, 2020
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$28,371	$—	$—	$28,371
Marketable securities:
Commercial paper	27,473	—	—	27,473
Corporate securities	6,940	—	(2)	6,938
U.S. Treasury securities	16,157	1	—	16,158
Asset-backed securities	2,772	—	—	2,772
Total marketable securities	53,342	1	(2)	53,341
Total	$81,713	$1	$(2)	$81,712

	As of December 31, 2019
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market funds	$4,090	$—	$—	$4,090
Marketable securities:
Certificates of deposit	4,586	—	—	4,586
Commercial paper	18,128	—	—	18,128
Corporate securities	11,176	2	—	11,178
U.S. Treasury securities	51,317	28	—	51,345
Asset-backed securities	10,203	5	—	10,208
Total marketable securities	95,410	35	—	95,445
Total	$99,500	$35	$—	$99,535
All marketable securities are designated as available-for-sale securities as of December 31, 2020 and 2019.
The following tables present the contractual maturities of the Company’s marketable securities (in thousands):

	As of December 31, 2020
	Amortized Cost	Estimated Fair Value
Due within one year	$53,342	$53,341

	As of December 31, 2019
	Amortized Cost	Estimated Fair Value
Due within one year	$95,410	$95,445
Note 5. Fair Value Measurements
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	Fair Value Measurement as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$28,371	$—	$—	$28,371
Marketable securities:
Commercial paper	—	27,473	—	27,473
Corporate securities	—	6,938	—	6,938
U.S. Treasury securities	—	16,158	—	16,158
Asset-backed securities	—	2,772	—	2,772
Total marketable securities	—	53,341	—	53,341
Total cash equivalents and marketable securities	$28,371	$53,341	$—	$81,712

	Fair Value Measurement as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$4,090	$—	$—	$4,090
Marketable securities:
Certificates of deposit	—	4,586	—	4,586
Commercial paper	—	18,128	—	18,128
Corporate securities	—	11,178	—	11,178
U.S. Treasury securities	—	51,345	—	51,345
Asset-backed securities	—	10,208	—	10,208
Total marketable securities	—	95,445	—	95,445
Total cash equivalents and marketable securities	$4,090	$95,445	$—	$99,535
The Company classifies its cash equivalents, marketable securities, and restricted cash within Level 1 or Level 2 because it determines their fair values using quoted market prices or alternative pricing sources and models utilizing market observable inputs. There were no transfers between levels of the fair value hierarchy during the years ended December 31, 2020 and 2019.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The carrying amounts of certain financial instruments, including cash held in banks, accounts receivable, and accounts payable approximate fair value due to their short-term maturities and are excluded from the fair value table above.
Note 6. Other Balance Sheet Components
Property and Equipment, net
Property and equipment, net consisted of the following (in thousands):

	As of December 31,
	2020	2019
Computer equipment and software	$2,002	$1,193
Furniture and fixtures	1,174	122
Capitalized internal-use software	1,842	1,530
Leasehold improvements	2,850	—
Property and equipment, gross	7,868	2,845
Less: accumulated depreciation and amortization	(2,150)	(1,186)
Property and equipment, net	$5,718	$1,659
Depreciation and amortization expense was $1.0 million and $0.5 million, for the years ended December 31, 2020 and 2019, respectively.
Intangible Assets, net
The Company’s intangible assets consist of customer relationships, developed technology and trade names arising from acquisitions.

Intangible assets, net consisted of the following (in thousands):

	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (years)
Customer relationships	$7,068	$(3,451)	$3,617	3.0
Developed technology	4,600	(1,230)	3,370	3.7
Total intangible assets, net	$11,668	$(4,681)	$6,987	3.3

	As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Life (years)
Customer relationships	$7,068	$(2,167)	$4,901	4.0
Developed technology	4,600	(460)	4,140	4.7
Trade name	30	(7)	23	1.7
Total intangible assets, net	$11,698	$(2,634)	$9,064	3.6
Amortization expense related to intangible assets was $2.1 million and $1.6 million for the years ended December 31, 2020 and 2019, respectively. In the year ended December 31, 2020, the trade name was sold.
Expected future amortization expense for intangible assets as of December 31, 2020 was as follows (in thousands):

Years Ending December 31,	Amount
2021	$2,173
2022	1,785
2023	1,785
2024	1,008
2025	236
Thereafter	—
Total	$6,987
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of December 31,
	2020	2019
Accrued compensation	$6,888	$2,044
Liability for early exercise of unvested stock options	1,133	1,658
Accrued purchase consideration for acquisition	—	975
Taxes payable	516	376
Deferred revenue	2,585	652
Other accrued and current liabilities	3,876	2,417
Accrued expenses and other current liabilities	$14,998	$8,122

Note 7. Leases
The Company has entered into various non-cancellable office facility leases in various locations with original lease periods expiring between 2020 and 2029, with its primary office location in San Francisco, California. The Company entered into a lease consisting of multiple floors for its new San Francisco headquarters in 2019, with a lease term through 2029. The first portion of the lease commenced in June 2020, and the second and final portion of the lease commenced in January 2021. The facility lease agreements generally provide for escalating rental payments. The Company's lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.
The components of lease costs were as follows (in thousands):

	Years Ended December 31,
	2020	2019
Operating lease cost	$6,278	$3,185
Short-term lease cost	495	157
Variable lease cost	452	636
Total	$7,225	$3,978
Other information related to the Company’s operating leases was as follows (in thousands):

	Years Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,624	$149
ROU assets obtained in exchange for lease obligations:
Operating leases	$39,664	$984
Lease terms and discount rates for operating leases were as follows:

	As of December 31,
	2020	2019
Weighted average remaining lease term (years)	8.2	1.0
Weighted average discount rate	5.3%	3.5%
As of December 31, 2020, future minimum lease payments under operating leases were as follows (in thousands):

Years Ending December 31,	Amount
2021	$5,321
2022	5,439
2023	5,602
2024	5,770
2025	5,943
Thereafter	21,118
Total lease payments	49,193
Less: imputed interest	(9,591)
Present value of lease liabilities	39,602
Less: current operating lease liabilities	(3,348)
Long-term operating lease liabilities	$36,254

The table above does not include $40.9 million of undiscounted future payments related to the Company's second and final portion of its San Francisco headquarters lease which commenced in January 2021 as described above. The table above does not include lease payments that were not fixed at commencement or lease modification.
Note 8. Commitments and Contingencies
Commitments
As of December 31, 2020, the Company had non-cancellable purchase commitments with certain service providers primarily related to the provision of cloud computing services as follows (in thousands):

Total Commitments
Years Ending December 31,
2021	$2,502
2022	2,245
Thereafter	—
Total	$4,747
Legal matters
From time to time, the Company is a party to a variety of claims, lawsuits, and proceedings which arise in the ordinary course of business, including claims of alleged infringement of intellectual property rights. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount of loss or range of loss can be reasonably estimated. The Company discloses potential losses when they are reasonably possible. In the Company’s opinion, resolution of pending matters is not likely to have a material adverse impact on its consolidated results of operations, cash flows, or its financial position. Given the unpredictable nature of legal proceedings, the Company bases its estimate on the information available at the time of the assessment. As additional information becomes available, the Company reassesses the potential liability and may revise the estimate. There were no such material matters as of December 31, 2020 and 2019.
Indemnification
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its customers, partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement, or other claims made against such parties. These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. For the years ended December 31, 2020 and 2019 the Company did not incur material costs to defend lawsuits or settle claims related to these indemnifications. The Company believes the fair value of these liabilities is not material and accordingly has no liabilities recorded for these agreements as of December 31, 2020 and 2019.
Note 9. Redeemable Convertible Preferred Stock
During the year ended December 31, 2019, the Company issued 8,339,262 shares of Series H redeemable convertible preferred stock for gross cash proceeds of $170.0 million, less issuance costs of $0.2 million. All Series H redeemable convertible preferred stock was issued at a purchase price of $20.3855 per share.

The Company’s redeemable convertible preferred stock as of December 31, 2020 and 2019 consisted of the following (in thousands, except for per share data):

	Redeemable Convertible Preferred Stock Authorized	Redeemable Convertible Preferred Stock Issued and Outstanding	Issuance Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series A	10,100	10,100	$0.50	$4,999	$5,050
Series B	11,477	11,477	0.63	7,178	7,225
Series C	7,274	7,274	2.57	18,587	18,658
Series D	6,795	6,795	3.19	21,592	21,668
Series E	6,784	6,784	8.84	59,930	59,996
Series F	7,605	7,605	14.50	110,211	110,293
Series G	2,958	2,958	18.59	54,865	55,000
Series H	8,339	8,339	20.39	169,804	170,000
	61,332	61,332		$447,166	$447,890
The holders of redeemable convertible preferred stock have various rights and preferences, as follows:
Contingent Redemption Rights - The holders of redeemable convertible preferred stock have no voluntary rights to redeem shares. A merger or consolidation of the Company into another entity, a liquidation or winding up of the Company, a greater than 50% change in control, or a sale of substantially all of its assets would constitute a redemption event. Although the redeemable convertible preferred stock is not mandatorily or currently redeemable, a liquidation or winding up of the Company would constitute a redemption event outside its control. Therefore, all shares of redeemable convertible preferred stock have been presented outside of permanent equity on the consolidated balance sheets. The carrying values of redeemable convertible preferred stock have not been accreted to their redemption values as redemption events are not considered probable of occurrence.
Voting Rights — The holder of each share of redeemable convertible preferred stock has the right to one vote for each share of common stock into which such holder’s share of redeemable convertible preferred stock could then be converted with the full voting rights and powers equal to the voting rights and powers of the holders of the common stock.
Dividends — The holders of Series A, B, C, D, E, F, G, and H redeemable convertible preferred stock shall be entitled to receive non-cumulative dividends of $0.04, $0.05035, $0.2052, $0.2551, $0.7075, $1.16020, $1.4875, and $1.6308 per share, respectively, if and when declared by the Board of Directors out of funds available in preference and priority to any payment of dividends to common stockholders. After payment of such dividends, any additional dividends are distributed among the holders of redeemable convertible preferred stock and common stock pro rata on an if-converted basis. As of December 31, 2020, the Company had declared no dividends to date.
Liquidation Preference – In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series A, B, C, D, E, F, G, and H redeemable convertible preferred stock, prior to preference to any distribution to the holders of common stock, are entitled to be paid a per share liquidation preference of $0.50, $0.62955, $2.565, $3.1888, $8.8437, $14.5027, $18.5936, and $20.3855, respectively. A sale of substantially all of the Company’s assets or a change in control is treated as a deemed liquidation. After full payment to the holders of the redeemable convertible preferred stock of their respective liquidation preference, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on a pro-rata basis to the holders of common stock.
Conversion Rights – Each share of redeemable convertible preferred stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the applicable original issuance price for such series by the applicable conversion price. As of December

31, 2020 and 2019, the conversion price for each share of redeemable convertible preferred stock was the original issuance price such that each share would convert into common stock at a one-for-one rate.
Each share of Series A through H redeemable convertible preferred stock shall automatically be converted into shares of common stock at the then effective conversion price for such share upon the earlier of: (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of such preferred stock then outstanding, and (ii) upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, (“the Act”), as amended other than a registration relating solely to a transaction under Rule 145 under the Act (or any successor thereto) or to an employee benefit plan of the Company, with aggregate gross proceeds to the Company (prior to underwriters’ discounts and commissions) that exceeds $50,000,000 (a “Qualified IPO”).
Note 10. Common Stock and Stockholders’ Deficit
Common Stock
The Company was authorized to issue 121,000,000 shares of common stock as of December 31, 2020 and 2019. Shares of common stock reserved for future issuance on an as-converted basis were as follows (in thousands):

	As of December 31,
	2020	2019
Redeemable convertible preferred stock	61,332	61,332
Stock options outstanding	15,125	13,596
Shares reserved for future award issuances	4,044	7,763
Total	80,501	82,691
Common Stock Subject to Repurchase
Certain stock option grant agreements permit exercise prior to vesting. Upon termination of service of an employee, the Company has the right to repurchase any unvested, but issued, common stock at the original purchase price. The consideration received for an exercise of an option is accounted for as a deposit of the exercise price and is recorded as a liability. Upon vesting of the shares pursuant to the grant agreements, the shares and related liability are reclassified into stockholder’s deficit. As of December 31, 2020 and 2019, the Company had $1.1 million and $1.7 million recorded in accrued expenses and other current liabilities related to 223,136 and 324,500 unvested shares of common stock subject to repurchase, respectively.
Restricted Stock Subject to Repurchase
In 2018, an executive of the Company purchased 4,961,279 shares of restricted stock, subject to time-based service requirements, which vest over a forty-eight month period. The shares issued upon the purchase of restricted stock are considered to be legally issued and outstanding on the date of purchase and the executive has full voting rights. Upon termination of service, the Company may repurchase unvested shares acquired at a price equal to the price per share paid upon the exercise. Upon vesting of the shares pursuant to the grant agreements, the shares and related liability are reclassified into stockholder’s deficit. As of December 31, 2020, the Company had $10.5 million recorded in deposits related to 2,273,919 unvested shares of common stock subject to repurchase. As of December 31, 2019, the Company had $16.2 million recorded in deposits related to 3,514,239 unvested shares of common stock subject to repurchase. For the years ended December 31, 2020 and 2019, the Company recorded stock-based compensation expense of $4.6 million and $4.6 million, respectively, related to this restricted stock.
2008 Stock Option Plan
In 2018, the 2008 Stock Option Plan (“the Plan”) was terminated, and the Company’s Board of Directors approved the adoption of the 2018 Equity Incentive Plan (“the 2018 Plan”), which includes both incentive and non-statutory stock options. As of December 31, 2020 and 2019, the Company had reserved 4,043,637 shares and 7,762,602 shares, respectively, of its common stock under the Plan for future issuance. The Company may grant shares of common stock to employees, directors, and service providers at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for non-qualified stock options. Options granted to a person who, at the time of the grant, owns more than 10% of the voting power of all classes of stock shall be at no less than 110% of the fair market value and expire five years from the date of grant. All other options generally have a contractual term of ten years. Options generally vest over four years.
A summary of the Company’s stock option activity under the Plan and related information was as follows (in thousands, except per share data):

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balances at December 31, 2019	13,596	$4.47	7.8	$39,266
Options granted	5,609	$7.37
Options exercised	(2,190)	$2.91
Options forfeited or expired	(1,890)	$6.04
Balances at December 31, 2020	15,125	$5.58	7.8	$28,467
Options vested and exercisable at December 31, 2020	6,274	$3.89	6.0	$22,405
The intrinsic value is calculated as the difference between the exercise price of the underlying common stock option award and the estimated fair value of the Company’s common stock. The weighted average grant date fair value of options granted was $7.44 per share and $6.71 per share during the years ended December 31, 2020 and 2019, respectively.
The total number of shares vested during the years ended December 31, 2020 and 2019 was 4,189,825 and 2,960,091, respectively. The weighted average grant-date fair value of options vested was $5.08 per share and $3.70 per share during the years ended December 31, 2020 and 2019, respectively. The intrinsic value of the options exercised was $9.8 million and $4.4 million for the years ended December 31, 2020 and 2019, respectively.
The Company did not issue any grants to non-employees during the years ended December 31, 2020 and 2019.
Valuation Assumptions
The Company’s use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted requires the input of highly subjective assumptions. These assumptions were estimated as follows:
Fair value of the underlying common stock – Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock including, but not limited to: (i) the results of contemporaneous third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering, merger, or acquisition of the Company, given prevailing market conditions; (vii) transactions involving the Company’s shares; (viii) the history and nature of its business, industry trends and competitive environment; and (iv) general economic outlook.
Expected volatility – Expected volatility is a measure of the amount by which the stock price is expected to fluctuate, Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options.
Expected term – The Company determines the expected term based on the average period the stock options are expected to remain outstanding using the simplified method, calculated as the midpoint of the stock options’ vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Risk-free rate – The Company uses the U.S. Treasury yield for its risk-free interest rate that corresponds with the expected term.
Expected dividend yield – The Company utilizes a dividend yield of zero, as it does not currently issue dividends and does not expect to in the future.
The following assumptions were used to calculate the fair value of employee and non-employee stock option grants made during the following periods:

	Years Ended December 31,
	2020	2019
Expected volatility	48.8% -53.4%	48.0% -50.8%
Expected term (years)	6.0	6.0
Risk-free interest rate	0.6%	1.9%
Expected dividend yield	—	—
Fair value of common stock per share	$12.06 - $13.11	$7.75 - $12.40
Stock-Based Compensation
The Company recorded stock-based compensation expense in the consolidated statements of operations as follows (in thousands):

	Years Ended December 31,
	2020	2019
Cost of revenue	$905	$482
Research and development	10,235	4,615
Sales and marketing	3,403	2,160
General and administrative	8,065	6,824
Total	$22,608	$14,081
As of December 31, 2020, there was $65.2 million of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 2.6 years.
Note 11. Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except per share data):

	Years Ended December 31,
	2020	2019
Net loss attributable to common stockholders	$(75,234)	$(73,281)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	29,040	25,916
Net loss per share attributable to common stockholders - basic and diluted	$(2.59)	$(2.83)

The following potentially dilutive securities outstanding have been excluded from the computations of diluted net loss per share because such securities have an anti-dilutive impact due to losses reported (in thousands):

	Years Ended December 31,
	2020	2019
Redeemable convertible preferred stock	61,332	61,332
Outstanding stock options	15,125	13,596
Unvested early exercised stock options subject to repurchase	223	317
Unvested restricted stock	2,274	3,743
Contingently issuable shares	66	147
Total	79,020	79,135
Note 12. Employee Benefit Plan
The Company has a 401(k) plan (“the Plan”) covering all eligible employees in the United States. The Company is allowed to make discretionary profit sharing and qualified non-elective contributions as defined by the Plan and as approved by the Board of Directors. Through December 31, 2020, the Company did not match eligible participants’ 401(k) contributions. As of January 1, 2021, the Company began matching a portion of eligible participants’ 401(k) contributions. No discretionary profit-sharing contributions have been made to date.
Note 13. Income Taxes
Loss before income taxes during the years ended December 31, 2020 and 2019 were as follows (in thousands):

	Years Ended December 31,
	2020	2019
Domestic	$(74,882)	$(73,742)
Foreign	(225)	617
Loss before income taxes	$(75,107)	$(73,125)
The provision for income taxes was as follows (in thousands):

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	11	3
Foreign	116	153
Total current provision for income taxes	127	156
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
Total deferred provision for income taxes	—	—
Total provision for income taxes	$127	$156

Income tax expense (benefit) differed from the amount computed by applying the federal statutory income tax rate of 21% to pretax loss as a result of the following:

	Years Ended December 31,
	2020	2019
Statutory rate	(21.0)%	(21.0)%
State tax	(2.5)	(6.5)
Permanent items	0.4	0.3
Stock-based compensation	4.3	3.4
R&D credit	(4.2)	(2.7)
Other	0.1	0.1
Changes in valuation allowance	22.9	26.6
Foreign rate differential	0.2	—
Effective tax rate	0.2%	0.2%
The tax effects of significant items comprising the Company’s deferred taxes were as follows (in thousands):

	As of December 31,
	2020	2019
Deferred tax assets:
Net operating loss	$82,031	$77,082
Credit carryforwards	10,143	6,971
Stock-based compensation	3,149	2,782
Lease liability	9,288	868
Reserves, accruals and other	1,152	1,556
Total deferred tax assets	105,763	89,259
Valuation allowance	(96,044)	(87,326)
Total deferred tax assets, net	9,719	1,933
Deferred tax liabilities:
Fixed asset basis and other	(858)	(1,038)
ROU asset basis	(8,861)	(859)
Total deferred tax liabilities	(9,719)	(1,897)
Net deferred tax assets	$—	$36
Based upon available objective evidence, management believes it is more likely than not that the U.S. net deferred tax assets will not be fully realizable. Accordingly, the Company has established a full valuation allowance for its U.S. net deferred tax assets. The valuation allowance increased by $8.7 million and $21.5 million, respectively, during 2020 and 2019. The Company had aggregate deferred tax assets of $105.8 million and $89.3 million as of December 31, 2020 and 2019, respectively.
As of December 31, 2020, the Company had federal net operating loss carryforwards of $331.9 million, which begin to expire in 2028, and state net operating loss carryforwards of $185.0 million, which begin to expire in 2028. Of the $331.9 million U.S. federal net operating losses $152.8 million is carried forward indefinitely but is limited to 80% of taxable income. As of December 31, 2020, the Company had federal tax credits of $12.3 million, which begin to expire in 2028, and state tax credits of $10.1 million, which do not expire. The Internal Revenue Code (“IRC”) limits the amount of net operating loss carryforwards that a company may use in a given year in the event of certain cumulative changes in ownership over a three-year period as described in Section 382 of the IRC. Utilization of net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the IRC, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

The Company accounts for uncertainty in income taxes in accordance with ASC 740 Income Taxes. Tax positions are evaluated in a two-step process, whereby the Company first determines whether it is more likely than not that a tax position will be sustained upon examination by the tax authority, including resolutions of any related appeals or litigation processes, based on technical merit. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.
A reconciliation of the beginning and ending balances of unrecognized tax benefit were as follows (in thousands):

	Years Ended December 31,
	2020	2019
Gross unrecognized tax benefits - beginning of year	$6,972	$4,647
Increases related to current year tax positions	3,129	1,939
Increases related to prior year tax positions	43	386
Gross unrecognized tax benefits - end of year	$10,144	$6,972
All of the unrecognized tax benefits as of December 31, 2020 are accounted for as a reduction in the Company’s deferred tax assets. Due to the Company’s valuation allowance, none of the $10.1 million of unrecognized tax benefits, related solely to its federal and state research and development income tax credits, would affect the Company’s effective tax rate, if recognized. The Company does not believe it is reasonably possible that its unrecognized tax benefits will significantly change in the next twelve months.
The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense. There was no interest or penalties accrued related to unrecognized tax benefits for the years ended December 31, 2020 and 2019, and no liability for accrued interest or penalties related to unrecognized tax benefits as of December 31, 2020 and 2019.
The Company has identified its U.S. federal and California tax returns as “material” tax filings. The Company is not currently under examination by income tax authorities in any jurisdiction. However, because the Company has net operating losses in several jurisdictions, including the United States federal and various state jurisdictions, certain items attributable to closed tax years are still subject to adjustment by applicable taxing authorities through an adjustment to tax attributes carried forward to open years. All tax returns will remain open for examination by the federal and most state taxing authorities for three years and four years, respectively, from the date of utilization of any net operating loss carryforwards or research and development income tax credits.
Note 14. Geographical Information
Revenue disaggregated by geography based on the customers’ location was as follows (in thousands):

	Years Ended December 31,
	2020	2019
United States	$119,118	$81,550
International(1)	4,166	1,002
Total	$123,284	$82,552
__________________
(1)No individual country made up 10% or more of total revenue for any period presented.
Substantially all of the Company’s long-lived assets are located in the United States.

Note 15. Subsequent Events
The Company has performed an evaluation of subsequent events through July 2, 2021, the date these consolidated financial statements were available to be issued.
In May 2021, the Company entered into an agreement with a service provider under which the Company will purchase cloud computing and other services from June 2021 to May 2024. The total purchase commitment is $57.0 million.
Between April 1, 2021 and July 2, 2021, the Company granted stock options for 1,419,375 shares of common stock with a weighted average exercise price of $18.80 per share under the 2018 Plan. The Company will recognize approximately $15.2 million of stock-based compensation expense related to these stock options over four years.
Between April 1, 2021 and July 2, 2021, the Company granted restricted stock units (RSUs) for 62,844 shares of common stock with an aggregate grant date fair value of $1.3 million to eligible employees. The RSUs contain a service-based condition, generally met over four years, to vest in the underlying common stock.
Events Subsequent to Original Available to be Issued date of Consolidated Financial Statements (unaudited)
On July 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lorelei Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Khosla Ventures Acquisition Co. II (“KVSB”), a special purpose acquisition company, where Merger Sub will merge with the Company, with the Company surviving as a wholly owned subsidiary of KVSB. The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions”. On October 20, 2021, the Company granted restricted stock units (“RSUs”) for 660,682 shares of common stock with an estimated aggregate grant date fair value of $18.7 million to eligible employees. The RSUs contain a service-based condition, generally met over four years, to vest in the underlying common stock.
On November 2, 2021, KVSB held a special meeting of stockholders and approved the Transactions with Nextdoor. Following the completion of the Transactions on November 5, 2021 (the “Closing”), KVSB was renamed to Nextdoor Holdings, Inc. and its Class A common stock, par value $0.0001 per share (“Class A Common Stock”) began trading on the New York Stock Exchange under the ticker symbol “KIND” on November 8, 2021.
Pursuant to the terms of the Merger Agreement, each share of Nextdoor common stock that was issued and outstanding immediately prior to the Closing, after giving effect to the conversion of all issued and outstanding shares of Nextdoor redeemable convertible preferred stock to Nextdoor common stock, was canceled and converted into the right to receive a number of shares of Nextdoor Holdings, Inc. Class B common stock equal to the number of shares of Nextdoor common stock multiplied by the exchange ratio of 3.1057. In addition, all outstanding equity awards of Nextdoor were converted into equity awards of Nextdoor Holdings, Inc. Class B common stock with the same terms and vesting conditions adjusted by the exchange ratio of 3.1057.
In connection with the Transactions, KVSB completed the sale and issuance of 27,000,000 shares of Nextdoor Holdings, Inc. Class A common stock in a fully committed common stock private placement (“PIPE”) at a purchase price of $10.00 per share. In addition, upon the Closing of the Transactions the performance-based vesting condition for a stock option to purchase 743,184 shares of Nextdoor common stock granted to Nextdoor's Chief Executive Officer and President in March 2021 was satisfied, which resulted in the recognition of stock-based compensation expense of $8.5 million. The option vested in a single installment upon the Closing subject to her continuous employment through such date.
Net proceeds from the Transactions totaled approximately $626.7 million which included funds held in KVSB’s trust account (after giving effect to redemptions) and proceeds from the PIPE investment and was net of transaction costs.

Nextdoor, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of September 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$66,320	$83,642
Marketable securities	40,239	53,341
Accounts receivable, net of allowance of $382 and $313 as of September 30, 2021 and December 31, 2020, respectively	26,784	21,818
Prepaid expenses and other current assets	11,746	5,453
Restricted cash, current	—	1,101
Total current assets	145,089	165,355
Property and equipment, net	12,294	5,718
Operating lease right-of-use assets	61,090	37,776
Intangible assets, net	5,298	6,987
Goodwill	1,211	1,211
Other assets	4,961	700
Total assets	$229,943	$217,747
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,360	$3,354
Operating lease liabilities, current	6,978	3,348
Liability for unvested restricted stock	6,194	10,483
Accrued expenses and other current liabilities	20,960	14,998
Total current liabilities	38,492	32,183
Operating lease liabilities, non-current	63,448	36,254
Total liabilities	101,940	68,437
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.0001 par value; 61,332 shares authorized, issued, and outstanding as of September 30, 2021 and December 31, 2020; aggregate liquidation preference of $447,890 as of September 30, 2021 and December 31, 2020	447,166	447,166
Stockholders’ deficit:
Common stock, $0.0001 par value; 126,700 shares authorized as of September 30, 2021 and 121,000 shares authorized as of December 31, 2020; 36,362 and 33,415 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	3	3
Additional paid-in capital	132,371	87,952
Accumulated other comprehensive loss	(521)	(797)
Accumulated deficit	(451,016)	(385,014)
Total stockholders’ deficit	(319,163)	(297,856)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$229,943	$217,747
The accompanying notes are an integral part of these condensed consolidated financial statements.

Nextdoor, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$52,705	$31,826	$132,870	$83,167
Costs and expenses:
Cost of revenue	7,371	5,346	20,308	15,177
Research and development	25,461	18,759	69,612	50,570
Sales and marketing	27,448	20,111	76,698	58,136
General and administrative	11,505	7,087	31,793	20,539
Total costs and expenses	71,785	51,303	198,411	144,422
Loss from operations	(19,080)	(19,477)	(65,541)	(61,255)
Interest income	21	61	86	682
Other income (expense), net	(277)	284	(451)	397
Loss before income taxes	(19,336)	(19,132)	(65,906)	(60,176)
Provision for income taxes	27	34	96	122
Net loss	$(19,363)	$(19,166)	$(66,002)	$(60,298)
Net loss per share attributable to common stockholders, basic and diluted	$(0.57)	$(0.65)	$(2.00)	$(2.10)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	34,256	29,306	33,003	28,707
The accompanying notes are an integral part of these condensed consolidated financial statements.

Nextdoor, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(19,363)	$(19,166)	$(66,002)	$(60,298)
Other comprehensive income (loss):
Foreign currency translation adjustments	175	(261)	279	(458)
Change in unrealized gain (loss) on available-for-sale marketable securities	(5)	5	(3)	(28)
Total other comprehensive income (loss)	$170	$(256)	$276	$(486)
Comprehensive loss	$(19,193)	$(19,422)	$(65,726)	$(60,784)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Nextdoor, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands)
(unaudited)

	Three Months Ended September 30, 2021
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of June 30, 2021	61,332	$447,166	35,474	$3	$115,302	$(691)	$(431,653)	$(317,039)
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	888	—	4,930	—	—	4,930
Vesting of early exercised stock options	—	—	—	—	118	—	—	118
Vesting of restricted stock	—	—	—	—	1,429	—	—	1,429
Stock-based compensation	—	—	—	—	10,592	—	—	10,592
Other comprehensive income	—	—	—	—	—	170	—	170
Net loss	—	—	—	—	—	—	(19,363)	(19,363)
Balances as of September 30, 2021	61,332	$447,166	36,362	$3	$132,371	$(521)	$(451,016)	$(319,163)

	Three Months Ended September 30, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of June 30, 2020	61,332	$447,166	32,226	$3	$67,890	$(195)	$(350,912)	$(283,214)
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	241	—	1,015	—	—	1,015
Vesting of early exercised stock options	—	—	—	—	89	—	—	89
Vesting of restricted stock	—	—	—	—	1,429	—	—	1,429
Stock-based compensation	—	—	—	—	6,163	—	—	6,163
Other comprehensive loss	—	—	—	—	—	(256)	—	(256)
Net loss	—	—	—	—	—	—	(19,166)	(19,166)
Balances as of September 30, 2020	61,332	$447,166	32,467	$3	$76,586	$(451)	$(370,078)	$(293,940)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Nextdoor, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands)
(unaudited)

	Nine Months Ended September 30, 2021
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2020	61,332	$447,166	33,415	$3	$87,952	$(797)	$(385,014)	$(297,856)
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	2,940	—	12,836	—	—	12,836
Issuance of common stock in connection with acquisition	—	—	7	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	324	—	—	324
Vesting of restricted stock	—	—	—	—	4,288	—	—	4,288
Stock-based compensation	—	—	—	—	26,971	—	—	26,971
Other comprehensive income	—	—	—	—	—	276	—	276
Net loss	—	—	—	—	—	—	(66,002)	(66,002)
Balances as of September 30, 2021	61,332	$447,166	36,362	$3	$132,371	$(521)	$(451,016)	$(319,163)

	Nine Months Ended September 30, 2020
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances as of December 31, 2019	61,332	$447,166	31,483	$3	$52,446	$35	$(309,780)	$(257,296)
Issuance of common stock upon exercise of stock options, net of repurchases of unvested common stock	—	—	1,253	—	3,207	—	—	3,207
Cancellation of restricted stock and unvested common stock issued in connection with acquisition	—	—	(269)	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	435	—	—	435
Vesting of restricted stock	—	—	—	—	4,288	—	—	4,288
Stock-based compensation	—	—	—	—	16,210	—	—	16,210
Other comprehensive loss	—	—	—	—	—	(486)	—	(486)
Net loss	—	—	—	—	—	—	(60,298)	(60,298)
Balances as of September 30, 2020	61,332	$447,166	32,467	$3	$76,586	$(451)	$(370,078)	$(293,940)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Nextdoor, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(66,002)	$(60,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,202	2,084
Stock-based compensation	26,971	16,210
Bad debt expense	76	98
Other	294	121
Changes in operating assets and liabilities:
Accounts receivable, net	(5,042)	(202)
Prepaid expenses and other current assets	426	1,141
Operating lease right-of-use assets	4,938	3,330
Other assets	330	(828)
Accounts payable	221	1,231
Operating lease liabilities	(4,147)	(2,973)
Accrued expenses and other current liabilities	5,453	4,807
Net cash used in operating activities	(33,280)	(35,279)
Cash flows from investing activities:
Purchases of property and equipment	(8,089)	(3,167)
Purchases of marketable securities	(40,251)	(55,720)
Sales of marketable securities	2,411	21,826
Maturities of marketable securities	50,645	81,420
Net cash provided by investing activities	4,716	44,359
Cash flows from financing activities:
Proceeds from exercise of vested and unvested stock options, net of repurchases	12,836	3,207
Payment of deferred transaction costs	(2,973)	—
Net cash provided by financing activities	9,863	3,207
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	278	(458)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(18,423)	11,829
Cash, cash equivalents, and restricted cash at beginning of period	84,743	83,984
Cash, cash equivalents, and restricted cash at end of period	$66,320	$95,813
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$66,320	$94,712
Restricted cash	—	1,101
Total cash, cash equivalents, and restricted cash	$66,320	$95,813
Supplemental cash flow disclosures:
Cash paid for taxes	$296	$30
Non-cash investing and financing activities:
Vesting of restricted stock and early exercised stock options	$4,612	$4,723
Lease liabilities arising from obtaining right-of-use assets	$34,971	$40,791
Unpaid deferred transaction costs	$1,617	$—
The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to the Condensed Consolidated Financial Statements
(unaudited)
Note 1. Description of Business
Nextdoor, Inc. (“Nextdoor” or the “Company”), was incorporated in Delaware in 2007 and is headquartered in San Francisco, California. Nextdoor’s purpose is to cultivate a kinder world where everyone has a neighborhood they can rely on. That purpose enables the Company’s mission to be the neighborhood hub for trusted connections and the exchange of helpful information, goods, and services.
On July 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lorelei Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Khosla Ventures Acquisition Co. II (“KVSB”), a special purpose acquisition company, where Merger Sub will merge with the Company, with the Company surviving as a wholly owned subsidiary of KVSB. The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions”. Upon the completion of the Transactions on November 5, 2021 (the “Closing”), KVSB was renamed to Nextdoor Holdings, Inc. See Note 13—Subsequent Events.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on December 31.
The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date. The Company has condensed or omitted certain information and note disclosures normally included in financial statements prepared in accordance with GAAP pursuant to the applicable required disclosures and regulations of the U.S Securities and Exchange Commission (“SEC”). As such, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto, as of and for the year ended December 31, 2020, included in the Proxy Statement/Prospectus filed with the SEC on October 21, 2021.
In management’s opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the Company’s financial position, results of operations, and cash flows. The results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future interim or annual period.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Estimates include, but are not limited to, valuation of financial instruments, valuation of common stock and stock-based awards, revenue recognition, collectability of accounts receivable, valuation of acquired intangible assets and goodwill, useful lives of intangible assets, useful lives of property and equipment, the incremental borrowing rate applied in lease accounting, income taxes and deferred income tax assets and associated valuation allowances. The Company bases these estimates and assumptions on historical experience and various other assumptions that it considers reasonable. The actual results could differ materially from these estimates.
Significant Accounting Policies
There have been no changes to the Company’s significant accounting policies disclosed in Note 2 to the consolidated financial statements as of and for the year ended December 31, 2020 that have had a material impact on the Company’s condensed consolidated financial statements and related notes, except as noted below.

Deferred Transaction Costs
Deferred transaction costs, which consist of direct incremental legal, accounting, consulting, and other fees incurred by the Company related to the Transactions are capitalized in other assets on the condensed consolidated balance sheets. The deferred transaction costs will be charged to stockholders’ equity upon the completion of the Transactions. Deferred transaction costs as of September 30, 2021 were $4.6 million. There were no deferred transaction costs recorded as of December 31, 2020.
Note 3. Deferred Revenue
In certain advertising arrangements the Company requires payment upfront from its customers. The Company records deferred revenue when it collects cash from customers in advance of revenue recognition. As of September 30, 2021 and December 31, 2020, deferred revenue was $4.6 million and $2.6 million, respectively, and included within accrued expenses and other current liabilities on the condensed consolidated balance sheets.
For the nine months ended September 30, 2021 and 2020, revenue recognized from deferred revenue at the beginning of each period was $2.2 million and $0.6 million, respectively.
Note 4. Fair Value Measurements
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	Fair Value Measurement as of September 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$18,014	$—	$—	$18,014
Marketable securities:
Commercial paper	—	26,573	—	26,573
Corporate securities	—	5,493	—	5,493
U.S. Treasury securities	—	—	—	—
Asset-backed securities	—	8,173	—	8,173
Total marketable securities	—	40,239	—	40,239
Total cash equivalents and marketable securities	$18,014	$40,239	$—	$58,253

	Fair Value Measurement as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$28,371	$—	$—	$28,371
Marketable securities:
Commercial paper	—	27,473	—	27,473
Corporate securities	—	6,938	—	6,938
U.S. Treasury securities	—	16,158	—	16,158
Asset-backed securities	—	2,772	—	2,772
Total marketable securities	—	53,341	—	53,341
Total cash equivalents and marketable securities	$28,371	$53,341	$—	$81,712
The Company classifies its cash equivalents, marketable securities, and restricted cash within Level 1 or Level 2 because it determines their fair values using quoted market prices or alternative pricing sources and models utilizing market observable inputs. There were no transfers between levels of the fair value hierarchy during the periods presented.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The carrying amounts of certain financial instruments, including cash held in banks, accounts receivable, and accounts payable approximate fair value due to their short-term maturities and are excluded from the fair value table above.
Note 5. Other Balance Sheet Components
Property and Equipment, net
Property and equipment, net consisted of the following (in thousands):

	As of September 30,	As of December 31,
	2021	2020
Computer equipment and software	$2,957	$2,002
Furniture and fixtures	2,170	1,174
Capitalized internal-use software	1,842	1,842
Leasehold improvements	8,942	2,850
Property and equipment, gross	15,911	7,868
Less: accumulated depreciation and amortization	(3,617)	(2,150)
Property and equipment, net	$12,294	$5,718
Depreciation and amortization expense was $0.5 million and $0.2 million for the three months ended September 30, 2021 and 2020, respectively, and $1.5 million and $0.5 million for the nine months ended September 30, 2021 and 2020, respectively.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	As of September 30,	As of December 31,
	2021	2020
Accrued compensation	$6,372	$6,888
Liability for early exercise of unvested stock options	808	1,133
Taxes payable	597	516
Deferred revenue	4,568	2,585
Other accrued and current liabilities	8,615	3,876
Accrued expenses and other current liabilities	$20,960	$14,998
Note 6. Leases
The Company has entered into various non-cancellable office facility leases in various locations with original lease periods expiring between 2020 and 2029, with its primary office location in San Francisco, California. Future lease payments of $40.9 million related to the second and final portion of the Company’s San Francisco headquarters lease, which commenced in January 2021, were recorded on the Company’s condensed consolidated balance sheet as of September 30, 2021 but were not recorded on the Company’s consolidated balance sheet as of December 31, 2020. The facility lease agreements generally provide for escalating rental payments. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

The components of lease costs were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating lease cost	$2,469	$2,565	$7,376	$4,261
Short-term lease cost	108	56	253	360
Variable lease cost	118	84	248	376
Total	$2,695	$2,705	$7,877	$4,997
Other information related to the Company’s operating leases was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,474	$2,003	$6,585	$3,720
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$—	$28,252	$39,664
Lease terms and discount rates for operating leases were as follows:

	As of September 30,	As of December 31,
	2021	2020
Weighted average remaining lease term (years)	7.6	8.2
Weighted average discount rate	4.5%	5.3%
As of September 30, 2021, future minimum lease payments under operating leases were as follows (in thousands):

Years Ending December 31,	Amount
2021 (remaining three months)	$2,474
2022	10,045
2023	10,347
2024	10,657
2025	10,977
Thereafter	39,003
Total lease payments	83,503
Less: imputed interest	(13,077)
Present value of lease liabilities	70,426
Less: current operating lease liabilities	(6,978)
Long-term operating lease liabilities	$63,448
The table above does not include lease payments that were not fixed at commencement or lease modification.

Note 7. Commitments and Contingencies
Commitments
As of September 30, 2021, the Company had non-cancellable purchase commitments with certain service providers primarily related to the provision of cloud computing services as follows (in thousands):

Total Commitments
Years Ending December 31,
2021 (remaining three months)	$3,568
2022	18,978
2023	22,528
2024	10,417
Thereafter	—
Total	$55,491
Legal matters
From time to time, the Company is a party to a variety of claims, lawsuits, and proceedings which arise in the ordinary course of business, including claims of alleged infringement of intellectual property rights. The Company records a liability when it believes that it is probable that a loss will be incurred and the amount of loss or range of loss can be reasonably estimated. The Company discloses potential losses when they are reasonably possible. In the Company’s opinion, resolution of pending matters is not likely to have a material adverse impact on its condensed consolidated results of operations, cash flows, or its financial position. Given the unpredictable nature of legal proceedings, the Company bases its estimate on the information available at the time of the assessment. As additional information becomes available, the Company reassesses the potential liability and may revise the estimate. There were no such material matters as of September 30, 2021 and December 31, 2020.
Indemnification
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with its customers, partners, suppliers, and vendors. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its service, breach of representations or covenants, intellectual property infringement, or other claims made against such parties. These provisions may limit the time within which an indemnification claim can be made. It is not possible to determine the maximum potential amount under these indemnification obligations due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. For the nine months ended September 30, 2021 and 2020, the Company did not incur material costs to defend lawsuits or settle claims related to these indemnifications. The Company believes the fair value of these liabilities is not material and accordingly has no liabilities recorded for these agreements as of September 30, 2021 and December 31, 2020.

Note 8. Common Stock and Stockholders’ Deficit
Common Stock
The Company was authorized to issue 126,700,000 shares of common stock as of September 30, 2021 and 121,000,000 shares of common stock as of December 31, 2020. Shares of common stock reserved for future issuance on an as-converted basis were as follows (in thousands):

	As of September 30,	As of December 31,
	2021	2020
Redeemable convertible preferred stock	61,332	61,332
Stock options outstanding	19,511	15,125
Unvested restricted stock units (RSUs)	209	—
Shares reserved for future award issuances	2,266	4,044
Total	83,318	80,501
Common Stock Subject to Repurchase
Certain stock option grant agreements permit exercise prior to vesting. Upon termination of service of an employee, the Company has the right to repurchase any unvested, but issued, common stock at the original purchase price. The consideration received for an exercise of an option is accounted for as a deposit of the exercise price and is recorded as a liability. Upon vesting of the shares pursuant to the grant agreements, the shares and related liability are reclassified into stockholders’ deficit. As of September 30, 2021 and December 31, 2020, the Company had $0.8 million and $1.1 million recorded in accrued expenses and other current liabilities related to 159,167 and 223,136 unvested shares of common stock subject to repurchase, respectively.
Restricted Stock Subject to Repurchase
In 2018, an executive of the Company purchased 4,961,279 shares of restricted stock, subject to time-based service requirements, which vest over a forty-eight month period. The shares issued upon the purchase of restricted stock are considered to be legally issued and outstanding on the date of purchase and the executive has full voting rights. Upon termination of service, the Company may repurchase unvested shares acquired at a price equal to the price per share paid upon the exercise. Upon vesting of the shares pursuant to the grant agreements, the shares and related liability are reclassified into stockholders’ deficit. As of September 30, 2021, the Company had $6.2 million recorded in deposits related to 1,343,680 unvested shares of common stock subject to repurchase. As of December 31, 2020, the Company had $10.5 million recorded in deposits related to 2,273,919 unvested shares of common stock subject to repurchase. For the three months ended September 30, 2021 and 2020 and for the nine months ended September 30, 2021 and 2020, the Company recorded stock-based compensation expense of $1.1 million, $1.1 million, $3.4 million, and $3.4 million, respectively, related to this restricted stock.
2018 Equity Incentive Plan
As of September 30, 2021 and December 31, 2020, the Company had reserved 2,266,432 shares and 4,043,637 shares, respectively, of its common stock for future issuance under the 2018 Equity Incentive Plan (“the 2018

Plan”). A summary of the Company’s stock option activity under the 2018 Plan and related information was as follows (in thousands, except per share data):

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balances at December 31, 2020	15,125	$5.58	7.8	$28,467
Options granted	8,134	$9.44
Options exercised	(2,940)	$4.35
Options forfeited or expired	(808)	$7.48
Balances at September 30, 2021	19,511	$7.22	8.4	$410,039
Options vested and exercisable at September 30, 2021	6,215	$4.93	6.3	$145,292
The intrinsic value is calculated as the difference between the exercise price of the underlying common stock option award and the estimated fair value of the Company’s common stock. The weighted average grant date fair value of options granted was $11.54 per share and $7.41 per share for the nine months ended September 30, 2021 and 2020, respectively.
The total number of shares vested during the nine months ended September 30, 2021 and 2020 was 3,887,187 and 3,095,000, respectively. The weighted average grant-date fair value of options vested was $6.15 per share and $4.94 per share during the nine months ended September 30, 2021 and 2020, respectively. The intrinsic value of the options exercised was $22.8 million and $6.0 million for the nine months ended September 30, 2021 and 2020, respectively.
The Company granted 6,324 options to non-employees during the nine months ended September 30, 2021.
The table above includes 743,184 options granted to the Company’s Chief Executive Officer during the nine months ended September 30, 2021 which are subject to a performance-based vesting condition that will be satisfied in full upon the first to occur of: (i) a Qualified IPO, (ii) a direct listing, or (iii) the closing by the Company of a transaction with a publicly traded special purpose acquisition company (“SPAC”) in which the common stock is publicly listed on a securities exchange. The options will vest in a single installment upon the satisfaction of the performance-based vesting condition subject to the Chief Executive Officer’s continuous employment through such date. As the performance-based vesting condition of these options is not deemed probable until consummated, no stock-based compensation expense is recorded related to these options until the performance-based vesting condition becomes probable of occurring. If the performance-based vesting condition had been satisfied on September 30, 2021, the Company would have recognized stock-based compensation expense of $8.5 million and would have no unrecognized stock-based compensation expense related to these options as of September 30, 2021.
The 2018 Plan allows the Company to grant RSUs. Generally, RSUs are subject to a four-year vesting period and vest quarterly. A summary of the Company’s RSU activity under the 2018 Plan and related information was as follows (in thousands, except per share data):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2020	—	$—
RSUs granted	209	$23.45
RSUs vested	—	$—
RSUs forfeited	—	$—
Unvested at September 30, 2021	209	$23.45

Valuation Assumptions
The following assumptions were used to calculate the fair value of employee and non-employee stock option grants made during the following periods:

	Nine Months Ended September 30,
	2021	2020
Expected volatility	53.7% - 54.5%	48.8% - 53.4%
Expected term (years)	6.3	6.0
Risk-free interest rate	1.1%	0.6%
Expected dividend yield	—	—
Fair value of common stock per share	$15.27-$21.20	$12.06-$12.28
Stock-Based Compensation
The Company recorded stock-based compensation expense in the condensed consolidated statements of operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue	$383	$247	$981	$680
Research and development	5,680	2,839	13,954	7,373
Sales and marketing	1,711	1,072	4,461	2,190
General and administrative	2,818	2,005	7,575	5,967
Total	$10,592	$6,163	$26,971	$16,210
As of September 30, 2021, there was $128.5 million of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 2.5 years.
Note 9. Net Loss Per Share Attributable to Common Stockholders
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(19,363)	$(19,166)	$(66,002)	$(60,298)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	34,256	29,306	33,003	28,707
Net loss per share attributable to common stockholders - basic and diluted	$(0.57)	$(0.65)	$(2.00)	$(2.10)

The following potentially dilutive securities outstanding at the end of the period have been excluded from the computations of diluted net loss per share because such securities have an anti-dilutive impact due to losses reported (in thousands):

	Three and Nine Months Ended September 30,
	2021	2020
Redeemable convertible preferred stock	61,332	61,332
Outstanding stock options	19,511	15,909
Unvested RSUs	209	—
Unvested early exercised stock options subject to repurchase	159	240
Unvested restricted stock	1,344	2,584
Contingently issuable shares	58	82
Total	82,613	80,147
Note 10. Employee Benefit Plan
The Company has a 401(k) plan (“the Plan”) covering all eligible employees in the United States. The Company is allowed to make discretionary profit sharing and qualified non-elective contributions as defined by the Plan and as approved by the Board of Directors. As of January 1, 2021, the Company began matching a portion of eligible participants’ 401(k) contributions. No discretionary profit-sharing contributions have been made to date.
Note 11. Income Taxes
The Company’s provision for income taxes for interim periods was determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arose during the period. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period.
The Company’s quarterly tax provision, and estimate of its annual effective tax rate, is subject to variation due to several factors, including variability in pretax income (or loss), the mix of jurisdictions to which such income (or loss) relates, tax law developments and changes in how the Company does business, such as acquisitions, intercompany transactions, or the Company’s corporate structure.
The Company recorded an income tax expense for the nine months ended September 30, 2021 and 2020, neither of which were material and both were primarily driven by foreign taxes.
Note 12. Geographical Information
Revenue disaggregated by geography based on the customers’ location was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
United States	$50,751	$30,861	$126,885	$80,887
International(1)	1,954	965	5,985	2,280
Total	$52,705	$31,826	$132,870	$83,167
__________________
(1)No individual country made up 10% or more of total revenue for any period presented.
Substantially all of the Company’s long-lived assets are located in the United States.
Note 13. Subsequent Events
The Company has performed an evaluation of subsequent events through November 12, 2021, the date these condensed consolidated financial statements were available to be issued.

On October 20, 2021, the Company granted restricted stock units (“RSUs”) for 660,682 shares of common stock with an estimated aggregate grant date fair value of $18.7 million to eligible employees. The RSUs contain a service-based condition, generally met over four years, to vest in the underlying common stock.
On November 2, 2021, KVSB held a special meeting of stockholders and approved the Transactions with Nextdoor. Following the Closing on November 5, 2021, KVSB was renamed to Nextdoor Holdings, Inc. and its Class A common stock, par value $0.0001 per share (“Class A Common Stock”) began trading on the New York Stock Exchange under the ticker symbol “KIND” on November 8, 2021.
Pursuant to the terms of the Merger Agreement, each share of Nextdoor common stock that was issued and outstanding immediately prior to the Closing, after giving effect to the conversion of all issued and outstanding shares of Nextdoor redeemable convertible preferred stock to Nextdoor common stock, was canceled and converted into the right to receive a number of shares of Nextdoor Holdings, Inc. Class B common stock equal to the number of shares of Nextdoor common stock multiplied by the exchange ratio of 3.1057. In addition, all outstanding equity awards of Nextdoor were converted into equity awards of Nextdoor Holdings, Inc. Class B common stock with the same terms and vesting conditions adjusted by the exchange ratio of 3.1057.
In connection with the Transactions, KVSB completed the sale and issuance of 27,000,000 shares of Nextdoor Holdings, Inc. Class A common stock in a fully committed common stock private placement (“PIPE”) at a purchase price of $10.00 per share. In addition, upon the Closing of the Transactions the performance-based vesting condition for a stock option to purchase 743,184 shares of Nextdoor common stock granted to Nextdoor's Chief Executive Officer and President in March 2021 was satisfied, which resulted in the recognition of stock-based compensation expense of $8.5 million. The option vested in a single installment upon the Closing subject to her continuous employment through such date.
Net proceeds from the Transactions totaled approximately $626.7 million which included funds held in KVSB’s trust account (after giving effect to redemptions) and proceeds from the PIPE investment and was net of transaction costs.